UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JP Energy Partners LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TO THE UNITHOLDERS OF JP ENERGY PARTNERS LP

—MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Unitholder of JP Energy Partners LP,

On October 23, 2016, American Midstream Partners, LP, a Delaware limited partnership (“AMID”), American Midstream GP, LLC, a Delaware limited liability company and the general partner of AMID (“AMID GP”), Argo Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of AMID (“AMID Merger Sub”), Argo Merger GP Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of AMID (“GP Sub”), JP Energy Partners LP, a Delaware limited partnership (“JPE”), and JP Energy GP II LLC, a Delaware limited liability company and the general partner of JPE (“JPE GP”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which AMID Merger Sub will merge with and into JPE, with JPE surviving as a wholly owned subsidiary of AMID (the “Merger”). Immediately prior to and as a condition to the Merger, Argo GP Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of AMID GP (“Merger Sub GP”), will merge with and into JPE GP, with JPE GP surviving as a wholly owned subsidiary of AMID GP (the “GP Merger” and, together with the Merger, the “Mergers”). The GP Merger will be consummated pursuant to the terms of that certain Agreement and Plan of Merger (the “GP Merger Agreement”), dated as of October 23, 2016, among AMID GP, JPE GP and Merger Sub GP. In connection with the GP Merger, GP Sub will be admitted as the sole general partner of JPE and JPE GP will simultaneously cease to be the general partner of JPE.

The board of directors of JPE GP (the “JPE GP Board”) approved and agreed to submit the Merger to a vote of the limited partners of JPE (the “JPE Unitholders”). The JPE GP Board has determined that the Merger Agreement and the Merger are advisable and in the best interests of JPE, and has approved the Merger Agreement and the Merger.

If the Merger is completed, each holder of common units representing a limited partner interest in JPE (the “JPE Common Units”) and subordinated units representing a limited partner interest in JPE (the “JPE Subordinated Units” and, together with JPE Common Units, the “JPE Units”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) other than AL Lonestar, LLC, a Delaware limited liability company (“AL Lonestar” and, together with its affiliates, the “Affiliated Unitholders”) and GP Sub, will be entitled to receive 0.5775 (the “Exchange Ratio”) of a common unit representing a limited partner interest in AMID (the “AMID Common Units”) for each JPE Unit owned by such holder. Each Affiliated Unitholder will be entitled to receive 0.5225 of an AMID Common Unit for each JPE Unit held by such Affiliated Unitholder immediately prior to the closing of the Merger. The resulting weighted average exchange ratio will be approximately 0.55 for all JPE Units. GP Sub will continue to own 0.1% of the outstanding limited partner interests in JPE after the closing of the Merger. The consideration to be received by JPE Unitholders other than the Affiliated Unitholders and GP Sub is valued at $8.63 per unit based on the closing price of AMID Common Units as of October 21, 2016, the last trading day before the public announcement of the Merger, representing a 14.5% premium to the closing price of JPE Common Units of $7.54 on October 21, 2016, and a 14.2% premium to the volume weighted average closing price of JPE Common Units for the twenty trading days ended October 21, 2016. Immediately following completion of the Merger, it is expected that JPE Unitholders will own approximately 27.1% of the outstanding AMID Common Units, based on the number of AMID Common Units outstanding, on a fully diluted basis, as of December 31, 2016. The common units of AMID and JPE are traded on the New York Stock Exchange under the symbols “AMID” and “JPEP,” respectively.

JPE is holding a special meeting (the “Special Meeting”) of its unitholders at the Hyatt Regency Downtown Houston, 1200 Louisiana Street, Houston, Texas 77002, 2nd Floor Arboretum Conference Room on March 7, 2017 at 11:00 a.m., Central Standard Time, to obtain the vote of its unitholders to adopt and approve the Merger

Agreement and the transactions contemplated thereby (the “Merger Proposal”). Your vote is very important regardless of the number of JPE Units you own. The Merger cannot be completed unless the holders of at least a majority of the outstanding JPE Common Units that are not held by the Affiliated Unitholders (each such JPE Common Unit, a “Non-Affiliated JPE Common Unit”) and the holders of at least a majority of the outstanding JPE Subordinated Units vote for the adoption of the Merger Agreement and transactions contemplated thereby at the Special Meeting, with the holders of the Non-Affiliated JPE Common Units and the holders of the JPE Subordinated Units voting as separate classes. Pursuant to the Support Agreements (as defined herein), the Affiliated Unitholders and certain members of JPE’s management, which collectively own 90.1% of the JPE Subordinated Units entitled to vote at the Special Meeting, have agreed to vote all of such JPE Subordinated Units in favor of approval of the Merger Proposal and any other matter necessary for the consummation of the Merger. Holders of JPE Common Units will also vote on a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and transactions contemplated thereby at the time of the Special Meeting (the “Adjournment Proposal”) and on an advisory compensation proposal (the “Advisory Compensation Proposal”).

The JPE GP Board recommends that JPE Unitholders vote “FOR” the Merger Proposal, that holders of JPE Common Units vote “FOR” the Adjournment Proposal, if necessary or appropriate, and that holders of JPE Common Units vote “FOR” the Advisory Compensation Proposal.

Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and returning the enclosed proxy card to JPE by mail or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your JPE Units are held in “street name,” you must follow the instructions provided by your broker in order to vote your JPE Units. More information about AMID, JPE and the Merger is contained in the accompanying proxy statement/prospectus. We encourage you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into the accompanying proxy statement/prospectus) before voting, including the section entitled “Risk Factors” beginning on page 41 of the accompanying proxy statement/prospectus.

We believe this Merger will create a strong combined company that will deliver superior results to its unitholders and customers.

Sincerely,

J. Patrick Barley Chairman of the Board, President and Chief Executive Officer of JP Energy GP II LLC on behalf of JP Energy Partners LP

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated January 31, 2017, and is first being mailed to JPE Unitholders on or about February 3, 2017.

600 East Las Colinas Blvd, Suite 2000

Irving, Texas 75039

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

TO BE HELD ON MARCH 7, 2017

NOTICE IS HEREBY GIVEN that JPE will hold a special meeting of its unitholders at the Hyatt Regency Downtown Houston, 1200 Louisiana Street, Houston, Texas 77002, 2nd Floor Arboretum Conference Room, on March 7, 2017, beginning at 11:00 a.m., Central Standard Time (the “Special Meeting”), for the purpose of considering and voting on the following matters:

•	Merger Proposal: To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated October 23, 2016 (the “Merger Agreement”), by and among American Midstream Partners, LP (“AMID”), American Midstream GP, LLC (“AMID GP”), Argo Merger Sub, LLC, Argo Merger GP Sub, LLC (“GP Sub”), JP Energy Partners LP (“JPE”) and JP Energy GP II LLC (“JPE GP”), a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, as such agreement may be amended from time to time, and the transactions contemplated thereby;

•	Adjournment Proposal: To consider and vote on a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, at the time of the Special Meeting; and

•	Advisory Compensation Proposal: To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to JPE GP’s named executive officers in connection with the Merger.

These items of business, including the Merger Agreement and the proposed Merger, are described in detail in the accompanying proxy statement/prospectus. The Board of Directors of JPE GP (the “JPE GP Board”) unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of JPE and recommends that holders of common units representing limited partner interests in JPE (the “JPE Common Units”) and subordinated units representing limited partner interests in JPE (the “JPE Subordinated Units” and, together with the JPE Common Units, the “JPE Units”) vote “FOR” the Merger Proposal, “FOR” the Adjournment Proposal, if necessary or appropriate, and “FOR” the Advisory Compensation Proposal.

Only unitholders of record of JPE Units as of the close of business on January 30, 2017 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of unitholders entitled to vote at the Special Meeting will be available in JPE’s offices located at 600 East Las Colinas Boulevard, Suite 2000, Irving, Texas 75039 during regular business hours for a period of ten days before the Special Meeting, and at the place of the Special Meeting during the meeting. Pursuant to separate support agreements entered into with AMID and AMID GP, AL Lonestar, LLC and their respective affiliates and certain members of JPE management, which collectively own 90.1% of the JPE Subordinated Units entitled to vote at the Special Meeting, have agreed to vote all of such JPE Subordinated Units in favor of approval of the Merger Proposal and any other matter necessary for the consummation of the Merger.

Adoption of the Merger Agreement and the transactions contemplated thereby by the JPE Unitholders is a condition to the consummation of the Merger and requires the affirmative vote of at least a majority of the outstanding JPE Common Units that are not held by JPE GP or its affiliates (each such JPE Common Unit, a

“Non-Affiliated JPE Common Unit”) and the affirmative vote of at least a majority of the outstanding JPE Subordinated Units, with the holders of the Non-Affiliated JPE Common Units and the holders of the JPE Subordinated Units voting as separate classes. The affirmative vote of a majority of the Non-Affiliated JPE Common Units would be deemed to approve the Merger for all purposes of Section 7.9(a) of the JPE partnership agreement. Therefore, your vote is very important. Your failure to vote your units will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and the transactions contemplated thereby.

You can vote your JPE Common Units or JPE Subordinated Units by completing and returning a proxy card. Most JPE Unitholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying the proxy statement/prospectus. You can revoke a proxy at any time prior to its exercise at the Special Meeting by following the instructions in the enclosed proxy statement/prospectus.

By Order of the Board of Directors of JP Energy GP II LLC,

as the General Partner of JP Energy Partners LP,

J. Patrick Barley Chairman of the Board, President and Chief Executive Officer of JP Energy GP II LLC on behalf of JP Energy Partners LP

January 31, 2017
Irving, Texas

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) VIA THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Special Meeting. If your units are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the Merger Proposal, the Adjournment Proposal, the Advisory Compensation Proposal, the Special Meeting or the accompanying proxy statement/prospectus or would like additional copies of the accompanying proxy statement/prospectus or need help voting your JPE Units, please contact JPE’s proxy solicitor:

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about AMID and JPE from other documents that are not included in or delivered with the proxy statement/prospectus. For a more detailed discussion of the information about AMID and JPE incorporated by reference into the proxy statement/prospectus, see “Where You Can Find More Information,” beginning on page 203. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

American Midstream Partners, LP	JP Energy Partners LP
2103 CityWest Blvd., Bldg. 4, Suite 800	600 East Las Colinas Blvd, Suite 2000
Houston, TX 77042	Irving, Texas 75039
Attn: Senior Vice President, General Counsel	Attn: Senior Vice President—Legal Affairs
(713) 226-1200	(972) 444-0300

To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Special Meeting. This means that JPE Unitholders requesting documents must do so by February 28, 2017, in order to receive them before the Special Meeting.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by AMID (File No. 333-214770), constitutes a prospectus of AMID under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the AMID Common Units to be issued pursuant to the Merger Agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting of JPE Unitholders, during which JPE Unitholders will be asked to consider and vote on, among other matters, a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated January 31, 2017. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to the JPE Unitholders nor the issuance of AMID Common Units by AMID pursuant to the Merger Agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning AMID contained in this proxy statement/prospectus or incorporated by reference has been provided by AMID, and the information concerning JPE contained in this proxy statement/prospectus or incorporated by reference has been provided by JPE.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

General Questions and Answers

Set forth below are questions that you, as a unitholder of JPE, may have regarding the Merger, the Adjournment Proposal, the Advisory Compensation Proposal and the Special Meeting, and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety, including the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the documents incorporated by reference into this proxy statement/prospectus, because this section may not provide all of the information that is important to you with respect to the Merger and the Special Meeting. You may obtain a list of the documents incorporated by reference into this proxy statement/prospectus in the section titled “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement/prospectus?

A:	AMID and JPE have agreed to a merger, pursuant to which AMID Merger Sub will merge with and into JPE. JPE will continue its existence as the surviving entity and become a wholly owned subsidiary of AMID, but will cease to be a publicly traded limited partnership. In order to complete the Merger, JPE Unitholders must vote to adopt and approve the Merger Agreement. JPE is holding a special meeting of its unitholders to obtain such unitholder approval. JPE Unitholders will also be asked to approve, on an advisory (non-binding) basis, the payments that will or may be paid to JPE’s named executive officers in connection with the Merger.

In the Merger, AMID will issue AMID Common Units as the consideration to be paid to the holders of JPE Common Units and JPE Subordinated Units. This document is being delivered to you as both a proxy statement of JPE and a prospectus of AMID in connection with the Merger. It is the proxy statement by which the JPE GP Board is soliciting proxies from you to vote on the adoption of the Merger Agreement and the transactions contemplated thereby at the Special Meeting or at any adjournment or postponement of the Special Meeting. It is also the prospectus by which AMID will issue AMID Common Units to you in the Merger.

Q:	What will happen in the Merger?

A:	In the Merger, AMID Merger Sub will merge with and into JPE. JPE will be the surviving limited partnership in the Merger and become a wholly owned subsidiary of AMID, but JPE will cease to be a publicly traded limited partnership and JPE Common Units will cease to be listed on the New York Stock Exchange (“NYSE”) and will be deregistered under the Exchange Act.

Q:	What will I receive in the Merger for my JPE Common Units and JPE Subordinated Units?

A:

If the Merger is completed, each holder of JPE Common Units and JPE Subordinated Units, including directors and officers of JPE GP, outstanding immediately prior to the Effective Time, other than GP Sub and the Affiliated Unitholders, will be entitled to receive 0.5775 of an AMID Common Unit for each JPE Common Unit and each JPE Subordinated Unit owned by such holder. Each Affiliated Unitholder will be entitled to receive 0.5225 of an AMID Common Unit for each JPE Common Unit and each JPE Subordinated Unit held by such Affiliated Unitholder immediately prior to the Effective Time. The resulting weighted average exchange ratio will be approximately 0.55 AMID Common Units for each JPE Unit. AMID will not issue any fractional units of AMID Common Units in connection with the Merger. Instead, all fractional AMID Common Units that a JPE Unitholder would otherwise be entitled to receive will be aggregated and then, if a fractional AMID Common Unit results from that aggregation, be rounded up to the nearest whole AMID Common Unit. Based on the closing price of AMID Common Units on the NYSE on October 21, 2016, the last trading day prior to the public announcement of the Merger, the Merger consideration represented approximately $8.63 in value for each JPE Unit other than those held by the Affiliated Unitholders and GP Sub. Based on the closing price of $18.30 for AMID Common Units on the NYSE on January 26, 2017 the most recent practicable trading day prior to the date of this proxy statement/prospectus, the Merger consideration represented approximately $10.57 in value for each JPE Unit other than those held by the Affiliated Unitholders and GP Sub. The market price of AMID Common Units will fluctuate prior to the Merger, and the market price of AMID Common Units when received by JPE Unitholders after the Merger is completed could be greater or less than the current market price of AMID Common Units. See “Risk Factors.”

Q:	What will happen to my JPE phantom units in the Merger?

A:	If the Merger is completed, each outstanding phantom unit of JPE (a “JPE Phantom Unit”) will be converted into the right to receive an award of phantom units relating to AMID Common Units on the same terms and conditions as were applicable to the JPE Phantom Units, except that the number of AMID Common Units covered by the award will be equal to the number of JPE Common Units covered by the corresponding award of JPE Phantom Units multiplied by the Exchange Ratio. If a fractional AMID Common Unit results from such calculation, the total number of AMID Units covered by the award will be rounded up to the nearest whole AMID Common Unit.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted and approved by JPE Unitholders or if the Merger is not completed for any other reason, you will not receive any form of consideration for your JPE Units in connection with the Merger. Instead, JPE will remain an independent publicly traded limited partnership and JPE Common Units will continue to be listed and traded on the NYSE. If the Merger Agreement is terminated under specified circumstances, including if JPE Unitholder approval is not obtained, JPE will be required to pay all of the reasonable documented out-of-pocket expenses incurred by AMID and its controlled affiliates in connection with the Merger Agreement and the transactions contemplated thereby, in certain circumstances, up to a maximum amount of $5 million. In addition, if the Merger Agreement is terminated in specified circumstances, including due to an adverse recommendation change by the JPE GP Board having occurred, JPE may be required to pay AMID a termination fee of $10 million, less any expenses previously paid by JPE. Following payment of the termination fee, JPE will not be obligated to pay any additional expenses incurred by AMID or its affiliates. Pursuant to the JPE Expense Reimbursement Agreement (as defined herein), AL Lonestar will reimburse, or will pay directly on behalf of, JPE or JPE GP the reasonable costs and expenses incurred by JPE or JPE GP to third parties in connection with the Mergers. See “Proposal No. 1. The Merger Agreement—Expenses” and “—Termination Fee” beginning on page 96 of this proxy statement/prospectus.

Q:	Will I continue to receive future distributions?

A:

Prior to completion of the Merger, JPE expects to continue to pay its regular quarterly cash distributions on JPE Common Units and JPE Subordinated Units. However, JPE and AMID will coordinate the timing of the declaration of any distributions and the record dates and payment dates relating thereto so that, in any quarter, a holder of JPE Common Units or JPE Subordinated Units will either receive distributions in respect of its JPE Common Units or JPE Subordinated Units or distributions in respect of the AMID Common Units, as applicable, that such holder will receive in the Merger (but will not receive distributions in respect of both in any quarter). Receipt of the regular quarterly cash distribution will not reduce the Merger Consideration you receive. After completion of the Merger, you will be entitled only to distributions on any AMID Common Units you receive in the Merger and hold through the applicable distribution record date. While AMID provides no assurances as to the level or payment of any future distributions on its

AMID Common Units, it is required to distribute its available cash each quarter pursuant to the terms of the AMID partnership agreement. For the quarter ended September 30, 2016, AMID declared a cash distribution of $0.4125 per AMID Common Unit that was paid on November 14, 2016 to holders of record as of the close of business on November 3, 2016.

Q:	What am I being asked to vote on?

A:	JPE Unitholders are being asked to vote on the following proposals:

•	Merger Proposal: To adopt and approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, as such agreement may be amended from time to time, and the transactions contemplated thereby;

•	Adjournment Proposal: To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, at the time of the Special Meeting; and

•	Advisory Compensation Proposal: To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to JPE GP’s named executive officers in connection with the Merger.

The approval of the Merger Proposal by JPE Unitholders is a condition to the obligations of AMID and JPE to complete the Merger. Neither the Adjournment Proposal nor the Advisory Compensation Proposal is a condition to the obligations of AMID or JPE to complete the Merger.

Q:	Does the JPE GP Board recommend that JPE Unitholders adopt the Merger Agreement and the transactions contemplated thereby?

A:	Yes. The JPE GP Board has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that these transactions are in the best interests of JPE. Therefore, the JPE GP Board recommends that you vote “FOR” the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby at the Special Meeting. See “The Merger—JPE GP Board Recommendations and Reasons for the Merger” beginning on page 66 of this proxy statement/prospectus. In considering the recommendation of the JPE GP Board with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, you should be aware that directors and executive officers of JPE GP have interests in the Merger that may be different from, or in addition to, your interests as a unitholder of JPE. You should consider these interests in voting on this proposal. These different interests are described under “The Merger—Interests of Directors and Executive Officers of JPE in the Merger” beginning on page 83 of this proxy statement/prospectus.

Q:	How do JPE’s directors and executive officers intend to vote?

A:	As of the close of business on January 30, 2017, the record date for the Special Meeting, JPE GP’s executive officers and directors beneficially owned, in the aggregate, 16,334,996 JPE Subordinated Units, or collectively approximately 90.1% of the outstanding JPE Subordinated Units entitled to vote at the Special Meeting.

Simultaneous with the execution of the Merger Agreement, AMID and AMID GP entered into a Support Agreement, dated as of October 23, 2016, with certain executive officers and directors of JPE GP (the “Management Support Agreement”). Pursuant to the Management Support Agreement, such executive officers and directors have agreed to vote all of their JPE Units (to the extent such JPE Units are entitled to vote) in favor of the Merger Proposal and any other matter necessary for the consummation of the Merger.

For purposes of determining whether the Merger Agreement and the Merger have been approved and adopted by the Non-Affiliated JPE Common Units, JPE Common Units held by directors and executive officers of JPE GP and their affiliates will not be counted toward the required majority vote of outstanding Non-Affiliated JPE Common Units.

Q:	How do the Affiliated Unitholders intend to vote?

As of the record date of the Special Meeting, the Affiliated Unitholders owned, in the aggregate, 14,992,654 JPE Subordinated Units, or collectively approximately 82.7% of the outstanding JPE Subordinated Units entitled to vote at the Special Meeting. Simultaneous with the execution of the Merger Agreement, AMID and AMID GP entered into a Support Agreement, dated as of October 23, 2016, with Magnolia Infrastructure Holdings, LLC, a Delaware limited liability company (“Magnolia”), which is an affiliate of ArcLight Capital (defined below), and the Affiliated Unitholders (the “Affiliated Unitholder Support Agreement” and, together with the Management Support Agreement, the “Support Agreements”). Pursuant to the Affiliated Unitholder Support Agreement, each of Magnolia and the Affiliated Unitholders has agreed to vote all of its JPE Subordinated Units in favor of the Merger Proposal and any other matter necessary for the consummation of the Merger.

Q:	What are the related compensation payments to JPE named executive officers and why am I being asked to vote on them?

A:	The SEC has adopted rules that require JPE to seek an advisory (non-binding) vote on the compensation payments related to the Merger. The related compensation payments are certain compensation payments that are tied to or based on the Merger and that will or may be paid by JPE to its named executive officers in connection with the Merger. This proposal is referred to as the Advisory Compensation Proposal.

Q:	Does the JPE GP Board recommend that unitholders approve the Advisory Compensation Proposal?

A:	Yes. The JPE GP Board unanimously recommends that you vote “FOR” the Advisory Compensation Proposal. See “Proposal No. 3. Advisory Vote to Approve Merger-Related Compensation for JPE Named Executive Officers” beginning on page 198 of this proxy statement/prospectus.

Q:	What happens if the Advisory Compensation Proposal is not approved?

A:	Approval of the Advisory Compensation Proposal is not a condition to completion of the Merger. The vote is an advisory vote and is not binding. If the Merger is completed, JPE will pay the related compensation to its named executive officers in connection with the Merger even if JPE Unitholders fail to approve the Advisory Compensation Proposal.

Q:	What unitholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the JPE proposals:

•	Merger Proposal. The affirmative vote of holders of at least a majority of the outstanding Non-Affiliated JPE Common Units and the affirmative vote of holders of at least a majority of the outstanding JPE Subordinated Units, voting as separate classes. Abstentions and unvoted JPE Units will have the same effect as votes “AGAINST” the proposal.

•	Adjournment Proposal. If a quorum is present at the Special Meeting, the affirmative vote of holders of at least a majority of the outstanding JPE Common Units; provided that, if a quorum is not present at the Special Meeting, the affirmative vote of holders of a majority of the outstanding JPE Common Units entitled to vote at such meeting represented either in person or by proxy, will be required to approve the proposal. Abstentions and unvoted JPE Units will have the same effect as votes “AGAINST” the proposal.

•	Advisory Compensation Proposal. The affirmative vote of holders of at least a majority of the JPE Common Units. Abstentions and unvoted JPE Units will have the same effect as votes “AGAINST” the proposal.

Pursuant to the Support Agreements, Magnolia, the Affiliated Unitholders and certain members of JPE management, which collectively own 90.1% of the JPE Subordinated Units entitled to vote at the Special Meeting, have agreed to vote all of such JPE Subordinated Units in favor of approval of the Merger Proposal and any other matter necessary for the consummation of the Merger.

Q:	What constitutes a quorum for the Special Meeting?

A:	At least a majority of the outstanding JPE Common Units and a majority of the outstanding JPE Subordinated Units, considered as separate classes, must be represented in person or by proxy at the Special Meeting in order to constitute a quorum.

Q:	What other transactions will occur in connection with the Merger?

A:	Immediately prior to and as a condition to the Merger, Merger Sub GP will merge with and into JPE GP, with JPE GP surviving as a wholly owned subsidiary of AMID GP pursuant to the terms of the GP Merger Agreement. In connection with the GP Merger, GP Sub, a wholly owned subsidiary of AMID, will be admitted as the sole general partner of JPE and JPE GP will simultaneously cease to be the general partner of JPE. At the effective time of the GP Merger, the membership interests in JPE GP issued and outstanding immediately prior to the effective time of the GP Merger will be converted into a right to receive Class A Membership Interests (as defined in the Third Amended and Restated Limited Liability Company Agreement of AMID GP, as amended, the “AMID LLC Agreement”), representing a Sharing Percentage (as defined in the AMID LLC Agreement) of 18.786%.

Q:	When is this proxy statement/prospectus being mailed?

A:	This proxy statement/prospectus and the proxy card are first being sent to JPE Unitholders on or about February 3, 2017.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held at the Hyatt Regency Downtown Houston, 1200 Louisiana Street, Houston, Texas 77002, 2nd Floor Arboretum Conference Room, on March 7, 2017, at 11:00 a.m., Central Standard Time.

Q:	How do I vote my JPE Units at the Special Meeting?

A:	There are four ways you may cast your vote. You may vote:

•	In Person. If you are a unitholder of record, you may vote in person at the Special Meeting. JPE Units held by a broker, bank or other nominee may be voted in person by you only if you obtain a legal proxy from the record holder (which is your broker, bank or other nominee) giving you the right to vote the JPE Units;

•	Via the Internet. You may vote electronically via the Internet by accessing the Internet address provided on each proxy card (if you are a unitholder of record) or vote instruction card (if your JPE Units are held by a broker, bank or other nominee);

•	By Telephone. You may vote by using the toll-free telephone number listed on the enclosed proxy card (if you are a unitholder of record) or vote instruction card (if your JPE Units are held by a broker, bank or other nominee); or

•	By Mail. You may vote by filling out, signing and dating the enclosed proxy card (if you are a unitholder of record) or vote instruction card (if your JPE Units are held by a broker, bank or other nominee) and returning it by mail in the prepaid envelope provided.

Even if you plan to attend the Special Meeting in person, you are encouraged to submit your proxy as described above so that your vote will be counted if you later decide not to attend the Special Meeting.

If your JPE Units are held by a broker, bank or other nominee, also known as holding units in “street name,” you should receive instructions from the broker, bank or other nominee that you must follow in order to have your JPE Units voted. Please review such instructions to determine whether you will be able to vote via the Internet or by telephone. The deadline for voting JPE Units by telephone or electronically through the Internet is 11:59 p.m. Eastern Time on March 6, 2017 (the “telephone/internet deadline”).

Q:	If my JPE Units are held in “street name” by my broker, will my broker automatically vote my JPE Units for me?

A:	No. If your JPE Units are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your JPE Units by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your JPE Units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. In these cases, the broker can register your JPE Units as being present at the Special Meeting for purposes of determining a quorum, but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on any of the proposals, including the Merger Proposal. A broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal, the Adjournment Proposal and the Advisory Compensation Proposal.

Q:	How will my JPE Units be represented at the Special Meeting?

A:	If you submit your proxy by telephone, the Internet website or by signing and returning your proxy card, the officers named in your proxy card will vote your JPE Units in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your JPE Units, your proxy will be voted as the JPE GP Board recommends, which is:

•	Merger Proposal: “FOR” the adoption and approval of the Merger Agreement and the transactions contemplated thereby;

•	Adjournment Proposal: “FOR” the approval of the adjournment of the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement at the time of the Special Meeting; and

•	Advisory Compensation Proposal: “FOR” the approval, on an advisory (non-binding) basis, of the payments that will or may be paid to JPE named executive officers in connection with the Merger.

Q:	Who may attend the Special Meeting?

A:	JPE Unitholders (or their authorized representatives) and JPE’s invited guests may attend the Special Meeting. All attendees at the Special Meeting should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance.

Q:	Is my vote important?

A:	Yes, your vote is very important. If you do not submit a proxy or vote in person at the Special Meeting, it will be more difficult for JPE to obtain the necessary quorum to hold the Special Meeting. In addition, an abstention or your failure to submit a proxy or to vote in person will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement and the transactions contemplated thereby. If you hold your JPE Units through a broker or other nominee, your broker or other nominee will not be able to cast a vote on such adoption and approval without instructions from you. The JPE GP Board recommends that JPE Unitholders vote “FOR” the Merger Proposal.

Q:	Can I revoke my proxy or change my voting instructions?

A:	Yes. If you are a unitholder of record, you may revoke or change your vote at any time before the telephone/internet deadline or before the polls close at the Special Meeting by:

•	sending a written notice, no later than the telephone/internet deadline, to JP Energy Partners LP at 600 East Las Colinas Blvd, Suite 2000, Irving, TX 75039, Attention: Corporate Secretary, that bears a date later than the date of this proxy and is received prior to the Special Meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the Special Meeting; or

•	attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your JPE Units through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Q:	What happens if I sell my JPE Units after the record date but before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your JPE Units after the record date but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting. However, you will not have the right to receive the merger consideration to be received by JPE’s Unitholders in the Merger. In order to receive the merger consideration, you must hold your JPE Units through completion of the Merger.

Q:	What does it mean if I receive more than one proxy card or vote instruction card?

A:	Your receipt of more than one proxy card or vote instruction card may mean that you have multiple accounts with JPE’s transfer agent or with a brokerage firm, bank or other nominee. If voting by mail, please sign and return all proxy cards or vote instruction cards to ensure that all of your JPE Units are voted. Each proxy card or vote instruction card represents a distinct number of JPE Units, and it is the only means by which those particular JPE Units may be voted by proxy.

Q:	Am I entitled to appraisal rights if I vote against the adoption and approval of the Merger Agreement?

A:	No. Appraisal rights are not available in connection with the Merger under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) or under the JPE partnership agreement.

Q:	Is completion of the Merger subject to any conditions?

A:	Yes. In addition to the adoption and approval of the Merger Agreement by JPE Unitholders, completion of the Merger requires the receipt of the necessary governmental clearances and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the Merger Agreement.

Q:	When do you expect to complete the Merger?

A:	AMID and JPE are working towards completing the Merger promptly. AMID and JPE currently expect to complete the Merger in the first quarter of 2017, subject to receipt of JPE Unitholder approval, regulatory approvals and clearances and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the Merger will occur.

Q:	What are the material U.S. federal income tax consequences of the Merger to the JPE Unitholders?

A:	No gain or loss should be recognized by a holder of JPE Common Units or JPE Subordinated Units solely as a result of the receipt of the merger consideration, other than (i) the difference between the deemed assumption by AMID of such JPE Unitholder’s share of any JPE liabilities that are treated as part of a “disguised sale” under Section 707 of the Internal Revenue Code of 1986, as amended (the “Code”), and any basis allocable to the portion of such unitholder’s JPE Common Units or JPE Subordinated Units deemed sold as part of the “disguised sale” and (ii) any net decrease in such JPE Unitholder’s share of partnership liabilities pursuant to Section 752 of the Code (as adjusted for any nonrecourse liabilities taken into account as part of a “disguised sale”) in excess of such JPE Unitholder’s remaining adjusted tax basis. The amount and effect of any gain that may be recognized by holders of JPE Common Units or JPE Subordinated Units will depend on such unitholder’s particular situation, including the ability of such unitholder to utilize any suspended passive losses.

JPE Unitholders are urged to read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 117 of this proxy statement/prospectus for a more complete discussion of the U.S. federal income tax consequences of the Merger and to consult their tax advisors as to the U.S. federal income tax consequences of the transaction, as well as the effects of state, local and non-U.S. tax laws.

Q:	What are the expected U.S. federal income tax consequences for a JPE Unitholder of the ownership of AMID Common Units after the Merger is completed?

A:	Each JPE Unitholder who becomes a holder of AMID Common Units as a result of the Merger will, as is the case for existing holders of AMID Common Units, be allocated such unitholder’s distributive share of AMID’s income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which AMID conducts business or owns property or in which the unitholder is resident. See “Material U.S. Federal Income Tax Consequences of AMID Common Unit Ownership.”

Q:	How many Schedules K-1 will I receive if I am a JPE Unitholder for the year during which the Merger closes?

A:	You will receive two Schedule K-1’s, one from JPE, which will describe your share of JPE’s income, gain, loss and deduction for the portion of the tax year that you held JPE Units prior to the Effective Time, and one from AMID, which will describe your share of AMID’s income, gain, loss and deduction for the portion of the tax year you held AMID Common Units following the Effective Time.

JPE expects to furnish a Schedule K-1 to each JPE Unitholder within 90 days of the end of the calendar year in which the closing of the Merger occurs, and AMID expects to furnish a Schedule K-1 to each holder of AMID Common Units (the “AMID Unitholders”) within 90 days of the closing of AMID’s taxable year on December 31, 2017.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Then, please vote your JPE Units in accordance with the instructions described above.

If you hold JPE Units through a broker or other nominee, please instruct your broker or nominee to vote your JPE Units by following the instructions that the broker or nominee provides to you with these materials.

Q:	Who should I call with questions?

A:	JPE Unitholders should call Georgeson LLC, JPE’s proxy solicitor, with any questions about the Merger or the Special Meeting, or to obtain additional copies of this proxy statement/prospectus, proxy cards or voting instruction forms.

SUMMARY

The following is a summary of the information contained in this proxy statement/prospectus relating to the Merger. This summary may not contain all of the information about the Merger that is important to you. For a more complete description of the Merger, AMID and JPE encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, AMID and JPE encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about AMID and JPE. JPE Unitholders may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 203 of this proxy statement/prospectus.

The Merger

AMID and JPE have agreed to combine their businesses under the terms of the Merger Agreement that is described in this proxy statement/prospectus. Under the terms of the Merger Agreement, a wholly owned subsidiary of AMID will merge with and into JPE, with JPE surviving as a wholly owned subsidiary of AMID. Upon completion of the Merger, holders of JPE Common Units and JPE Subordinated Units other than Affiliated Unitholders and GP Sub will be entitled to receive 0.5775 of an AMID Common Unit for each JPE Common Unit and each JPE Subordinated Unit held. Each Affiliated Unitholder will be entitled to receive 0.5225 of an AMID Common Unit for each JPE Common Unit and each JPE Subordinated Unit held by such Affiliated Unitholder. The resulting weighted average exchange ratio will be approximately 0.55 AMID Common Units for each JPE Unit. GP Sub will continue to own 0.1% of the outstanding limited partner interest in JPE after the closing of the Merger. As a result of the transactions contemplated by the Merger Agreement, including the Merger, former holders of JPE Units will own AMID Common Units. AMID Unitholders will continue to own their existing AMID Common Units after the Merger.

The Merger Agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement because it is the legal document that governs the terms and conditions of the Merger.

The GP Merger

Immediately prior to and as a condition to the Merger, a wholly owned subsidiary of AMID GP will merge with and into JPE GP, with JPE GP surviving as a wholly owned subsidiary of AMID GP. In connection with the GP Merger, GP Sub, a wholly owned subsidiary of AMID, will be admitted as the sole general partner of JPE and JPE GP will simultaneously cease to be the general partner of JPE. At the effective time of the GP Merger, the membership interests in JPE GP issued and outstanding immediately prior to the effective time of the GP Merger will be converted into a right to receive Class A Membership Interests (as defined in the AMID LLC Agreement), representing a Sharing Percentage (as defined in the AMID LLC Agreement) of 18.786%.

Parties to the Mergers (see page 50)

AMERICAN MIDSTREAM PARTNERS, LP

2103 CityWest Blvd., Bldg. 4, Suite 800
Houston, TX 77042
Phone: (713) 815-3900

AMID is a growth-oriented Delaware limited partnership that was formed in August 2009 to own, operate, develop and acquire a diversified portfolio of midstream energy assets. It is engaged in the business of gathering, treating, processing, and transporting natural gas; gathering, transporting, storing, treating and fractionating NGLs; gathering, storing and transporting crude oil and condensates; and storing specialty chemical products, all through its ownership and operation of twelve gathering systems, five processing facilities, three fractionation facilities, three marine terminal sites, three interstate pipelines, five intrastate pipelines and one crude oil pipeline.

AMERICAN MIDSTREAM GP, LLC

2103 CityWest Blvd., Bldg. 4, Suite 800
Houston, TX 77042
(713) 815-3900

AMID GP is the general partner of AMID. Its board of directors (the “AMID GP Board”) and executive officers manage AMID. AMID GP is 95% owned by High Point Infrastructure Partners, LLC (“HPIP”), an affiliate of ArcLight Capital Partners, LLC (“ArcLight Capital”), and 5% owned by Magnolia, which acquired AIM Midstream Holdings, LLC’s (“AIM”) interest in AMID GP. Through HPIP, ArcLight Capital controls AMID GP. AMID holds assets primarily in a number of wholly owned limited liability companies, two limited partnerships and a corporation.

Argo Merger Sub, LLC

c/o American Midstream Partners, LP

2103 CityWest Blvd., Bldg. 4, Suite 800
Houston, TX 77042
(713) 815-3900

Argo Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AMID, was formed solely for the purpose of facilitating the Merger. AMID Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, AMID Merger Sub will be merged with and into JPE, with JPE surviving the Merger as a wholly owned subsidiary of AMID.

Argo GP Sub, LLC

c/o American Midstream Partners, LP

2103 CityWest Blvd., Bldg. 4, Suite 800
Houston, TX 77042
(713) 815-3900

Argo GP Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AMID GP, was formed solely for the purpose of facilitating the GP Merger. Merger Sub GP has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the GP Merger Agreement. By operation of the GP Merger, Merger Sub GP will be merged with and into JPE GP, with JPE GP surviving the GP Merger as a wholly owned subsidiary of AMID GP.

ARGO MERGER GP SUB, LLC

c/o American Midstream Partners, LP

2103 CityWest Blvd., Bldg. 4, Suite 800
Houston, TX 77042
(713) 815-3900

Argo Merger GP Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AMID, was formed solely for the purpose of acquiring 0.1% of the issued and outstanding JPE Common Units and becoming the sole general partner of JPE following the Merger. GP Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. In connection with the Mergers, GP Sub will be admitted as the sole general partner of JPE. GP Sub will continue to own 0.1% of the outstanding limited partner interests in JPE after the closing of the Merger.

JP ENERGY PARTNERS LP

600 East Las Colinas Blvd, Suite 2000

Irving, Texas 75039

Phone: (972) 444-0300

JPE is a growth-oriented limited partnership formed in May 2010 by members of its management and further capitalized by ArcLight Energy Partners Fund V, L.P. (“ArcLight”) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. JPE’s operations currently consist of three business segments: (i) crude oil pipelines and storage, (ii) refined products terminals and storage and (iii) NGL distribution and sales. Together its businesses provide midstream infrastructure solutions for the growing supply of crude oil, refined products and NGLs in the United States. JPE’s primary business strategy is to focus on (i) owning, operating and developing midstream assets serving two of the most prolific shale plays in the United States, as well as serving key crude oil, refined product and NGL distribution hubs and (ii) providing midstream infrastructure solutions to users of liquid petroleum products in order to capitalize on changing product flows between producing and consuming markets resulting from the growth in hydrocarbon production across the United States.

JP ENERGY GP II LLC

600 East Las Colinas Blvd, Suite 2000

Irving, Texas 75039

(972) 444-0300

JPE GP is the general partner of JPE. Its board of directors and executive officers manage JPE, and AL Lonestar owns and controls JPE GP.  ArcLight Capital manages ArcLight, which controls JPE GP through its ownership and control of AL Lonestar.

Merger Consideration (see page 94)

The Merger Agreement provides that, at the Effective Time, each JPE Unit issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time (other than JPE Units held by Affiliated Unitholders or GP Sub) will be converted into the right to receive 0.5775 AMID Common Units and (ii) each JPE Unit issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time held by the Affiliated Unitholders will be converted into the right to receive 0.5225 AMID Common Units. The JPE Units held by GP Sub will remain outstanding in JPE, and GP Sub will continue as a limited partner of JPE.

Treatment of General Partner Interest and Incentive Distribution Rights (see page 94)

As a result of the Merger, the general partner interest in JPE outstanding immediately prior to the Effective Time will be cancelled and cease to exist and no consideration will be delivered in exchange for such JPE general partner interest and GP Sub will be admitted as the sole general partner of the surviving entity. In addition, the incentive distribution rights in JPE outstanding immediately prior to the Effective Time will be cancelled.

Treatment of JPE Equity-Based Awards (see page 94)

Each award of JPE Phantom Units that is outstanding immediately prior to the Effective Time, automatically and without any action on the part of the holder of such JPE Phantom Unit, will at the Effective Time be converted into the right to receive an award of phantom units relating to AMID Common Units on the same terms and conditions as were applicable to the award of JPE Phantom Units, except that the number of AMID Common Units covered by the award will be equal to the number of JPE Common Units covered by the corresponding award of JPE Phantom Units multiplied by the Exchange Ratio.

The JPE Special Unitholder Meeting (see page 53)

Meeting. The Special Meeting will be held at the Hyatt Regency Downtown Houston, 1200 Louisiana Street, Houston, Texas 77002, 2nd Floor Arboretum Conference Room, on March 7, 2017, at 11:00 a.m. local time. At the Special Meeting, JPE Unitholders will be asked to vote on the following proposals:

•	Merger Proposal: To adopt and approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby;

•	Adjournment Proposal: To approve the adjournment of the Special Meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, at the time of the Special Meeting; and

•	Advisory Compensation Proposal: To approve, on an advisory (non-binding) basis, the compensation that may be paid by JPE to its named executive officers in connection with the Merger.

Who Can Vote at the Special Meeting. Only JPE Unitholders of record at the close of business on January 30, 2017 will be entitled to receive notice of and to vote at the Special Meeting. As of the close of business on the record date of January 30, 2017, there were 18,532,132 JPE Common Units and 18,122,903 JPE Subordinated Units outstanding and entitled to vote at the Special Meeting. Each holder of JPE Common Units and JPE Subordinated Units is entitled to one vote for each JPE Common Unit or JPE Subordinated Unit owned as of the record date.

Required Vote. The affirmative vote of holders of at least a majority of the outstanding Non-Affiliated JPE Common Units is required to approve and adopt the Merger Agreement and approve the Merger. As of the record date, there were 14,480,734 Non-Affiliated JPE Common Units outstanding. For purposes of determining whether the Merger Agreement and the Merger have been approved and adopted by the Non-Affiliated JPE Common Units, JPE Common Units held by directors and officers of JPE GP and their affiliates will not be counted toward the required majority vote of outstanding Non-Affiliated JPE Common Units. The affirmative vote of a majority of the Non-Affiliated JPE Common Units would be deemed to approve the Merger for all purposes of Section 7.9(a) of the JPE partnership agreement. The affirmative vote of holders of at least a majority of the outstanding JPE Subordinated Units is also required to approve and adopt the Merger Agreement and approve the Merger. The Affiliated Unitholders and certain members of JPE management, which collectively own 90.1% of the JPE Subordinated Units entitled to vote at the Special Meeting, have agreed to vote all of such JPE Subordinated Units in favor of approval of the Merger Proposal and any other matter necessary for the consummation of the Merger.

The affirmative vote of holders of at least a majority of the outstanding JPE Common Units is required to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the Special Meeting if a quorum is present at the meeting; provided that, if a quorum is not present at the meeting, the affirmative vote of holders of a majority of the outstanding JPE Common Units entitled to vote at such meeting represented either in person or by proxy is required to approve the proposal.

The affirmative vote of holders of at least a majority of the outstanding JPE Common Units is required to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to JPE’s named executive officers in connection with the Merger.

Abstentions will have the same effect as votes “AGAINST” approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal.

Unit Ownership of and Voting by JPE’s Directors, Executive Officers and Affiliates. For purposes of determining whether the Merger Agreement and the Merger have been approved and adopted by the Non-Affiliated JPE Common Units, JPE Common Units held by directors and executive officers of JPE GP and their affiliates will not be counted.

At the close of business on the record date for the Special Meeting, JPE GP’s directors and executive officers and their affiliates (including the Affiliated Unitholders) beneficially owned 16,334,996 JPE Subordinated Units, which represent approximately 90.1% of the JPE Subordinated Units entitled to vote at the Special Meeting, and have agreed to vote all of such JPE Subordinated Units in favor of approval of the Merger Proposal and any other matter necessary for the consummation of the Merger.

JPE GP Board Recommendations and Reasons for the Merger (see page 66)

The JPE GP Board recommends that JPE Unitholders vote “FOR” the approval of the Merger Agreement, that holders of JPE Common Units vote “FOR” the adjournment of the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting, and that holders of JPE Common Units vote “FOR” the Advisory Compensation proposal.

In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the JPE GP Board considered a number of factors in its deliberations. For a more complete discussion of these factors, see “The Merger—JPE GP Board Recommendations and Reasons for the Merger.”

AMID GP Board’s Approval of the Merger (see page 82)

In connection with the Merger, the AMID GP Board established a conflicts committee consisting of three independent directors (the “AMID Conflicts Committee”) to (i) review and evaluate the Merger and the AMID Transaction Documents (as defined herein) for the purpose of determining whether the Merger is in the best interests of AMID and (ii) determine whether or not to grant special approval to, and recommend that the AMID GP Board approve, the Merger and the AMID Transaction Documents. The AMID Conflicts Committee along with its financial and legal advisors conducted an extensive review and evaluation of the proposed Merger. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the AMID Conflicts Committee and the AMID GP Board considered a number of factors in its deliberations. For a more complete discussion of these items, see “The Merger—AMID GP Board’s Approval of the Merger.”

The Support Agreements (see page 69)

In connection with the Merger Agreement, AMID and AMID GP entered into the Affiliated Unitholder Support Agreement and the Management Support Agreement. Under the Support Agreements, the parties are required to vote their JPE Units (to the extent such JPE Units are entitled to vote), as applicable, in favor of the Merger. At least a majority of the outstanding JPE Subordinated Units voting separately as a class must approve the Merger. The Affiliated Unitholders own 14,992,654 JPE Subordinated Units, representing 82.7% of the total issued and outstanding JPE Subordinated Units. For purposes of determining whether the Merger Agreement and the Merger have been approved and adopted by the Non-Affiliated JPE Common Units, JPE Common Units held by directors and executive officers of JPE GP and their affiliates will not be counted toward the required majority vote of outstanding Non-Affiliated JPE Common Units.

The AMID Distribution Support and Expense Reimbursement Agreement (see page 69)

In connection with the Merger Agreement, Magnolia entered into a Distribution Support and Expense Reimbursement Agreement with AMID and AMID GP (the “Financial Support Agreement”). Under the terms of the Financial Support Agreement, Magnolia agrees to provide quarterly financial support, up to a maximum of $25 million, as necessary, to cause AMID to realize a 5% increase in distributable cash flow per AMID Common Unit as set forth in the Financial Support Agreement. The financial support will continue for eight (8) consecutive quarters following the Effective Time, or if earlier, until $25 million in support has been provided. Magnolia will also reimburse AMID for certain expenses it incurs in connection with post-closing transition during a one (1) year period following the Effective Time. In addition, Magnolia agrees to extinguish all outstanding indebtedness of JPE GP to Magnolia or any of its affiliates. Pursuant to the Financial Support Agreement, the elimination of JPE GP’s indebtedness shall occur prior to the Effective Time and result in no further liability to AMID, including any tax liabilities arising from such elimination. Notwithstanding the foregoing, AMID (subject to prior approval by the AMID Conflicts Committee) and Magnolia may make a determination that Magnolia has satisfied the support obligations by such other methods as AMID and Magnolia determine to be appropriate. A copy of the Financial Support Agreement is attached as Annex C hereto.

The JPE Expense Reimbursement Agreement (see page 69)

In connection with the Merger Agreement, Lonestar Midstream Holdings, LLC, a Delaware limited liability company (“Lonestar”), JPE and JPE GP entered into an Expense Reimbursement Agreement (the “JPE Expense Reimbursement Agreement”) providing that AL Lonestar (as successor in merger to Lonestar) will reimburse, or will pay directly on behalf of, JPE or JPE GP the reasonable costs and expenses incurred by JPE or JPE GP to third parties in connection with the Mergers, including (i) the termination fee pursuant to the Merger Agreement and (ii) all reasonable out-of-pocket legal and financial advisory fees, costs and expenses paid or payable to third parties and incurred in connection with the negotiation, execution and performance of the Merger Agreement and consummation of the Mergers; provided, however, that JPE and JPE GP (subject to prior approval by the conflicts committee of the JPE GP Board) and AL Lonestar may make a determination that AL Lonestar has satisfied the requirements by such other methods as the parties determine to be appropriate.

Opinion of Financial Advisor to the JPE GP Board (see page 69)

In connection with the proposed Merger and related transactions, BMO Capital Markets Corp. (“BMOCM”) delivered a written opinion, dated October 23, 2016, to the JPE GP Board as to the fairness, from a financial point of view and as of the date of the opinion, of the 0.5775x exchange ratio provided for pursuant to the terms and conditions of the Merger Agreement. The full text of BMOCM’s written opinion, dated October 23, 2016, to the JPE GP Board, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The description of BMOCM’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of BMOCM’s opinion. BMOCM’s opinion was prepared at the request and for the benefit and use of the JPE GP Board (in its capacity as such) in connection with its evaluation of the 0.5775x exchange ratio from a financial point of view and BMOCM did not express any opinion on any other terms, aspects or implications of the Merger or any related transactions. BMOCM expressed no opinion as to the relative merits of the Merger or any related transactions or any other transactions or business strategies discussed by the JPE GP Board as alternatives to the Merger or any related transactions or the decision of the JPE GP Board to proceed with the Merger or any related transactions. BMOCM’s opinion did not constitute and is not a recommendation to the JPE GP Board as to any action taken on any aspect of the Merger, related transactions or any other matter. BMOCM’s opinion also does not constitute a recommendation to any security holder as to how such holder should vote or act with respect to the Merger, related transactions or any other matter.

AMID Unitholder Approval is Not Required

AMID Unitholders are not required to adopt the Merger Agreement or approve the Merger or the issuance of AMID Common Units in connection with the Merger.

Governance Matters After the Merger (see page 82)

No changes are being made to the AMID GP Board in connection with the closing of the Merger.

Ownership of AMID After the Merger (see page 83)

AMID will issue approximately 20.1 million AMID Common Units to JPE Unitholders in the Merger. After the completion of the Merger, it is expected that there will be outstanding approximately 51.4 million AMID Common Units. The AMID Common Units to be issued to the JPE Unitholders in the Merger will represent approximately 27.1% of the outstanding AMID Common Units after the Merger on a fully diluted basis.

Interests of the Directors and Executive Officers of JPE GP in the Merger (see page 83)

JPE’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of JPE Unitholders generally. The members of the JPE GP Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the JPE Unitholders that the Merger Agreement be adopted.

These interests include:

•	Certain members of the JPE GP Board are members of the AMID GP Board.

•	The directors and executive officers of JPE are entitled to continued indemnification and insurance coverage under the Merger Agreement.

•	The executive officers of JPE are entitled to payment of their annual incentive cash bonus awards for fiscal year 2016 at target level.

•	Certain executive officers of JPE are entitled to severance payments in the event of a qualifying termination of employment within twelve months following the Merger.

•	Unvested JPE Common Units, unvested JPE Subordinated Units and JPE Phantom Units held by each of the JPE executive officers will accelerate in the event of the executive officer’s qualifying termination of employment within twelve months following the Merger.

•	JPE Phantom Units held by each JPE non-employee director will fully vest in connection with the Merger.

Risks Relating to the Merger and Ownership of AMID Common Units (see page 41)

JPE Unitholders should consider carefully all the risk factors together with all of the other information included or incorporated by reference in this proxy statement/prospectus before deciding how to vote. Risks relating to the Merger and ownership of AMID Common Units are described in the section titled “Risk Factors.” Some of these risks include, but are not limited to, those described below:

•	Because the Exchange Ratio is fixed and because the market price of AMID Common Units will fluctuate prior to the consummation of the Merger, JPE Unitholders cannot be sure of the market value of the AMID Common Units they will receive as Merger consideration relative to the value of JPE Common Units and JPE Subordinated Units they exchange.

•	AMID and JPE may be unable to obtain the regulatory clearances required to complete the Merger or, in order to do so, AMID and JPE may be required to comply with material restrictions or satisfy material conditions.

•	The Merger Agreement contains provisions that limit JPE’s ability to pursue alternatives to the Merger, which could discourage a potential competing acquirer of JPE from making a favorable alternative transaction proposal and, in specified circumstances, including if unitholder approval is not obtained or if the Merger Agreement is terminated due to an adverse recommendation change having occurred, could require JPE to reimburse AMID’s and AMID’s controlled affiliates’ reasonable out-of-pocket expenses, in certain circumstances, up to a maximum amount of $5 million and pay a termination fee to AMID of $10 million, less any expenses previously paid by JPE. Following payment of the termination fee, JPE will not be obligated to pay any additional expenses by AMID or its affiliates.

•	Directors and officers of JPE have certain interests that are different from those of JPE Unitholders generally.

•	JPE Unitholders will have a reduced ownership in the combined organization after the Merger and will exercise less influence over management.

•	AMID Common Units to be received by JPE Unitholders as a result of the Merger have different rights from JPE Common Units.

•	No ruling has been requested with respect to the U.S. federal income tax consequences of the Merger.

•	The intended U.S. federal income tax consequences of the Merger are dependent upon JPE and AMID being treated as partnerships for U.S. federal income tax purposes.

Conditions to Consummation of the Merger (see page 88)

AMID and JPE currently expect to complete the Merger in the first quarter of 2017, subject to receipt of required JPE Unitholder and regulatory approvals and clearances and to the satisfaction or waiver of the other conditions to the transactions contemplated by the Merger Agreement described below.

As more fully described in this proxy statement/prospectus, each party’s obligation to complete the transactions contemplated by the Merger Agreement depends on a number of customary closing conditions being satisfied or, where legally permissible, waived, including the following:

•	the Merger Agreement and the transactions contemplated thereby must have been adopted and approved by the affirmative vote of the holders of at least a majority of the outstanding Non-Affiliated JPE Common Units and the holders of at least a majority of the outstanding JPE Subordinated Units, voting as separate classes;

•	the waiting period applicable to the Merger, if any, under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), must have been terminated or expired;

•	no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of such transactions illegal;

•	the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be subject to any stop order or proceedings initiated or threatened by the SEC;

•	the AMID Common Units to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance;

•	AMID Partnership Agreement Amendment (as defined below) must have been adopted to be effective as of the Effective Time;

•	AMID must have received from Locke Lord LLP (“Locke Lord”), counsel to AMID, a written opinion regarding certain U.S. federal income tax matters, as described under “Proposal No. 1. The Merger Agreement—Conditions to Consummation of the Merger”;

•	AMID must have received from Holland & Hart LLP, counsel to AMID, a written opinion regarding certain U.S. federal income tax matters, as described under “Proposal No. 1. The Merger Agreement—Conditions to Consummation of the Merger”;

•	JPE must have received from Latham & Watkins LLP (“Latham”), counsel to JPE, a written opinion regarding certain U.S. federal income tax matters, as described under “Proposal No. 1. The Merger Agreement—Conditions to Consummation of the Merger”; and

•	the GP Merger must have become effective and GP Sub must have been duly admitted as the sole general partner of JPE.

The obligation of AMID to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of JPE in the Merger Agreement being true and correct both when made and at and as of the date of the closing of the Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under “Proposal No. 1. The Merger Agreement—Conditions to Consummation of the Merger;”

•	JPE and JPE GP having performed, in all material respects, all obligations required to be performed by them under the Merger Agreement; and

•	the receipt of an officer’s certificate executed by an executive officer of JPE certifying that the two preceding conditions have been satisfied.

The obligation of JPE to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of AMID in the Merger Agreement being true and correct both when made and at and as of the date of the closing of the Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under “Proposal No. 1. The Merger Agreement—Conditions to Consummation of the Merger;”

•	AMID and AMID GP having performed, in all material respects, all obligations required to be performed by them under the Merger Agreement;

•	the receipt of an officer’s certificate executed by an executive officer of AMID certifying that the two preceding conditions have been satisfied; and

•	AMID having either (i) paid or caused to be paid on behalf of JPE the dollar amount of all indebtedness and any other amounts required to be paid under JPE’s credit facility in order to fully pay off JPE’s credit facility or (ii) obtained all required consents from the lenders under JPE’s credit facility and AMID’s revolving credit facility to maintain the JPE credit facility following the closing.

Regulatory Approvals and Clearances Required for the Merger (see page 85)

Consummation of the Merger is subject to the expiration or termination of a 30-day waiting period under the HSR Act. On November 10, 2016, AMID and JPE filed Notification and Report Forms with the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”). The 30-day waiting period expired on December 12, 2016. See “The Merger—Regulatory Approvals and Clearances Required for the Merger.”

Amendment to AMID Partnership Agreement (see page 102)

In connection with the closing of the Merger, AMID GP will enter into an amendment to the AMID partnership agreement (the “AMID Partnership Agreement Amendment”), providing for the payment of series A payment-in-kind (“PIK”) preferred units for the quarter (the “series A preferred quarterly distribution”) in which the Merger is consummated and thereafter equal to the quotient of (i) the greater of (a) $0.4125 and (b) the “series A distribution amount”, as such term is defined in the AMID partnership agreement, divided by (ii) the series A adjusted issue price, as such term is defined in the AMID partnership agreement. However, in the AMID GP’s discretion, which determination shall be made prior to the record date for the relevant quarter, the series A preferred quarterly distribution may be paid as (x) an amount in cash up to the greater of (1) $0.4125 and (2) the series A distribution amount, and (y) a number of series A PIK preferred units equal to the quotient of (a) the remainder of (i) the greater of (I) $0.4125 and (II) the series A distribution amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the series A adjusted issue price. See “The Merger—Amendment to AMID Partnership Agreement.”

No Solicitation by JPE of Alternative Proposals (see page 91)

Under the Merger Agreement, JPE has agreed that it will not, and will cause its subsidiaries and use reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an alternative proposal;

•	grant approval to any person to acquire 20% or more of any partnership securities issued by JPE without such person being subject to the limitations in JPE’s partnership agreement that prevents certain persons or groups that beneficially own 20% or more of any outstanding partnership securities of any class then outstanding from voting any partnership securities of such party on any matter; or

•	except as permitted by the Merger Agreement, enter into any confidentiality agreement, Merger Agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an alternative proposal.

In addition, the Merger Agreement requires JPE and its subsidiaries to (i) cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the Merger Agreement regarding an alternative proposal, (ii) request the return or destruction of all confidential information previously provided to any such persons and (iii) immediately prohibit any access by any persons (other than AMID and its representatives) to any physical or electronic data room relating to a possible alternative proposal.

Notwithstanding these restrictions, the Merger Agreement provides that, under specified circumstances at any time prior to JPE Unitholders voting in favor of adopting the Merger Agreement, JPE may furnish information, including confidential information, with respect to it and its subsidiaries to, and participate in discussions or negotiations with, any third party that makes a written alternative proposal that the JPE GP Board believes is bona fide so long as the JPE GP Board, after consultation with JPE GP’s outside legal counsel and financial advisors, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and, after consultation with JPE GP’s outside legal counsel, that failure to furnish such information or participate in such discussions would be inconsistent with the JPE GP Board’s duties under the JPE partnership agreement or applicable law, and such alternative proposal did not result from a material breach of the no solicitation provisions in the Merger Agreement.

JPE has also agreed in the Merger Agreement that it (i) will promptly, and in any event within 48 hours after receipt, notify AMID of any alternative proposal or any request for information or inquiry with regard to any alternative proposal and the identity of the person making any such alternative proposal, request or inquiry (including providing AMID with copies of any written materials received from or on behalf of such person relating to such proposal, offer, request or inquiry) and (ii) will provide AMID with the material terms, conditions and nature of any such alternative proposal, request or inquiry. In addition, JPE agrees to keep AMID reasonably informed of all material developments affecting the status and terms of any such alternative proposals, offers, inquiries or requests (and promptly provide AMID with copies of any written materials received by it or that it has delivered to any third party making an alternative proposal that relate to such proposals, offers, requests or inquiries) and of the status of any such discussions or negotiations.

Change in JPE GP Board Recommendation (see page 92)

The Merger Agreement provides that JPE will not, and will cause its subsidiaries and use reasonable best efforts to cause its representatives not to, directly or indirectly, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to AMID, the recommendation of the JPE GP Board that JPE’s Unitholders adopt the Merger Agreement or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any alternative proposal. In addition, subject to certain limitations, if JPE receives an alternative proposal it will, within ten business days of receipt of a written request from AMID, publicly reconfirm the recommendation of the JPE GP Board that JPE’s Unitholders adopt the Merger Agreement.

JPE’s taking or failing to take, as applicable, any of the actions described above is referred to as an “adverse recommendation change.”

Subject to the satisfaction of specified conditions in the Merger Agreement described under “Proposal 1: The Merger Agreement—Change in JPE GP Board Recommendation,” the JPE GP Board may, at any time prior to the adoption of the Merger Agreement by JPE Unitholders, effect an adverse recommendation change in response to either (i) any alternative proposal constituting a superior proposal or (ii) a changed circumstance that was not known by the JPE GP Board prior to the date of the Merger Agreement, in each case if the JPE GP Board, after consultation with JPE GP’s outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under the JPE partnership agreement or applicable law.

Termination of the Merger Agreement (see page 95)

AMID or JPE may terminate the Merger Agreement at any time prior to the Effective Time:

•	by mutual written consent;

•	by either AMID or JPE:

•	if the Merger has not occurred on or before April 30, 2017 (the “Outside Date”); provided, that the right to terminate is not available to a party if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under the Merger Agreement or if the other party has filed and is pursuing an action seeking specific performance pursuant to the terms of the agreement;

•	if any governmental authority has issued a final and nonappealable law, injunction, judgment or ruling that enjoins, restrains, prevents or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement or makes the transactions contemplated by the Merger Agreement illegal; provided, however, that the right to terminate is not available to a party if such final law, injunction, judgment or rule was due to the failure of such party to perform any of its obligations under the agreement; or

•	if the unitholders of JPE do not adopt the Merger Agreement at the Special Meeting or any adjournment or postponement of such meeting;

•	by AMID:

•	if an adverse recommendation change by the JPE Board shall have occurred;

•	if prior to the adoption of the Merger Agreement by JPE Unitholders, JPE is in willful breach of its obligations to (i) duly call, give notice of and hold a special meeting of JPE Unitholders for the purpose of obtaining unitholder approval of the Merger Agreement, use its reasonable best efforts to solicit proxies from unitholder in favor of such adoption and, through the JPE GP Board, recommend the adoption of the Merger Agreement to JPE Unitholders or (ii) comply with the requirements described under “Proposal No. 1. The Merger Agreement—No Solicitation by JPE of Alternative Proposals,” in each case, subject to certain exceptions discussed in “Proposal No. 1. The Merger Agreement—Termination of the Merger Agreement;” or

•	if there is a breach by JPE of any of its representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice of such breach by AMID, subject to certain exceptions discussed in “Proposal No. 1. The Merger Agreement—Termination of the Merger Agreement.”

•	by JPE:

•	if there is a breach by AMID of any of its representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice of such breach by JPE, subject to certain exceptions discussed in “Proposal No. 1. The Merger Agreement—Termination of the Merger Agreement;” or

•	prior to the adoption of the Merger Agreement by JPE’s Unitholders, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for a superior proposal in accordance with the requirements described under “Proposal No. 1. The Merger Agreement—No Solicitation by JPE of Alternative Proposals,” including payment of the termination fee.

Termination Fee and Expense Reimbursement (see page 96)

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses.

In addition, following a termination of the Merger Agreement in specified circumstances, JPE will be required to pay all of the reasonably documented out-of-pocket expenses incurred by AMID and its controlled affiliates in connection with the Merger Agreement and the transactions contemplated thereby; provided, however, that in the event of a termination of the Merger Agreement by either party because the Merger Agreement was not adopted at the Special Meeting of JPE Unitholders called for such purpose (or termination by JPE pursuant to a different termination provision provided in the Merger Agreement at a time when the Merger Agreement is terminable because the Merger Agreement was not adopted at the Special Meeting of JPE Unitholders called for such purpose), JPE will pay AMID’s out-of-pocket expenses, in certain circumstances, up to a maximum amount of $5 million. Following payment of the termination fee, JPE will not be obligated to pay any additional expenses incurred by AMID or its affiliates.

Following termination of the Merger Agreement under specified circumstances, including due to an adverse recommendation change having occurred, JPE will be required to pay AMID a termination fee of $10 million, less any expenses previously reimbursed by JPE pursuant to the Merger Agreement. Following payment of the termination fee, JPE will not be obligated to pay any additional expenses incurred by AMID or its affiliates.

Comparison of Rights of AMID Unitholders and JPE Unitholders (see page 172)

JPE Unitholders will own AMID Common Units following the completion of the Merger, and their rights associated with those AMID Common Units will be governed by the AMID partnership agreement, which differs in a number of respects from the JPE partnership agreement, and the Delaware LP Act.

Material United States Federal Income Tax Consequences of the Merger (see page 117)

Tax matters associated with the Merger are complicated. The U.S. federal income tax consequences of the Merger to a holder of JPE Common Units or JPE Subordinated Units will depend, in part, on such unitholder’s own tax situation. The tax discussions contained herein focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States that hold their JPE Common Units or JPE Subordinated Units as capital assets, and these discussions have only limited application to other unitholders, including those subject to special tax treatment. Holders of JPE Common Units or JPE Subordinated Units are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the Merger that will be applicable to them.

In connection with the Merger, JPE expects to receive an opinion from Latham to the effect that (i) except to the extent that the Section 707 Consideration (as defined below) causes the transaction to be treated as a “disguised sale,” holders of JPE Common Units or JPE Subordinated Units (other than JPE Common Units or JPE Subordinated Units held by the Affiliated Unitholders and GP Sub) should not recognize any income or gain as a result of the Merger with respect to such JPE Common Units or JPE Subordinated Units held (other than any income or gain resulting from (a) the actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code, or (b) the receipt of any non-pro rata merger consideration); provided that such opinion will not extend to any holder who acquired JPE Common Units or JPE Subordinated Units from JPE in exchange for property other than cash; and (ii) as of the closing date of the Merger, JPE is classified as a partnership for U.S. federal income tax purposes.

In connection with the Merger, AMID expects to receive an opinion from Locke Lord to the effect that (i) no AMID entity should recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and (ii) no gain or loss should be recognized by holders of AMID Common Units as a result of the Merger with respect to such AMID Common Units held (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

In connection with the Merger, AMID expects to receive an opinion from Holland & Hart, LLP to the effect that, as of the closing date of the Merger, AMID is classified as a partnership for U.S. federal income tax purposes.

Opinions of counsel, however, are subject to certain limitations and are not binding on the Internal Revenue Service (“IRS”) and no assurance can be given that the IRS would not successfully assert a contrary position regarding the Merger and the opinions of counsel. In addition, such opinions will be based upon certain factual assumptions and representations, warranties and covenants made by the officers of the AMID entities and JPE entities and any of their respective affiliates as to such matters as counsel may reasonably request. See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger.

Accounting Treatment of the Merger (see page 86)

AMID and JPE are under the common control of ArcLight. Despite the legal form of the transaction whereby AMID will be acquiring JPE, as ArcLight obtained control of JPE prior to obtaining control of AMID, JPE is considered to be acquiring AMID for financial reporting purposes and will account for the Merger as a reorganization of entities under common control. As a result, JPE will record AMID’s historical financial statements after adjustments to reflect ArcLight’s related historical cost basis in AMID. JPE will also retrospectively adjust its historical financial statements to include the operating results of AMID beginning April 15, 2013, the date upon which common control began.

Listing of AMID Common Units; Delisting and Deregistration of JPE Common Units (see page 86)

AMID Common Units are currently listed on the NYSE under the ticker symbol “AMID.” It is a condition to closing that the AMID Common Units to be issued in the Merger to JPE Unitholders be approved for listing on the NYSE, subject to official notice of issuance.

JPE Common Units are currently listed on the NYSE under the ticker symbol “JPEP.” If the Merger is completed, JPE Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights (see page 86)

Appraisal rights are not available in connection with the Merger under the Delaware LP Act or under the JPE partnership agreement.

Organizational Structure Prior to and Following the Mergers

The following represents the simplified organizational structure of AMID and JPE prior to the Mergers(1):

(1)	For purposes of the simplified organizational structure, all of AMID’s preferred limited partner interests are presented as if converted to AMID Common Units.
(2)	ArcLight Energy Partners Fund V, L.P. beneficially owns its approximately 46.4% limited partner interest in AMID (on an as-converted basis) indirectly through its various affiliates, including Magnolia.
(3)	Indirectly held through affiliates of ArcLight Energy Partners Fund V, L.P.
(4)	AMID’s directors and officers who are not affiliated with ArcLight collectively own an additional approximately 0.6% limited partner interest.

The following represents the simplified organizational structure of the combined company following the Mergers(1):

(1)	For purposes of the simplified organizational structure, all of AMID’s preferred limited partner interests are presented as if converted to AMID Common Units.
(2)	ArcLight Energy Partners Fund V, L.P. will beneficially own its approximately 33.8% limited partner interest in AMID (on an as-converted basis) indirectly through its various affiliates, including Magnolia.
(3)	Following the transaction, American Midstream GP, LLC will be entitled, but not required, to make an additional capital contribution to maintain its pre-transaction general partner interest of 1.26%.
(4)	AMID’s directors and officers who are not affiliated with ArcLight collectively will own an additional approximately 0.4% limited partner interest.

Selected Historical Financial Information of AMID

The following table sets forth AMID’s selected historical consolidated financial and other data for the periods ended and as of the dates indicated. The consolidated statements of operations for the years ended December 31, 2013, 2014 and 2015 and the consolidated balance sheet data as of December 31, 2014 and 2015 have been derived from AMID’s audited consolidated financial statements incorporated by reference into this proxy statement/prospectus. The consolidated statements of operations for the years ended December 31, 2011 and 2012 and the consolidated balance sheet data as of December 31, 2011, 2012 and 2013 have been derived from AMID’s audited consolidated financial statements that are not incorporated by reference into this proxy statement/prospectus. The consolidated statements of operations for the nine months ended September 30, 2015 and 2016 and the consolidated balance sheet data as of September 30, 2016 have been derived from AMID’s unaudited condensed consolidated financial statements incorporated by reference into this proxy statement/prospectus. The consolidated balance sheet data as of September 30, 2015 has been derived from AMID’s unaudited condensed consolidated financial statements that are not incorporated by reference into this proxy statement/prospectus. The data presented below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes contained in AMID’s most recent Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the period ended September 30, 2016, incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 203 of this proxy statement/prospectus.

	Nine Months ended September 30,		For the Years Ended December 31,
	2016 (1)	2015 (1)	2015 (1)	2014 (1)	2013 (1)	2012 (1)	2011(1)
	(in thousands, except per unit data)
Consolidated Statement of Operations
Revenue	$165,220	$187,759	$236,358	$308,400	$294,079	$208,268	$241,593

Operating expenses
Costs of sales	65,096	86,742	105,883	197,952	215,053	154,472	200,776
Direct operating expenses	46,754	43,162	59,549	45,702	32,236	17,183	11,745
Selling, general and administrative expenses	33,255 (2)	20,145	27,232	23,103	19,079	14,309	13,576
Depreciation, amortization and accretion expense	32,015	28,099	38,014	28,832	30,002	21,287	20,454
Other expenses, net	2,213	2,822	3,774	1,536	2,094	1,783	3,357

Total operating expenses	179,333	180,970	234,452	297,125	298,464	209,034	249,908

Gain (loss) on sale of assets, net	90	(3,010)	(3,011)	(122)	343	(898)	964
Loss on impairment of property, plant and equipment	—	—		(99,892)	(18,155)	—	—
Loss on impairment of goodwill	—	—	(118,592)	—	—	—	—

Operating income (loss)	(14,023)	3,779	(119,697)	(88,739)	(22,197)	(1,664)	(7,351)
Other income (expense):
Interest expense	(19,535)	(9,719)	(14,745)	(7,577)	(9,291)	(4,570)	(4,508)
Other expense	—	—	—	(670)	—	—	—
Earnings in unconsolidated affiliates	29,983	1,265	8,201	348	—	—	—

Net income (loss) before income tax (expense) benefit	(3,575)	(4,675)	(126,241)	(96,638)	(31,488)	(6,234)	(11,859)
Income tax (expense) benefit	(1,301)	(1,065)	(1,134)	(557)	495	—	—

Net income (loss) from continuing operations	$(4,876)	$(5,740)	$(127,375)	$(97,195)	$(30,993)	$(6,234)	$(11,859)

Limited Partner’s net income (loss) per common unit:
Basic and diluted:
Income (loss) from continuing operations	$(0.91)	$(1.02)	$(6.00)	$(8.54)	$(7.15)	$(0.70)	$(1.66)

Net income (loss)	$(0.91)	$(1.02)	$(6.00)	$(8.54)	$(7.15)	$(0.70)	$(1.66)

Weighted average number of common units outstanding:
Basic and diluted (3)	30,979	23,154	24,983	13,472	7,525	9,113	6,997

	Nine Months ended September 30,		For the Years ended December 31,
	2016 (1)	2015 (1)	2015 (1)	2014 (1)	2013 (1)	2012 (1)	2011 (1)
	(in thousands, except per unit data)
Other Financial Data:
Adjusted EBITDA (4)	$92,192	$45,907	$66,311	$45,551	$31,907	$18,850	$20,790
Gross Margin (5)	93,677	95,215	123,281	102,807	74,821	49,431	44,356
Cash distribution declared per common unit	$1.298	$1.418	$1.890	$1.850	$1.750	$1.730	$0.700
Segment gross margin:
Gathering and Processing	55,157	59,687	76,865	50,817	36,985	36,118	30,619
Transmissions	28,419	26,975	35,301	42,828	32,408	13,313	13,737
Terminals	10,101	8,553	11,115	9,162	5,428	—	—

Balance Sheet Data (at period end)
Cash and cash equivalents	$4,879	$—	$—	$499	$393	$576	$871
Accounts receivable and unbilled revenue	28,435	21,031	18,740	29,543	29,823	23,470	20,963
Property, plant and equipment	699,978	638,939	648,013	582,182	312,701	223,819	170,231
Investment in unconsolidated affiliates	284,485	82,571	82,301	22,252	—	—	—
Total assets	1,199,127	1,005,486	891,296	913,558	382,075	256,696	199,551
Current portion of long-term debt	1,351	—	2,338	2,908	2,048	—	—
Long-term debt	672,694	508,650	525,100	372,950	130,735	128,285	66,270
Total equity and partners’ capital	57,750	257,877	121,787	329,184	78,467	87,603	101,396

Operating Data:
Gathering and processing segment:
Average throughput (MMcf/d)	393.0	344.0	338.2	274.8	277.2	291.2	250.9
Average plant inlet volume (MMcf/d) (6)	103.4	125.5	120.9	89.1	117.3	116.1	36.7
Average gross NGL production MMcf/d) (6)	180.3	254.4	231.1	64.2	52.0	49.9	54.5
Average gross condensate production MMcf/d) (6)	88.4	99.6	99.8	75.2	46.2	22.6	22.6
Transmission segment:
Average throughput (MMcf/d)	679.6	733.4	708.6	778.9	644.7	398.5	381.1
Average firm transportation—capacity reservation (MMcf/d)	655.3	658.4	653.7	577.9	640.7	703.6	702.2
Average interruptible transportation—throughput MMcf/d)	365.4	421.9	410.3	468.9	389.2	86.6	69.0
Terminal segment:
Storage utilization	91.5%	88.0%	88.1%	91.4%	95.6%	0.0%	0.0%

(1)	The following transactions affect comparability between periods:
(i)	In April 2016, AMID acquired membership interests in four entities that own and operate natural gas pipeline systems and NGL pipelines in and around Louisiana, Alabama, Mississippi and the Gulf of Mexico from an ArcLight affiliate for approximately $211.0 million. The aggregate purchase price was financed by the issuance of AMID Series C Convertible Preferred Units and warrants to purchase common units with a combined value of $120.0 million to the affiliate plus additional borrowing of $91.0 million borrowings under AMID’s Credit Agreement. AMID accounts for its investments in these entities under the equity method and since they were acquired from an ArcLight affiliate, they were recorded at the affiliate’s historical cost basis with the related activity recorded prospectively;
(ii)	Also in April 2016, a 60% AMID-owned subsidiary acquired approximately 200 miles of crude oil, natural gas and salt water onshore and offshore Gulf of Mexico pipelines from an unrelated third party in exchange for $2.7 million in cash and the assumption of certain asset retirement obligations. AMID consolidates this subsidiary for financial reporting purposes with related activity recorded prospectively;
(iii)	In April 2016 and September 2015, AMID acquired non-operated direct and indirect interests totaling 13.9% in Delta House, FPS, LLC and Delta House Oil and Gas Lateral, LLC (collectively “Delta House”). Delta House owns and operates a floating production system and related pipeline infrastructure in the Gulf of Mexico. The Delta House investments were acquired from ArcLight affiliates in exchange for an aggregate purchase price of $171.9 million (12.9% acquired in September 2015 for $162.0 million and 1.0% acquired in April 2016 for $9.9 million) which was financed by proceeds from the issuance of AMID Common Units to the public plus additional borrowings under AMID’s Credit Agreement. AMID accounts for its investments in Delta House under the equity method and since they were acquired from ArcLight affiliates, they were recorded at the affiliates’ historical cost basis with the related activity recorded prospectively;
(iv)	In October 2014, AMID acquired Costar Midstream, LLC from unrelated third parties in exchange for $258.0 million in cash and 6.9 million AMID Common Units for a combined purchase price of $405.3 million. Costar is an onshore gathering and processing company with operations in east Texas, the Permian Basin and the Bakken Oil Play. The Costar transaction was accounted for using the acquisition method of accounting with related activity recorded prospectively;

(v)	In January 2014, AMID acquired approximately 120 miles of high and low pressure pipelines and associated facilities located in the Eagle Ford shale in Gonzales and Lavaca Counties (the “Lavaca transaction”) from an unrelated third party for approximately $104.4 million which was financed by proceeds from the issuance of AMID Common Units to the public and from the issuance of Series B Units to AMID’s General Partner. The Lavaca transaction was accounted for using the acquisition method of accounting with related activity recorded prospectively;
(vi)	In December 2013, AMID acquired Blackwater Midstream Holdings, LLC (“Blackwater”) from an ArcLight affiliate for $63.9 million. Blackwater operates storage capacity across four marine terminals located in Louisiana, Georgia and Maryland. AMID consolidates Blackwater for financial reporting purposes and as Blackwater was acquired from an ArcLight affiliate, AMID’s historical financial statements were recast to reflect the acquisition at the affiliate’s historical cost basis from the date of common control; and,
(vii)	In April 2013, AMID acquired the High Point System from an ArcLight affiliate in exchange for $15.0 million plus the issuance of Series A Convertible Preferred Units with a related value of $90.0 million. The High Point System consists of approximately 700 miles of natural gas and liquid pipelines in Louisiana and the Gulf of Mexico. AMID consolidates the High Point System for financial reporting purposes and as it was acquired from an ArcLight affiliate, AMID’s historical financial statements were recast to reflect the acquisition at the affiliate’s historical cost basis from the date of common control.
(2)	The nine months ended September 30, 2016 includes $9.0 million related to the relocation of AMID’s corporate office from Denver to Houston.
(3)	Includes 200,000 unvested phantom units with distribution equivalent rights (“DERs”), which are considered participating securities, at December 31, 2015 and September 30, 2016.
(4)	Please see below for a definition of Adjusted EBITDA and a related reconciliation from net income (loss) attributable to the Partnership, which is the most directly comparable financial measure calculated in accordance with GAAP, and a discussion of how AMID uses Adjusted EBITDA to evaluate its operating performance.
(5)	Please see below for a definition of gross margin and a related reconciliation to net income (loss) attributable to the Partnership, which is the most directly comparable financial measure calculated in accordance with GAAP, and a discussion of how AMID uses gross margin to evaluate its operating performance.
(6)	Excludes volumes and gross production under AMID’s elective processing arrangements. For a description of AMID’s elective processing arrangements, see “Item 7. Management’s Discussion and Analysis—Our Operations—Gathering and Processing Segment” in AMID’s most recent Annual Report on Form 10-K.

Adjusted EBITDA

Adjusted EBITDA is a measure used by AMID’s management and by external users of AMID’s financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of AMID’s assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of AMID’s assets to generate cash flow to make cash distributions to AMID Unitholders and the AMID GP and its affiliates;

•	AMID’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

AMID defines Adjusted EBITDA as net income (loss) attributable to the partnership of AMID (the “Partnership”), plus interest expense, income tax expense, depreciation, amortization and accretion expense, certain non-cash charges such as non-cash equity compensation expense, unrealized (gains) losses on derivatives, debt issuance costs paid during the period, distributions from investments in unconsolidated affiliates, transaction expenses and selected charges that are unusual or nonrecurring, less, earnings in unconsolidated affiliates, gains (losses) on sale of assets, net and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss) attributable to the Partnership. For a reconciliation of Adjusted EBITDA to net income (loss), please read “—Note About Non-GAAP Financial Measures.”

Segment gross margin for AMID’s gathering and processing segment is defined as total revenue generated from gathering and processing operations less unrealized gains or plus unrealized losses on commodity derivatives, less the cost of natural gas, crude oil, NGLs and condensate purchased and revenue from construction, operating and maintenance agreements (“COMA”).

Segment gross margin for AMID’s Transmission segment is defined as total revenue less COMA income and the cost of natural gas purchased in connection with fixed margin arrangements.

Segment gross margin for AMID’s Terminals segment is defined as total revenue less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

Gross margin is a metric that AMID uses to evaluate its performance. AMID defines gross margin as the sum of its segment gross margin for its Gathering and Processing, Transmission and Terminals segments. The GAAP measure most directly comparable to gross margin is Net income (loss) attributable to the Partnership.

Note About Non-GAAP Financial Measures

Gross margin, segment gross margin and Adjusted EBITDA are performance measures that are considered non-GAAP financial measures. Each measure has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measure. AMID’s management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

Investors should not consider gross margin, segment gross margin or Adjusted EBITDA in isolation or as a substitute for, or more meaningful than analysis of, AMID’s results as reported under GAAP. Gross margin, segment gross margin and Adjusted EBITDA may be defined differently by other companies in AMID’s industry.

The following tables reconcile the non-GAAP financial measures of gross margin and Adjusted EBITDA used by AMID’s management to net income (loss) attributable to the Partnership, their most directly comparable GAAP measure, for each of the years ended December 31, 2015, 2014, 2013, 2012, and 2011 (in thousands), and for the nine months ended September 30, 2016 and 2015 (in thousands):

	Nine Months Ended September 30,		For the Years Ended December 31,
	2016 (a)	2015 (a)	2015 (a)	2014 (a)	2013 (a)	2012 (a)	2011 (a)
	(in thousands, except per unit data)
Reconciliation of Total Gross margin to Net income (loss) attributable to the Partnership
Gathering and processing segment gross margin (b)	$55,157	$59,687	$76,865	$50,817	$36,985	$36,118	$30,619
Transmission segment gross margin (b)	28,419	26,975	35,301	42,828	32,408	13,313	13,737
Terminals segment gross margin (b)	10,101	8,553	11,115	9,162	5,428	—	—

Total gross margin (b)	93,677	95,215	123,281	102,807	74,821	49,431	44,356
Less:
Direct operating expense (c)	40,339	38,369	52,909	39,360	27,833	17,183	11,745

Total Operating Margin	53,338	56,846	70,372	63,447	46,988	32,248	32,611
Plus:
Gain (loss) on commodity derivatives, net	(722)	1,274	1,324	1,091	28	3,400	(5,450)
Earnings in unconsolidated affiliates	29,983	1,265	8,201	348	—	—	—
Less:
Selling, general and administrative expense	33,255	20,145	27,232	23,103	19,079	14,309	13,576
Equity compensation expense	2,213	2,822	3,774	1,536	2,094	1,783	3,357
Depreciation, amortization and accretion expense	32,015	28,099	38,014	28,832	30,002	21,287	20,454
(Gain) loss on sale of assets, net	(90)	3,010	3,011	122	(343)	898	(964)
Loss on impairment of property, plant and equipment	—	—	—	99,892	18,155	—	—
Loss on impairment of goodwill	—	—	118,592	—	—	—	—
Interest expense	19,535	9,719	14,745	7,577	9,291	4,570	4,508
Other (income) expense, net	(754)	265	770	462	226	(965)	(1,911)
Income tax expense (benefit)	1,301	1,065	1,134	557	(495)	—	—
(Income) loss from discontinuing operations, net of tax	—	79	80	611	2,413	18	(161)
Net income (loss) attributable to non-controlling interest	2,175	80	25	214	633	256	—

Net income (loss) attributable to Partnership	$(7,051)	$(5,899)	$(127,480)	$(98,020)	$(34,039)	$(6,508)	$(11,698)

(a)	The following transactions affect comparability between periods:
(i)

In April 2016, AMID acquired membership interests in four entities that own and operate natural gas pipeline systems and NGL pipelines in and around Louisiana, Alabama, Mississippi and the Gulf of Mexico from an ArcLight affiliate for approximately

$211.0 million. The aggregate purchase price was financed by the issuance of AMID Series C Convertible Preferred Units and warrants to purchase AMID Common Units with a combined value of $120.0 million to the affiliate plus additional borrowing of $91.0 million borrowings under AMID’s Credit Agreement. AMID accounts for its investments in these entities under the equity method and since they were acquired from an ArcLight affiliate, they were recorded at the affiliate’s historical cost basis with the related activity recorded prospectively;
(ii)	Also in April 2016, a 60% AMID-owned subsidiary acquired approximately 200 miles of crude oil, natural gas and salt water onshore and offshore Gulf of Mexico pipelines from an unrelated third party in exchange for $2.7 million in cash and the assumption of certain asset retirement obligations. AMID consolidates this subsidiary for financial reporting purposes with related activity recorded prospectively;
(iii)	In April 2016 and September 2015, AMID acquired non-operated direct and indirect interests totaling 13.9% in Delta House, FPS, LLC and Delta House Oil and Gas Lateral, LLC (collectively “Delta House”). Delta House owns and operates a floating production system and related pipeline infrastructure in the Gulf of Mexico. The Delta House investments were acquired from ArcLight affiliates in exchange for an aggregate purchase price of $171.9 million (12.9% acquired in September 2015 for $162.0 million and 1.0% acquired in April 2016 for $9.9 million) which was financed by proceeds from the issuance of common units to the public plus additional borrowings under AMID’s Credit Agreement. AMID accounts for its investments in Delta House under the equity method and since they were acquired from ArcLight affiliates, they were recorded at the affiliates’ historical cost basis with the related activity recorded prospectively;
(iv)	In October 2014, AMID acquired Costar Midstream, LLC from unrelated third parties in exchange for $258.0 million in cash and 6.9 million AMID Common Units for a combined purchase price of $405.3 million. Costar is an onshore gathering and processing company with operations in east Texas, the Permian Basin and the Bakken Oil Play. The Costar transaction was accounted for using the acquisition method of accounting with related activity recorded prospectively;
(v)	In January 2014, AMID acquired approximately 120 miles of high and low pressure pipelines and associated facilities located in the Eagle Ford shale in Gonzales and Lavaca Counties (the “Lavaca transaction”) from an unrelated third party for approximately $104.4 million which was financed by proceeds from the issuance of AMID Common Units to the public and from the issuance of Series B Units to AMID’s General Partner. The Lavaca transaction was accounted for using the acquisition method of accounting with related activity recorded prospectively;
(vi)	In December 2013, AMID acquired Blackwater Midstream Holdings, LLC (“Blackwater”) from an ArcLight affiliate for $63.9 million. Blackwater operates storage capacity across four marine terminals located in Louisiana, Georgia and Maryland. AMID consolidates Blackwater for financial reporting purposes and as Blackwater was acquired from an ArcLight affiliate, AMID’s historical financial statements were recast to reflect the acquisition at the affiliate’s historical cost basis from the date of common control; and,
(vii)	In April 2013, AMID acquired the High Point System from an ArcLight affiliate in exchange for $15.0 million plus the issuance of Series A Convertible Preferred Units with a related value of $90.0 million. The High Point System consists of approximately 700 miles of natural gas and liquid pipelines in Louisiana and the Gulf of Mexico. AMID consolidates the High Point System for financial reporting purposes and as it was acquired from an ArcLight affiliate, AMID’s historical financial statements were recast to reflect the acquisition at the affiliate’s historical cost basis from the date of common control.
(b)	Segment gross margin for AMID’s Gathering and Processing segment consists of total revenue less (i) unrealized gain on commodity derivatives (ii) construction and operating management agreement (“COMA”) income and (iii) purchases of natural gas, NGLs and condensate. Segment gross margin for AMID’s Transmission segment consists of total revenue less COMA income and purchases of natural gas, NGLs and condensate. Segment gross margin for AMID’s Terminals segment consists of total revenue less direct operating expenses.

(c)	Direct operating expenses includes Gathering and Processing segment direct operating expenses of $39.2 million, $23.8 million, $14.6 million, $12.2 million, and $6.2 million, and Transmission segment direct operating expenses of $13.7 million, $15.6 million, $13.3 million $5.0 million, and $5.5 million for of the five years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively, and $31.2 million and $28.3 million for the Gathering and Processing segment each of the nine months ended September 30, 2016 and 2015, respectively, and $9.2 million and $10.0 million for the Transmission segment each of the nine months ended September 30, 2016 and 2015, respectively. Direct operating expenses related to AMID’s Terminals segment of $6.6 million, $6.3 million, and $4.4 million are included within the calculation of Terminals segment gross margin for each of the three years ended December 31, 2015, 2014 and 2013, respectively, and $6.4 million and $4.8 million for each of the nine months ended September 30, 2016 and 2015, respectively.

	Nine Months Ended September 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(in thousands, except per unit data)
Reconciliation of Net income (loss) attributable to the Partnership to Adjusted EBITDA:
Net income (loss) attributable to Partnership	$(7,051)	$(5,899)	$(127,480)	$(98,020)	$(34,039)	$(6,508)	$(11,698)
Add:
Depreciation, amortization and accretion expense	31,531	28,099	38,014	28,832	30,002	21,287	20,454
Interest expense	16,854	9,029	13,631	6,433	7,850	4,570	4,508
Debt issuance costs	3,987	1,984	2,238	3,841	2,113	1,564	—
Unrealized gain (loss) on derivatives, net	1,430	(523)	71	(595)	1,495	(992)	3,847
Non-cash equity compensation expense	2,213	2,891	3,863	1,626	2,094	1,783	1,607
Advisory services agreement termination fee	—	—	—	—	—	—	2,500
Special distribution to holders of LTIP phantom units	—	—	—	—	—	—	1,624
Transaction expense (1)	9,557	1,368	1,426	1,794	3,987	—	282
Income tax expense	1,301	876	953	224	(847)	—	—
Loss on impairment of property, plant and equipment	—	—	—	99,892	18,155	—	—
Loss on impairment of non-current assets held-for-sale	—	—	—	673	2,400	—	—
Loss on impairment of goodwill	—	—	118,592	—	—	—	—
Distributions from unconsolidated affiliates	62,797	6,568	20,568	1,980	—	—	—
General Partner contribution for cost reimbursement	—	330	330	—	—	—	—
Deduct:						—	—
Earnings in unconsolidated affiliates	29,983	1,265	8,201	348	—	—	—
COMA income	341	702	841	943	843	3,373	879
Straight line amortization of put costs	—	—	—	—	119	291	409
OPEB plan net periodic benefit	13	9	14	45	73	88	82
Gain (loss) on involuntary conversion of property, plant and equipment	—	—	—	—	343	(1,021)	—
Gain (loss) on sale of assets, net	90	(3,160)	(3,161)	(207)	(75)	123	964

Adjusted EBITDA	$92,192	$45,907	$66,311	$45,551	$31,907	$18,850	$20,790

(1)	The nine months ended September 30, 2016 includes $9.0 million related to the relocation of AMID’s corporate office from Denver to Houston.

For reporting purposes under AMID’s revolving credit facility, AMID is required to report Adjusted EBITDA as calculated under its revolving credit facility on a last twelve month basis. AMID refers to this metric as Compliance EBITDA. Compliance EBITDA is defined as Adjusted EBITDA (as defined above) plus annualized cash flow attributable to material projects completed during such twelve-month period and preacquisition EBITDA for the last twelve months of acquisitions completed during such period. For the last twelve months ended September 30, 2016, AMID’s Pro Forma Compliance EBITDA was $153.5 million.

Selected Historical Financial Information of JPE

The following table sets forth JPE’s selected historical consolidated financial and other data for the periods ended and as of the dates indicated. The consolidated statements of operations for the years ended December 31, 2013, 2014 and 2015 and the consolidated balance sheet data as of December 31, 2014 and 2015 have been derived from JPE’s audited consolidated financial statements incorporated by reference into this proxy statement/prospectus. The consolidated statements of operations for the years ended December 31, 2011 and 2012 and the consolidated balance sheet data as of December 31, 2011, 2012 and 2013 have been derived from JPE’s audited consolidated financial statements that are not incorporated by reference into this proxy statement/prospectus. The consolidated statement of operations for the nine months ended September 30, 2015 and 2016 and the consolidated balance sheet data as of September 30, 2016 have been derived from JPE’s unaudited condensed consolidated financial statements incorporated by reference into this proxy statement/prospectus. The consolidated balance sheet data as of September 30, 2015 has been derived from JPE’s unaudited condensed consolidated financial statements that are not incorporated by reference into this proxy statement/prospectus. The data presented below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes contained in JPE’s most recent Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the period ended September 30, 2016 incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 203 of this proxy statement/prospectus.

	Nine Months Ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	($ in thousands, except unit data)
Consolidated Statement of Operations:
Revenue	$351,065	$527,380	$680,585	$726,154	$390,869	$204,391	$67,156

Operating Expense
Cost of sales, excluding depreciation and amortization	242,119	411,744	527,476	605,682	276,804	151,478	49,048
Direct operating expense	48,345	52,668	69,377	65,584	57,728	26,292	9,584
Selling, general and administrative	30,307	35,406	45,383	46,362	44,488	20,785	6,053
Depreciation and amortization	34,663	34,055	46,852	40,230	30,987	12,941	2,841

Total operating expenses	355,434	533,873	689,088	757,858	410,007	211,496	67,526

Loss on sale of assets, net(1)	(2,451)	(1,402)	(909)	(1,137)	(1,492)	(1,142)	(68)
Loss on impairment of goodwill	—	—	(29,896)	—	—	—	—

Operating loss	(6,820)	(7,895)	(39,308)	(32,841)	(20,630)	(8,247)	(438)

Other income (expense):
Interest expense	(5,216)	(3,848)	(5,375)	(8,981)	(8,245)	(3,249)	(633)
Other income (expense)	627	468	1,732	(1,626)	887	(177)	(95)

Net loss before income tax expense	(11,409)	(11,275)	(42,951)	(43,448)	(27,988)	(11,673)	(1,166)
Income tax expense	(536)	(333)	(754)	(300)	(208)	(222)	(35)

Net loss from continuing operations	(11,945)	(11,608)	(43,705)	(43,748)	(28,196)	(11,895)	(1,201)

Net loss per common and subordinated unit:
Basic and diluted:
Loss from continuing operations	$(0.33)	$(0.32)	$(1.20)	$(0.52)	$—	$—	$—
Net loss	$(0.34)	$(0.35)	$(1.61)	$(0.51)	$—	$—	$—

Weighted average number of common and subordinated units outstanding:
Basic and diluted	36,634	36,502	36,525	36,423	—	—	—

	Nine Months Ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	($ in thousands)
Other Financial Data (2):
Adjusted EBITDA	$36,318	$32,700	$46,865	$31,651	$34,284	$14,560	$2,825
Adjusted gross margin	108,733	112,166	150,291	133,832	112,954	51,326	18,108

Balance Sheet Data:
Cash and cash equivalents	$1,768	$8,529	$1,987	$3,325	$3,234	$10,099	$4,432
Accounts Receivable and unbilled revenue	45,625	75,170	60,519	108,725	122,919	80,551	12,246
Property, plant and equipment, net	281,316	287,101	291,454	251,690	227,068	181,142	27,720
Total assets	684,472	814,063	735,259	813,173	843,402	562,124	65,931
Current portion of long-term debt (3)	933	564	454	383	698	2,973	105
Long-term debt	159,000	167,737	162,740	84,125	184,148	164,766	16,843
Total partners’ capital	465,120	559,625	504,920	600,680	533,393	314,153	41,466

Operating Data (4):
Crude oil pipeline throughput (Bbl/d)	25,228	28,704	28,246	20,868	13,738	—	—
Crude oil sales (Bbl/d)	22,381	29,422	40,255	15,612	5,107	7,516	—
Refined products terminals throughput (Bbl/d)	57,649	63,954	62,075	63,859	69,071	57,143	—
NGL and refined product sales (Mgal/d)	180	209	211	200	181	129	61

(1)	In February 2016, JPE completed the sale of its crude oil supply and logistics operations in the Midcontinent region of Oklahoma and Kansas. In June 2014, JPE completed the sale of its crude oil logistics operations in the Bakken region of North Dakota, Montana and Wyoming.
(2)	Adjusted gross margin and Adjusted EBITDA are financial measures that are not presented in accordance with GAAP. Please see below for a discussion of the non-GAAP financial measures of Adjusted EBITDA and adjusted gross margin and a reconciliation of Adjusted EBITDA and adjusted gross margin to JPE’s most directly comparable measures calculated and presented in accordance with GAAP.
(3)	Reflects amounts for 2012 and 2011 filed as part of S-1 filing.
(4)	Represents the average daily throughput volume and the average daily sales volume in JPE’s crude oil pipelines and storage segment, the average daily throughput volume in JPE’s refined products terminals and storage segment and the average daily sales volume in JPE’s NGL distribution and sales segment.

Note About Non-GAAP Financial Measures

JPE management uses Adjusted EBITDA and adjusted gross margin to analyze JPE’s performance. JPE defines Adjusted EBITDA as net income (loss) plus (minus) interest expense (income), income tax expense (benefit), depreciation and amortization expense, asset impairments, (gains) losses on asset sales, certain non-cash charges such as non-cash equity compensation, non-cash vacation expense, non-cash (gains) losses on commodity derivative contracts (total (gain) loss on commodity derivatives less net cash flow associated with commodity derivatives settled during the period) and selected (gains) charges and transaction costs that are unusual or non-recurring. JPE defines adjusted gross margin as total revenues minus cost of sales, excluding depreciation and amortization, and certain non-cash charges such as non-cash vacation expense and non-cash gains (losses) on derivative contracts (total gain (losses) on commodity derivatives less net cash flow associated with commodity derivatives settled during the period).

Adjusted EBITDA and adjusted gross margin are supplemental, non-GAAP financial measures used by JPE management and by external users of JPE’s financial statements, such as investors and commercial banks, to assess:

•	JPE’s operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure;

•	the ability of JPE’s assets to generate sufficient cash flow to make distributions to JPE’s Unitholders; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Adjusted EBITDA and adjusted gross margin are not financial measures presented in accordance with GAAP. JPE believes that the presentation of these non-GAAP financial measures provides information useful to investors in assessing its financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and adjusted gross margin are net income (loss) and operating income (loss), respectively. Adjusted EBITDA and adjusted gross margin should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and adjusted gross margin exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. As a result, Adjusted EBITDA and adjusted gross margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Set forth below are reconciliations of Adjusted EBITDA and adjusted gross margin to JPE’s most directly comparable financial measure calculated in accordance with GAAP.

	Year ended December 31,
	2015	2014	2013	2012	2011
	(in thousands)
Reconciliation of Adjusted EBITDA to net loss
Net Loss	$(58,656)	$(53,023)	$(14,221)	$(8,388)	$(1,201)
Depreciation and amortization	46,852	40,230	30,987	12,941	2,841
Loss on impairment of goodwill	29,896	—	—	—	—
Interest expense	5,375	8,981	8,245	3,249	633
Loss on extinguishment of debt	—	1,634	—	497	95
Income tax expense	754	300	208	222	35
Loss on sale of assets, net	909	1,137	1,492	1,142	68
Equity compensation expense	1,217	1,658	790	2,485	—
Total (gain) loss on commodity derivatives	3,057	13,762	(902)	(640)	—
Net cash payments for commodity derivatives settled during the period	(14,821)	(1,071)	(209)	(946)	—
Early settlement of commodity derivatives (1)	8,745	—	—	—	—
Corporate overhead support from general partner (2)	5,500	—	—	—	—
Transaction costs and other	1,877	3,766	1,286	1,492	354
Discontinued operations (3)	16,160	14,277	6,608	2,506	—

Adjusted EBITDA	$46,865	$31,651	$34,284	$14,560	$2,825

(1)	Due to its non-recurring nature, JPE excluded this transaction in calculating Adjusted EBITDA.
(2)	Represents expenses incurred by JPE that were absorbed by JPE GP and not passed through to JPE.
(3)	In February 2016, JPE completed the sale of its crude oil supply and logistics operations in the Midcontinent region of Oklahoma and Kansas. In June 2014, JPE completed the sale of its crude oil logistics operations in the Bakken region of North Dakota, Montana and Wyoming.

	Year ended December 31,
	2015	2014	2013	2012	2011
	(in thousands)
Reconciliation of adjusted gross margin to operating loss
Adjusted gross margin
Crude oil pipelines and storage	$35,500	$36,788	$19,249	$3,465	$—
Refined products terminals and storage	14,578	16,834	19,328	1,732	—
NGL distribution and sales	100,213	80,210	74,377	46,129	18,108

Total Adjusted gross margin	150,291	133,832	112,954	51,326	18,108

Operating expenses	(69,377)	(65,584)	(57,728)	(26,292)	(9,584)
Selling, general and administrative	(45,383)	(46,362)	(44,488)	(20,785)	(6,053)
Depreciation and amortization	(46,852)	(40,230)	(30,987)	(12,941)	(2,841)
Loss on impairment of goodwill	(29,896)	—	—	—	—
Loss on sale of assets, net	(909)	(1,137)	(1,492)	(1,142)	(68)
Total gain (loss) from commodity derivative contracts	(3,057)	(13,762)	902	640	—
Net cash payments for commodity derivatives settled during the period	14,821	1,071	209	947	—
Early settlement of commodity derivatives (1)	(8,745)	—	—	—	—
Other non-cash items	(201)	(669)	—	—	—

Operating loss	$(39,308)	$(32,841)	$(20,630)	$(8,247)	$(438)

(1)	Due to its non-recurring nature, JPE excluded this transaction in calculating adjusted gross margin.

Selected Unaudited Pro Forma Condensed Consolidated Financial Information

The following selected unaudited pro forma condensed consolidated balance sheet data as of September 30, 2016 reflects the Merger as if it occurred on September 30, 2016. The unaudited pro forma condensed consolidated statement of operations data for the nine months ended September 30, 2016 and the year ended December 31, 2015 reflect the Merger as if it occurred on January 1, 2015.

The following selected unaudited pro forma condensed consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined organization’s condensed consolidated financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined organization. Future results may vary significantly from the results reflected because of various factors. The following selected unaudited pro forma condensed consolidated financial information should be read in conjunction with the section entitled “The Merger—Unaudited Financial Projections of JPE” and related notes included in this proxy statement/prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet Data as of September 30, 2016

	JPE Historical	AMID Historical	Pro Forma Adjustments	Pro Forma for Merger
Balance Sheet Data (at end of period)
Total assets	684,472	1,199,127	64,497	1,984,096
Long-term debt (including current portion)	159,933	$672,694	—	832,627
Senior notes	—	57,746	—	57,746
Total equity	465,120	57,750	52,247	575,117

Unaudited Pro Forma Condensed Consolidated Statement of Operations Data for Nine Months ended September 30, 2016

	JPE Historical	AMID Historical	Pro Forma Adjustments	Pro Forma for Merger
Income and Cash Flow Data
Revenue	$351,065	$165,220	—	516,285
Operating loss	(6,820)	(14,023)	(3,242)	(24,085)
Total basic and diluted earnings per common and subordinated unit from continuing operations	(0.33)	(0.91)		$(0.75)
Basic and diluted weighted-average number of units outstanding	36,634	30,979		51,108
Distributions per unit declared and paid	0.975	1.30 (1)

(1)	Distributions declared and paid each quarter related to prior quarter’s earnings.

Unaudited Pro Forma Condensed Consolidated Statement of Operations Data for Year Ended December 31, 2015

	JPE Historical	AMID Historical	Pro Forma Adjustments	Pro Forma for Merger
Income and Cash Flow Data
Revenue	$680,585	$236,358	—	$916,943
Operating loss	(39,308)	(119,697)	(4,806)	$(163,811)
Total basic and diluted earnings per common and subordinated unit from continuing operations	(1.20)	(6.00)		$(4.10)
Basic and diluted weighted-average number of units outstanding	36,525	24,983		45,050
Distributions per unit declared and paid	1.279	1.89 (1)

(1)	Distributions declared and paid during the year ended December 31, 2015.

Unaudited Comparative Per Unit Information

Historical Per Unit Information of AMID and JPE

The historical per unit information of AMID and JPE set forth in the table below is derived from the audited consolidated financial statements as of and for the year ended December 31, 2015 and the unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2016 for AMID and JPE.

Pro Forma Combined Per Unit Information of AMID

The unaudited pro forma combined per unit information of AMID set forth in the table below gives effect to the Merger as if it had been effective on January 1, 2015, in the case of income from continuing operations per unit and distributions data, and September 30, 2016, in the case of book value per unit data, and, in each case, assuming that a number of AMID Common Units equal to 0.5775 AMID Common Units, in the case of JPE Units owned by holders other than the Affiliated Unitholders, and 0.5225 AMID Common Units, in the case of JPE Units owned by the Affiliated Unitholders, have been issued in exchange for each outstanding JPE Common Unit and JPE Subordinated Unit other than those JPE Units held by GP Sub. The unaudited pro forma combined per unit information of AMID is derived from the audited consolidated financial statements as of and for the year ended December 31, 2015 and the unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2016 for each of AMID and JPE.

General

You should read the information set forth below in conjunction with the selected historical financial information of AMID and JPE included elsewhere in this proxy statement/prospectus and the historical financial statements and related notes of AMID and JPE that are incorporated into this proxy statement/prospectus by reference. See “—Selected Historical Financial Information of AMID,” “—Selected Historical Financial Information of JPE” and “Where You Can Find More Information.”

	Nine Months Ended September 30, 2016	For the Year ended December 31, 2015
	(per unit data)
Historical—JPEP
Basic earnings per common and subordinated unit from continuing operations	$(0.33)	$(1.20)
Diluted earnings per common and subordinated unit from continuing operations	$(0.33)	$(1.20)
Distributions per unit declared for the period	$0.975	$1.279
Book value per unit—common and subordinated	$12.69	$13.80
Historical—AMID
Basic earnings per common unit from continuing operations	$(0.91)	$(6.00)
Diluted earnings per common unit from continuing operations	$(0.91)	$(6.00)
Distributions per unit declared for the period	$1.30	$1.89
Book value per unit—common	$1.56	$3.85
Pro forma—AMID
Basic earnings per common unit from continuing operations	$(0.75)	$(4.10)
Diluted earnings per common unit from continuing operations	$(0.75)	$(4.10)
Distributions per unit declared for the period	$1.49	$2.09
Book value per unit—common	$11.02	—

Equivalent and Comparative Per Unit Information and Distributions

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per unit, as well as the distribution paid per unit, of AMID Common Units, which trade on the NYSE under the symbol “AMID,” and JPE Common Units, which trade on the NYSE under the symbol “JPEP.”

	Unaudited Comparative per Unit Information
	JPEP Common Units				AMID Common Units
	High	Low	Distribution		High	Low	Distribution
	(in dollars per unit)
2013
First Quarter (1)	$—	$—	$—		$—	$—	$—
Second Quarter	$—	$—	$—		$23.00	$15.65	$0.4325
Third Quarter	$—	$—	$—		$22.60	$18.71	$0.4325
Fourth Quarter	$—	$—	$—		$28.80	$17.51	$0.4525
2014
First Quarter	$—	$—	$—		$28.95	$22.62	$0.4525
Second Quarter	$—	$—	$—		$30.52	$25.39	$0.4625
Third Quarter	$—	$—	$—		$32.01	$27.86	$0.4625
Fourth Quarter	$20.71	$10.55	$0.3038	(2)	$29.65	$18.22	$0.4725
2015
First Quarter	$15.52	$10.75	$0.3250		$21.17	$15.71	$0.4725
Second Quarter	$15.00	$10.75	$0.3250		$19.42	$15.75	$0.4725
Third Quarter	$13.94	$5.25	$0.3250		$16.71	$9.01	$0.4725
Fourth Quarter	$8.95	$3.91	$0.3250		$12.70	$3.80	$0.4725
2016
First Quarter	$6.17	$1.89	$0.3250		$8.49	$4.03	$0.4725
Second Quarter	$8.96	$4.88	$0.3250		$14.00	$6.18	$0.4125
Third Quarter	$10.08	$6.49	$0.3250		$15.19	$10.39	$0.4125
Fourth Quarter	$10.19	$7.16	N/A		$18.30	$13.06	N/A
2017
First quarter (3)	$10.55	$9.80	N/A		$18.45	$17.05	N/A

(1)	No data is shown as High Point Infrastructure Partners, LLC, a controlled affiliate of AcrLight (“HPIP”), acquired its ownership interest in AMID on April 15, 2013.
(2)	Represents the initial pro rata distribution of minimum quarterly distribution for the period October 7, 2014 to December 31, 2014.
(3)	Through January 26, 2017.

The table below sets forth per unit closing prices of AMID Common Units and JPE Common Units on (i) October 21, 2016, the last trading day before the public announcement of the Merger, and (ii) on January 30, 2017 the most recent practicable trading day before the date of this proxy statement/prospectus. The table also sets forth the equivalent market value per JPE Common Unit on such dates. The equivalent market value per JPE Common Unit and JPE Subordinated Unit has been determined by multiplying the closing prices of AMID Common Units on those dates by the exchange ratio of 0.5775 AMID Common Units per Non-Affiliated JPE Common Unit and 0.5225 AMID Common Units per JPE Common Units held by the Affiliated Unitholders.

	JPE Common Units	AMID Common Units	Equivalent Market Value per Non- Affiliated JPE Common Unit	Equivalent Market Value per Affiliated JPE Common Unit
October 21, 2016	$7.54	$14.95	$8.63	$7.81
January 30, 2017	$10.35	$18.10	$10.45	$9.46

Although the Exchange Ratio is fixed, the market prices of AMID Common Units and JPE Common Units will fluctuate prior to the consummation of the Merger and the market value of the AMID Common Unit Merger consideration ultimately received by JPE Unitholders will depend on the closing price of AMID Common Units on the day the Merger is consummated. Thus, JPE Unitholders will not know the exact market value of the Merger consideration until the closing of the Merger.

RISK FACTORS

In addition to the other information included or incorporated by reference in, and found in the annexes attached to, this proxy statement/prospectus, including the matters addressed under the section entitled “Special Note Concerning Forward-Looking Statements” beginning on page 48 of this proxy statement/prospectus, you should carefully consider the following risks before deciding whether to vote for adoption of the Merger Agreement. You should read and consider the risks associated with each of the businesses of AMID and JPE because these risks will relate to the combined company. Certain of these risks can be found in AMID’s annual report on Form 10-K for the fiscal year ended December 31, 2015, and in AMID’s quarterly report on Form 10-Q for the period ended September 30, 2016, each of which is incorporated by reference into this proxy statement/prospectus, and in JPE’s annual report on Form 10-K for the fiscal year ended December 31, 2015, and in JPE’s quarterly report on Form 10-Q for the period ended September 30, 2016, each of which is incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 203 of this proxy statement/prospectus.

Risks Relating To The Merger

Because the market price of AMID Common Units will fluctuate prior to the consummation of the Merger, JPE Unitholders cannot be sure of the market value of the AMID Common Units they will receive as unit consideration relative to the value of JPE Common Units or JPE Subordinated Units they exchange.

The market value of the unit consideration that JPE Unitholders will receive in the Merger will depend on the trading price of AMID Common Units at the closing of the Merger. The Exchange Ratio that determines the number of AMID Common Units that JPE Unitholders will receive as unit consideration in the Merger is fixed. This means that there is no mechanism contained in the Merger Agreement that would adjust the number of AMID Common Units that JPE Unitholders will receive as the unit consideration based on any decreases in the trading price of AMID Common Units. Unit price changes may result from a variety of factors (many of which are beyond AMID’s or JPE’s control), including:

•	changes in AMID’s business, operations and prospects;

•	changes in market assessments of AMID’s business, operations and prospects;

•	interest rates, general market, industry and economic conditions and other factors generally affecting the price of AMID Common Units; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which AMID operates.

Because the Merger will be completed after the Special Meeting, at the time of the meeting, you will not know the exact market value of the AMID Common Units that the JPE Unitholders will receive upon completion of the Merger. If the price of AMID Common Units at the closing of the Merger is less than the price of AMID Common Units on the date that the Merger Agreement was signed, then the market value of the unit consideration received by JPE Unitholders will be less than contemplated at the time the Merger Agreement was signed.

AMID and JPE may be unable to obtain the regulatory clearances required to complete the Merger or, in order to do so, AMID and JPE may be required to comply with material restrictions or satisfy material conditions.

The Merger is subject to review by the Antitrust Division and the FTC under the HSR Act, and potentially by state regulatory authorities. The 30-day HSR waiting period expired on December 12, 2016. The closing of the Merger is subject to the condition that there is no law, injunction, judgment or ruling by a governmental authority in effect enjoining, restraining, preventing or prohibiting the Merger contemplated by the Merger Agreement. AMID and JPE can provide no assurance that all required regulatory clearances will be obtained. If a governmental authority asserts objections to the Merger, AMID or JPE may be required to divest some assets in order to obtain antitrust clearance. There can be no assurance as to the cost, scope or impact of the actions that may be required to obtain antitrust or other regulatory approval. If AMID or JPE takes such actions, it could be detrimental to it or to the combined organization following the consummation of the Merger. Furthermore, these actions could have the effect of delaying or preventing completion of the Merger or imposing additional costs on or limiting the revenues or cash available for distribution of the combined organization following the consummation of the Merger. See Proposal No. 1. The Merger Agreement—Regulatory Matters.”

The FTC could take action under the antitrust laws to prevent or rescind the Merger, require the divestiture of assets or seek other remedies. Additionally, state attorneys general could seek to block or challenge the Merger as they deem necessary or desirable in the public interest at any time, including after completion of the transaction. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin the Merger, before or after it is completed. AMID may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

The Merger may not be consummated even if JPE Unitholders approve the Merger Agreement.

The Merger Agreement contains conditions that, if not satisfied or waived, would result in the Merger not occurring, even though JPE Unitholders may have approved the Merger Agreement. In addition, JPE and AMID can agree not to consummate the Merger even if JPE Unitholders approve the Merger Agreement and the conditions to the closing of the Merger are otherwise satisfied.

JPE is subject to provisions that limit its ability to pursue alternatives to the Merger, which could discourage a potential competing acquirer of JPE from making a favorable alternative transaction proposal and, in specified circumstances under the Merger Agreement, would require JPE to reimburse AMID’s out-of-pocket expenses, in certain circumstances up to $5 million, and pay a termination fee to AMID of $10 million.

Under the Merger Agreement, JPE is restricted from entering into alternative transactions. Unless and until the Merger Agreement is terminated, subject to specified exceptions (which are discussed in more detail in “Proposal No. 1. The Merger Agreement—No Solicitation by JPE of Alternative Proposals”), JPE is restricted from soliciting, initiating, knowingly facilitating, knowingly encouraging or knowingly inducing or negotiating, any inquiry or proposal for a competing acquisition proposal with any person. In addition, JPE may not grant approval to any person to acquire 20% or more of any class of its outstanding units without such person losing the ability to vote on any matter under the JPE partnership agreement. Under the Merger Agreement, in the event of a potential change by the JPE GP Board of its recommendation with respect to the Merger in light of a superior proposal, JPE must provide AMID with three days’ notice to allow AMID to propose an adjustment to the terms and conditions of the Merger Agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of JPE from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per unit market value than the merger consideration, or might result in a potential competing acquirer of JPE proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

If the Merger Agreement is terminated under specified circumstances, including if the JPE Unitholder approval is not obtained, then JPE will be required to pay all of the reasonable documented out-of-pocket expenses incurred by AMID and its controlled affiliates in connection with the Merger Agreement and the transactions contemplated thereby, in certain circumstances, up to a maximum amount of $5 million. In addition, if the Merger Agreement is terminated in specified circumstances, including due to an adverse recommendation change by the JPE GP Board having occurred, JPE will be required to pay AMID a termination fee of $10 million, less any expenses previously paid by JPE. Following payment of the termination fee, JPE will not be obligated to pay any additional expenses incurred by AMID or its affiliates. See “Proposal No. 1. The Merger Agreement—Expenses” and “—Termination Fee.” For a discussion of the restrictions on soliciting or entering into a takeover proposal or alternative transaction and the ability of the JPE GP Board to change its recommendation, see “Proposal No. 1. The Merger Agreement—No Solicitation by JPE of Alternative Proposals” and “—Change in JPE GP Board Recommendation.”

AMID or JPE may have difficulty attracting, motivating and retaining executives and other employees in light of the Merger.

Uncertainty about the effect of the Merger on AMID or JPE employees may have an adverse effect on the combined organization. This uncertainty may impair these companies’ ability to attract, retain and motivate personnel until the Merger is completed. Employee retention may be particularly challenging during the pendency of the Merger, as employees may feel uncertain about their future roles with the combined organization. In addition, JPE may have to provide additional compensation in order to retain employees. If employees of JPE depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined organization, the combined organization’s ability to realize the anticipated benefits of the Merger could be reduced.

AMID and JPE are subject to business uncertainties and contractual restrictions while the Merger is pending, which could adversely affect each party’s business and operations.

In connection with the pending Merger, it is possible that some customers, suppliers and other persons with whom AMID or JPE have business relationships may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with AMID or JPE as a result of the Merger, which could negatively affect AMID’s and JPE’s respective revenues, earnings and cash available for distribution, as well as the market price of AMID Common Units and JPE Common Units, regardless of whether the Merger is completed.

Under the terms of the Merger Agreement, each of AMID and JPE is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its ability to execute certain of its business strategies. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the Merger. Furthermore, the process of planning to integrate two businesses and organizations for the post-merger period can divert management attention and resources and could ultimately have an adverse effect on each party. For a discussion of these restrictions, see “Proposal No. 1. The Merger Agreement—Conduct of Business Pending the Consummation of the Merger.”

However, each of AMID and JPE are permitted to engage in certain activities and transactions prior to completion of the Merger, such as certain financings, incurrence of indebtedness, issuances of equity, sales of assets and acquisitions. Any of these transactions could affect the current and future financial and operating results of each company and the combined company.

The Merger is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect the trading prices of AMID Common Units and JPE Common Units and the future business and financial results of AMID and JPE.

The completion of the Merger is subject to a number of conditions. The completion of the Merger is not assured and is subject to risks, including the risk that approval of the Merger by JPE Unitholders or by governmental agencies is not obtained or that other closing conditions are not satisfied. If the Merger is not completed, or if there are significant delays in completing the Merger, the trading prices of AMID Common

Units and JPE Common Units and the respective future business and financial results of AMID and JPE could be negatively affected, and each of them will be subject to several risks, including the following:

•	the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•	negative reactions from the financial markets, including declines in the price of AMID Common Units or JPE Common Units due to the fact that current prices may reflect a market assumption that the Merger will be completed; and

•	the attention of management of AMID and JPE will have been diverted to the Merger rather than each organization’s own operations and pursuit of other opportunities that could have been beneficial to that organization.

JPE’s and AMID’s financial estimates are based on various assumptions that may not be realized.

The financial estimates set forth in the forecasts included under “The Merger—Unaudited Financial Projections of JPE” and “The Merger—Unaudited Financial Projections of AMID” were based on assumptions of, and information available to, JPE’s and AMID’s managements when prepared and these estimates and assumptions are subject to uncertainties, many of which are beyond JPE’s and AMID’s control and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Special Note Concerning Forward-Looking Statements,” will be important in determining JPE’s and AMID’s future results. As a result of these contingencies, actual future results may vary materially from JPE’s and AMID’s estimates. In view of these uncertainties, the inclusion of JPE’s and AMID’s financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

JPE’s and AMID’s financial estimates were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and neither JPE nor AMID undertakes any obligation, other than as required by applicable law, to update its financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The financial estimates of JPE and AMID included in this proxy statement/prospectus have been prepared by, and are the responsibility of, JPE and AMID, respectively. Moreover, neither JPE’s nor AMID’s independent accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to JPE’s or AMID’s prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, such independent registered public accounting firm assumes no responsibility for, and disclaims any association with, JPE’s and AMID’s prospective financial information. The reports of such independent registered public accounting firm incorporated by reference herein relates exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. See “The Merger—Unaudited Financial Projections of JPE” and “The Merger—Unaudited Financial Projections of AMID” for more information.

The number of outstanding AMID Common Units will increase as a result of the Merger, which could make it more difficult for AMID to pay the current level of quarterly distributions.

As of December 31, 2016, there were approximately 31.2 million AMID Common Units outstanding. AMID will issue approximately 20.1 million AMID Common Units in connection with the Merger. Accordingly, the aggregate dollar amount required to pay the current per unit quarterly distribution on all AMID Common Units will increase, which could increase the likelihood that AMID will not have sufficient funds to pay the current level of quarterly distributions to all AMID Unitholders. Using a $0.4125 per AMID Common Unit distribution

(the distribution AMID had declared with respect to the third fiscal quarter of 2016 to be paid on November 14, 2016 to holders of record as of November 3, 2016) the aggregate cash distribution paid to AMID Unitholders totalled approximately $13.1 million, including a distribution to AMID GP in respect of its general partner interest and ownership of incentive distribution rights. The combined pro forma AMID distribution with respect to the third fiscal quarter of 2016, had the Merger been completed prior to such distribution, would have resulted in $0.4125 per unit being distributed on approximately 51.4 million AMID Common Units, or a total of approximately $21.5 million including a distribution of $0.3 million to AMID GP in respect of its general partner interest and incentive distribution rights. As a result, AMID would have been required to distribute an additional $8.3 million in order to maintain the distribution level of $0.4125 per AMID Common Unit payable with respect to the third fiscal quarter of 2016.

No ruling has been obtained with respect to the U.S. federal income tax consequences of the Merger.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the Merger. Instead, AMID and JPE are relying on the opinions of their respective counsel as to the U.S. federal income tax consequences of the Merger, and such counsel’s conclusions may not be sustained if challenged by the IRS. See “Material U.S. Federal Income Tax Consequences of the Merger.”

The expected U.S. federal income tax consequences of the Merger are dependent upon AMID and JPE being treated as partnerships for U.S. federal income tax purposes.

The treatment of the Merger as nontaxable to holders of JPE Common Units and JPE Subordinated Units is dependent upon AMID being treated as a partnership for U.S. federal income tax purposes. If AMID were treated as a corporation for U.S. federal income tax purposes, the consequences of the Merger would be materially different and the Merger would likely be a fully taxable transaction to holders of JPE Common Units and JPE Subordinated Units.

Holders of JPE Common Units and JPE Subordinated Units could recognize taxable income or gain for U.S. federal income tax purposes, in certain circumstances, as a result of the Merger.

For U.S. federal income tax purposes, each holder of JPE Common Units and JPE Subordinated Units (other than GP Sub) will be deemed to contribute its JPE Common Units or JPE Subordinated Units to AMID in exchange for AMID Common Units and the deemed assumption by AMID of each such JPE Unitholder’s share of JPE’s liabilities. The deemed assumption by AMID of such liabilities will trigger gain or loss to such JPE Unitholders to the extent that such amounts are treated as a “disguised sale” of property, rather than as a non-taxable contribution of JPE Common Units or JPE Subordinated Units to AMID in exchange for AMID Common Units. In addition, as a result of the Merger, the holders of JPE Common Units and JPE Subordinated Units who receive AMID Common Units will become limited partners of AMID and will be allocated a share of AMID’ nonrecourse liabilities. Each holder of JPE Common Units and JPE Subordinated Units will be treated as receiving a deemed cash distribution equal to the net reduction in the amount of nonrecourse liabilities allocated to such JPE Unitholder (as adjusted to take into account any nonrecourse liabilities included in the Section 707 Consideration (as defined below)). If the amount of such deemed cash distribution received by a holder of JPE Common Units or JPE Subordinated Units exceeds such JPE Unitholder’s basis in AMID Common Units immediately after the Merger, after reduction to account for any basis allocable to the portion of such unitholder’s JPE Common Units or JPE Subordinated Units deemed sold as a result of the receipt of Section 707 Consideration, such JPE Unitholder will recognize gain in an amount equal to such excess. The amount and effect of any gain that may be recognized by holders of JPE Common Units and JPE Subordinated Units will depend on such unitholder’s particular situation, including the ability of such unitholder to utilize any suspended passive losses.

Moreover, each Affiliated Unitholder and all other JPE Unitholders that hold JPE Common Units or JPE Subordinated Units (other than GP Sub) will be entitled to receive AMID Common Units in the Merger in exchange for such holder’s JPE Common Units or JPE Subordinated Units at the applicable Exchange Ratio (as described in the preceding paragraph). The applicable Exchange Ratio is higher with respect to all JPE Unitholders other than the Affiliated Unitholder, which will result in such JPE Unitholders receiving a greater number of AMID Common Units for each JPE Common Unit or JPE Subordinate Unit than the Affiliated Unitholder will receive. As a result there is a risk that a portion of the AMID Common Units received by each JPE Unitholder, other than Affiliated Unitholders or GP Sub, will be deemed for U.S. federal income tax purposes to have been received as a disproportionate amount of consideration in the Merger that would be treated as a taxable transfer to such JPE Unitholder. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Mergers to JPE Common and JPE Subordinated Unitholders” and “Risks Relating to the Merger.”

Risk Factors Relating to the Combined Company Following the Merger

AMID and JPE will incur substantial transaction-related costs in connection with the Merger.

AMID and JPE expect to incur a number of non-recurring transaction-related costs associated with completing the Merger, combining the operations of the two organizations and achieving desired synergies. These fees and costs will be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the businesses of AMID and JPE. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. Additionally, if Magnolia does not satisfy its obligations under the Financial Support Agreement, the costs may be substantial. Thus, any net benefit may not be achieved in the near term, the long term or at all.

Failure to successfully combine the businesses of AMID and JPE in the expected time frame may adversely affect the future results of the combined organization, and, consequently, the value of the AMID Common Units that JPE Unitholders receive as part of the Merger consideration.

The success of the Merger will depend, in part, on the ability of AMID to realize the anticipated benefits and synergies from combining the businesses of AMID and JPE. To realize these anticipated benefits, the businesses must be successfully combined. If the combined organization is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the Merger may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Merger. These integration difficulties could result in declines in the market value of AMID Common Units and, consequently, result in declines in the market value of the AMID Common Units that JPE Unitholders receive as part of the Merger consideration.

Risks Relating To JPE

Directors and executive officers of JPE have certain interests that are different from those of JPE Unitholders generally.

Directors and executive officers of JPE are participants in other arrangements that give them interests in the Merger that may be different from, or be in addition to, your interests as a unitholder of JPE. You should consider these interests in voting on the Merger. These different interests are described under “The Merger—Interests of Directors and Executive Officers of JPE in the Merger.”

If the Merger is approved by JPE Unitholders, the date that JPE Unitholders will receive the Merger consideration is uncertain.

As described in this proxy statement/prospectus, completing the Merger is subject to several conditions, not all of which are controllable or waiveable by AMID or JPE. Accordingly, if the Merger is approved by JPE Unitholders, the date that JPE Unitholders will receive the Merger consideration depends on the completion date of the Merger, which is uncertain.

JPE Unitholders will have a reduced ownership after the Merger and will exercise less influence over management.

When the Merger occurs, each JPE Unitholder that receives AMID Common Units will become a unitholder of AMID with a percentage ownership of the combined organization that is much smaller than such unitholder’s percentage ownership of JPE. In addition, AMID Unitholders have only limited voting rights on matters affecting AMID’s business and, therefore, limited ability to influence management’s decisions regarding AMID’s business. Because of this, JPE Unitholders will have less influence on the management and policies of AMID than they have now on the management and policies of JPE.

AMID common units to be received by JPE Unitholders as a result of the Merger have different rights from JPE Common Units.

Following completion of the Merger, JPE Unitholders will no longer hold JPE Common Units, but will instead be unitholders of AMID. There are important differences between the rights of JPE Unitholders and the rights of AMID Unitholders. See “Comparison of Unitholder Rights” for a discussion of the different rights associated with AMID Common Units and JPE Common Units.

Risks Relating to the Ownership of AMID Common Units

In addition to the risks described above, AMID is, and will continue to be, subject to the risks described in AMID’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference in this proxy statement/prospectus.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated herein by reference contain forward-looking statements. Statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” “forecast,” “creates,” “may” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of AMID’s and JPE’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control. These forward-looking statements are subject to a number of factors, assumptions, risks and uncertainties which could cause AMID’s, JPE’s or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors, assumptions, risks and uncertainties include, but are not limited to:

•	JPE’s Unitholders may fail to approve the Merger Agreement and the Merger, on the expected timeframe or at all;

•	conditions to the closing of the Merger Agreement may not be satisfied on the expected time frame or at all;

•	the Merger may involve unexpected costs, liabilities or delays;

•	governmental approvals of the Merger may not be obtained on the proposed terms or expected timeframe;

•	the terms of the Merger Agreement may need to be modified to satisfy such approvals or conditions;

•	the businesses of AMID and JPE may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected;

•	the expected growth opportunities, costs savings or other benefits from Merger may not be fully realized or may take longer to realize than expected;

•	revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•	operating costs, customer loss and business disruption following the Merger, including difficulties in maintaining relationships with employees, may be greater than expected;

•	reputational risks and the reaction of the companies’ customers to the Merger;

•	diversion of management time on Merger related issues;

•	customer acceptance of the combined company’s products and services;

•	the outcome of any legal proceeding relating to the Merger;

•	the availability of, ability to consummate, acquisition or combination opportunities;

•	any changes in the strategy of AMID, JPE or the anticipated strategy of the combined company

•	the occurrence of a natural disaster, catastrophe, terrorist attack or other event, including attacks on electronic and computer systems;

•	tightened capital markets or other factors that increase cost of capital or limit access to capital;

•	the level of creditworthiness of, and performance by, the customers and counter parties of AMID and JPE;

•	the use of derivative financial instruments to hedge commodity and interest rate risks;

•	industry changes including the impact of consolidations and changes in competition among natural gas midstream companies;

•	changes in governmental regulation or enforcement practices with respect to the midstream sector of the natural gas industry, especially with respect to environmental, health and safety matters;

•	dispositions of assets currently owned by AMID or JPE following completion of the Merger, which assets may have been material to AMID or JPE or the combined company;

•	transactions by AMID or JPE prior to completion of the Merger, including certain financings, issuance of equity, sales of assets or acquisitions;

•	environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

•	changes in regional, national and worldwide prices of crude oil, natural gas, NGLs and refined products;

•	fluctuations in consumer demand for refined products, natural gas and NGLs, including seasonal fluctuations;

•	risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions; and

•	any distribution increase by AMID or JPE.

Additional factors that could cause AMID’s and JPE’s results to differ materially from those described in the forward-looking statements can be found in AMID and JPE’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). All subsequent written and oral forward-looking statements concerning AMID, JPE, or the Merger or other matters that are attributable to AMID, JPE or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above. In view of these uncertainties, AMID and JPE caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law. AMID and JPE do not undertake any obligation to update any forward-looking statements, whether written or oral, to reflect circumstances or events that occur after the date the forward-looking statements are made.

PARTIES TO THE MERGER

American Midstream Partners, LP

2103 CityWest Blvd., Bldg. 4, Suite 800

Houston, TX 77042

(713) 815-3900

AMID is a growth-oriented Delaware limited partnership that was formed in August 2009 to own, operate, develop and acquire a diversified portfolio of midstream energy assets. It is engaged in the business of gathering, treating, processing, and transporting natural gas; gathering, transporting, storing, treating and fractionating NGLs; gathering, storing and transporting crude oil and condensates; and storing specialty chemical products, all through its ownership and operation of twelve gathering systems, five processing facilities, three fractionation facilities, three marine terminal sites, three interstate pipelines, five intrastate pipelines and one crude oil pipeline. Its primary assets, which are strategically located in Alabama, Georgia, Louisiana, Mississippi, North Dakota, Tennessee, Texas, and the Gulf of Mexico, provide critical infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to numerous intermediate and end-use markets. It currently operates more than 3,000 miles of pipelines that gather and transport over 1 Bcf/d of natural gas and operate approximately 2.4 million barrels of storage capacity across three marine terminal sites.

Its operations are organized into three segments: i) Gathering and Processing, ii) Transmission and iii) Terminals. In its Gathering and Processing segment, it receives fee-based and fixed-margin compensation for gathering, processing, transporting and treating natural gas and crude oil. In its Transmission segment, the majority of the segment gross margin is generated by firm capacity reservation charges and interruptible transportation services from throughput volumes on AMID’s interstate and intrastate pipelines. In its Terminals segment, AMID generally receives fee-based compensation under guaranteed firm storage contracts, throughput fees charged to its customers when their products are either received or disbursed, and other operational charges associated with ancillary services provided to its customers, such as excess throughput, steam heating, truck weighing, etc.

American Midstream GP, LLC

2103 CityWest Blvd., Bldg. 4, Suite 800

Houston, TX 77042

(713) 815-3900

AMID GP is the general partner of AMID. Its board of directors and executive officers manage AMID. AMID GP is 95% owned by HPIP and 5% owned by Magnolia. Through HPIP, ArcLight controls AMID GP. It holds assets primarily in a number of wholly owned limited liability companies, two limited partnerships and a corporation.

Argo Merger Sub, LLC

c/o American Midstream Partners, LP

2103 CityWest Blvd., Bldg. 4, Suite 800

Houston, TX 77042

(713) 815-3900

Argo Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AMID, was formed solely for the purpose of facilitating the Merger. AMID Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, AMID Merger Sub will be merged with and into JPE, with JPE surviving the Merger as a wholly owned subsidiary of AMID.

Argo GP Sub, LLC

c/o American Midstream Partners, LP

2103 CityWest Blvd., Bldg. 4, Suite 800

Houston, TX 77042

(713) 815-3900

Argo GP Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AMID GP, was formed solely for the purpose of facilitating the GP Merger. Merger Sub GP has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the GP Merger Agreement. By operation of the GP Merger, Merger Sub GP will be merged with and into JPE GP, with JPE GP surviving the GP Merger as a wholly owned subsidiary of AMID GP.

Argo Merger GP Sub, LLC

c/o American Midstream Partners, LP

2103 CityWest Blvd., Bldg. 4, Suite 800

Houston, TX 77042

(713) 815-3900

Argo Merger GP Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AMID, was formed solely for the purpose of acquiring 0.1% of the issued and outstanding JPE Common Units and becoming the sole general partner of JPE following the Merger. GP Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. In connection with the Mergers, GP Sub will be admitted as the sole general partner of JPE. GP Sub will continue to own 0.1% of the outstanding limited partner interests in JPE after the closing of the Merger.

JP Energy Partners LP

600 East Las Colinas Blvd, Suite 2000

Irving, Texas 75039

(972) 444-0300

JPE is a growth-oriented limited partnership formed in May 2010 by members of its management and further capitalized by ArcLight to own, operate, develop and acquire a diversified portfolio of midstream energy assets. JPE’s operations currently consist of three business segments: (i) crude oil pipelines and storage, (ii) refined products terminals and storage and (iii) NGL distribution and sales. Together its businesses provide midstream infrastructure solutions for the growing supply of crude oil, refined products and NGLs in the United States. JPE’s primary business strategy is to focus on (i) owning, operating and developing midstream assets serving two of the most prolific shale plays in the United States, as well as serving key crude oil, refined product and NGL distribution hubs and (ii) providing midstream infrastructure solutions to users of liquid petroleum products in order to capitalize on changing product flows between producing and consuming markets resulting from the growth in hydrocarbon production across the United States.

JPE is focused on growing its business through organic development, acquiring and constructing additional midstream infrastructure assets and increasing the utilization of its existing assets to gather, transport, store and distribute crude oil, refined products and NGLs. JPE’s crude oil businesses are situated in highly prolific areas, including the Permian Basin and Eagle Ford shale, and provide JPE with a footprint to increase its volumes if these areas experience further drilling and production growth. In addition, JPE believes it has a competitive advantage with regard to the sourcing of opportunities to build, own and operate additional crude oil pipelines due to the insights in the market that it obtains while providing services to customers in its crude oil supply and logistics operations within its crude oil pipelines and storage segment. JPE believes that its NGL distribution and sales segment will continue to grow due to its recent expansion into new geographic markets, an increased market presence in its existing areas of operation and the increase in industrial and commercial applications for NGLs such as in oilfield and agricultural services.

JP Energy GP II LLC

600 East Las Colinas Blvd, Suite 2000

Irving, Texas 75039

(972) 444-0300

JPE GP is the general partner of JPE. Its board of directors and executive officers manage JPE. AL Lonestar owns and controls JPE GP. ArcLight Capital manages ArcLight, which controls JPE GP through its ownership and control of AL Lonestar. Immediately prior to the parties entry into the Merger Agreement and the GP Merger Agreement, members of JPE management contributed their ownership interests in JPE GP to Phoenix CB Capital JP GP LLC, a Delaware limited liability company (“Phoenix CB Capital”), and Phoenix CB Capital entered into an Asset Purchase Agreement, dated as of October 23, 2016, with AL Lonestar pursuant to which Phoenix CB Capital sold such interests in JPE GP to AL Lonestar.

THE JPE SPECIAL UNITHOLDER MEETING

JPE is providing this proxy statement/prospectus to its unitholders in connection with the solicitation of proxies to be voted at the Special Meeting of unitholders that JPE has called for, among other things, the purpose of holding a vote upon a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby and at any adjournment or postponement thereof. This proxy statement/prospectus constitutes a proxy statement of JPE in connection with the Special Meeting of JPE Unitholders and a prospectus for AMID in connection with the issuance by AMID of AMID Common Units in connection with the Merger. This proxy statement/prospectus is first being mailed to JPE’s Unitholders on or about February 3, 2017 and provides JPE Unitholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting of JPE Unitholders.

Date, Time and Place of the Special Meeting

The Special Meeting is scheduled to be held at the Hyatt Regency Downtown Houston, 1200 Louisiana Street, Houston, Texas 77002, 2nd Floor Arboretum Conference Room, on March  7, 2017 at 11:00 a.m. Central Standard Time.

Matters to be Considered at the Special Meeting

At the Special Meeting, JPE Unitholders will be asked to consider and vote on the following proposals:

•	Merger Proposal. To adopt and approve the Merger Agreement;

•	Adjournment Proposal. To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, at the time of the Special Meeting; and

•	Advisory Compensation Proposal. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to JPE’s named executive officers in connection with the Merger.

Recommendation of the JPE GP Board

The JPE GP Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of JPE and has approved the Merger Agreement and the Merger. The JPE GP Board recommends that JPE Unitholders vote “FOR” the Merger Proposal, that holders of JPE Common Units vote “FOR” the Adjournment Proposal, if necessary or appropriate, and that holders of JPE Common Units vote “FOR” the Advisory Compensation Proposal.

In considering the recommendation of the JPE GP Board with respect to the Merger Agreement and the transactions contemplated thereby, you should be aware that some of JPE’s directors and executive officers may have interests that are different from, or in addition to, the interests of JPE Unitholders more generally. See “The Merger—Interests of Directors and Executive Officers of JPE in the Merger.”

Who Can Vote at the Special Meeting

The record date for the Special Meeting is January 30, 2017. Only JPE Unitholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement of the meeting.

As of the close of business on the record date of January 30, 2017, there were approximately 18,532,132 JPE Common Units and 18,122,903 JPE Subordinated Units outstanding and entitled to vote at the Special Meeting. Each holder of JPE Common Units or JPE Subordinated Units entitled to vote at the Special Meeting may cast one vote for each JPE Common Unit or each JPE Subordinated Unit that such holder owned on the close of business on the record date.

If at any time any person or group (other than JPE GP and its affiliates) beneficially owns 20% or more of any class of JPE units, such person or group loses voting rights on all of its units and such units will not be considered “outstanding.” This loss of voting rights does not apply to (i) any person or group who acquired 20% or more of any class of JPE units from JPE GP or its affiliates (other than JPE), (ii) any person or group who directly or indirectly acquired 20% or more of any class of JPE units from that person or group described in clause (i) provided JPE GP notified such transferee that such loss of voting rights did not apply, or (iii) any person or group who acquired 20% or more of any class of units issued by JPE with the prior approval of the JPE GP Board.

A complete list of JPE Unitholders entitled to vote at the Special Meeting will be available for inspection at the principal place of business of JPE during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting.

Quorum

A quorum of unitholders represented in person or by proxy at the Special Meeting is required to vote on adoption of the Merger Agreement at the Special Meeting, but not to vote on approval of any adjournment of the meeting. At least a majority of the outstanding JPE Common Units and at least a majority of the outstanding JPE Subordinated Units must be represented in person or by proxy at the meeting in order to constitute a quorum. Any abstentions and broker non-votes will be considered to be present at the meeting for purposes of determining whether a quorum is present at the Special Meeting.

Vote Required for Approval

The affirmative vote of holders of at least a majority of the outstanding Non-Affiliated JPE Common Units is required to approve and adopt the Merger Agreement and approve the Merger. As of the record date, there were          Non-Affiliated JPE Common Units outstanding. For purposes of determining whether the Merger Agreement and the Merger have been approved and adopted by the Non-Affiliated JPE Common Units, JPE Common Units held by directors and officers of JPE GP and their affiliates will not be counted toward the required majority vote of outstanding Non-Affiliated JPE Common Units. The affirmative vote of a majority of the Non-Affiliated JPE Common Units would be deemed to approve the Merger for all purposes of Section 7.9(a) of the JPE partnership agreement. The affirmative vote of holders of at least a majority of the outstanding JPE Subordinated Units is also required to approve and adopt the Merger Agreement and the Merger. The Affiliated Unitholders and certain members of JPE management, which collectively own 90.1% of the JPE Subordinated Units entitled to vote at the Special Meeting, have agreed to vote all of such JPE Subordinated Units in favor of approval of the Merger Proposal and any other matter necessary for the consummation of the Merger.

The affirmative vote of holders of at least a majority of the outstanding JPE Common Units is required to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the Special Meeting if a quorum is present at the meeting; provided that, if a quorum is not present at the meeting, the affirmative vote of holders of a majority of the outstanding JPE Common Units entitled to vote at such meeting represented either in person or by proxy is required to approve the proposal.

The affirmative vote of holders of at least a majority of the outstanding JPE Common Units is required to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to JPE’s named executive officers in connection with the Merger.

Abstentions will have the same effect as votes “AGAINST” approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal.

Unit Ownership of and Voting by JPE GP’s Directors and Executive Officers and their Affiliates

For purposes of determining whether the Merger Agreement and the Merger have been approved and adopted by the Non-Affiliated JPE Common Units, JPE Common Units held by directors and officers of JPE GP and their affiliates will not be counted.

At the close of business on the record date for the Special Meeting, JPE GP’s directors and executive officers and their affiliates (including the Affiliated Unitholders) beneficially owned 16,334,996 JPE Subordinated Units, which represent approximately 90.1% of the JPE Subordinated Units entitled to vote at the Special Meeting, and have agreed to vote all of such JPE Subordinated Units in favor of approval of the Merger Proposal and any other matter necessary for the consummation of the Merger.

Voting of Units by Holders of Record

If you are entitled to vote at the Special Meeting and hold your units in your own name, you can submit a proxy or vote in person by completing a ballot at the Special Meeting. However, JPE encourages you to submit a proxy before the Special Meeting even if you plan to attend the Special Meeting in order to ensure that your units are voted. A proxy is a legal designation of another person to vote your JPE Units on your behalf. If you hold units in your own name, you may submit a proxy for your units by:

•	calling the toll-free number specified on the enclosed proxy card and follow the instructions when prompted;

•	accessing the Internet website specified on the enclosed proxy card and follow the instructions provided to you; or

•	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When a unitholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. JPE encourages its unitholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

All units represented by each properly executed and valid proxy received before the Special Meeting will be voted in accordance with the instructions given on the proxy. If a JPE Unitholder executes a proxy card without giving instructions, the JPE Units represented by that proxy card will be voted as the JPE GP Board recommends. The JPE GP Board recommends that JPE Unitholders vote “FOR” the Merger Proposal, that holders of JPE Common Units vote “FOR” the Adjournment Proposal, if necessary or appropriate, and that holders of JPE Common Units vote “FOR” the Advisory Compensation Proposal.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on March 6, 2017.

Voting of Units Held in Street Name

If your units are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your units by following the instructions that the broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. In these cases, the broker or other nominee can register your units as being present at the Special Meeting for purposes of determining a quorum, but will not be able to vote your units on those matters for which specific authorization is required. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on any of the proposals, including the Merger Proposal. A broker non-vote of a JPE Common Unit or JPE Subordinated Unit will have the same effect as a vote “AGAINST” the Merger Proposal, the Adjournment Proposal and the Advisory Compensation Proposal.

If you hold units through a broker or other nominee and wish to vote your units in person at the Special Meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your proxy is voted at the Special Meeting. If you are a unitholder of record, you can do this by:

•	sending a written notice, no later than the telephone/internet deadline, to JP Energy Partners LP at 600 East Las Colinas Boulevard, Suite 2000, Irving, Texas 75039, Attention: Corporate Secretary, that bears a date later than the date of this proxy and is received prior to the Special Meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the Special Meeting; or

•	attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your JPE Units through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the JPE GP Board to be voted at the Special Meeting. Under the Merger Agreement, JPE and AMID agreed to each pay one-half of the expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus. JPE will bear all costs and expenses in connection with the solicitation of proxies. JPE has engaged Georgeson LLC to assist in the solicitation of proxies for the meeting and JPE estimates it will pay Georgeson LLC a fee of approximately $15,000 for these services. JPE has also agreed to reimburse Georgeson LLC for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify against certain losses, costs and expenses. In addition, JPE may reimburse brokerage firms and other persons representing beneficial owners of JPE Units for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of JPE GP’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

A letter of transmittal and instructions for the surrender of JPE Common Units or JPE Subordinated Units will be mailed to holders of such JPE Units shortly after the completion of the Merger. The AMID Common Units that JPE Unitholders will receive in the Merger will be in book-entry form.

No Other Business

Under the JPE partnership agreement, the business to be conducted at the Special Meeting will be limited to the purposes stated in the notice to JPE Unitholders provided with this proxy statement/prospectus.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. To approve an adjournment if a quorum is present, holders of at least a majority of the outstanding JPE Common Units must vote in favor of the proposal. To approve an adjournment if a quorum is not present, holders of at least a majority of the outstanding JPE Common Units entitled to vote at such meeting that are represented either in person or by proxy at such meeting must vote in favor of the proposal. JPE is not required to notify holders of JPE Common Units of any adjournment of 45 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, JPE may transact any business that it might have transacted at the original Special Meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by holders of JPE Common Units for use at the original Special Meeting will be used at any adjournment or postponement of the meeting. References to the Special Meeting in this proxy statement/prospectus are to such Special Meeting as adjourned or postponed.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Georgeson LLC toll-free at (866) 785-7395).

THE MERGER

This section of the proxy statement/prospectus describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the Merger Agreement, for a more complete understanding of the Merger. A copy of the Merger Agreement is attached as Annex A hereto. In addition, important business and financial information about each of AMID and JPE is included in or incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information.”

Effect of the Merger and the GP Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, the Merger Agreement provides for the merger of JPE with AMID Merger Sub. JPE, which is sometimes referred to following the Merger as the surviving entity, will survive the Merger, and the separate limited liability company existence of AMID Merger Sub will cease. As a result of the Merger, AMID and GP Sub will become the sole limited partners of JPE. After the completion of the Merger, the certificate of limited partnership of JPE in effect immediately prior to the Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law, and the JPE partnership agreement in effect immediately prior to the Effective Time will be the agreement of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law.

Subject to the terms and conditions of the GP Merger Agreement and in accordance with Delaware law, immediately prior to and as a condition to the Merger, Merger Sub GP will merge with and into JPE GP. JPE GP will survive the Merger as a wholly owned subsidiary of AMID GP, and the separate limited liability company existence of GP Merger Sub will cease. After the completion of the GP Merger, the limited liability company agreement of JPE GP shall be deemed terminated and of no further force or effect and the limited liability company agreement of the surviving entity of the GP Merger will be as set forth in the GP Merger Agreement. In connection with the Mergers, GP Sub, a wholly owned subsidiary of AMID, will be admitted as the sole general partner of JPE and JPE GP will simultaneously cease to be the general partner of JPE. Under the terms of the GP Merger Agreement, membership interests in JPE GP issued and outstanding immediately prior to the effective time of the GP Merger shall be converted into a right to receive Class A Membership Interests in AMID GP, representing a Sharing Percentage of 18.786%.

The GP Merger Agreement contains customary representations and warranties and covenants by each of the parties. Completion of the GP Merger is conditioned upon, among other things: (1) the absence of certain legal impediments prohibiting the transactions, (2) applicable regulatory approvals, including the termination or expiration of the applicable waiting period under the HSR Act, and (3) the conditions precedent contained in the Merger Agreement having been satisfied. The GP Merger Agreement contains provisions granting both AMID GP and JPE GP the right to terminate the GP Merger Agreement for certain reasons, including, among others, if the Merger Agreement is terminated if the Merger does not occur on or before April 30, 2017.

The Merger Agreement provides that, at the Effective Time, each JPE Unit issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time other than those held by the Affiliated Holders and GP Sub will be converted into the right to receive 0.5775 of an AMID Common Unit. Each JPE Unit issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time held by Affiliated Holders will be converted into the right to receive 0.5225 of an AMID Common Unit. GP Sub will continue to own 0.1% of the outstanding limited partner interests in JPE after the closing of the Merger. AMID’s Common Units had a value of $14.95 per unit, based on the closing price of AMID Common Units on the NYSE, as of October 21, 2016, the last date prior to the public announcement of the Merger, and a value of $18.30 per unit, based on the closing price of AMID Common Units on January 26, 2017, the most recent practicable trading day prior to the date of this proxy statement/prospectus.

Because the Exchange Ratio was fixed at the time the Merger Agreement was executed and because the market value of AMID Common Units and JPE Common Units will fluctuate prior to the consummation of the Merger, JPE Unitholders cannot be sure of the value of the Merger consideration they will receive relative to the value of JPE Common Units that they are exchanging. For example, decreases in the market value of AMID Common Units will negatively affect the value of the Merger consideration that JPE Unitholders receive, and increases in the market value of JPE Common Units may mean that the Merger consideration that such unitholders receive will be worth less than the market value of the JPE Common Units that they are exchanging. See “Risk Factors—Risks Relating to the Merger—Because the market price of AMID Common Units will fluctuate prior to the consummation of the Merger, JPE Unitholders cannot be sure of the market value of the AMID Common Units they will receive as unit consideration relative to the value of JPE Common Units or JPE Subordinated Units they exchange.”

AMID will not issue any fractional units of AMID Common Units in connection with the Merger. Instead, all fractional AMID Common Units that a JPE Unitholder would otherwise be entitled to receive will be aggregated and then, if a fractional AMID Common Unit results from that aggregation, be rounded up to the nearest whole AMID Common Unit.

Each award of JPE Phantom Units that is outstanding immediately prior to the Effective Time, automatically and without any action on the part of the holder of such JPE Phantom Unit, will at the Effective Time be converted into the right to receive an award of phantom units relating to AMID Common Units on the same terms and conditions as were applicable to the award of JPE Phantom Units, except that the number of AMID Common Units covered by the award will be equal to the number of JPE Common Units covered by the corresponding award of JPE Phantom Units multiplied by the Exchange Ratio.

As a result of the Merger, the general partner interest in JPE outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and no consideration will be delivered in exchange for such JPE general partner interest and GP Sub will be admitted as the sole general partner of the surviving entity. In addition, the incentive distribution rights in JPE outstanding immediately prior to the Effective Time will be cancelled. See the section entitled “Proposal No. 1. The Merger Agreement” for further information.

Background of the Merger

The senior management and boards of directors of each of AMID and JPE regularly review operational and strategic opportunities to enhance value for investors in AMID and JPE, respectively. In connection with these reviews, the management and boards of directors of AMID and JPE from time to time evaluate potential transactions that would further their respective strategic objectives.

ArcLight indirectly controls all of the membership interests in AMID GP and JPE GP. ArcLight indirectly owns an approximate 48.8% limited partner interest in AMID (on an as-converted basis). ArcLight also owns AL Lonestar, which owns (subsequent to a merger with Lonestar and distribution of JPE Units by JP Energy Development LP) an approximate 50.9% limited partner interest in JPE, and owns a 100% interest in JPE GP.

As part of AMID’s and JPE’s strategy to enhance value for investors, both AMID and JPE from time to time have evaluated transactions with each other.

In February 2015, AMID, JPE and ArcLight Capital discussed the possibility of a business combination involving AMID and JPE. Each of JPE and AMID formed a conflicts committee that included independent directors to review and evaluate a potential combination, and the parties engaged in discussions through May 2015 before concluding that they would not reach agreement on the transaction in light of the then-current trading prices of JPE Common Units and AMID Common Units. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) was engaged to act as financial advisor to ArcLight Capital in connection with such discussions.

Following the cessation of merger discussions between AMID and JPE in May 2015, ArcLight Capital requested that BofA Merrill Lynch identify potential counterparties for a strategic transaction with JPE. Thereafter, it was decided by ArcLight Capital that these identified companies would be contacted by BofA Merrill Lynch, ArcLight Capital and/or JPE. Three of the companies contacted (Company A, Company B and Company C) engaged with ArcLight Capital and JPE management during the second half of 2015 regarding potential business combinations. All three companies entered into confidentiality agreements with ArcLight and JPE and conducted due diligence on JPE, including meeting with management and reviewing certain confidential information provided by JPE. Company A and Company B each submitted preliminary, non-binding proposals to acquire JPE and JPE GP. However, ArcLight Capital and JPE management were unable to come to terms with any of the companies on a transaction that could be recommended by the JPE GP Board. Regarding the proposals received from Company A and Company B, ArcLight Capital and JPE management did not believe that the trading price of JPE Common Units in relation to the trading price of the common units offered as transaction consideration by each of Company A and Company B at the time implied a sufficiently attractive valuation, pro forma distribution per unit, or capital appreciation opportunity. With respect to Company C, which was considering, among other things, a dropdown of assets into JPE, the parties were unable to come to terms on valuation and financing as the trading price of JPE Common Units deteriorated during the second half of 2015. Discussions with each of Company A, Company B, and Company C had ceased by the end of November 2015.

On December 31, 2015, the engagement of BofA Merrill Lynch as financial advisor to ArcLight Capital expired by its terms.

In light of the results of the contacts with the potential counterparties in 2015, including Company A, Company B, and Company C, and the continued deterioration of the market price of JPE Common Units, ArcLight Capital began considering taking JPE private in early 2016. The average NYSE closing sale price of JPE Common Units for the first two months of 2016 was $4.06 per JPE Common Unit, trading as low as $1.89 per JPE Common Unit on February 10, 2016. ArcLight Capital believed that public investors were undervaluing JPE’s assets and that JPE could better execute its business plan and have better access to capital as a private company. JPE management was reluctant to pursue a going private transaction as they believed the trading prices of JPE Common Units reflected the result of a market disruption. As the price of JPE Common Units began to increase during March and April 2016 a transaction was not further considered.

In March 2016, Company A indicated to JPE management and ArcLight Capital that it was once again considering strategic transactions with JPE GP, and recommenced diligence on JPE, which included management meetings during March 2016 and reviewing additional confidential information provided by JPE. Following approximately two months of diligence and discussions, on April 19, 2016, Company A submitted a term sheet indicating that it was interested in acquiring certain of ArcLight’s JPE Subordinated Units and a controlling interest in JPE GP. After reviewing the term sheet, ArcLight Capital concluded that based on the valuation of its interests and Company A’s business plan for JPE, it was not interested in pursuing a transaction with Company A.

From time to time during the first half of 2016, Lynn L. Bourdon III, who was hired as President and Chief Executive Officer of AMID in late 2015 after the cessation of the initial discussions between AMID and JPE in 2015, and John F. Erhard, a director of JPE GP and AMID GP and a partner at ArcLight Capital, discussed the potential merits of a combination of AMID and JPE. In June 2016, Mr. Bourdon informed Mr. Erhard that AMID had completed an updated review of JPE and was interested in making a proposal regarding a merger of AMID and JPE. Following this discussion, ArcLight, in its capacity as owner of JPE GP and pursuant to the confidentiality agreement entered into in March 2015, provided AMID with certain financial and other information in order to assist AMID in the formulation of its proposal. Messrs. Bourdon and Erhard also discussed ways in which ArcLight might provide financial support for the transaction. In connection with the discussions between JPE and AMID, with the consent of JPE and ArcLight Capital, BofA Merrill Lynch was engaged as financial advisor to the AMID GP Board effective as of July 15, 2016.

On August 25, 2016, the AMID GP Board authorized AMID management to develop and provide JPE with terms of a proposal.

On September 2, 2016, J. Patrick Barley, President and Chief Executive Officer of JPE GP, and Mr. Erhard discussed the potential acquisition of JPE by AMID. Mr. Erhard informed Mr. Barley that Mr. Bourdon intended to propose to Mr. Barley the structure of such a transaction. Mr. Barley informed Mr. Erhard that he would be interested in discussing a strategic transaction with Mr. Bourdon.

On September 9, 2016, Mr. Bourdon and Mr. Barley met in Irving, Texas to discuss the advantages that a strategic transaction involving the acquisition of JPE by AMID would potentially provide to JPE and its unitholders. Mr. Bourdon indicated that he would send Mr. Barley a term sheet with AMID GP’s proposal for the acquisition of JPE by AMID that Mr. Barley could discuss with the JPE GP Board.

In September 2016, ArcLight Capital and AMID management reached agreement on the terms of a proposal to JPE, including the level of ArcLight’s financial support. After consultation with the AMID GP Board, management finalized a non-binding term sheet on September 15, 2016. The term sheet proposed an acquisition of JPE in an all-equity transaction pursuant to which each JPE Common Unit and each JPE Subordinated Unit would be converted into the right to receive a fraction of an AMID Common Unit. The term sheet also contemplated a lower exchange ratio for the JPE Common Units and JPE Subordinated Units held by the Affiliated Unitholders so that the additional value created by consolidating ArcLight’s and its affiliates’ investments and sponsor support would be shared with unaffiliated unitholders. In addition, ArcLight Capital proposed a reduction in the quarterly cash distribution on the outstanding AMID series A preferred units (the “series A preferred units”) beneficially held by Magnolia from a minimum of $0.50 per series A preferred unit to a minimum of $0.4125 (the maximum quarterly cash distribution per AMID Common Unit). Further, ArcLight proposed to provide quarterly financial support to the combined entity of up to a maximum of $25 million in the aggregate during 2017 and 2018. Additionally, ArcLight Capital proposed to provide AMID with an option to purchase, concurrent with the closing of the Mergers, from certain ArcLight affiliates up to $50 million of par value of the Series C preferred units (as defined in the AMID partnership agreement). ArcLight Capital also proposed to provide additional support to AMID by covering certain post-closing transition costs associated with integrating JPE and AMID. On September 15, 2016, Mr. Bourdon sent Mr. Barley the term sheet.

On September 16, 2016, the JPE GP Board held a telephonic meeting with representatives of Latham to discuss AMID’s proposal. Mr. Barley discussed and answered questions concerning the events leading to JPE’s receipt of AMID’s proposal. The JPE GP Board discussed the proposed transaction in the context of, among other things, market dynamics and headwinds JPE was facing in its business segments, including volume declines in its NGL distribution and sales segment, the impact on its crude oil pipelines and storage segment of reduced drilling activity, and access to acceptably priced capital, which the JPE GP Board believed would hamper JPE’s ability to compete for future acquisitions and finance organic growth projects. The JPE GP Board noted that, as a result of these factors, there was certain risk that the current market price of the JPE Common Units would not be maintained without additional financial support from ArcLight. Representatives of Latham then answered questions regarding potential responses to AMID’s proposal and discussed and reviewed the obligations of the JPE GP Board under JPE’s governing documents and applicable law in its consideration of such proposal. The JPE GP Board engaged in further discussion regarding the proposed transaction and whether it was the appropriate time and in the best interests of the partnership of JPE and its unitholders to engage in a transaction. As part of the discussion, the JPE GP Board discussed whether there were other opportunities for growth/strategic transactions. The JPE GP Board concluded that JPE should proceed with discussions with AMID regarding its proposal. The JPE GP Board also determined that since the JPE partnership agreement required that the transaction be approved by at least a majority of the outstanding JPE Common Units not held by JPE GP or its affiliates (including the Affiliated Unitholders) because JPE was still in the subordination period, the JPE GP Board would forego seeking approval from a JPE conflicts committee for the proposed transaction as permitted by the JPE partnership agreement. The JPE GP Board then requested that Mr. Barley and Patrick J. Welch, the Chief Financial Officer of JPE GP, review and prepare an appropriate response to AMID’s proposal for the JPE GP Board’s consideration at its next meeting. The JPE GP Board also asked Mr. Welch to explore the engagement of a financial advisor to evaluate the fairness, from a financial point of view, of the exchange ratio to be provided for in the potential transaction. Thereafter, Mr. Welch contacted representatives of BMOCM about BMOCM serving as financial advisor to the JPE GP Board with respect to such an opinion and BMOCM was subsequently engaged for such purposes. Also on September 16, 2016, Mr. Barley called Mr. Bourdon to discuss a different exchange ratio for the JPE Common Units.

On September 20, 2016, the JPE GP Board held a telephonic meeting with representatives of Latham to discuss AMID’s proposal. Mr. Brad Grounds, the Senior Vice President—Legal Affairs of JPE GP, summarized for the JPE GP Board revisions to the term sheet, including that the exchange ratio remained an open point. Following the meeting, Mr. Barley called Mr. Bourdon to discuss JPE’s revisions to the term sheet and then emailed the revised term sheet to Mr. Bourdon. The JPE GP Board also authorized Messrs. Barley and Welch to negotiate the terms of the proposed transaction, subject to providing the JPE GP Board with regular updates regarding the status of negotiations and the JPE GP Board’s review and approval of transaction documents prior to execution of any such documents. Later that day, AMID, JPE and ArcLight each signed the non-binding term sheet.

Also, on September 20, 2016, the AMID GP Board established the AMID Conflicts Committee, consisting of three independent directors to (i) review and evaluate the Merger and the AMID Transaction Documents (as defined below) for the purpose of determining whether the Merger is in the best interest of AMID and (ii) determine whether or not to grant special approval to, and recommend that the AMID GP Board approve, the Merger and the AMID Transaction Documents. The AMID Conflicts Committee hired a financial advisor and legal counsel to assist it in evaluating the proposed Merger. The AMID Conflicts Committee along with its financial and legal advisors met several times and conducted an extensive review and evaluation of the proposed Merger.

On September 20, 2016, Mr. Bourdon, Eric Kalamaras, the Chief Financial Officer of AMID GP, Ms. Gregory, Mr. Welch, Mr. Grounds, and other members of AMID management conducted a phone conversation regarding a timeline for due diligence and negotiation of transaction documents.

On September 21, 2016, Mr. Welch called Mr. Kalamaras to discuss the financial projections that AMID would share with its financial advisor and that would be provided to the JPE GP Board’s financial advisor and a timeline for due diligence and negotiation of transaction documents.

Also, on September 21, 2016, the AMID Conflicts Committee held a meeting, at which representatives of BofA Merrill Lynch provided, at the request of the AMID Conflicts Committee, the AMID Conflicts Committee and its financial and legal advisors with a summary of the key terms and background information regarding the potential transaction contemplated by the non-binding term sheet.

On September 22, 2016, Latham emailed a written due diligence request to AMID and Locke Lord. On September 23, 2016, Locke Lord emailed a written due diligence request to JPE and Latham. Representatives of Latham and Locke Lord began conducting due diligence reviews on corporate matters, environmental issues, facility operations, employee benefits and human resources matters.

On September 23, 2016, Messrs. Welch and Kalamaras conducted telephonic discussions regarding financial diligence.

On September 26, 2016, ArcLight contacted Company B about a potential merger with JPE. Company B commenced a review of updated confidential information relating to JPE provided by ArcLight Capital and held discussions with ArcLight Capital.

On September 30, 2016, Mr. Bourdon and Mr. Welch held a discussion regarding the proposed transaction and covered various topics regarding communication and integration.

On October 4, 2016, Mr Bourdon met with Mr. Barley and Mr. Welch to discuss communications, and provide additional details on the business operations and items associated with integration.

On October 5, 2016, Locke Lord emailed an initial draft of the Merger Agreement to Latham and JPE. The draft Merger Agreement included, among other provisions, the Exchange Ratio and certain deal protection provisions, including a break-up fee of 4.0% of JPE’s equity value in the event the Merger Agreement was terminated under certain circumstances. The draft Merger Agreement also contemplated the execution of certain financial and voting support agreements by the Affiliated Unitholders and certain members of JPE management.

On October 6, 2016, members of the management of AMID and JPE, representatives of BMOCM, BofA Merrill Lynch, and the AMID Conflicts Committee’s financial advisor convened telephonically to discuss each partnership’s respective stand-alone financial projections.

After distribution of the draft Merger Agreement, representatives of Andrews Kurth Kenyon LLP (“AK”), legal advisor to ArcLight, contacted Latham to discuss structuring the GP Merger.

On October 10, 2016, the JPE GP Board convened telephonically to discuss the initial draft of the Merger Agreement and revisions to, among other things, (i) make the representations and warranties and covenants in the Merger Agreement reciprocal, (ii) reduce the break-up fee to 2.0%, (iii) narrow the interim operating covenant restrictions on JPE’s ability to engage in certain business activities after the execution of the Merger Agreement in order to allow JPE to preserve and continue to grow its business and (iv) broaden the interim operating covenant restrictions on AMID’s ability to engage in certain activities after the execution of the Merger Agreement. The Merger Agreement was also revised to add a covenant providing for the repayment by AMID of outstanding borrowings under JPE’s credit agreement and the release of all related liens. After the meeting, Latham sent the revised draft of the Merger Agreement to AMID and Locke Lord.

On October 10, 2016, Company B submitted a preliminary letter of intent indicating it was interested in effecting a merger with JPE through a unit-for-unit exchange and acquiring JPE GP in exchange for an interest in Company B’s general partner. After reviewing the letter of intent, ArcLight Capital determined that the proposal was inferior to the transaction being pursued with AMID because, among other things, it did not offer a more favorable valuation of JPE and implied and reflected lower pro forma distributions per unit. ArcLight Capital also believed that the transaction with AMID offered greater distribution growth and unit price appreciation potential over the long term.

On October 11, 2016, members of the management of AMID and JPE, the AMID Conflicts Committee and its advisors, representatives of Latham and Locke Lord and representatives of BMOCM and BofA Merrill Lynch met at Latham’s offices in Houston to discuss AMID’s and JPE’s respective operations and growth opportunities, as well as potential synergies from the proposed transaction. Before the management session, members of AMID and JPE management met with Latham and Locke Lord to discuss the revisions to the draft Merger Agreement.

On October 13, 2016, the JPE GP Board met, together with representatives of Latham and BMOCM, to discuss AMID’s proposal and related matters, including preliminary financial matters with respect to JPE and AMID and possible responses to AMID’s proposal. After discussion, the JPE GP Board directed Mr. Barley to convey JPE’s counterproposal that the exchange ratio be amended to provide that each outstanding JPE Common Unit and JPE Subordinated Unit (other than JPE Common Units and JPE Subordinated Units held by the Affiliated Unitholders) would convert into the right to receive 0.6200 of an AMID Common Unit.

Also on October 13, 2016, Mr. Kalamaras met with Mr. Welch in Irving, Texas, to discuss a preliminary organization integration plan and to assess certain elements of JPE’s structure and business segments in a combination with AMID. Messrs. Kalamaras and Welch also discussed timing and coordination of a potential announcement.

On October 14, 2016, Locke Lord distributed a revised draft of the Merger Agreement to JPE and Latham. The draft included the covenant proposed by JPE regarding AMID’s repayment of JPE’s outstanding borrowings under its credit agreement and an option for AMID to work with the lenders under AMID’s credit agreement to maintain JPE’s credit facility. The draft also loosened restrictions proposed by JPE on the ability of AMID to engage in certain activities after the execution of the Merger Agreement and retained AMID’s proposed 4.0% break-up fee.

On October 15, 2016, representatives of AK and Latham discussed drafting a separate agreement to provide for the GP Merger. On October 16, 2016, members of JPE and AMID management and representatives of Latham and Locke Lord held a telephonic meeting to discuss the revisions to the draft of the Merger Agreement that Locke Lord circulated on October 14, 2016.

On October 16, 2016, members of the management of AMID and JPE, representatives of BMOCM, BofA Merrill Lynch, and the AMID Conflicts Committee’s financial advisor convened telephonically to discuss follow-up questions on each partnership’s respective stand-alone financial projections.

On October 17, 2016, Mr. Kalamaras called Mr. Welch to discuss the restrictions proposed to be imposed on AMID’s activities after the execution of the Merger Agreement. Mr. Kalamaras noted that, as JPE was aware, AMID intended to pursue certain growth opportunities in the near-term and discussed with Mr. Welch how best to revise interim operating covenants in the Merger Agreement to address this point. Later that day, Locke Lord distributed drafts of the Management Support Agreement and the Affiliated Unitholder Support Agreement to JPE, the Affiliated Unitholders and Latham.

On October 18, 2016, Mr. Bourdon traveled to JPE’s offices in Irving, Texas to meet with members of JPE management. Messrs. Welch and Bourdon discussed JPE’s proposed exchange ratio for JPE Common Units and AMID’s proposed break-up fee, and Mr. Bourdon informed Mr. Welch that AMID would be willing to accept a lower break-up fee. Mr. Bourdon indicated that AMID was not inclined to accept JPE’s counterproposal for the exchange ratio. On this date, Latham distributed a revised draft of the Merger Agreement to AMID and Locke Lord with revisions providing for (i) increased reciprocity of the representations and warranties and covenants in the Merger Agreement, (ii) a reduction in the break-up fee to 3.0% and (iii) increased restrictions on the ability of AMID to engage in certain activities after the execution of the Merger Agreement. Locke Lord distributed to JPE and Latham a draft of the AMID Partnership Agreement Amendment providing for, among other things, a revision in the quarterly cash distribution rate on the outstanding series A preferred units to the greater of (A) $0.4125 per unit per quarter and (B) the distribution each series A preferred unit would have received if it had been converted to an AMID Common Unit on a one-for-one basis, subject to certain anti-dilutive adjustments. Later that day, Locke Lord sent JPE and Latham a revised draft of the Merger Agreement with a break-up fee of 4.0% and certain revisions to the interim operating covenant restricting AMID’s activities.

On October 19, 2016, Mr. Welch and Mr. Bourdon discussed the Exchange Ratio by telephone and Mr. Bourdon informed Mr. Welch that AMID would not revise the exchange ratio as proposed by JPE. On the same day, Latham distributed a draft of the GP Merger Agreement. Later, members of JPE and AMID management and representatives of Latham and Locke Lord separately discussed the revised draft of the Merger Agreement circulated on October 18, 2016.

On October 20, 2016, members of the JPE GP Board and representatives of BMOCM and Latham met at the Dallas Petroleum Club in Dallas, Texas. At the meeting, BMOCM discussed with the JPE GP Board preliminary financial aspects of the proposed transaction and Latham summarized the terms of the Merger Agreement, the GP Merger Agreement and the Support Agreements. A representative of Latham reviewed the progress that had been made with respect to the terms of the Merger Agreement since the October 10, 2016 JPE GP Board of Directors meeting. A representative of Latham summarized the Merger Agreement’s termination provisions and consequences of termination under various scenarios and the interim operating covenants and representations and warranties of JPE under the Merger Agreement, stating that significant progress had been made on those fronts.

In the context of discussing the declaration of the quarterly distribution for the third quarter, the JPE GP Board discussed JPE’s performance and outlook, including volumes decline in its NGL distribution and sales segment, the impact of reduced drilling activity on its crude oil pipelines and storage segment, and access to acceptably priced capital, which the JPE GP Board believed would hamper JPE’s ability to compete for future acquisitions and finance organic growth projects. Mr. Welch noted that it was likely that JPE would require additional financial support from ArcLight.

On October 20, 2016, Latham sent AMID and Locke Lord a revised draft of the Merger Agreement reflecting a break-up fee of 3.3% and certain revisions to the AMID interim operating covenant. Later that day, ArcLight Capital sent JPE and Latham drafts of the Financial Support Agreement and the JPE Expense Reimbursement Agreement. The Financial Support Agreement draft provided for quarterly financial support to the combined entity of up to a maximum of $25 million in aggregate during 2017 and 2018. On October 21 and October 22, 2016, the parties continued to exchange drafts of the Merger Agreement.

On October 21, 2016, the AMID Conflicts Committee convened a meeting with its legal and financial advisors at which the AMID Conflicts Committee received an opinion that the transactions contemplated by the Merger Agreement and the AMID Transaction Documents were fair from a financial point of view to AMID and the unaffiliated unitholders of AMID. The AMID Conflicts Committee adopted resolutions granting special approval of the Merger and the AMID Transaction Documents and recommended the Merger and the AMID Transaction Documents to the AMID GP Board for adoption and approval.

On October 22, 2016, Mr. Bourdon called Mr. Welch to inform him that the final terms of the Merger Agreement had been unanimously approved by the AMID Conflicts Committee and that the document was ready to be executed upon the approval of the respective boards of directors of AMID GP and JPE GP. The AMID GP Board unanimously approved entering into the Merger Agreement.

On October 23, 2016, the JPE GP Board held a telephonic meeting with Mr. Barley, Mr. Welch, Mr. Grounds, BMOCM and Latham participating. Representatives of Latham reviewed the duties of the JPE GP Board and its contractual obligations pursuant to the JPE partnership agreement in connection with its consideration of the proposed transaction, and reviewed with the JPE GP Board the terms of the proposed Merger Agreement, the GP Merger Agreement and the Support Agreements, including the resolution of previously open terms. The JPE GP Board discussed the potential benefits and certain other considerations with respect to the proposed transaction and JPE’s prospects on a standalone basis. Also at this meeting, BMOCM reviewed its financial analysis of the 0.5775x exchange ratio with the JPE GP Board and rendered an oral opinion, confirmed by delivery of a written opinion dated October 23, 2016, to the JPE GP Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the 0.5775x exchange ratio provided for pursuant to the terms and conditions of the Merger Agreement was fair, from a financial point of view, to holders of JPE Common Units (other than AMID, AMID GP, AMID Merger Sub, GP Sub, JPE GP and their respective affiliates, including the Affiliated Unitholders, and other direct and indirect investors in JPE GP and their respective affiliates (collectively, the “Excluded Holders”)). After discussion, including review and consideration of the factors described under “—JPE GP Board Recommendations and Reasons for the Merger”, members of the JPE GP Board (with Messrs. Revers, Erhard and Schwartz abstaining) determined that the Merger, the Merger Agreement and the transactions contemplated thereby were advisable and in the best interests of JPE and its limited partners and recommended that the JPE GP Board unanimously approve the Merger Agreement and the transactions contemplated thereby. The JPE GP Board then unanimously approved the Merger Agreement and unanimously determined to recommend that JPE’s Unitholders approve the Merger Agreement.

On October 23, 2016, the parties finalized and executed the Merger Agreement and the GP Merger Agreement.

On October 24, 2016, prior to the opening of trading on the NYSE, the parties issued a press release announcing the transaction.

JPE GP Board Recommendations and Reasons for the Merger

The JPE GP Board viewed the following factors as generally positive or favorable in arriving at its determinations and recommendation with respect to the Merger:

•	The JPE GP Board’s understanding of JPE’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the industries in which JPE competes, including the risks, uncertainties and challenges facing JPE and such industries, in connection with JPE’s execution of its standalone business plan.

•	The belief of the JPE GP Board that the Merger presents the best opportunity to enhance value for JPE’s Unitholders and is superior to JPE remaining as a standalone public entity, taking into account, among other things, the current market environment for master limited partnerships in light of commodity prices, macroeconomic factors and factors particular to JPE’s business, such as low distribution coverage and reliance on its general partner for cash to cover distributions to unitholders, and the JPE GP Board’s belief, based on JPE’s negotiations with AMID, that the Exchange Ratio represented the highest price per unit that AMID was willing to pay.

•	The Public Unit Consideration (as defined in the Merger Agreement) of $8.63 per JPE Unit, based on the closing price of AMID Common Units on October 21, 2016, the last full trading day prior to the execution of the Merger Agreement, represents a (i) 14.5% premium to the closing price of JPE Common Units of $7.54 on October 21, 2016, (ii) 14.2% premium to the volume weighted average closing price of JPE Common Units for the last 20 trading days ending October 21, 2016 and (iii) premium in excess of 400% to the lowest price for JPE Common Units during the course of the trailing 12-month period.

•	The proposed transaction provides JPE’s Unitholders with substantial equity ownership in an entity with several third-party strategic opportunities and an identifiable drop-down inventory and that, according to AMID’s projections (reviewed and approved by JPE management), is expected to, on a pro forma basis, maintain an approximately 16% compound annual distributable cash flow growth rate through 2019, which is higher than the expected growth rate for JPE on a standalone basis.

•	The proposed transaction provides JPE’s Unitholders with substantial equity ownership in an entity that is expected to have significantly more distribution coverage through 2019 than JPE on a standalone basis.

•	The JPE GP Board’s assessment that the combined entity’s yield would be significantly lower than JPE’s on a standalone basis and thus allow AMID to pursue more third party acquisitions and organic capital expenditure projects than JPE could fund on a standalone basis.

•	The JPE GP Board’s belief that the combined entity’s asset mix and more diversified asset base would be beneficial to JPE’s Unitholders.

•	The Merger is expected to create operating efficiencies and cost savings in administrative and interest costs as well as other combined benefits.

•	The Exchange Ratio is fixed and therefore the value of the consideration payable to JPE Unitholders will increase in the event that the market price of AMID Common Units increases prior to the closing of the Merger.

•	The Financial Support Agreement provides for quarterly financial support of up to a maximum of $25 million, as necessary, to cause AMID to realize a targeted 5% increase in distributable cash flow per AMID unit in 2017 and 2018.

•	The JPE GP Board’s engagement of its own legal and financial advisors with knowledge and experience with respect to public company merger and acquisition transactions and JPE’s and AMID’s respective industries generally and experience advising publicly traded limited partnerships.

•	The opinion of BMOCM, dated October 23, 2016, to the JPE GP Board as to the fairness, from a financial point of view and as of the date of the opinion, of the 0.5775x exchange ratio provided for pursuant to the terms and conditions of the Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below under the caption “Opinion of Financial Advisor to the JPE GP Board.”

•	The fact that ArcLight, by agreeing to a lower 0.5225x exchange ratio for its own JPE Units, decided to allocate a portion of the consideration AMID was willing to pay to the unaffiliated unitholders.

•	The JPE Expense Reimbursement Agreement provides that certain affiliates of ArcLight will pay all reasonable out-of-pocket legal and financial advisory fees, costs and expenses payable to third parties and JPE incurred in connection with the negotiation, execution and performance of the Merger Agreement and consummation of the Merger. Additionally, Magnolia has agreed to reimburse AMID for certain expenses it incurs in connection with post-closing transition during a one-year period following the Effective Time.

•	The fact that pursuant to the JPE Expense Reimbursement Agreement, AL Lonestar (as successor by merger to Lonestar) has agreed to pay the Termination Fee, if triggered.

•	The Merger consideration generally will not be taxable for U.S. federal income tax purposes to JPE’s Unitholders.

•	The opportunity JPE’s unaffiliated unitholders will have to determine directly whether the Merger will be approved.

•	The terms of the Merger Agreement, principally:

•	the provisions allowing the JPE GP Board to withdraw or change its recommendation of the Merger Agreement in the event of a superior proposal or changed circumstances if the JPE GP Board makes a good faith determination that the failure to change its recommendation would be inconsistent with its duties under JPE’s partnership agreement or applicable law;

•	the provisions allowing JPE to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal;

•	the provisions requiring the Affiliated Unitholders to vote in favor of the Merger;

•	the operating covenants for AMID providing protection to JPE Unitholders by restricting AMID’s ability to take certain actions prior to the closing of the Merger that could reduce the value of AMID Common Units received by JPE Unitholders in the Merger;

•	the limited conditions and exceptions to the material adverse effect closing condition and other closing conditions; and

•	the consummation of the Merger is not conditioned on financing.

•	AMID’s and JPE’s strong commitment to consummate the Merger on the anticipated schedule.

•	The JPE GP Board does not expect there to be significant antitrust or other regulatory impediments to the consummation of the Merger.

The JPE GP Board considered the following factors to be generally negative or unfavorable in making its determinations and recommendation with respect to the Merger:

•	The current quarterly cash distribution on the AMID Common Units that JPE’s unaffiliated unitholders will receive in the Merger is lower on an as-converted basis than the current quarterly cash distribution on JPE Common Units.

•	Based on current distribution rates and the Exchange Ratio, an unaffiliated holder of JPE Common Units would initially receive less in quarterly cash distributions on an annualized basis after giving effect to the Merger.

•	The combined entity will not have any subordinated units and JPE’s unaffiliated unitholders will no longer have priority over the Affiliated Holders with respect to quarterly cash distributions after giving effect to the Merger.

•	The fact that, while the Public Unit Consideration represented a premium to the NYSE closing sale price of the JPE Common Units on October 21, 2016, the JPE Common Units had traded at higher prices during the course of the trailing 12-month period and traded at $20.00 per JPE Common Unit at JPE’s initial public offering on October 1, 2014.

•	The Exchange Ratio is fixed and therefore the value of the consideration payable will decrease in the event that the market price of AMID Common Units decreases relative to any change in the market price of JPE Common Units prior to the closing of the Merger.

•	The risk that the potential benefits expected from the Merger might not be fully realized.

•	The Merger may not be completed in a timely manner, or at all, which could result in significant costs and disruption to JPE’s normal business.

•	Certain terms of the Merger Agreement, principally:

•	the provisions limiting the ability of JPE to solicit, or to consider unsolicited, offers from third parties for JPE;

•	the provisions requiring JPE to hold a unitholder meeting as soon as practicable to approve the Merger, even in the event the JPE GP Board changes its recommendation with respect to such approval;

•	JPE Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, JPE’s partnership agreement or Delaware law; and

•	JPE Unitholders will be foregoing the potential benefits, if any, that could be realized by remaining as unitholders of JPE as a standalone entity.

•	Litigation may arise in connection with the Merger and such litigation may increase costs and result in a diversion of management focus.

•	Some of the directors and officers of JPE have interests in the Merger that are different from, or in addition to, the interests of JPE’s Unitholders generally. Please read “The Merger—Interests of Directors and Executive Officers of JPE in the Merger.”

The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the JPE GP Board in considering the Merger. In view of the various factors and information considered, the JPE GP Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the JPE GP Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was determinative of its ultimate determination, and individual members of the JPE GP Board may have given different weights to different factors. The JPE GP Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the JPE GP Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Concerning Forward-Looking Statements.”

The JPE GP Board recommends that JPE Unitholders vote “FOR” the approval of the Merger Agreement, that holders of JPE Common Units vote “FOR” the adjournment of the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting, and that holders of JPE Common Units vote “FOR” the Advisory Compensation proposal.

The Support Agreements

In connection with the Merger Agreement, AMID and AMID GP entered into the Support Agreements. Under the Support Agreements, the parties are required to vote their JPE Common Units and their JPE Subordinated Units, as applicable, in favor of the Merger. At least a majority of the outstanding JPE Subordinated Units voting separately as a class must approve the Merger. The Affiliated Holders own 14,992,654 JPE Subordinated Units, representing 82.7% of the total issued and outstanding JPE Subordinated Units. For purposes of determining whether the Merger Agreement and the Merger have been approved and adopted by the Non-Affiliated JPE Common Units, JPE Common Units held by directors and officers of JPE GP and JPE Common Units held by the Affiliated Holders will not be counted toward the required majority vote of outstanding Non-Affiliated JPE Common Units.

The AMID Distribution Support and Expense Reimbursement Agreement

In connection with the Merger Agreement, Magnolia entered into a Distribution Support and Expense Reimbursement Agreement with AMID and AMID GP (the “Financial Support Agreement”). Under the terms of the Financial Support Agreement, Magnolia agrees to provide quarterly financial support, up to a maximum of $25 million, as necessary, to cause AMID to realize a 5% increase in distributable cash flow per AMID Common Unit as set forth in the Financial Support Agreement. The financial support will continue for eight (8) consecutive quarters following the Effective Time, or if earlier, until $25 million in support has been provided. Magnolia will also reimburse AMID for certain expenses it incurs in connection with post-closing transition during a one (1) year period following the Effective Time. In addition, Magnolia agrees to extinguish all outstanding indebtedness of JPE GP to Magnolia or any of its affiliates. Pursuant to the Financial Support Agreement, the elimination of JPE GP’s indebtedness shall occur prior to the Effective Time and result in no further liability to AMID, including any tax liabilities arising from such elimination. Notwithstanding the foregoing, AMID (subject to prior approval by the AMID Conflicts Committee) and Magnolia may make a determination that Magnolia has satisfied the support obligations by such other methods as AMID and Magnolia determine to be appropriate. A copy of the Financial Support Agreement is attached as Annex C hereto.

The JPE Expense Reimbursement Agreement

In connection with the Merger Agreement, Lonestar, JPE and JPE GP entered into the JPE Expense Reimbursement Agreement providing that AL Lonestar (as successor in merger to Lonestar) will reimburse, or will pay directly on behalf of, JPE or JPE GP the reasonable costs and expenses incurred by JPE or JPE GP to third parties in connection with the Mergers, including (i) the termination fee pursuant to the Merger Agreement and (ii) all reasonable out-of-pocket legal and financial advisory fees, costs and expenses paid or payable to third parties and incurred in connection with the negotiation, execution and performance of the Merger Agreement and consummation of the Mergers; provided, however, that JPE and JPE GP (subject to prior approval by the conflicts committee of the JPE GP Board) and AL Lonestar may make a determination that AL Lonestar has satisfied the requirements by such other methods as the parties determine to be appropriate.

Opinion of Financial Advisor to the JPE GP Board

In connection with the proposed Merger and related transactions, the JPE GP Board requested that BMOCM evaluate the fairness, from a financial point of view, of the 0.5775x exchange ratio provided for pursuant to the terms and conditions of the Merger Agreement. On October 23, 2016, at a meeting of the JPE GP Board held to evaluate the proposed Merger and related transactions, BMOCM rendered an oral opinion, confirmed by delivery of a written opinion dated October 23, 2016, to the JPE GP Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in its opinion, the 0.5775x exchange ratio provided for pursuant to the terms and conditions of the Merger Agreement was fair, from a financial point of view, to holders of JPE Common Units (other than the Excluded Holders).

The full text of BMOCM’s written opinion, dated October 23, 2016, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The description of BMOCM’s opinion set forth below is qualified in its entirety by reference to the full text of BMOCM’s opinion. BMOCM’s opinion was prepared at the request and for the benefit and use of the JPE GP Board (in its capacity as such) in connection with its evaluation of the 0.5775x exchange ratio from a financial point of view and BMOCM did not express any opinion on any other terms, aspects or implications of the Merger or any related transactions. BMOCM expressed no opinion as to the relative merits of the Merger or any related transactions or any other transactions or business strategies discussed by the JPE GP Board as alternatives to the Merger or any related transactions or the decision of the JPE GP Board to proceed with the Merger or any related transactions. BMOCM’s opinion did not constitute and is not a recommendation to the JPE GP Board as to any action taken on any aspect of the Merger, related transactions or any other matter. BMOCM’s opinion also does not constitute a recommendation to any security holder as to how such holder should vote or act with respect to the Merger, related transactions or any other matter.

For purposes of its opinion, BMOCM reviewed a draft, dated October 22, 2016, of the Merger Agreement (the “draft agreement”) and assumed that the final form of the Merger Agreement would not differ in any material respect from the draft agreement provided to BMOCM. BMOCM assumed that all of the conditions to the Merger and related transactions would be satisfied, that the Merger and related transactions would be consummated on the terms reflected in the Merger Agreement and related agreements and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that there would not be any delays, limitations, restrictions, conditions or other actions, including any divestitures, amendments or modifications, in the course of obtaining the necessary governmental, regulatory and third party approvals, consents, releases, waivers and agreements for the Merger and related transactions or otherwise that would be meaningful in any respect to BMOCM’s analyses or opinion. BMOCM also assumed that the Merger and related transactions would have the tax consequences contemplated by the Merger Agreement.

In arriving at its opinion, BMOCM reviewed, among other things:

•	the draft agreement;

•	publicly available information concerning JPE and AMID, including JPE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 and AMID’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016;

•	financial and operating information with respect to the businesses, operations and prospects of JPE furnished to BMOCM by JPE, including financial projections of JPE prepared by the management of JPE;

•	financial and operating information with respect to the businesses, operations and prospects of AMID furnished to BMOCM by AMID, including financial projections of AMID prepared by the management of AMID as reviewed and approved by the management of JPE;

•	the strategic rationale of the management of JPE for the Merger and related transactions;

•	a trading history of JPE Common Units and AMID Common Units for the two-year period ended October 21, 2016;

•	published estimates of research analysts with respect to common unit price targets of JPE, AMID and other companies that BMOCM deemed relevant;

•	a comparison of the historical financial results and present financial condition of JPE and AMID with each other and with those of other companies that BMOCM deemed relevant;

•	the financial terms, to the extent publicly available, of selected transactions in JPE’s industry that BMOCM deemed relevant;

•	discounted cash flow analyses for JPE and AMID based on the financial projections and other information relating to JPE and AMID referred to above;

•	the relative contributions of JPE and AMID to certain financial metrics of the pro forma combined company based on the financial projections and other information relating to JPE and AMID referred to above; and

•	selected macroeconomic and other commercial factors that BMOCM deemed relevant to JPE’s and AMID’s industry and prospects.

In addition, BMOCM had discussions with the senior managements of JPE and AMID concerning JPE’s and AMID’s respective and combined businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as BMOCM deemed appropriate.

In rendering its opinion, BMOCM assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by JPE, AMID and their respective representatives or advisors or obtained by BMOCM from other sources. BMOCM did not independently verify (nor assumed any obligation to verify) any such information or undertake an independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of JPE, AMID or any other entity and BMOCM was not furnished with any such valuation or appraisal. BMOCM did not evaluate the solvency or fair value of JPE, AMID or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. With respect to financial projections relating to JPE and AMID that BMOCM was directed to utilize in its analyses, BMOCM was advised by JPE and AMID, and BMOCM assumed, without independent investigation, that they were reasonably prepared and reflected the best currently available estimates and good faith judgments of the managements of JPE and AMID, as applicable, as to the future financial performance of JPE and AMID and the other matters covered thereby. BMOCM assumed that the financial results reflected in such financial projections would be realized in the amounts and at the times projected. BMOCM expressed no opinion with respect to such projections, including the assumptions on which they are based. Furthermore, BMOCM did not assume any obligation to conduct, and it did not conduct, any physical inspection of the properties or facilities of JPE, AMID or any other entity. BMOCM relied upon the assessments of the managements of JPE and AMID as to, among other things, (i) related transactions, including with respect to the timing thereof and financial and other terms involved, (ii) the potential impact on JPE and AMID of market, seasonal, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas and energy industries, including commodity pricing and supply and demand for oil, gas and refined products, which are subject to significant volatility and which, if different than as assumed, could have a material impact on BMOCM’s analyses or opinion, (iii) the growth, expansion and other projects of JPE and AMID, including with respect to the timing and likelihood thereof and assets, capital expenditures and other aspects involved, (iv) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key customers, suppliers, employees and other commercial relationships of JPE and AMID and (v) the ability to integrate the operations of JPE and AMID. BMOCM assumed, with JPE’s consent, that there would be no developments with respect to any such matters, or any alternative or supplemental structures to the Merger or any related transactions, that would have an adverse effect on JPE, AMID or the Merger and related transactions or that otherwise would be meaningful in any respect to BMOCM’s analyses or opinion.

BMOCM’s opinion was necessarily based upon financial, economic, market and other conditions and circumstances as they existed and could be evaluated, and the information made available to BMOCM, as of the date of its opinion. BMOCM disclaimed any undertakings or obligations to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to BMOCM’s attention after the date of the opinion or to otherwise update, revise or reaffirm its opinion. As the JPE GP Board was aware, the credit, financial and stock markets, and the industries in which JPE and AMID operate, have experienced and continue to experience volatility and BMOCM expressed no opinion or view as to any potential effects of such volatility on JPE, AMID, the Merger or related transactions.

BMOCM’s opinion related to the fairness, from a financial point of view, to holders of JPE Common Units (other than Excluded Holders) of the 0.5775x exchange ratio provided for pursuant to the terms and conditions of the Merger Agreement without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, JPE Common Units or other securities of JPE and did not address proportionate allocation or relative fairness among holders of JPE Common Units or other securities of JPE. In connection with BMOCM’s engagement, BMOCM was not requested to, and it did not, (i) undertake a third-party solicitation process with respect to the acquisition of all or a part of JPE or (ii) participate in the negotiation of the structure or terms of the Merger or related transactions. BMOCM did not express any opinion on any terms (other than the 0.5775x exchange ratio to the extent specified in its opinion), aspects or implications of the Merger or any related transactions including, without limitation, the form or structure of the Merger, the form, structure or financial or other terms of related transactions or any support, unit purchase, partnership amendment or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger, related transactions or otherwise. BMOCM’s opinion relates to the relative values of JPE and AMID. BMOCM’s opinion did not in any manner address the actual value of AMID Common Units when issued in the Merger or the prices at which AMID Common Units or JPE Common Units or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. BMOCM is not an expert in, and its opinion did not address, any of the legal, regulatory, tax or accounting aspects of the Merger or any related transactions, including, without limitation, whether or not the Merger or any related transactions constitute a change of control under any contract or agreement to which JPE, AMID or any of their respective affiliates is a party or may be subject or the tax consequences of the Merger or related transactions. BMOCM relied solely on JPE’s legal, regulatory, tax and accounting advisors for such matters. In addition, BMOCM expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation of or other consideration payable to any officers, directors or employees of any parties to the Merger and related transactions, or class of such persons, relative to the 0.5775x exchange ratio or otherwise. The issuance of BMOCM’s opinion was approved by a fairness opinion committee of BMOCM.

In preparing its opinion, BMOCM performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of BMOCM’s opinion or the analyses underlying, and factors considered in connection with, BMOCM’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. BMOCM arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, BMOCM believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, BMOCM considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of JPE and AMID. No company, business or transaction reviewed is identical or directly comparable to JPE, AMID or the Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results from any particular analysis.

The estimates contained in BMOCM’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, BMOCM’s analyses are inherently subject to substantial uncertainty.

BMOCM was not requested to, and did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between JPE and AMID and the decision to enter into the Merger Agreement was solely that of the JPE GP Board. BMOCM’s opinion was only one of many factors considered by the JPE GP Board in its evaluation of the Merger and related transactions and should not be viewed as determinative of the views of the JPE GP Board or JPE GP management with respect to the Merger or related transactions or the 0.5775x exchange ratio.

Financial Analyses

The following is a summary of the material financial analyses prepared and reviewed with the JPE GP Board in connection with BMOCM’s opinion, dated October 23, 2016. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, BMOCM, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by BMOCM. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may differ from those described and such differences may be material. In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, except as otherwise noted, (i) for the low-end of the implied exchange ratio reference ranges, BMOCM divided the low-end of the approximate implied per unit equity value reference ranges derived for JPE from such analyses by the high-end of the approximate implied per unit equity value reference ranges derived for AMID from such analyses and (ii) for the high-end of the implied exchange ratio reference ranges, BMOCM divided the high-end of the approximate implied per unit equity value reference ranges derived for JPE from such analyses by the low-end of the approximate implied per unit equity value reference ranges derived for AMID from such analyses. For purposes of the summary below, “EBITDA” means earnings before interest, taxes, depreciation and amortization reflecting, per JPE management, the elimination, commencing in 2016, of support from ArcLight in the case of JPE and including, per AMID management, proportional EBITDA from joint venture operations in the case of AMID. Financial data for JPE and AMID utilized in the financial analyses described below were based on, among other things, in the case of JPE, financial projections of JPE prepared by the management of JPE, referred to as the JPE forecasts, and, in the case of AMID, financial projections of AMID prepared by the management of AMID as reviewed and approved by the management of JPE, referred to as the AMID forecasts. Implied per unit equity value reference ranges derived from the financial analyses described below were rounded to the nearest $0.25 per unit.

Selected Public Companies Analyses. BMOCM performed separate selected public companies analyses of each of JPE and AMID in which BMOCM reviewed certain financial and stock market information relating to JPE, AMID and the selected publicly traded master limited partnerships listed below.

JPE. In performing a selected public companies analysis of JPE, BMOCM reviewed certain financial and stock market information relating to JPE and the following 12 selected publicly traded master limited partnerships in the midstream energy industry with drop-down-focused or organic growth strategies, collectively referred to as the JPE selected companies.

• Arc Logistics Partners LP
• Blueknight Energy Partners, L.P.
• Delek Logistics Partners, LP
• Global Partners LP
• Green Plains Partners LP
• Martin Midstream Partners L.P.
• PBF Logistics LP
• Sprague Resources LP
• TransMontaigne Partners L.P.
• USD Partners LP
• Western Refining Logistics, LP
• World Point Terminals, LP

BMOCM reviewed, among other information, enterprise values, calculated as implied fully diluted equity values based on closing unit prices on October 21, 2016, plus total debt, preferred equity and minority interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2016 and calendar year 2017 estimated EBITDA. BMOCM also reviewed closing unit prices on October 21, 2016 as a multiple of calendar year 2016 and calendar year 2017 estimated distributable cash flow per limited partner (“LP”) unit. Financial data for the JPE selected companies were based on public filings, publicly available equity research analysts’ estimates and other publicly available information. Financial data for JPE was based on the JPE forecasts.

The overall low to high calendar year 2016 and calendar year 2017 estimated EBITDA multiples observed for the JPE selected companies were 7.8x to 14.8x (with a mean of 11.0x and a median of 10.7x) and 7.5x to 12.5x (with a mean of 9.8x and a median of 9.5x), respectively. The overall low to high calendar year 2016 and calendar year 2017 estimated distributable cash flow per LP unit multiples observed for the JPE selected companies were 6.4x to 11.0x (with a mean of 8.5x and a median of 8.4x) and 6.0x to 9.6x (with a mean of 7.6x and a median of 7.4x), respectively. BMOCM then applied selected ranges of calendar year 2016 and calendar year 2017 estimated EBITDA multiples derived from the JPE selected companies of 8.0x to 11.0x and 7.5x to 10.0x, respectively, and selected ranges of calendar year 2016 and calendar year 2017 estimated distributable cash flow per LP unit multiples derived from the JPE selected companies of 7.0x to 9.0x and 6.0x to 8.5x, respectively, to corresponding financial data for JPE. This analysis indicated approximate implied per unit equity value reference ranges for JPE based on such calendar year 2016 and calendar year 2017 estimated EBITDA multiples of $6.00 to $9.75 and $6.50 to $10.25, respectively, and based on such calendar year 2016 and calendar year 2017 estimated distributable cash flow per LP unit multiples of $7.25 to $9.25 and $6.75 to $9.50, respectively.

AMID. In performing a selected public companies analysis of AMID, BMOCM reviewed certain financial and stock market information relating to AMID and the following nine selected publicly traded master limited partnerships in the midstream energy industry with drop-down-focused or organic growth strategies, collectively referred to as the AMID selected companies.

• Azure Midstream Partners, LP
• CONE Midstream Partners LP
• Crestwood Equity Partners LP
• Martin Midstream Partners L.P.
• Midcoast Energy Partners, L.P.
• PennTex Midstream Partners, LP
• Rice Midstream Partners LP
• Southcross Energy Partners, L.P.
• Summit Midstream Partners, LP

BMOCM reviewed, among other information and to the extent publicly available, enterprise values, calculated as implied fully diluted equity values based on closing unit prices on October 21, 2016, plus total debt, preferred equity and minority interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2016 and calendar year 2017 estimated EBITDA. BMOCM also reviewed, to the extent publicly available, closing unit prices on October 21, 2016 as a multiple of calendar year 2016 and calendar year 2017 estimated distributable cash flow per LP unit. Financial data for the AMID selected companies were based on public filings, publicly available equity research analysts’ estimates and other publicly available information. Mean and median data for the AMID selected companies did not take into account implied multiples for Azure Midstream Partners LP or Southcross Energy Partners, L.P. given those entities’ distressed financial condition and insufficient publicly available data. Financial data for AMID was based on the AMID forecasts.

The overall low to high calendar year 2016 and calendar year 2017 estimated EBITDA multiples observed for the AMID selected companies were 4.3x to 17.0x (with a mean of 12.8x and a median of 12.9x) and 8.6x to 16.8x (with a mean of 12.0x and a median of 10.5x), respectively. The overall low to high calendar year 2016 and calendar year 2017 estimated distributable cash flow per LP unit multiples observed for the AMID selected companies were 5.6x to 14.0x (with a mean of 9.3x and a median of 7.2x) and 6.2x to 13.2x (with a mean of 9.5x and a median of 9.1x), respectively. BMOCM then applied selected ranges of calendar year 2016 and calendar year 2017 estimated EBITDA derived from the AMID selected companies of 10.0x to 13.0x and 9.0x to 12.0x, respectively, and selected ranges of calendar year 2016 and calendar year 2017 estimated distributable cash flow per LP unit multiples derived from the AMID selected companies of 7.0x to 10.0x and 6.5x to 9.5x, respectively, to corresponding financial data for AMID. This analysis indicated approximate implied per unit equity value reference ranges for AMID based on such calendar year 2016 and calendar year 2017 estimated EBITDA multiples of $12.75 to $20.75 and $12.75 to $21.75, respectively, and based on such calendar year 2016 and calendar year 2017 estimated distributable cash flow per LP unit multiples of $14.50 to $20.75 and $11.50 to $17.00, respectively.

Utilizing the approximate implied per unit equity value reference ranges derived for JPE and AMID as described above, BMOCM calculated the following implied exchange ratio reference ranges, as compared to the 0.5775x exchange ratio:

Implied Exchange Ratio Reference Ranges Based On:				Exchange Ratio
CY 2016E EBITDA	CY 2017P EBITDA	CY 2016E Distributable Cash Flow Per LP Unit	CY 2017P Distributable Cash Flow Per LP Unit
0.2905x—0.7732x	0.3056x—0.7992x	0.3480x—0.6391x	0.3946x—0.8170x	0.5775x

Selected Precedent Transactions Analysis. BMOCM performed a selected precedent transactions analysis of JPE in which BMOCM reviewed financial data relating to the following 10 selected transactions involving target master limited partnerships or limited liability companies in the midstream energy industry, collectively referred to as the selected transactions:

Announcement Date	Acquiror	Target
May 2016	• SemGroup Corporation	• Rose Rock Midstream, L.P.
April 2015	• Tesoro Logistics LP	• QEP Midstream Partners, LP
October 2014	• Targa Resources Partners LP	• Atlas Pipeline Partners, L.P.
October 2013	• Regency Energy Partners LP	• PVR Partners, L.P.
August 2013	• Plains All American Pipeline, L.P.	• PAA Natural Gas Storage, L.P.
May 2013	• Crestwood Midstream Partners LP	• Inergy Midstream, L.P.
January 2013	• Kinder Morgan Energy Partners, L.P.	• Copano Energy, L.L.C.
February 2011	• Enterprise Products Partners L.P.	• Duncan Energy Partners L.P.
March 2009	• Enterprise Products Partners L.P.	• TEPPCO Partners, L.P.
November 2004	• Valero L.P.	• Kaneb Pipe Line Partners, L.P.

BMOCM reviewed, among other information and to the extent meaningful, transaction values of the selected transactions, calculated as the purchase prices paid for the fully diluted equity values of the target companies involved in the selected transactions, based on closing unit prices as of the announcement dates of the relevant transactions, plus total debt, preferred equity and minority interests (as applicable) and less cash and cash equivalents, as a multiple of next 12 months (following the quarter in which the transaction was announced), referred to as NTM, estimated EBITDA. BMOCM also reviewed, to the extent publicly available, purchase prices paid for the fully diluted equity values of the target companies involved in the selected transactions, based on closing unit prices as of the announcement dates of the relevant transactions, as a multiple of NTM estimated distributable cash flow per LP unit. Financial data of the selected transactions were based on public filings, publicly available research analyst estimates and other publicly available information. Financial data of JPE was based on the JPE forecasts.

The overall low to high NTM estimated EBITDA multiples observed for the selected transactions were 9.9x to 19.3x (with a mean of 13.0x and a median of 12.0x). The overall low to high NTM estimated distributable cash flow per LP unit multiples observed for the selected transactions were 10.5x to 20.4x (with a mean of 14.8x and 14.3x). BMOCM then applied a selected range of NTM estimated EBITDA multiples of 10.0x to 13.0x derived from the selected transactions and a selected range of NTM estimated distributable cash flow per LP unit multiples of 12.0x to 15.0x derived from the selected transactions to JPE’s NTM (as of October 31, 2016) estimated EBITDA and estimated distributable cash flow per LP unit, respectively. This analysis indicated approximate implied per unit equity value reference ranges for JPE based on such NTM estimated EBITDA multiples of $10.00 to $14.50 and based on such NTM estimated distributable cash flow per LP unit multiples of $13.50 to $17.00, as compared to the closing price per JPE Common Unit on October 21, 2016 of $7.54.

Discounted Cash Flow Analyses. BMOCM performed separate discounted cash flow analyses of JPE and AMID by calculating the estimated present value of the standalone levered free cash flows that JPE and AMID were forecasted to generate during the fourth fiscal quarter of the calendar year ending December 31, 2016 through the full calendar year ending December 31, 2019 based on, in the case of JPE, the JPE forecasts, and, in the case of AMID, the AMID forecasts. BMOCM calculated terminal values for JPE and AMID by applying to JPE’s and AMID’s respective estimated distributable cash flow for the calendar year ending December 31, 2019 a selected range of distributable cash flow terminal multiples of 6.0x to 8.0x in the case of JPE and 7.0x to 9.0x in the case of AMID. The present values (as of October 31, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 12.5% to 14.5% in the case of JPE and 13.5% to 15.5% in the case of AMID. These analyses indicated approximate implied per unit equity value reference ranges for JPE and AMID of $7.75 to $10.25 and $15.75 to $20.00, respectively.

Utilizing the approximate implied per unit equity value reference ranges derived for JPE and AMID described above, BMOCM calculated the following implied exchange ratio reference range, as compared to the 0.5775x exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.3878x—0.6484x	0.5775x

Certain Informational Factors

BMOCM also observed certain additional factors that were not considered part of BMOCM’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other factors, the following:

•	the historical closing prices of JPE Common Units and AMID Common Units during the 52-week period ended October 21, 2016, which indicated a 52-week closing low to high per unit price range for JPE Common Units and AMID Common Units of $1.89 to $10.08 and $3.80 to $15.27, respectively;

•	one-year forward price targets for JPE Common Units and AMID Common Units as reflected in publicly available equity research analysts’ estimates and other publicly available information as of October 21, 2016, which indicated, when discounted to present value (as of October 31, 2016) utilizing discount rates of 13.5% in the case of JPE and 14.5% in the case of AMID, target price ranges of approximately $6.17 to $9.47 per JPE Common Unit and approximately $10.48 to $14.85 per AMID Common Unit, and an implied exchange ratio reference range of 0.4154x to 0.9037x; and

•	based on the JPE forecasts and the AMID forecasts, the relative contributions of JPE and AMID to calendar years 2016 and 2017 estimated EBITDA and estimated distributable cash flow of the pro forma combined company, which indicated implied overall relative contributions of JPE and AMID based on such financial metrics of approximately 26% to 29% (in the case of JPE) and 71% to 74% (in the case of AMID) and, based on these implied ranges, an implied exchange ratio reference range of 0.5353x to 0.6909x.

Miscellaneous

JPE has agreed to pay BMOCM for services in connection with BMOCM’s opinion an aggregate fee of $2.25 million, of which a portion was payable upon delivery of BMOCM’s opinion and $1.0 million is payable contingent upon successful completion of the Merger. In addition, JPE has agreed to reimburse BMOCM for reasonable expenses, including reasonable fees and disbursements of counsel, incurred in connection with BMOCM’s engagement and to indemnify BMOCM and its affiliates against certain liabilities, including liabilities under federal securities laws, arising out of BMOCM’s engagement.

As the JPE GP Board was aware, BMOCM and/or certain of its affiliates in the past provided, currently are providing and in the future may provide certain investment banking (financial advisory and capital markets) and commercial banking services to JPE, ArcLight and/or certain of their respective affiliates for which BMOCM and such affiliates received and may receive compensation. Specifically, from January 1, 2014 to the date of BMOCM’s opinion, BMOCM and/or certain of its affiliates provided investment banking (financial advisory or capital markets) and commercial banking services to JPE in connection with the following transactions, for which services BMOCM and such affiliates received and expect to receive compensation: (i) co-manager for JPE’s initial public offering of JPE Common Units in October 2014 and (ii) joint lead arranger and joint book manager for, and as a lender under, a senior secured credit facility of JPE, for which services described in clauses (i) and (ii) above BMOCM and/or certain of its affiliates earned during the period from January 1, 2014 to the date of BMOCM’s opinion aggregate revenues of approximately $3.5 million from JPE.

Further, from January 1, 2014 to the date of BMOCM’s opinion, BMOCM and/or certain of its affiliates provided investment banking (financial advisory or capital markets) and commercial banking services to ArcLight, ArcLight Capital and/or certain related entities in connection with the following transactions, for which services BMOCM and such affiliates received and expect to receive compensation: (i) exclusive or co-financial advisor to ArcLight Capital and/or certain related entities in connection with certain acquisition or disposition transactions and (ii) various commercial banking transactions for certain entities related to ArcLight, including acting as sole or joint lead arranger, sole or joint bookrunner and/or administrative agent for, and/or as a lender under, certain senior secured credit facilities and an asset-based revolving credit facility, for which services described in clauses (i) and (ii) above BMOCM and/or its affiliates earned during the period from January 1, 2014 to the date of BMOCM’s opinion aggregate revenues of approximately $25 million from ArcLight, ArcLight Capital and/or certain related entities.

As the JPE GP Board also was aware, although BMOCM and certain of its affiliates did not, from January 1, 2014 to the date of BMOCM’s opinion, provide investment banking (financial advisory and capital markets) or commercial banking services to AMID or AMID GP for which services BMOCM and such affiliates received compensation, BMOCM and/or certain of its affiliates may provide such services in the future, for which services BMOCM and/or its affiliates would expect to receive compensation.

BMOCM and/or certain of its affiliates provide a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of JPE, JPE GP, AMID, AMID GP, the Affiliated Unitholders or their respective affiliates for their own account and for the accounts of customers.

The JPE GP Board selected BMOCM to act as financial advisor with respect to BMOCM’s opinion based on BMOCM’s reputation, experience and familiarity with JPE and its businesses. BMOCM and/or certain of its affiliates, as part of their investment banking businesses, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, corporate and other purposes.

Unaudited Financial Projections of JPE

JPE does not make public long-term projections as to its future earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. However, JPE is including the following summary of certain non-public unaudited financial projections in this proxy statement/prospectus solely because such information was made available to the JPE GP Board in connection with its evaluation of the Merger and was provided to BMOCM for its use and reliance in connection with its financial analyses and opinion. The inclusion of the Financial Projections (as defined below) should not be regarded as an indication that any of JPE, JPE GP, the JPE GP Board, AMID or any of their respective officers, directors, affiliates, advisors or other representatives considered, or now considers, any of the Financial Projections to be necessarily predictive of actual future results. The Financial Projections are not included in this proxy statement/prospectus to influence any JPE Unitholders to make any investment decision with respect to the Merger or for any other purpose.

The Financial Projections were prepared by, and are the sole responsibility of, the management of JPE, solely for internal use and are subjective in many respects. As a result, there can be no assurance that the prospective results will necessarily be realized or that actual results will not be significantly higher or lower than estimated. JPE’s management believes that the assumptions used as a basis for the Financial Projections were reasonable at the time they were made given the information available to JPE’s management at that time. However, the Financial Projections are not a guarantee of future performance. The future financial results of JPE may materially differ from those expressed in the Financial Projections due to factors that are beyond the management of JPE’s ability to control or predict.

Although the Financial Projections are presented with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties and reflect numerous estimates and assumptions, all of which are difficult to predict and many of which are beyond the control of JPE. Further, since the Financial Projections cover multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the Financial Projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.” JPE Unitholders are urged to review JPE’s SEC filings for a description of risk factors with respect to its business and as well as the section of this proxy statement/prospectus entitled “Risk Factors.”

Certain of the financial information contained in the Financial Projections, including Adjusted EBITDA and Distributable Cash Flow, are non-GAAP financial measures. JPE’s management provided these non-GAAP financial measures because they are commonly used by investors in master limited partnerships to assess financial performance and operating results of ongoing business operations, and because JPE’s management believes that these non-GAAP financial measures could be useful in evaluating JPE’s business, potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by JPE may not be comparable to similarly titled amounts used by other companies.

The Financial Projections do not give effect to the Merger or the other transactions contemplated by the Merger Agreement and were not prepared with a view toward public disclosure, nor were the Financial Projections prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial and operating information. In addition, the Financial Projections require significant estimates and assumptions that make the information included therein inherently less comparable to the similarly titled GAAP measures in the historical GAAP financial statements of JPE. Neither JPE’s independent registered public accounting firm, nor any other independent accountants have compiled, examined or performed any procedures with respect to the Financial Projections, and accordingly they have not expressed any opinion or any other form of assurance on such information. The report of the independent registered public accounting firm of JPE in JPE’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference, relates to JPE’s historical financial information. The report does not extend to the Financial Projections and should not be read to do so. Furthermore, the Financial Projections do not take into account any circumstances or events occurring after the date such information was prepared.

The following table sets forth a summary of certain non-public unaudited financial projections prepared by management of JPE with respect to JPE for the years ending December 31, 2016, 2017, 2018 and 2019 (the “Financial Projections”).

	Year Ending December 31,
	2016	2017	2018	2019
	(dollars in millions, except per unit amounts)
Adjusted EBITDA (1)	$53	$54	$63	$70
Distributable Cash Flow (1)	$43	$42	$49	$56
Distributable Cash Flow per LP unit	$1.17	$1.11	$1.29	$1.46
Distribution per LP unit	$1.30	$1.30	$1.30	$1.30
Long-Term Net Debt	$174	$210	$226	$235

(1)	Estimated Adjusted EBITDA and Distributable Cash Flow for 2016 includes $5 million corporate overhead support from ArcLight. Estimated Adjusted EBITDA, Distributable Cash Flow and Distributable Cash Flow per LP Unit for 2016 were $48, $39 and $1.03, respectively, after reflecting the elimination, commencing in 2016, of such support.

For the purposes of the Financial Projections, (i) “Adjusted EBITDA,” as presented above, represents net income (loss) plus (minus) interest expense (income), income tax expense (benefit), depreciation and amortization expense, asset impairments, (gains) losses on asset sales, certain non-cash charges such as non-cash equity compensation, non-cash vacation expense, non-cash (gains) losses on commodity derivative contracts (total (gain) loss on commodity derivatives less net cash flow associated with commodity derivatives settled during the period) and selected (gains) charges and transaction costs that are unusual or non-recurring, and (ii) “Distributable cash flow,” as presented above, represents Adjusted EBITDA plus proceeds from the sale of assets, less net cash interest paid, income taxes paid and maintenance capital expenditures.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Financial Projections set forth above. No representation or warranty is made by JPE or any other person to any JPE Unitholder regarding the ultimate performance of JPE compared to the information included in the above Financial Projections. The inclusion of the Financial Projections in this proxy statement/prospectus should not be regarded as an indication that such prospective financial and operating information will necessarily be predictive of future events, and such information should not be relied on as such.

JPE DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FINANCIAL PROJECTIONS ARE NOT REALIZED, EXCEPT AS MAY BE REQUIRED BY LAW.

Unaudited Financial Projections of AMID

AMID does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying related assumptions and estimates. However, AMID is including the following summary of certain non-public unaudited financial projections in this proxy statement/prospectus, and in the registration statement of which it is a part, solely because such information was made available to the JPE GP Board in connection with its evaluation of the Merger and also was provided to BMOCM for its use and reliance in connection with its financial analyses and opinion. The inclusion of the AMID Financial Projections (as defined below) should not be regarded as an indication that any of AMID, JPE, JPE GP, the JPE GP Board or any of their respective officers, directors, affiliates, advisors or other representatives considered, or now considers, any of the AMID Financial Projections to be necessarily predictive of actual future results.

The AMID Financial Projections are not included in this proxy statement/prospectus to influence any JPE Unitholders to make any investment decision with respect to the Merger or for any other purpose.

The AMID Financial Projections were prepared by, and are the sole responsibility of, the management of AMID, solely for internal use and are subjective in many respects. As a result, there can be no assurance that the prospective results will necessarily be realized or that actual results will not be significantly higher or lower than estimated. AMID’s management believes that the assumptions used as a basis for the AMID Financial Projections were made in good faith and were reasonable at the time they were made given the information available to AMID’s management at that time. However, the AMID Financial Projections are not a guarantee of future performance. The future financial results of AMID may materially differ from those expressed in the AMID Financial Projections due to factors that are beyond AMID’s management’s ability to control or predict.

Although the AMID Financial Projections are presented below with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties and reflect numerous estimates and assumptions, all of which are difficult to predict and many of which are beyond the control of AMID. Further, the AMID Financial Projections cover the periods from 2016 through 2019, and thus, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the AMID

Financial Projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Special Note Concerning Forward-Looking Statements” and “Where You Can Find More Information.” Other risk factors that may impact AMID’s future business and thus the AMID Financial Projections are included in AMID’s SEC filings that are incorporated herein by reference as well as the section of this proxy statement/prospectus entitled “Risk Factors.”

Certain of the financial information contained in the AMID Financial Projections, including Adjusted EBITDA and Distributable Cash Flow, are non-GAAP financial measures. AMID’s management provided these non-GAAP financial measures because they are commonly used by investors in master limited partnerships to assess financial performance and operating results of ongoing business operations, and because AMID’s management believes that these non-GAAP financial measures could be useful in evaluating AMID’s business, potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by AMID may not be comparable to similarly titled amounts used by other companies.

The AMID Financial Projections do not give effect to the Merger or the other transactions contemplated by the Merger Agreement and were not prepared with a view toward public disclosure, nor were the AMID Financial Projections prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial and operating information. In addition, the AMID Financial Projections require significant estimates and assumptions that make the information included therein inherently less comparable to the similarly titled GAAP measures in the historical GAAP financial statements of AMID. Neither AMID’s independent registered public accounting firm, nor any other independent accountants have compiled, examined or performed any procedures with respect to the AMID Financial Projections, and accordingly they have not expressed any opinion or any other form of assurance on such information. The report of the independent registered public accounting firm of AMID in AMID’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference, relates solely to AMID’s historical financial information. The report does not extend to the AMID Financial Projections and should not be read to do so. Furthermore, the AMID Financial Projections do not take into account any circumstances or events occurring after the date such information was prepared.

The following table sets forth a summary of certain non-public unaudited financial projections prepared by management of AMID with respect to AMID for the years ending December 31, 2016, 2017, 2018 and 2019 (the “AMID Financial Projections”):

	Year Ending December 31,
	2016	2017	2018	2019
	(dollars in millions, except per unit amounts)
Adjusted EBITDA	$136	$152	$175	$183
Distributable Cash Flow	$99	$101	$122	$132
Distributable Cash Flow per LP Unit (on a fully diluted basis)	$2.08	$1.78	$2.13	$2.28
Distribution per LP Unit	$1.65	$1.65	$1.65	$1.65
Long-Term Net Debt	$706	$704	$699	$679

For the purposes of the AMID Financial Projections, (i) “Adjusted EBITDA,” as presented above, is defined as net income (loss) attributable to the partnership of AMID (the “Partnership”), plus interest expense, income tax expense, depreciation, amortization and accretion expense attributable to the Partnership, certain non-cash charges such as non-cash equity compensation expense, unrealized (gains) losses on derivatives, debt issuance costs paid during the period, distributions from unconsolidated affiliates, transaction expenses and selected charges that are unusual or nonrecurring, less COMA income, OPEB plan net periodic benefit, earnings in unconsolidated affiliates, gains (losses) on the sale of assets, net and selected gains that are unusual or nonrecurring, and including proportional earnings before interest, taxes, depreciation and amortization or distributions from joint venture operations, and (ii) “Distributable cash flow,” as presented above, represents Adjusted EBITDA less net cash interest paid, income taxes paid and maintenance capital expenditures and, in the case of 2016, distributions to holders of series A and series C preferred units.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the AMID Financial Projections set forth above. No representation or warranty is made by AMID or any other person to any JPE Unitholder regarding the ultimate performance of AMID compared to the information included in the above AMID Financial Projections. The inclusion of the AMID Financial Projections in this proxy statement/prospectus should not be regarded as an indication that such prospective financial and operating information will necessarily be predictive of future events, and such information should not be relied on as such.

AMID DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE AMID FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH AMID FINANCIAL PROJECTIONS ARE NOT REALIZED, EXCEPT AS MAY BE REQUIRED BY LAW.

AMID GP Board’s Approval of the Merger

In connection with the Merger, the AMID GP Board established the AMID Conflicts Committee, consisting of three independent directors to (i) review and evaluate the Merger and the AMID Transaction Documents (as defined below) for the purpose of determining whether the Merger is in the best interest of AMID and (ii) determine whether or not to grant special approval to, and recommend that the AMID GP Board approve, the Merger and the AMID Transaction Documents. The AMID Conflicts Committee along with its financial and legal advisors conducted an extensive review and evaluation of the proposed Merger.

The AMID Conflicts Committee reviewed with its legal and financial advisors the terms and provisions of the Merger Agreement, the Support Agreements, the Financial Support Agreement and a proposed amendment to the AMID partnership agreement, and various other agreements pursuant to which, among other things, certain affiliates of ArcLight, certain other entities, AMID and AMID GP agreed to vote their units in favor of the Merger and the approval and adoption of the Merger Agreement and transactions contemplated thereby (together, the “AMID Transaction Documents”).

The AMID Conflicts Committee, by unanimous vote at a meeting held on October 21, 2016, (i) determined that the Merger, including the AMID Transaction Documents and the transactions contemplated thereby, on the terms and conditions set forth in the AMID Transaction Documents, was in the best interests of AMID, (ii) granted special approval to the Merger and the related transactions as contemplated by the AMID Transaction Documents, all upon the terms and conditions set forth in the AMID Transaction Documents, and (iii) recommended that the AMID GP Board approve and adopt the AMID Transaction Documents (including the consummation of the Merger and the transactions contemplated thereby).

Based, in part, on the AMID Conflicts Committee’s recommendation, the AMID GP Board, at a meeting held on October 22, 2016, approved and adopted the AMID Transaction Documents and the transactions contemplated thereby, including the Merger.

Governance Matters After the Merger

No changes are being made to the AMID GP Board in connection with the closing of the Merger.

Ownership of AMID After the Merger

AMID will issue approximately 20.1 million AMID Common Units to former JPE Unitholders pursuant to the Merger. Based on the number of AMID Common Units outstanding as of October 23, 2016, which was the date of execution of the Merger Agreement, immediately following the completion of the Merger, AMID expects to have approximately 51.4 million AMID Common Units outstanding. JPE Unitholders are therefore expected to hold approximately 39.2%% of the aggregate number of AMID Common Units outstanding immediately after the Merger and approximately 27.1% of AMID’s total units of all classes (on an as-converted basis). Holders of AMID Common Units (similar to holders of JPE Common Units) are not entitled to elect directors of the AMID GP Board and have only limited voting rights on matters affecting AMID’s business. Please read “Comparison of Unitholder Rights” for additional information.

Interests of Directors and Executive Officers of JPE in the Merger

In considering the recommendation of the JPE GP Board that you vote to adopt the Merger Agreement, you should be aware that aside from their interests as JPE Unitholders, JPE’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other JPE Unitholders generally. The members of the JPE GP Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger and in recommending to the JPE Unitholders that the Merger Agreement be adopted. See “—Background of the Merger” and “—JPE GP Board Recommendations and Reasons for the Merger.” JPE Unitholders should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement. These interests are described in more detail below.

Severance Arrangements

In connection with the transactions contemplated by the Merger Agreement, JPE GP has committed to pay severance to each of JPE’s executive officers, other than Mr. Barley, in the event the executive officer is terminated without cause or resigns for good reason, in either case, within twelve (12) months following the Merger. The severance payments would be paid in a lump sum following such termination in the following amounts:

Name of Executive Officer	Severance Amount
Patrick J. Welch	$650,000
Jon E. Hanna	$310,050
Shiming Chen	$300,000
Forgan McIntosh	$350,000
Cory Willis	$250,000

For purposes of these arrangements, “cause” is generally defined to mean, subject to certain opportunities for notice and cure, (i) fraud, embezzlement or theft against JPE GP or any of its affiliates, (ii) any material violation of JPE GP’s corporate policies or code of ethics, (iii) any acts involving gross negligence, dishonesty or fraud, or that in the good faith opinion of JPE GP may cause material harm to JPE GP or any of its affiliates, or any conviction of, or guilty plea or nolo contendere plea to, or confession of, a Class A-type felony or felony involving moral turpitude or other crime involving moral turpitude, (iv) an unauthorized disclosure or misuse of any trade secrets or confidential information of JPE GP or any of its affiliates, (v) material nonperformance by the executive of such executive’s duties, including, failing in any material respect to carry out lawful directions of the JPE GP Board, (vi) willful misconduct by the executive that is intended, or reasonably likely, to materially injure the business, prospects, or reputation of JPE GP or its affiliates, (vii) breach of a fiduciary duty owed to JPE GP or any of the material terms or provisions of the agreement, or (viii) use of illegal drugs at work.

For purposes of these arrangements, “good reason” is generally defined to mean, subject to opportunity for notice and cure, (i) JPE GP’s material breach of its obligations to the executive, including its obligation to pay amounts owed or owing to the executive, (ii) a material and adverse diminution in the executive’s job duties, responsibilities or authority, (iii) a change in the location where the executive is required to perform the executive’s duties and responsibilities to a location more than 50 miles from the location the executive is required to perform such duties and responsibilities as of the date of the agreement, or (iv) a material reduction in the executive’s base salary, target cash bonus or target long-term incentive bonus, it being intended that an individual or aggregate reduction of more than 10% from the executive’s prior base salary, target cash bonus or target long-term incentive bonus level (or any material and adverse change in vesting schedule) shall be considered material.

In addition to the severance amounts described above, upon termination without cause or resignation for good reason, each of Mr. Welch and Mr. Chen would also be entitled to receive monthly payments of his healthcare continuation COBRA premiums for up to twelve months following termination pursuant to the terms of his employment agreement.

Treatment of JPE Equity-Based Awards

Under the Merger Agreement, each JPE Unit issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time (other than JPE Units held by Affiliated Unitholders or GP Sub) will be converted into the right to receive 0.5775 AMID Common Units. In addition, each JPE Phantom Unit that is outstanding immediately prior to the Effective Time will be converted, at the Effective Time, into an award of phantom units relating to AMID Common Units, on the same terms and conditions as were applicable to the corresponding award of JPE Phantom Units, except that the number of AMID Common Units covered by the award will be equal to the number of JPE Common Units covered by the corresponding award of JPE Phantom Units, multiplied by the exchange ratio of 0.5775, rounded up to the nearest whole unit. See “Proposal No. 1 The Merger Agreement—Merger Consideration” and “—Treatment of Equity Awards” for more information.

In connection with the transactions contemplated by the Merger Agreement, JPE GP will accelerate the vesting of unvested JPE Common Units, unvested JPE Subordinated Units and JPE Phantom Units held by each of the executive officers in the event the executive is terminated without cause or resigns for good reason (defined in the same manner as described above), in either case, within twelve (12) months following the Merger.

The following table sets forth the number of outstanding JPE Common Units, JPE Subordinated Units and JPE Phantom Units held by each executive officer of JPE that would be subject to accelerated vesting in connection with a qualifying termination within twelve (12) months following the Merger, assuming a Merger closing date of January 31, 2017:

Executive Officer	Unvested JPE Common Units	Unvested JPE Subordinated Units	JPE Phantom Units
J. Patrick Barley	—	—	66,666
Patrick J. Welch	1,752	7,150	60,333
Jon E. Hanna	876	3,575	32,666
Shiming Chen	—	—	41,424
Forgan McIntosh	—	—	23,089
Cory Willis	—	—	16,990

In addition, all outstanding JPE Phantom Units held by each non-employee director will fully vest in connection with the Merger. The following table sets forth the number of JPE Phantom Units held by each non-employee director of JPE that will vest in connection with the Merger:

Director	JPE Phantom Units
T. Porter Trimble	10,926
Norman J. Szydlowski	10,926
Josh L. Sherman	10,926

2016 Bonus Award

In connection with the transactions contemplated by the Merger Agreement, JPE GP determined the JPE executive officers’ annual incentive bonus awards for fiscal year 2016, such that each executive is entitled to receive a cash payment equal to 100% of the executive’s target annual cash bonus opportunity for fiscal year 2016. The 2016 bonus amounts are set forth in the table below and will be paid on the first to occur of (i) February 28, 2017 and (ii) in the event the closing of the Merger occurs prior to February 28, 2017 and the executive is terminated without cause or resigns for good reason, within ten (10) days following such termination.

Executive Officer	2016 Bonus Amount
J. Patrick Barley	$425,000
Patrick J. Welch	$300,000
Jon E. Hanna	$155,250
Shiming Chen	$150,000
Forgan McIntosh	$100,000
Cory Willis	$100,000

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, JPE’s directors and executive officers may be entitled to certain indemnification and insurance coverage under directors’ and officers’ liability insurance policies. Such indemnification and insurance coverage is further described in the section entitled “Proposal No. 1. The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

Regulatory Approvals and Clearances Required for the Merger

The following is a summary of the material regulatory requirements for completion of the transactions contemplated by the Merger Agreement. There can be no guarantee if and when any of the consents or approvals required for the transactions contemplated by the Merger Agreement will be obtained or as to the conditions that such consents and approvals may contain.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. On November 10, 2016, AMID filed a Notification and Report Form (“HSR Forms”) with the Antitrust Division and the FTC. The 30-day waiting period expired on December 12, 2016.

At any time before or after the Effective Time, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets of AMID or JPE or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the Merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

AMID and JPE have agreed to (including to cause their respective subsidiaries to) use their reasonable best efforts to resolve any objections that a governmental authority may assert under antitrust laws with respect to the transactions contemplated by the Merger agreement, including the Merger, and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority with respect to the

Merger, in each case, so as to enable the closing of the Merger to occur as promptly as practicable and in any event no later than April 30, 2017 (the “Outside Date”).  Notwithstanding the foregoing, JPE and AMID are under no obligation to dispose, transfer or separate any assets or operations.

Amendment to AMID Partnership Agreement

In connection with the closing of the Merger, AMID GP will enter into the AMID Partnership Agreement Amendment, providing for the payment of the series A preferred quarterly distribution in the quarter in which the Merger is consummated and thereafter equal to the quotient of (i) the greater of (a) $0.4125 and (b) the “series A distribution amount”, as such term is defined in the AMID partnership agreement, divided by (ii) the series A adjusted issue price, as such term is defined in the AMID partnership agreement. However, in the AMID GP’s discretion, which determination shall be made prior to the record date for the relevant quarter, the series A preferred quarterly distribution may be paid as (x) an amount in cash up to the greater of (1) $0.4125 and (2) the series A distribution amount, and (y) a number of series A PIK preferred units equal to the quotient of (a) the remainder of (i) the greater of (I) $0.4125 and (II) the series A distribution amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the series A adjusted issue price. See “The Merger—Amendment to AMID Partnership Agreement.”

Accounting Treatment of the Merger

AMID and JPE are under the common control of ArcLight. Despite the legal form of the transaction whereby AMID will be acquiring JPE, as ArcLight obtained control of JPE prior to obtaining control of AMID, JPE is considered to be acquiring AMID for financial reporting purposes and will account for the Merger as a reorganization of entities under common control. As a result, JPE will record AMID’s historical cost basis financial statements after adjustments to reflect ArcLight’s related basis in AMID. JPE will also retrospectively adjust its historical financial statements to include the operating results of AMID beginning April 15, 2013, the date upon which common control began.

Listing of AMID Common Units; Delisting and Deregistration of JPE Common Units

It is a condition to closing that the AMID Common Units to be issued in the Merger to JPE Unitholders be approved for listing on the NYSE, subject to official notice of issuance. If the Merger is completed, JPE Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights

Appraisal rights are not available in connection with the Merger under the Delaware LP Act or under the JPE partnership agreement.

Restrictions on Sales of AMID Common Units Received in the Merger

AMID Common Units issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for AMID Common Units issued to any JPE Unitholder who may be deemed to be an “affiliate” of AMID after the completion of the Merger. This proxy statement/prospectus does not cover resales of AMID Common Units received by any person upon the completion of the Merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

PROPOSAL NO. 1.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. AMID and JPE encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Mergers as it is the legal document governing the Mergers.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about AMID, JPE or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about AMID, JPE or their respective subsidiaries or affiliates contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by AMID, JPE and their respective subsidiaries were qualified and subject to important limitations agreed to by AMID, JPE and their respective subsidiaries in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, the Merger Agreement provides for the merger of JPE with AMID Merger Sub. JPE, which is sometimes referred to following the Merger as the surviving entity, will survive the merger, and the separate limited liability company existence of AMID Merger Sub will cease. After the completion of the Merger, the certificate of limited partnership of JPE in effect immediately prior to the Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law, and the JPE partnership agreement in effect immediately prior to the Effective Time will be the agreement of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law.

Effective Time; Closing

The effective time of the Merger will be at such time that a certificate of merger effecting the Merger is duly filed with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the Delaware LP Act and the Delaware Limited Liability Company Act (the “Delaware LLC Act”), or at such other date or time as is agreed to by AMID and JPE in writing and specified in the certificate of merger.

Unless the parties agree otherwise, the closing of the Mergers will occur at 9:00 a.m. (central time), on the second business day after the satisfaction or waiver of the conditions to the Merger provided in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions), or at such other date or time as AMID and JPE agree. For further discussion of the conditions to the Merger, see “—Conditions to Consummation of the Mergers.”

AMID and JPE currently expect to complete the Mergers in the first quarter of 2017, subject to receipt of required unitholder and regulatory approvals and to the satisfaction or waiver of the other conditions to the transactions contemplated by the Merger Agreement described below.

Conditions to Consummation of the Mergers

AMID and JPE may not complete the Mergers unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:

•	the Merger Agreement and the transactions contemplated thereby must have been adopted and approved by the affirmative vote of the holders of at least a majority of the outstanding Non-Affiliated JPE Common Units and the holders of at least a majority of the outstanding JPE Subordinated Units, voting as separate classes;

•	the waiting period applicable to the Merger under the HSR Act, if any, must have been terminated or expired;

•	no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of transactions contemplated by the Merger Agreement or making the consummation of such transactions illegal;

•	the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be subject to any stop order or proceedings initiated or threatened by the SEC;

•	the AMID Common Units to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance;

•	the AMID Partnership Agreement Amendment must have been adopted to be effective as of the Effective Time;

•	AMID having received from Holland & Hart LLP, counsel to AMID, a written opinion dated as of the date of the closing of the Merger to the effect that for U.S. federal income tax purposes AMID is classified as a partnership for federal income tax purposes;

•	JPE having received from Latham, counsel to JPE, a written opinion dated as of the date of the closing of the Merger to the effect that for U.S. federal income tax purposes JPE is classified as a partnership for federal income tax purposes; and

•	the GP Merger must have become effective and GP Sub must have been duly admitted as the sole general partner of JPE.

The obligations of AMID to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of JPE in the Merger Agreement being true and correct, both when made and at and as of the date of the closing of the Merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to not be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty), does not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on JPE (apart from certain identified representations and warranties (i) that there will not have been a material adverse effect on JPE from June 30, 2016 through the closing date of the Merger, with respect to the authority to execute the Merger Agreement and consummate the transactions contemplated thereby; (ii) that the adoption and approval of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding Non-Affiliated JPE Common Units and at least a majority of the outstanding JPE Subordinated Units, voting as separate classes, is the only approval of the holders of any equity interests in JPE that is required for approval of the transactions contemplated by the Merger Agreement, which in each of clauses (i)-(ii) must be true and correct in all respects, and (iii) regarding the capitalization of JPE, which must be true and correct in all respects other than immaterial misstatements and omissions);

•	AMID having received from Locke Lord LLP, counsel to AMID, a written opinion dated as of the date of the closing of the Merger to the effect that for U.S. federal income tax purposes (a) no AMID entity should recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (b) no gain or loss should be recognized by holders of AMID Common Units as a result of the Merger with respect to such AMID Common Units held (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code);

•	JPE and JPE GP having performed, in all material respects, all obligations required to be performed by them under the Merger Agreement; and

•	the receipt of an officer’s certificate executed by an executive officer of JPE certifying that the two preceding conditions have been satisfied.

The obligations of JPE to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of AMID and AMID GP in the Merger Agreement being true and correct both when made and at and as of the date of the closing of the Merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty), does not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on AMID (apart from certain identified representations and warranties (i) providing that there will not have been a material adverse effect on AMID from June 30, 2016 through the closing date of the Merger and with respect to the authority to execute the Merger Agreement and consummate the transactions, which must be true and correct in all respects, and (ii) regarding AMID’s capitalization, which must be true and correct in all respects other than immaterial misstatements and omissions);

•	AMID and AMID GP having performed, in all material respects, all obligations required to be performed by them under the Merger Agreement;

•	JPE having received from Latham, counsel to JPE, a written opinion dated as of the date of the closing of the Merger to the effect that for U.S. federal income tax purposes, except to the extent the Section 707 Consideration (defined below) causes the Merger to be treated as a disguised sale, holders of JPE Common Unit or JPE Subordinated Units (other than JPE Common Units or JPE Subordinated Units held by the Affiliated Unitholders and GP Sub) should not recognize any income or gain as a result of the Merger with respect to such JPE Common Units or JPE Subordinated Units held (other than any gain resulting from (x) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code, or (y) the receipt of any non-pro rata merger consideration); provided that such opinion shall not extend to any holder who acquired JPE Common Units or JPE Subordinated Units from JPE in exchange for property other than cash;

•	the receipt of an officer’s certificate executed by an executive officer of AMID certifying that the two preceding conditions have been satisfied; and

•	AMID having (i) paid or caused to be paid on behalf of JPE the dollar amount of all indebtedness and any other amounts required to be paid under JPE’s credit facility in order to fully pay off JPE’s credit facility or (ii) obtained all required consents from the lenders under JPE’s credit facility and AMID’s credit facility to permit AMID to maintain JPE’s credit facility following the closing of the Merger.

For purposes of the Merger Agreement, the term “material adverse effect” means, when used with respect to a party to the Merger Agreement, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party or its subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following will be disregarded in determining whether there has been a material adverse effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such party operates; (ii) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby or the performance of the Merger Agreement (including, for the avoidance of doubt, performance of the parties’ reasonable best efforts obligations under the Merger Agreement in connection with obtaining regulatory approval); (iii) any change in the market price or trading volume of the limited partnership interests or other equity securities of such party (it being understood and agreed that the foregoing will not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any laws or regulations applicable to such party or applicable accounting regulations or principles or the interpretation thereof that materially affects the Merger Agreement or the transactions contemplated thereto; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such party (on their own or on behalf of such party) arising out of or related to the Merger Agreement or the transactions contemplated thereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or coal or other commodities; (viii) any failure of a party to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing will not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); and (ix) the taking of any action required by the Merger Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above will be considered for purposes of determining whether there has been or would reasonably be expected to be a material adverse effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such party and its subsidiaries operate.

JPE Unitholder Approval

JPE has agreed to hold a special meeting of its unitholders as soon as is practicable after the date of the Merger Agreement for the purpose of such unitholders voting on the adoption and approval of the Merger Agreement and the transactions contemplated thereby. The Merger Agreement requires JPE to submit the Merger Agreement to a unitholder vote. In addition, unless the JPE GP Board has effected an adverse recommendation change in accordance with the Merger Agreement as described in “—Change in JPE GP Board Recommendation,” JPE has agreed to use reasonable best efforts to solicit from its unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the adoption and approval by its unitholders of the Merger Agreement and the transactions contemplated thereby. The JPE GP Board has approved the Merger Agreement and the transactions contemplated thereby and authorized that the Merger Agreement be submitted to the unitholders of JPE for their consideration.

For purposes of the Merger Agreement, the term “alternative proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than AMID, its subsidiaries and their respective affiliates, including, but not limited to the Affiliated Unitholders, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of JPE and its subsidiaries equal to 25% or more of JPE’s consolidated assets or to which 25% or more of JPE’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of any class of equity securities of JPE, (iii) tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of any class of equity securities of JPE or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving JPE which is structured to permit any person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 25% of such party’s consolidated assets or equity interests; in each case, other than the transactions contemplated by the Merger Agreement.

No Solicitation by JPE of Alternative Proposals

The Merger Agreement contains detailed provisions prohibiting JPE from seeking an alternative proposal to the Merger. Under these “no solicitation” provisions, JPE has agreed that it will not, and will cause its subsidiaries and use reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an alternative proposal;

•	grant approval to any person to acquire 20% or more of any partnership securities issued by JPE without such person being subject to the limitations in the JPE partnership agreement that prevents certain persons or groups that beneficially own 20% or more of any outstanding partnership securities of any class then outstanding from voting any partnership securities of JPE on any matter; or

•	except as permitted by the Merger Agreement, enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an alternative proposal.

In addition, the Merger Agreement requires JPE and its subsidiaries to (i) cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the Merger Agreement regarding an alternative proposal, (ii) request the return or destruction of all confidential information previously provided to any such persons and (iii) immediately prohibit any access by any persons (other than AMID and its representatives) to any physical or electronic data room relating to a possible alternative proposal.

Notwithstanding these restrictions, the Merger Agreement provides that, under specified circumstances at any time prior to JPE Unitholders voting in favor of adopting the Merger Agreement, JPE may furnish information, including confidential information, with respect to it and its subsidiaries to, and participate in discussions or negotiations with, any third party that makes a written alternative proposal that the JPE GP Board believes is bona fide so long as the JPE GP Board, after consultation with JPE GP’s outside legal counsel and financial advisors, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and, after consultation with JPE GP’s outside legal counsel, failure to furnish such information or participate in such discussions would be inconsistent with the JPE GP Board’s duties under the JPE partnership agreement and applicable law, and such alternative proposal did not result from a material breach of the no solicitation provisions in the Merger Agreement.

JPE has also agreed in the Merger Agreement that it (i) will promptly, and in any event within 48 hours after receipt, notify AMID of any alternative proposal or any request for information or inquiry with regard to any alternative proposal and the identity of the person making any such alternative proposal, request or inquiry (including providing AMID with copies of any written materials received from or on behalf of such person relating to such proposal, offer, request or inquiry) and (ii) will provide AMID with the material terms, conditions and nature of any such alternative proposal, request or inquiry. In addition, JPE agrees to keep AMID reasonably informed of all material developments affecting the status and terms of any such alternative proposals, offers, inquiries or requests (and promptly provide AMID with copies of any written materials received by it or that it has delivered to any third party making an alternative proposal that relate to such proposals, offers, requests or inquiries) and of the status of any such discussions or negotiations.

The Merger Agreement permits JPE or the JPE GP Board to issue a “stop, look and listen” communication pursuant to Rule 14d-9 (f) or comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act if the JPE GP Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to constitute a violation of applicable law.

For purposes of the Merger Agreement, a superior proposal means a bona fide unsolicited written offer, obtained after the date of the Merger Agreement and not in breach of JPE’s no solicitation obligations described above (other than an immaterial breach) to acquire, directly or indirectly, 50% or more of the outstanding equity securities of JPE or 50% or more of the assets of JPE and its subsidiaries on a consolidated basis, made by any party other than AMID, its subsidiaries, or any affiliates (including the Affiliated Unitholders) which is on terms and conditions that the JPE GP Board determines in its good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to JPE’s Unitholders (in their capacity as unitholders) from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account at the time of such determination any changes to the terms of the Merger Agreement that as of that time had been committed to by AMID in writing.

Change in JPE GP Board Recommendation

The Merger Agreement provides that JPE will not, and will cause its subsidiaries and use reasonable best efforts to cause its representatives not to, directly or indirectly, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to AMID, the recommendation of the JPE GP Board that its unitholders adopt the Merger Agreement or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any alternative proposal. In addition, if JPE receives an alternative proposal it will, within ten business days of receipt of a written request from AMID, publicly reconfirm the recommendation of the JPE GP Board that its unitholders adopt the Merger Agreement; provided, that AMID is not permitted to make such request on more than one occasion in respect of each alternative proposal and each material modification to an alternative proposal, if any.

JPE’s taking or failing to take, as applicable, any of the actions described above is referred to as an “adverse recommendation change.”

Notwithstanding the terms described above or any other term of the Merger Agreement to the contrary, subject to the conditions described below, the JPE GP Board may, at any time prior to the adoption of the Merger Agreement by the JPE Unitholders, effect an adverse recommendation change in response to either (i) an alternative proposal or (ii) changed circumstance (as defined below), in each case if the JPE GP Board, after consultation with JPE GP’s outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under the JPE partnership agreement or applicable law, and the following conditions have been met:

•	if the JPE GP Board intends to effect such adverse recommendation change in response to an alternative proposal:

•	such alternative proposal is bona fide, in writing and has not been withdrawn or abandoned;

•	the JPE GP Board has determined, after consultation with JPE GP’s outside legal counsel and financial advisors, that such alternative proposal constitutes a superior proposal as described below;

•	JPE has provided prior written notice to AMID of the intention of the JPE GP Board to effect an adverse recommendation change, and such notice has specified the identity of the person making such alternative proposal, the material terms and conditions of such alternative proposal, and complete copies of any written proposal or offers (including proposed agreements) received by JPE in connection with such alternative proposal;

•	during the period that commences on the date of delivery of the above-described notice and ends on the date that is the third calendar day following the date of such delivery, JPE must have (1) negotiated with AMID in good faith to make such adjustments to the terms and conditions of the Merger Agreement as would permit the JPE GP Board not to effect an adverse recommendation change and (2) kept AMID reasonably informed with respect to the status and changes in the material terms and conditions of such alternative proposal or other change in circumstances related thereto; provided, that any material revisions to such alternative proposal (including any change in the purchase price) will require delivery of a subsequent notice and a subsequent notice period, except that such subsequent notice period will expire upon the later of (x) the end of the initial notice period and (y) the date that is the second calendar day following the date of the delivery of such subsequent notice; and

•	the JPE GP Board must have considered all revisions to the terms of the Merger Agreement irrevocably offered in writing by AMID and, at the end of the notice period, must have determined in good faith that (i) such alternative proposal continues to constitute a superior proposal and (ii) failure to effect an adverse recommendation change would be inconsistent with its duties under the JPE partnership agreement or applicable law, in each case even if such revisions were to be given effect; or

•	if the JPE GP Board intends to effect such adverse recommendation change in response to a changed circumstance:

•	JPE has provided prior written notice to the other party of the intention of the JPE GP Board to effect an adverse recommendation change, and such notice has specified the details of such changed circumstance and the reasons for the adverse recommendation change;

•	during the period that commences on the date of delivery of the above-described notice and ends on the date that is the third calendar day following the date of such delivery, JPE must have (i) negotiated with the other party in good faith to make such adjustments to the terms and conditions of the Merger Agreement as would permit the JPE GP Board not to effect an adverse recommendation change and (ii) kept AMID reasonably informed of any change in circumstances related thereto; and

•	the JPE GP Board must have considered all revisions to the terms of the Merger Agreement irrevocably offered in writing by AMID and, at the end of the notice period, must have determined in good faith that the failure to effect an adverse recommendation change would be inconsistent with its duties under the JPE partnership agreement or applicable law even if such revisions were to be given effect.

As used in the Merger Agreement, a changed circumstance means a material event, circumstance, change or development, in each case that arises or occurs after the date of the Merger Agreement and was not, prior to such date, known to the JPE GP Board; provided, however, that in no event will the receipt, existence or terms of an alternative proposal or any matter relating thereto or consequence thereof constitute a changed circumstance.

Merger Consideration

The Merger Agreement provides that, at the Effective Time, (i) each JPE Unit issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time (other than JPE Units held by Affiliated Unitholders or GP Sub) will be converted into the right to receive 0.5775 AMID Common Units and (ii) each JPE Unit issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time held by the Affiliated Unitholders will be converted into the right to receive 0.5225 AMID Common Units. The JPE Common Units held by GP Sub will remain outstanding in JPE, and GP Sub will continue as a limited partner of JPE.

AMID will not issue any fractional units in the Merger. Instead, all fractional AMID Common Units that a JPE Unitholder would otherwise be entitled to receive will be aggregated and then, if a fractional AMID Common Unit results from that aggregation, be rounded up to the nearest whole AMID Common Unit.

Treatment of JPE Equity Awards

Each award of JPE Phantom Units that is outstanding immediately prior to the Effective Time, automatically and without any action on the part of the holder of such JPE Phantom Unit, will at the Effective Time be converted into the right to receive an award of phantom units relating to AMID Common Units on the same terms and conditions as were applicable to the award of JPE Phantom Units, except that the number of AMID Common Units covered by the award will be equal to the number of JPE Common Units covered by the corresponding award of JPE Phantom Units multiplied by the Exchange Ratio.

Treatment of General Partner Interest and Incentive Distribution Rights

As a result of the Merger, the non-economic general partner interest in JPE outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and no consideration will be delivered in exchange for such JPE general partner interest and GP Sub will be admitted as the sole general partner of the surviving entity. In addition, the incentive distribution rights in JPE outstanding immediately prior to the Effective Time will be cancelled.

Adjustments to Prevent Dilution

Prior to the Effective Time, the unit consideration will be appropriately adjusted to reflect fully the effect of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction with respect to JPE Common Units, JPE Subordinated Units or AMID Common Units to provide the holders of JPE Common Units and JPE Subordinated Units the same economic effect as contemplated by the Merger Agreement prior to such event.

Withholding

AMID and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to a holder of JPE Units such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of applicable U.S. federal, state, local or foreign tax law. To the extent that deduction and withholding is required, such deduction and withholding will be taken in AMID Common Units. To the extent withheld, such withheld AMID Common Units will be treated as having been paid to the former holder of JPE Units in respect of whom such withholding was made.

Distributions in connection with the Merger

No distributions with respect to AMID Common Units issued in the Merger will be paid to the holder of any unsurrendered certificates until such certificates are surrendered. Following such surrender, there will be paid, without interest, to the record holder of AMID Common Units issued in exchange therefor (i) at the time of such surrender, all distributions payable in respect of any such AMID Common Units, as applicable, with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such AMID Common Units with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of distributions in respect of AMID Common Units, all AMID Common Units to be issued pursuant to the Merger will be entitled to distributions as if issued and outstanding as of the Effective Time.

Regulatory Matters

See “The Merger—Regulatory Approvals and Clearances Required for the Merger” for a description of the material regulatory requirements for the completion of the Merger.

AMID and JPE have agreed to (including to cause their respective subsidiaries to) use their reasonable best efforts to resolve any objections that a governmental authority or any other person may assert under antitrust laws with respect to the Merger, and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority with respect to the Merger, in each case, so as to enable the closing of the Mergers to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding the foregoing, AMID or JPE are under no obligation to dispose, transfer or separate any assets or operations.

Termination of the Merger Agreement

AMID or JPE may terminate the Merger Agreement at any time prior to the effective time, whether before or after the JPE Unitholders have approved the Merger Agreement, by mutual written consent.

In addition, either AMID or JPE may terminate the Merger Agreement at any time prior to the effective time by written notice to the other party:

•	if the Merger has not occurred on or before the Outside Date; provided, that the right to terminate the Merger Agreement if the Merger has not occurred on or before the Outside Date will not be available to a party (i) if the inability to satisfy the conditions to closing was due to the failure of such party to perform any of its obligations under the Merger Agreement or (ii) if the other party has filed (and is then pursuing) an action seeking specific performance to enforce the obligations under the Merger Agreement;

•	if any governmental authority has issued a final and nonappealable law, injunction, judgment or ruling that enjoins, restrains, prevents or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement or makes the transactions contemplated by the Merger Agreement illegal; provided, however, that the right to terminate for this reason will not be available if the prohibition was due to the failure of the terminating party to perform any of its obligations under the Merger Agreement; or

•	if the JPE Unitholders do not adopt the Merger Agreement at the special meeting of JPE Unitholders called for such purpose or any adjournment or postponement of such meeting.

In addition, AMID may terminate the Merger Agreement:

•	if an adverse recommendation change shall have occurred;

•

if prior to the adoption of the Merger Agreement by JPE’s Unitholders, JPE is in willful breach of its obligations to (i) duly call, give notice of and hold a special meeting of JPE’s Unitholders for the purpose of obtaining unitholder approval of the Merger Agreement, use its reasonable best efforts to solicit proxies from unitholders in favor of such adoption and, through the JPE GP Board, recommend the adoption of the Merger Agreement to JPE’s Unitholders or (ii) comply with the requirements applicable to the other party described under “—No Solicitation by JPE of Alternative Proposals;” other than in the case where (A) such willful breach is a result of an isolated action by a JPE representative (other than a director or officer of JPE) and not caused by, or within the knowledge of, JPE and (B) JPE takes appropriate actions to remedy such willful breach upon discovery thereof; provided, that the right to terminate the Merger Agreement for this reason will not be available to AMID if it is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•	if there is a breach by JPE of any of its representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice of such breach by AMID; provided that AMID will not have the right to terminate the Merger Agreement for this reason if AMID is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

In addition, JPE may terminate the Merger Agreement:

•	if there is a breach by AMID of any of its representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice of such breach by JPE; provided that JPE will not have the right to terminate the Merger Agreement for this reason if JPE is then in breach of its obligations to duly call, give notice of and hold a special meeting of its unitholders for the purpose of obtaining unitholder approval of the Merger Agreement, use its reasonable best efforts to solicit proxies from unitholders in favor of such adoption and, through the JPE GP Board, recommend the adoption of the Merger Agreement to JPE Unitholders, in breach of its obligations to comply with the requirements described under “—No Solicitation by JPE of Alternative Proposals” or in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•	prior to the adoption of the Merger Agreement by JPE Unitholders, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for a superior proposal in accordance with JPE’s obligation to comply with the requirements described under “—No Solicitation by JPE of Alternative Proposals,” provided that JPE must concurrently with such termination pay to AMID the termination fee.

In some cases, termination of the Merger Agreement will require JPE to reimburse AMID’s out-of-pocket expenses; provided that in the event of termination by either party because the Merger Agreement was not adopted at the special meeting of JPE Unitholders called for such purpose (or termination by JPE pursuant to a different termination provision provided in the Merger Agreement at a time when the Merger Agreement is terminable because the Merger Agreement was not adopted at the special meeting of JPE Unitholders called for such purpose), JPE shall pay AMID’s and AMID’s controlled affiliates’ out-of-pocket expenses up to a maximum amount of $5 million. Additionally in certain cases, termination of the Merger Agreement will require JPE to pay a termination fee to AMID (less any expenses previously reimbursed), as described below under “—Termination Fee” and “—Expenses.” Following payment of the termination fee, JPE will not be obligated to pay any additional expenses incurred by AMID or its affiliates.

Termination Fee

The Merger Agreement provides that JPE is required to pay a termination fee to AMID of $10 million, less any expenses of AMID previously reimbursed by JPE, as described below under “—Expenses,” to AMID:

•

if (i) an alternative proposal was publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the special meeting of JPE Unitholders called for the purpose of adopting the Merger Agreement (or, if the special meeting of JPE Unitholders did not occur, and such alternative proposal was not withdrawn prior to the date on which the Merger Agreement was terminated as a result of the failure to consummate the Merger prior to the Outside Date), (ii) the Merger Agreement is terminated by either party (A) as a result of the failure to consummate the Merger prior to the Outside Date or (B) because the Merger

Agreement was not adopted at the special meeting of JPE Unitholders called for such purpose and (iii) JPE enters into a definitive agreement with respect to, or consummates, any alternative proposal during the 12-month period following the date on which the Merger Agreement is terminated (whether or not such alternative proposal is the same alternative proposal referred to in clause (i)); provided, that for purposes of the payment of the termination fee described above, the term “alternative proposal” has the meaning provided under “—JPE Unitholder Approval,” except that the references to “25% or more” will be deemed to be references to “50% or more”;

•	if AMID terminates the Merger Agreement due to:

•	an adverse recommendation change having occurred;

•	JPE being, prior to the adoption of the Merger Agreement by JPE Unitholders, in willful breach of its obligations to (i) duly call, give notice of and hold a special meeting of its unitholders for the purpose of obtaining unitholder approval of the Merger Agreement, use its reasonable best efforts to solicit proxies from unitholders in favor of such adoption and, through the JPE GP Board, recommend the adoption of the Merger Agreement to JPE Unitholders or (ii) comply with the requirements described under “—No Solicitation by JPE of Alternative Proposals;” other than in the case where (A) such willful breach is a result of an isolated action by a representative of JPE (other than a JPE director or officer) and not caused by, or within the knowledge of, JPE and (B) JPE takes appropriate actions to remedy such willful breach upon discovery thereof; or

•	if JPE terminates the Merger Agreement:

•	prior to the receipt of the JPE Unitholder approval, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for a superior proposal.

Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the party incurring such fees and expenses.

In addition, JPE is required to pay the expenses of AMID in the event that the Merger Agreement is terminated:

•	by JPE or AMID because the Merger Agreement was not adopted by JPE Unitholders at a special meeting of JPE Unitholders (or if JPE terminates the Merger Agreement pursuant to another termination right at a time when the agreement was terminable for this reason); or

•	by AMID if prior to the adoption of the Merger Agreement by JPE’s Unitholders, JPE is in willful breach of its obligations to (i) duly call, give notice of and hold a special meeting of JPE’s Unitholders for the purpose of obtaining unitholder approval of the Merger Agreement, use its reasonable best efforts to solicit proxies from unitholders in favor of such adoption and, through the JPE GP Board, recommend the adoption of the Merger Agreement to JPE’s Unitholders or (ii) comply with the requirements applicable to the other party described under “—No Solicitation by JPE of Alternative Proposals;” other than in the case where (A) such willful breach is a result of an isolated action by a JPE representative (other than a director or officer of JPE) and not caused by, or within the knowledge of, JPE and (B) JPE takes appropriate actions to remedy such willful breach upon discovery thereof; or

In such case, JPE promptly, but in no event later than three business days after receipt of an invoice therefor from AMID, will be required to pay AMID’s designee all of the reasonable documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by AMID and its controlled affiliates in connection with the Merger Agreement and the transactions contemplated thereby; provided, however, that in the event of a termination of the Merger Agreement by either party because the Merger Agreement was not adopted at the special meeting of JPE Unitholders called for such purpose (or termination by JPE pursuant to a different termination provision provided in the Merger Agreement at a time when the Merger Agreement is terminable because the Merger Agreement was not adopted at the special meeting of JPE Unitholders called for such purpose), JPE shall pay AMID’s out-of-pocket expenses up to a maximum amount of $5 million. In no event will JPE be required to make any such payment if, at the time of such termination, the Merger Agreement was terminable by it because there is a breach by AMID of any of its representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice of such breach. Following payment of the termination fee, JPE will not be obligated to pay any additional expenses incurred by AMID or its affiliates.

Pursuant to the JPE Expense Reimbursement Agreement, AL Lonestar will reimburse, or will pay directly on behalf of, JPE or JPE GP the reasonable costs and expenses incurred by JPE or JPE GP to third parties in connection with the Mergers, including (i) the termination fee pursuant to the Merger Agreement and (ii) all reasonable out-of-pocket legal and financial advisory fees, costs and expenses paid or payable to third parties and incurred in connection with the negotiation, execution and performance of the Merger Agreement and consummation of the Mergers; provided, however, that JPE and JPE GP (subject to prior approval by the conflicts committee of the JPE GP Board) and AL Lonestar may make a determination that AL Lonestar has satisfied the requirements by such other methods as the parties determine to be appropriate.

Conduct of Business Pending the Consummation of the Merger

Under the Merger Agreement, each of AMID and JPE has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the effective time, unless the other party gives its prior written consent (which, in certain instances, cannot be unreasonably withheld, conditioned or delayed). In general, each party has agreed to (i) cause its respective business to be conducted in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its respective business organization and the goodwill of those having business relationship with it and retain the services of its present officers and directors, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and insurance policies maintained by it and its subsidiaries, other than changes to such policies made in the ordinary course of business and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of its respective material contracts.

Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedules delivered by JPE to AMID in connection with the Merger Agreement, unless AMID consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), JPE will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	issue, sell, grant, dispose of, accelerate the vesting of or modify, any ownership or other limited partnership interests in JPE, voting securities or equity interests, or any securities convertible into or exchangeable for ownership or other interests in JPE, voting securities or equity interests;

•	redeem, purchase or otherwise acquire any ownership or other limited partnership interests in, voting securities or equity interests, except in connection with the settlement of tax withholding with respect to JPE Phantom Units that are outstanding as of the date of the Merger Agreement and in accordance with the terms of such awards;

•	declare, set aside for payment or pay any distribution on any JPE Common Units, JPE Subordinated Units, other JPE partnership interests and JPE Phantom Units, or otherwise make any payments to JPE Unitholders in their capacity as such, other than (i) distributions by a subsidiary to its parent or (ii) JPE’s regular quarterly distribution up to $0.325 per JPE Common Unit;

•	split, combine, subdivide or reclassify any JPE Common Units or other partnership interests;

•	incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of JPE or any of its subsidiaries, except that JPE may:

•	borrow under JPE’s existing credit facility (and to the extent such credit facility is increased);

•	in addition to borrowings under the preceding bullet, borrow additional amounts up to $1,000,000 in the aggregate and

•	borrow from or repay a subsidiary, and JPE’s subsidiaries may borrow from or repay JPE;

•	prepay or repurchase any long-term indebtedness for borrowed money or debt securities of JPE or any of its subsidiaries, other than revolving indebtedness, borrowings from JPE to a subsidiary and repayments or repurchases required pursuant to the terms of such indebtedness or debt securities;

•	sell, transfer, lease, farmout or otherwise dispose of any properties or assets that have a fair market value in excess of $250,000 individually or $1,000,000 in the aggregate (except (i) pursuant to certain contracts listed in the disclosure schedules, (ii) dispositions of obsolete or worthless equipment that is replaced with comparable or better equipment, (iii) transactions in the ordinary course of business consistent with past practice or (iv) sales or transfers to JPE or its subsidiaries);

•	make any capital expenditures (which includes, among others, any investments by contribution to capital) in excess of $2,000,000 in the aggregate other than (i) any capital expenditures approved by the JPE GP Board, (ii) certain capital expenditures set forth on the disclosure schedules or (iii) as may be reasonably required to conduct emergency operations or repairs of any well, pipeline or other facility;

•	directly or indirectly acquire any entity, division, business or equity interest of any third party except as set forth on the disclosure schedules;

•	make any loans or advances to any person other than (i) travel, relocation expenses and similar expenses or advances to employees in the ordinary course of business consistent with past practice, (ii) loans and advances to JPE or its subsidiaries and (iii) trade credit granted in the ordinary course of business consistent with past practice;

•	(i) except for in connection with certain contracts relating to indebtedness or commodity derivative instruments entered into in compliance with JPE’s risk management policy and (other than in the case of non-competition agreements) as in the ordinary course of business consistent with past practice, enter into material contracts or terminate or amend in any material respect any material JPE contract or (ii) (A) waive any material rights under any material JPE contract, (B) enter into or extend the term or scope of any material JPE contract that materially restricts JPE or any of its subsidiaries from engaging in any line of business or in any geographic area, (C) enter into any material JPE contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by the Merger Agreement or (D) release any person from, or modify or waive any provision of, any standstill or confidentiality agreement related to a sale of JPE or any of its material subsidiaries;

•	except in the ordinary course of business, as set forth in the disclosure schedules or as required by the terms of the Merger Agreement or, as of the date of the Merger Agreement, of any JPE benefit plan, (i) increase the compensation of any executive officer, (ii) pay any bonus or incentive compensation, (iii) grant any new equity or non-equity based compensation award, (iv) enter into, establish, amend or terminate any JPE benefit plan or any other agreement or arrangement which would be a JPE benefit plan if it were in effect on the date of the Merger Agreement, (v) accelerate the vesting or payment of any compensation or benefits under any JPE benefit plan or (vi) fund any JPE benefit plan or trust relating thereto;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions between wholly owned subsidiaries of JPE);

•	pay, discharge, settle or satisfy any suit, action, claims or proceeding, except in the course of ordinary business, provided that such actions do not result in payment by JPE in excess of $1,000,000 in the aggregate and do not include any equitable remedies or other restrictions binding on JPE beyond such cash settlement;

•	(i) change its fiscal year or method of tax accounting, (ii) make, change or revoke any material tax election, (iii) settle or compromise any material liability for taxes, (iv) file any material amended tax return, (v) enter into any arrangement with any governmental authority with respect to taxes; (vi) surrender any right to claim a refund for taxes, (vii) consent to an extension of the statute of limitations applicable to any tax claim or assessment, or (viii) take any action of fail to take any action that would reasonably be expected to cause JPE or any of its subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•	engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of JPE for any calendar year since its formation and prior to the effective time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; or

•	amend JPE’s certificate of limited partnership or the JPE partnership agreement.

Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedules delivered by AMID to JPE in connection with the Merger Agreement, unless JPE consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), AMID has agreed to certain restrictions limiting the ability of it and its subsidiaries to, among other things:

•	issue, sell, grant, dispose of, accelerate the vesting of or modify any limited partnership interests or limited liability company interests in AMID, voting securities or equity interests, or any securities convertible into or exchangeable for limited partnership interests or limited liability company interests in AMID, other than (i) the issuance or sale of equity securities for cash or in connection with an acquisition in an amount not to exceed $110,000,000, (ii) granting of new awards under the AMID equity plans to employees and other service providers in the ordinary course of business consistent with past practice and the issuance of AMID Common Units upon the settlement of any equity awards that are outstanding on, or granted after, the date of the Merger Agreement and in accordance with its terms (iii) as set forth on the disclosure schedules;

•	redeem, purchase or otherwise acquire any of AMID’s outstanding partnership interests, limited liability company interests, voting securities or equity interests, other than (i) tax withholding with respect to, equity or equity-based awards outstanding on the date of the Merger Agreement or thereafter granted in accordance with their terms or (ii) in excess of $1,000,000 in the aggregate, except for (A) distributions by a direct or indirect subsidiary of AMID or (B) AMID’s regular quarterly distributions;

•	declare, set aside for payment or pay any distribution on any AMID Common Units or any other AMID partnership interests, or otherwise make any payments to AMID Unitholders in their capacity as such;

•	split, combine, subdivide or reclassify any AMID Common Units or other interests;

•	incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of AMID or any of its subsidiaries, except that AMID may:

•	borrow under AMID’s existing credit facility (and to the extent such credit facility is increased);

•	in addition to borrowings under the preceding bullet, borrow additional amounts up to $75,000,000 in the aggregate;

•	refinancing, replacement or amendment of any indebtedness;

•	borrow from or repay a subsidiary, and AMID’s subsidiaries may borrow from or repay AMID;

•	sell, transfer, lease, farmout or otherwise dispose of any properties or assets that have a fair market value in excess of $500,000 individually or $2,000,000 in the aggregate (except (i) pursuant to certain contracts listed in the disclosure schedules, (ii) dispositions of obsolete or worthless equipment that is replaced with comparable or better equipment, (iii) transactions in the ordinary course of business consistent with past practice or (iv) sales or transfers to AMID or its subsidiaries);

•	make any capital expenditures (which includes, among others, any investments by contribution to capital) in excess of $4,000,000 in the aggregate other than (i) any capital expenditures approved by the AMID GP Board, (ii) certain capital expenditures set forth on the disclosure schedules or (iii) as may be reasonably required to conduct emergency operations or repairs of any well, pipeline or other facility;

•	(i) change its fiscal year or method of tax accounting, (ii) make, change or revoke any material tax election, (iii) settle or compromise any material liability for taxes, (iv) file any material amended tax return, (v) enter into any arrangement with any governmental authority with respect to taxes; (vi) surrender any right to claim a refund for taxes, or (vii) take any action of fail to take any action that would reasonably be expected to cause AMID or any of its subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•	except as provided in the Merger Agreement, amend AMID’s certificate of limited partnership or the AMID partnership agreement in any manner that would be reasonably expected to (i) prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by the Merger Agreement, or (ii) adversely affect in a material way the rights of holders of its securities or the securities of any other party thereto;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions between wholly owned subsidiaries of AMID) that would (i) prevent or materially impede or delay the ability of the parties to satisfy the conditions to and the consummation of the transactions set forth in the Merger Agreement or (ii) adversely affect in a material way the rights of holders of the securities of any party thereto;

•	take any action that would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the transactions contemplated by the Merger Agreement, in each case to a date after the Outside Date; or

•	engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of AMID for any calendar year since its formation and prior to the effective time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

Except as set forth above and in the Merger Agreement, AMID and JPE are permitted to engage in certain activities and transactions prior to completion of the Merger, such as financings, incurrence of indebtedness, issuances of equity, sales of assets and acquisitions. Any of these transactions could materially affect the current and future financial and operating results of each company and the combined company.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides, from and after the Effective Time, to the fullest extent that JPE, JPE GP or any applicable subsidiary thereof would be permitted to indemnify past and present directors, officers and employees of JPE, JPE GP or any of their respective subsidiaries, AMID, AMID GP and the surviving entity, jointly and severally, agree to honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the JPE charter documents and comparable governing instruments of JPE GP and any subsidiary of JPE or JPE GP immediately prior to the Effective Time, and ensure that the organizational documents of the surviving entity and AMID GP shall, for a period of six years following the effective time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of JPE, JPE GP and their respective subsidiaries than are presently set forth in the JPE charter documents and comparable governing instruments of JPE GP.

The surviving entity and AMID GP shall maintain in effect for six years from the Effective Time JPE’s and JPE GP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to the past and present directors, officers and employees of JPE, JPE GP or any of their respective subsidiaries, provided, that with the written consent of JPE GP obtained prior to the Effective Time, the surviving entity or AMID GP shall not be required to expend more than an amount per year equal to 300% of current annual premiums paid by JPE or JPE GP for such insurance. If JPE or JPE GP in its sole discretion elects, it may purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by any past and present directors, officers and employees of JPE, JPE GP or any of their respective subsidiaries in their capacity as such, so long as the cost of such policy does not exceed six times an amount equal to 300% of the current annual premiums paid by JPE or JPE GP for directors’ and officers’ liability insurance policies, provided, that the cost of the “tail policy” will be borne by the surviving entity of the Merger of AMID GP and, if such a “tail policy” is purchased, AMID and AMID GP will have no further obligations with respect to maintaining directors’ and officers’ liability insurance.

Structuring Matters

The Merger Agreement provides that JPE will, at AMID’s request, (i) call for prepayment or redemption, or prepay or redeem, (ii) attempt to renegotiate the terms of, (iii) commence an offer to purchase and/or consent solicitation or (iv) satisfy and discharge or defease any then-existing indebtedness for borrowed money of JPE; provided that JPE will not be obligated to take any such action (nor will JPE be required to incur any cost or liability in respect thereof) prior to the Effective Time of the Merger.

Amendment to AMID Partnership Agreement

In conjunction with the Merger, AMID GP will enter into the AMID Partnership Agreement Amendment, providing for the payment of series A PIK preferred units for the quarter (the “series A preferred quarterly distribution”) in which the Merger is consummated and thereafter equal to the quotient of (i) the greater of (a) $0.4125 and (b) the “series A distribution amount”, as such term is defined in the AMID partnership agreement, divided by (ii) the series A adjusted issued price, as such term is defined in the AMID partnership agreement. However, in the AMID GP’s discretion, which determination shall be made prior to the record date for the relevant quarter, the series A preferred quarterly distribution may be paid as (x) an amount in cash up to the greater of (1) $0.4125 and (2) the series A distribution amount, and (y) a number of series A PIK preferred units equal to the quotient of (a) the remainder of (i) the greater of (I) $0.4125 and (II) the series A distribution amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the series A adjusted issue price, as such term is defined in the AMID partnership agreement.

Amendment and Waiver

At any time prior to the Effective Time, whether before or after adoption and approval of the Merger Agreement by JPE Unitholders, the parties may, by written agreement, amend the Merger Agreement; provided, however, that following approval of the Merger and the other transactions contemplated by the Merger Agreement by JPE Unitholders, no amendment or change to the provisions of the Merger Agreement will be made which by law would require further approval by JPE Unitholders or AMID Unitholders, as applicable, without such approval.

Unless otherwise expressly set forth in the Merger Agreement, whenever a determination, decision, approval or consent of JPE or the JPE GP Board or of AMID or the AMID GP Board is required pursuant to the Merger Agreement, such determination, decision, approval or consent must be authorized by the JPE GP Board and the AMID GP Board, as applicable.

At any time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed:

•	waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement;

•	extend the time for the performance of any of the obligations or acts of any other party provided for in the Merger Agreement; or

•	waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement, as permitted under the Merger Agreement.

Remedies, Specific Performances

The Merger Agreement provides that, in the event JPE pays the termination fee (described under “—Termination Fee”) to AMID when required, JPE will have no further liability to AMID or AMID GP. Notwithstanding any termination of the Merger Agreement, the Merger Agreement provides that nothing in the Merger Agreement (other than payment of the termination fee) will relieve any party from any liability for any failure to consummate the transactions when required pursuant to the Merger Agreement or any party from liability for fraud or a willful breach of any covenant or agreement contained in the Merger Agreement. The Merger Agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the Merger Agreement and to specifically enforce the Merger Agreement. In the event that AMID receives the termination fee, AMID may not seek any award of specific performance under the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties made by AMID and JPE. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•	may be intended not as statements of fact or of the condition of the parties to the Merger Agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

The representations and warranties made by both AMID and JPE relate to, among other things:

•	organization, formation, standing, power and similar matters;

•	capital structure;

•	approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and any conflicts created by such transactions;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	absence of certain changes or events from June 30, 2016 through the date of the Merger Agreement and from the date of the Merger Agreement through the closing date;

•	brokers and other advisors;

•	documents filed with the SEC, financial statements included in those documents and regulatory reports filed with governmental authorities;

•	absence of undisclosed liabilities since June 30, 2016;

•	legal proceedings;

•	compliance with applicable laws and permits;

•	information supplied in connection with this proxy statement/prospectus;

•	tax matters;

•	employee benefits;

•	labor matters;

•	environmental matters;

•	contracts of each party;

•	property;

•	opinion of financial advisor;

•	state takeover statutes;

•	regulatory matters; and

•	absence of additional representations and warranties.

Additional representations and warranties made only by JPE relate to, among other things:

•	intellectual property; and

•	insurance.

An additional representation and warranty made only by AMID relates to AMID’s optional determination to pay off the JPE credit facility at closing.

Distributions Prior to the Merger

The Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time, each of AMID and JPE will coordinate with the other regarding the declaration of any distributions in respect of AMID Common Units, JPE Common Units, JPE Subordinated Units. The Merger Agreement also provides that holders of JPE Common Units, JPE Subordinated Units and JPE Phantom Units will receive, for any quarter, either: (i) only distributions in respect of JPE Common Units or JPE Subordinated Units or (ii) only distributions in respect of AMID Common Units that they receive in exchange therefor in the Merger.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of specified matters and public announcements. The Merger Agreement also obligates AMID to have AMID Common Units to be issued in connection with the Merger approved for listing on the NYSE, subject to official notice of issuance, prior to the date of the consummation of the Merger.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed consolidated financial statements show the impact of the following pending or completed transactions on the Partnership’s historical financial statements for the periods indicated. References to “we”, “us” or “our” in this section refer to American Midstream Partners, LP, and its consolidated subsidiaries (“AMID” or the “Partnership”).

JP Energy Partners—On October 23, 2016, the Partnership entered into an acquisition and merger agreement with JP Energy Partners LP (“JPE”), an entity controlled by ArcLight Capital Partners, LLC, (“ArcLight Capital”), the indirect owner of both AMID’s and JPE’s General Partner. Under the related agreement, the Partnership will issue new common units in exchange for all of JPE’s outstanding limited and general partner units. The related conversion ratios differ depending on whether such units are held by ArcLight Capital and its affiliates (0.5225:1) or by unrelated parties (0.5775:1.) As ArcLight Capital and its affiliates own 50.9% of the 36.7 million JPE common and subordinated units currently outstanding, ArcLight Capital and its affiliates will receive 9.7 million new Partnership common units in the exchange while other unitholders will receive 10.4 million new common units.

JPE owns, operates, develops, and acquires a portfolio of midstream energy assets. JPE provides midstream infrastructure solutions for the supply of crude oil, refined products, and natural gas liquids (NGLs) in the United States. Its segments include crude oil pipelines and storage, refined products terminals, and storage, and NGL distribution and sales. Its crude oil businesses are situated in areas, including the Permian Basin and Eagle Ford shale. JPE’s crude oil pipelines and storage segment manages the physical movement of crude oil from origination to destinations through its network of owned and leased assets. Its refined product terminals and storage segment consists of two refined products terminals located in North Little Rock, Arkansas and Caddo Mills, Texas. Its NGL distribution and sales segment involves the retail, commercial and wholesale sale of NGLs and other refined products.

The accompanying unaudited pro forma financial information shows the impact of the pending JPE merger on the Partnership’s condensed consolidated balance sheet as of September 30, 2016, and on its condensed consolidated statement of operations for the years ended December 31, 2013, 2014 and 2015, and for the nine months ended September 30, 2016.

As ArcLight Capital and its affiliates control both the Partnership and JPE, the merger will be accounted for as a combination of entities under common control. Despite the legal form of the merger whereby the Partnership is acquiring JPE, as ArcLight Capital and its affiliates obtained control of the Partnership on April 15, 2013, JPE will be considered the acquirer for financial reporting purposes.

Emerald—On April 25, 2016 and April 27, 2016, American Midstream Emerald, LLC (“Emerald”), a wholly-owned indirect subsidiary of the Partnership, entered into separate agreements with Emerald Midstream, LLC, an ArcLight Capital affiliate, for the purchase of membership interests in the midstream entities described below.

On April 25, 2016, Emerald entered an agreement for the purchase of membership interests in entities that own and operate natural gas pipeline systems in and around Louisiana, Alabama, Mississippi, and the Gulf of Mexico. Pursuant to the related agreement, Emerald acquired (i) 49-2/3% of the issued and outstanding membership interests of Destin Pipeline Company, L.L.C. (“Destin”), (ii) 16-2/3% of the issued and outstanding membership interests of Tri-States NGL Pipeline, L.L.C. (“Tri-States”), and (iii) 25.3% of the issued and outstanding membership interests of Wilprise Pipeline Company, L.L.C. (“Wilprise”), in exchange for approximately $183.6 million.

The Destin pipeline is a FERC-regulated, 255-mile natural gas transport system with total capacity of 1.2 billion cubic feet per day (“Bcf/d”). The system originates offshore in the Gulf of Mexico and includes connections with four producing platforms, and six producer-operated laterals, including Delta House (as defined below). The 120-mile offshore portion of the Destin system terminates at Enterprise Product Partners, LP’s

(“Enterprise”) Pascagoula processing plant and is the single source of raw natural gas to the plant. The onshore portion of Destin is the sole delivery point for merchant-quality gas from the Pascagoula processing plant and extends 135 miles north in Mississippi. Destin currently serves as the primary transfer of gas flows from the Barnett and Haynesville shale plays to Florida markets through interconnections with major interstate pipelines. Contracted volumes on the Destin pipeline are based on life-of-field dedication, dedicated volumes over a given period, or interruptible volumes as capacity permits. The Destin pipeline was operated by BP plc (“BP”) through October 31, 2016, after which the Partnership became the operator.

The Tri-States pipeline is a FERC-regulated, 161-mile NGL pipeline and sole form of transport to Louisiana based fractionators for NGLs produced at the Pascagoula plant served by Destin, the Mobile Bay plant owned by Williams Partners, L.P., and the Mobile Bay plant owned by DCP Midstream Partners, L.P. The Tri-States pipeline terminates at the Kenner Louisiana Junction where NGLs access Enterprise’s Norco fractionation facility, the Wilprise pipeline and the Belle Rose NGL pipeline. The Tri-States pipeline was operated by BP through September 30, 2016 after which Enterprise became the operator.

The Wilprise pipeline is a FERC-regulated, 30-mile NGL pipeline that originates at the Kenner Junction and terminates in Sorrento, Louisiana where volumes flow via pipeline to a Baton Rouge fractionator operated by Energy Production Corporation. Enterprise is the majority interest holder and operator of the Wilprise pipeline.

On April 27, 2016, Emerald entered an agreement for the purchase of 66-2/3% of the issued and outstanding membership interests of Okeanos Gas Gathering Company, LLC (“Okeanos”), in exchange for a cash purchase price of approximately $27.4 million. The Okeanos pipeline is a 100-mile natural gas gathering system located in the Gulf of Mexico with a total capacity of 1.0 Bcf/d. The Okeanos pipeline connects two platforms and one lateral, terminating at the Destin Main Pass 260 platform in the Mississippi Canyon region of the Gulf of Mexico. Contracted volumes on the Okeanos pipeline are based on life-of-field dedication. The Okeanos pipeline was operated by BP through October 31, 2016, after which the Partnership became the operator.

The Partnership’s investments in the membership interests of Destin, Tri-States, Wilprise and Okeanos are accounted for on the equity method and were recorded at Emerald Midstream, LLC’s historical cost basis as the related transactions were between entities under common control. Such transactions were accounted for prospectively from the respective acquisition dates.

The Partnership funded the aggregate purchase price for the Emerald Transactions with the issuance of 8,571,429 units of newly designated Series C convertible preferred units (the “Series C Preferred Units”) representing limited partnership interests in the Partnership and a warrant to purchase up to 800,000 common units of the Partnership at an exercise price of $7.25 with a combined value of $120.0 million, plus additional borrowings of $91.0 million under its credit facility. ArcLight Capital affiliates hold and participate in distributions on the Series C Preferred Units with such distributions being made in paid-in-kind Series C Preferred Units, cash, or a combination thereof at the election of the Board of Directors of our General Partner.

Pinto/Delta House—On September 18, 2015, the Partnership completed the $162.0 million cash purchase of a 26.33% interest in Pinto Offshore Holdings, LLC (“Pinto”), which is owned by Toga Offshore, LLC, an affiliate of ArcLight Capital. Pinto owns (i) approximately 49% of the limited liability company interests of Delta House FPS LLC and (ii) approximately 49% of the limited liability company interests of Delta House Oil and Gas Lateral LLC, which collectively own the Delta House floating production system and related pipeline infrastructure (collectively, “Delta House”). The Partnership funded its acquisition of the 26.33% interest in Pinto through a public offering of 7.5 million common units on September 15, 2015 which yielded net proceeds of approximately $81.6 million and $80.4 million of additional borrowings under its credit facility.

The Partnership’s investment in the membership interest of Pinto is accounted for on the equity method and was recorded at Toga Offshore, LLC’s historical cost basis as the related transaction was between entities under common control. Such transaction was accounted for prospectively from the acquisition date.

Pro Forma Adjustments

The accompanying unaudited pro forma condensed consolidated financial statements should be read in conjunction with (i) AMID’s unaudited condensed consolidated financial statements and the related notes thereto included in Part I, Item 2 of AMID’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, that was filed with the Securities and Exchange Commission (“SEC”) on November 8, 2016, (ii) AMID’s audited consolidated financial statements and notes thereto included in Part IV, Item 15 of AMID’s Annual Report on Form 10-K for the year ended December 31, 2015, that was filed with the SEC on March 7, 2016, (iii) JPE’s unaudited historical condensed consolidated financial statements and notes thereto included in Part I, Item 2 of JPE’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, filed with the SEC on November 7, 2016, and (iv) JPE’s audited consolidated financial statements and notes thereto included in Part IV, Item 15 of JPE’s Annual Report on Form 10-K for the year ended December 31, 2015, that was filed with the SEC on February 29, 2016.

The unaudited pro forma condensed consolidated balance sheet is presented to show the potential financial position of AMID if the Mergers occurred on September 30, 2016. The unaudited pro forma condensed consolidated statements of operations are presented to show the potential results of operations of AMID if the Mergers occurred on January 1, 2013, and if the acquisition by American Midstream Emerald, LLC, a wholly-owned indirect subsidiary of AMID, of membership interests in certain midstream entities owned by Emerald Midstream, LLC, an ArcLight affiliate (the “Emerald Acquisition”) and the acquisition by AMID of membership interests in Pinto Offshore Holdings, LLC, which is owned by Toga Offshore, LLC, an affiliate of ArcLight Capital (the “Delta House Acquisition”) occurred on January 1, 2015. AMID derived the unaudited pro forma condensed consolidated financial statements by applying pro forma adjustments to the historical consolidated financial statements of AMID and JPE as well as the entities underlying the Emerald Acquisitions and the Delta House Acquisitions.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual results may differ from the pro forma adjustments. AMID’s management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions outlined above and are supportable, directly attributable and are expected to have a continuing impact on AMID’s operating results. Additionally, the pro forma adjustments give appropriate effect to AMID’s management’s assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements. The Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements provide a detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements account for AMID’s acquisition, on April 25, 2016, of (i) 912.4 Class A Units of Delta House FPS LLC and (ii) 53.5 Class A Units of Delta House Oil and Gas Lateral LLC, in exchange for a cash purchase price of approximately $9.9 million. The unaudited pro forma condensed consolidated financial statements do not account for the following because they occurred after September 30, 2016:

•	AMID’s acquisition of an additional 6.2% non-operated direct interest in Delta House (the “Third Delta House Acquisition”) on October 31, 2016, for a purchase price of approximately $48.8 million that was funded with $34.5 million in net proceeds from the issuance of 2,333,333 newly issued Series D convertible preferred units (the “Series D Issuance”) plus $14.3 million of additional borrowings under our revolving credit facility (the “Delta House Borrowings”);

•	the series D preferred issuance; or

•	the sale of AMID’s 8.500% senior notes due 2021 offered by AMID on December 13, 2016, and the application of the net proceeds therefrom following the completion of the JPE Merger.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and do not purport to represent what AMID’s results of operations or financial condition would have been had the transactions to which the pro forma adjustments relate occurred on the dates indicated and they do not purport to project AMID’s results of operations or financial condition for any future period or as of any future date.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2016

(amounts in thousands, except per unit data)

	JPEP Historical	AMID Historical	Pushdown of ArcLight’s Cost Basis in AMID		AMID Pushdown	Adjustments to Reflect the Merger		AMID Consolidated
Assets
Current assets
Cash and cash equivalents	$1,768	$4,879	$—		$4,879	$—		$6,647
Accounts receivable, net	45,625	8,309	—		8,309	(30,849	)(d)	23,085
Unbilled revenue	—	20,126	—		20,126	31,449	(d)	51,575
Accounts receivable from related parties	600	—	—		—	(600	)(d)	—
Inventory	8,827	—	—		—	—		8,827
Prepaid expenses and other current assets	4,722	9,570	—		9,570	—		14,292

Total current assets	61,542	42,884	—		42,884	—		104,426

Non-current assets
Property, plant and equipment, net	281,316	699,978	64,497	(a)	764,475	—		1,045,791
Goodwill	216,692	16,262	—		16,262	—		232,954
Intangible assets, net	122,256	97,702	—		97,702	—		219,958
Investment in unconsolidated affiliates	—	284,485	—		284,485	—		284,485
Other assets, net	2,666	57,816	—		57,816	—		60,482

Total non-current assets	622,930	1,156,243	64,497		1,220,740	—		1,843,670

Total assets	$684,472	$1,199,127	$64,497		$1,263,624	$—		$1,948,096

Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$37,250	$3,878	$—		$3,878	$12,250	(c)	$53,378
Accrued liabilities	16,833	57,466	—		57,466	—		74,299
Current portion of long-term debt	933	1,351	—		1,351	—		2,284
Accounts payable to related parties	88	—	—		—	(88	)(d)	—
Capital leases and short term debt	27	—	—		—	(27	)(d)	—
Customer deposits and advances	3,871	—	—		—	(3,871	)(d)	—
Other current liabilities	—	604	—		604	3,986	(d)	4,590

Total current liabilities	59,002	63,299	—		63,299	12,250		134,551

Non-current liabilities
Long-term debt	159,000	672,694	—		672,694	—		831,694
Asset retirement obligations	—	43,876	—		43,876	—		43,876
Other long-term liabilities	1,350	57,524	—		57,524	(347	)(d)	58,527
Deferred tax liability	—	7,102	—		7,102	347	(d)	7,449

Total Liabilities	219,352	844,495	—		844,495	12,250		1,076,097

Convertible preferred units
Series A convertible preferred units	—	178,653	—		178,653	—		178,653
Series C convertible preferred units	—	118,229	—		118,229	—		118,229
Equity and partners’ capital
General partner	13,068	(105,483)	61,497	(a)	(43,986)	(13,068	)(b)	(43,986)
Limited partner interests	—	153,975	—		153,975	465,120	(b)	606,845
						(12,250	)(c)
Common units	243,189	—	—		—	(243,189	)(b)	—
Subordinated units	208,863	—	—		—	(208,863	)(b)	—
Accumulated other comprehensive income	—	73	—		73	—		73

Total partner’s capital	465,120	48,565	61,497		110,062	(12,250)		562,932

Non-controlling interest	—	9,185	3,000	(a)	12,185	—		12,185

Total equity and partner’s capital	465,120	57,750	64,497		122,247	(12,250)		575,117

Total liabilities, equity and partners’ capital	$684,472	$1,199,127	$64,497		$1,263,624	$—		$1,948,096

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2016

(amounts in thousands, except per unit data)

	JPEP Historical	AMID Historical	Pushdown of ArcLight’s Cost Basis in AMID	AMID Pushdown	AMID Subtotal	Emerald Acquisitions		AMID Consolidated
Revenue	$351,065	$165,220	$—	$165,220	$516,285	$—		$516,285

Operating expenses
Costs of sales	242,119	65,096	—	65,096	307,215	—		307,215
Direct operating expenses	48,345	46,754	—	46,754	95,099	—		95,099
Selling, general and administrative expenses	30,307	33,255	—	33,255	63,562	—		63,562
Depreciation, amortization and accretion expense	34,663	32,015	3,242 (a)	35,257	69,920	—		69,920
Other expenses, net	—	2,213	—	2,213	2,213	—		2,213

Total operating expenses	355,434	179,333	3,242	182,575	538,009	—		538,009

Gain (loss) on sale of assets, net	(2,451)	90	—	90	(2,361)	—		(2,361)

Operating income (loss)	(6,820)	(14,023)	(3,242)	(17,265)	(24,085)	—		(24,085)
Other income (expense):
Interest expense	(5,216)	(19,535)	—	(19,535)	(24,751)	(1,218	)(e)	(26,055)
						(86	)(f)
Other Income	627	—	—	—	627	—		627
Earnings in unconsolidated affiliates	—	29,983	—	29,983	29,983	6,047	(g)	36,571
						541	(h)

Net income (loss) before income tax (expense)	(11,409)	(3,575)	(3,242)	(6,817)	(18,226)	5,284		(12,942)
Income tax (expense) benefit	(536)	(1,301)	—	(1,301)	(1,837)	—		(1,837)

Net income (loss) from continuing operations	$(11,945)	$(4,876)	$(3,242)	$(8,118)	$(20,063)	$5,284		$(14,779)

Limited partners’ net income (loss) per common unit:
Basic and diluted:
Income (loss) from continuing operations	$(0.33)	$(0.91)						$(0.75)

Weighted average number of common units outstanding:
Basic and diluted	36,634	30,979						51,108 (l)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2015

(amounts in thousands, except per unit data)

	JPEP Historical	AMID Historical	Pushdown of ArcLight’s Cost Basis in AMID	AMID Pushdown	AMID Subtotal	Emerald Acquisitions		Delta House Acquisitions		AMID Consolidated
Revenue	$680,585	$236,358	$—	$236,358	$916,943	$—		$—		$916,943

Operating expenses
Costs of sales	527,476	105,883	—	105,883	633,359	—		—		633,359
Direct operating expenses	69,377	59,549	—	59,549	128,926	—		—		128,926
Selling, general and administrative expenses	45,383	27,232	—	27,232	72,615	—		—		72,615
Depreciation, amortization and accretion expense	46,852	38,014	4,806 (a)	42,820	89,672	—		—		89,672
Other expenses, net	—	3,774	—	3,774	3,774	—		—		3,774

Total operating expenses	689,088	234,452	4,806	239,258	928,346	—		—		928,346

Gain (loss) on sale of assets, net	(909)	(3,011)	—	(3,011)	(3,920)	—		—		(3,920)
Loss on impairment of goodwill	(29,896)	(118,592)	—	(118,592)	(148,488)	—		—		(148,488)

Operating income (loss)	(39,308)	(119,697)	(4,806)	(124,503)	(163,811)	—		—		(163,811)
Other income (expense):
Interest expense	(5,375)	(14,745)	—	(14,745)	(20,120)	(3,390	)(e)	(2,047	)(i)	(26,129)
						(265	)(f)	(307	)(j)
Other income	1,732	—	—	—	1,732	—		—		1,732
Earnings in unconsolidated affiliates	—	8,201	—	8,201	8,201	12,719	(g)	5,443	(k)	28,002
						1,639	(h)

Net income (loss) before income tax (expense) benefit	(42,951)	(126,241)	(4,806)	(131,047)	(173,998)	10,703		3,089		(160,206)
Income tax (expense) benefit	(754)	(1,134)	—	(1,134)	(1,888)	—		—		(1,888)

Net income (loss) from continuing operations	$(43,705)	$(127,375)	$(4,806)	$(132,181)	$(175,886)	$10,703		$3,089		$(162,094)

Limited Partner’s net income (loss) per common unit:
Basic and diluted:
Income (loss) from continuing operations	$(1.20)	$(6.00)								$(4.10)

Weighted average number of common units outstanding:
Basic and diluted	36,525	24,983								45,050 (l)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2014

(amounts in thousands, except per unit data)

	JPEP Historical	AMID Historical	Pushdown of ArcLight’s Cost Basis in AMID		AMID Pushdown	AMID Consolidated
Revenue	$726,154	$308,400	$—		$308,400	$1,034,554

Operating expenses
Costs of sales	605,682	197,952	—		197,952	803,634
Direct operating expenses	65,584	45,702	—		45,702	111,286
Selling, general and administrative expenses	46,362	23,103	—		23,103	69,465
Depreciation, amortization and accretion expense	40,230	28,832	4,357	(a)	33,189	73,419
Other expenses, net	—	1,536	—		1,536	1,536

Total operating expenses	757,858	297,125	4,357		301,482	1,059,340

Gain (loss) on sale of assets, net	(1,137)	(122)	—		(122)	(1,259)
Loss on impairment of property, plant and equipment	—	(99,892)	78,548	(a)	(21,344)	(21,344)

Operating income (loss)	(32,841)	(88,739)	74,191		(14,548)	(47,389)
Other income (expense):
Interest expense	(8,981)	(7,577)	—		(7,577)	(16,558)
Loss on extinguishment of debt	(1,634)	—	—		—	(1,634)
Other income/(expense)	8	(670)	—		(670)	(662)
Earnings in unconsolidated affiliates	—	348	—		348	348

Net income (loss) before income tax (expense) benefit	(43,448)	(96,638)	74,191		(22,447)	(65,895)
Income tax (expense) benefit	(300)	(557)	—		(557)	(857)

Net income (loss) from continuing operations	(43,748)	(97,195)	74,191		(23,004)	(66,752)

Limited Partner’s net income (loss) per common unit:
Basic and diluted:
Income (loss) from continuing operations	$(1.72)	$(8.54)				$(3.02)

Weighted average number of common units outstanding:
Basic and diluted	24,676	13,472				27,524 (l)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2013

(amounts in thousands, except per unit data)

	JPEP Historical	AMID Historical	Eliminate AMID Activity from January 1 - April 14	Pushdown of ArcLight’s Cost Basis in AMID		AMID Subtotal	AMID Consolidated
Revenue	$390,869	$294,079	$(70,960)	$—		$223,119	$613,988

Operating expenses
Costs of sales	276,804	215,053	(56,976)	—		158,077	434,881
Direct operating expenses	57,728	32,236	(8,626)	—		23,610	81,338
Selling, general and administrative expenses	44,488	19,079	(1,979)	—		17,100	61,588
Depreciation, amortization and accretion expense	30,987	30,002	(6,706)	2,855	(a)	26,151	57,138
Other expenses, net	—	2,094	(712)	—		1,382	1,382

Total operating expenses	410,007	298,464	(74,999)	2,855		226,320	636,327

Gain (loss) on involuntary conversion of property, plant and equipment	—	343	(343)	—		—	—
Gain (loss) on sale of assets, net	(1,492)	—	—	—		—	(1,492)
Loss on impairment of property, plant and equipment	—	(18,155)	—	9,325	(a)	(8,830)	(8,830)

Operating income (loss)	(20,630)	(22,197)	3,696	6,470		(12,031)	(32,661)
Other income (expense):
Interest expense	(8,245)	(9,291)	2,023	—		(7,268)	(15,513)
Other income	887	—	—	—		—	887

Net income (loss) before income tax (expense) benefit	(27,988)	(31,488)	5,719	6,470		(19,299)	(47,287)
Income tax (expense) benefit	(208)	495	—	—		495	287

Net income (loss) from continuing operations	$(28,196)	$(30,993)	$5,719	$6,470		$(18,804)	$(47,000)

Limited Partner’s net income (loss) per common unit:
Basic and diluted:
Income (loss) from continuing operations		$(7.15)					$(3.17)

Weighted average number of common units outstanding:
Basic and diluted		7,525					18,931 (l)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

of American Midstream, L.P.

Note 1—Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements are based on the historical audited and unaudited consolidated financial statements and related notes of AMID, JPE and the entities underlying the Emerald and Delta House transactions.

The unaudited pro forma condensed consolidated financial statements present the impact of the JPE, Emerald and Pinto/Delta House transactions on AMID’s financial position and results of operations.

Note 2—Pro Forma Adjustments

The following pro forma adjustments have been applied to AMID’s and JPE’s historical condensed consolidated financial statements to depict AMID’s condensed consolidated balance sheet as if the Mergers occurred on September 30, 2016, and AMID’s condensed consolidated statements of operations as if the Mergers had occurred on January 1, 2013, and the Emerald Acquisitions and Delta House Acquisition had occurred on January 1, 2015. The pro forma adjustments are based on currently available information and assumptions that management believes to be appropriate in the circumstances.

(a)    ArcLight Capital obtained control of the Partnership on April 15, 2013 and of JPE on June 27, 2011. Despite the legal form of the merger whereby the Partnership will be issuing units to JPE unitholders to affect the transaction, JPE is considered to be the acquirer for financial reporting purposes as ArcLight obtained control of JPE before it obtained control of the Partnership.

As both the Partnership and JPE are under the control of ArcLight Capital, the merger will be accounted for as a transaction between entities under common control. In accordance with the related accounting requirements, JPE must record its acquisition of the Partnership at ArcLight Capital’s historical cost. When ArcLight Capital obtained control of the Partnership on April 15, 2013 from a third party, a related purchase price allocation and associated pushdown of that allocation into the Partnership’s historical financial statements was not required. However, given the accounting requirements for a common control transaction, a purchase price allocation and related pushdown of that allocation into the Partnership’s financial statements will be required.

For purposes of the accompanying unaudited pro forma condensed consolidated financial statements, a purchase price allocation was performed to reflect ArcLight Capital’s acquisition of the Partnership using the acquisition method of accounting. As a result, the related purchase price of $50 million was allocated to the assets acquired, liabilities assumed and a non-controlling interest based on their respective fair values as of April 15, 2013. The purchase allocation was then pushed down into the Partnership’s historical financial statements for pro forma purposes.

The purchase price allocation resulted in a net increase in property, plant and equipment of $59.7 million as of April 15, 2013, with certain assets being written up and others being written down to their respective fair values. An adjustment has been made in the accompanying unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2013, 2014 and 2015 and for the nine months ended September 30, 2016 to reflect a net increase in the Partnership’s historical depreciation expense of $2.9 million, $4.4 million, $4.8 million and $3.2 million, respectively. Additionally, for certain assets that were written down in the purchase price allocation, impairment charges originally recorded by the Partnership in 2013 and 2014 were reduced by $9.3 million and $78.5 million, respectively. Finally, an adjustment was made in the accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2016 to increase the Partnership’s property, plant and equipment, net balance by $64.5 million and to increase general partner capital by $61.5 million and non-controlling interest by $3.0 million as a result of the pushdown of the purchase price allocation.

(b)    Represents the issuance of 20.1 million Partnership common units in exchange for JPE’s outstanding common and subordinated units based on the exchange ratios specified in the merger agreement. Under the terms of that agreement, ArcLight will receive 9.7 million units while other JPE unitholders will receive 10.4 million units.

(c)    Represents an increase in accounts payable and a reduction in limited partner capital to reflect estimated expenses (primarily investment adviser, legal, accounting and other professional fees) to be incurred by the Partnership in completing the JPE merger.

(d)    Represents adjustments to reflect post-merger classification.

(e)    Represents interest expense on $92.3 million of incremental credit facility borrowings at a weighted average rate of 3.67% for the year ended December 31, 2015 and 4.13% for the nine months ended September 30, 2016, which would have been incurred had the Emerald Acquisitions occurred on January 1, 2015. A 0.125% change in the weighted average interest rate would result in an adjustment to interest expense of $0.12 million for the year ended December 31, 2015 and $0.1 million for the nine months ended September 30, 2016.

(f)    Represents amortization of deferred financing costs which would have been recognized if the Emerald Acquisitions had occurred on January 1, 2015. The Partnership incurred $1.2 million of deferred financing costs in April 2016 to increase its credit facility to fund a portion of the Emerald Acquisitions.

(g)    The Partnership accounts for its investments in the entities underlying the Emerald Acquisitions on the equity method. The following table summarizes the net income for those entities for the nine months ended September 30, 2016 and the year ended December 31, 2015. The pro forma adjustment reflects the incremental earnings in unconsolidated affiliates which would have been recognized if the Emerald transactions had occurred on January 1, 2015.

		Nine months ended September 30, 2016		Year Ended December 31, 2015
Entity—Member Interest	AMID Ownership %	100% Net Income	AMID Percentage	100% Net Income	AMID Percentage
Destin	49.67%	$6,354	$3,155	$10,292	$5,111
Tri-States- JV	16.67%	8,332	1,389	22,325	3,719
Wilprise	25.30%	925	234	3,766	953
Okeanos	66.67%	1,903	1,269	4,404	2,936

Total			$6,047		$12,719

(h)    Represents the amortization of existing basis differences between the carrying value of the Partnership’s respective investments and its share of the net assets of the entities underlying the Emerald Acquisitions. The differences are being amortized on a straight-line basis over the estimated weighted average remaining useful lives of the underlying assets.

(i)    Represents interest expense on $82.1 million of incremental credit facility borrowings at a weighted average rate of 3.5% for the year ended December 31, 2015, which would have been incurred had the Pinto/Delta House Acquisition occurred on January 1, 2015. A 0.125% change in the weighted average interest rate would result in an adjustment to interest expense of $0.1 million.

(j)    Amortization of deferred financing costs which would have been recognized if the Pinto/Delta House Acquisition had occurred on January 1, 2015. The Partnership incurred $1.7 million of deferred financing costs in September 2015 to increase its credit facility to fund a portion of the Pinto/Delta House Acquisition.

(k)    The Partnership accounts for its investments in Pinto/Delta House on the equity method. The following table summarizes the net income for the Delta House entities for the year ended

December 31, 2015. The pro forma adjustment reflects the incremental earnings in unconsolidated affiliates which would have been recognized if the Pinto/Delta House Acquisition had occurred on January 1, 2015.

		Twelve Months Ended December 31, 2105
Entity—Member Interest	AMID Ownership %	100% Net Income	AMID Percentage
Delta House Oil and Gas Lateral, LLC	12.90%	$11,114	$1,434
Delta House FPS, LLC	12.90%	31,075	4,009

Total			$5,443

(l)    As of September 30, 2016, JPE had approximately 36.7 million common and subordinated units outstanding. Additionally, as of that date, ArcLight Capital owned approximately 18.7 million or 50.9% of those units while other unitholders owned approximately 18.0 million or 49.1% of those units. In order to affect the merger, the Partnership will issue .5225 of a Partnership common unit for each JPE unit held by ArcLight Capital or approximately 9.7 million units and .5775 of a Partnership common unit for each JPE unit held by other unitholders or approximately 10.4 million units. The Partnership will issue a total of 20.1 million units to affect the merger.

In order to determine the weighted average number of units outstanding for purposes of calculating limited partner earnings per unit in the accompanying unaudited pro forma condensed consolidated statements of operations, the Partnership’s historical weighted average number of units outstanding for the applicable pro forma period was added to an assumed weighted average number of JPE units outstanding after applying the applicable exchange ratios mentioned previously. JPE’s common units were not publicly traded until October 7, 2014, when it completed its initial public offering (“IPO”). Concurrent with its IPO, JPE completed an equity restructuring whereby it converted its previously outstanding equity interests into approximately 22.7 million common and subordinated units.

For purposes of calculating pro forma earnings per unit for the year ended December 31, 2013, the applicable exchange ratios were applied to the 22.7 million of JPE common and subordinated units resulting from JPE’s equity restructuring as if such restructuring had occurred on January 1, 2013, and the resulting units were assumed to be outstanding for the entire year. That amount was then added to the Partnership’s actual weighted average number of units outstanding for the period from April 15, 2013 (the date on which ArcLight Capital obtained control of the Partnership) through December 31, 2013, to arrive at the pro forma weighted average number of units outstanding for the year.

For the year ended December 31, 2014, the applicable exchange ratios were applied 1) to the 22.7 million of JPE common and subordinated units resulting from the previously mentioned equity restructuring as if such units were outstanding for the entire year, and 2) to the 13.8 million common units issued in connection with JPE’s IPO on October 7, 2014 as if such units were outstanding for approximately 25% of the year. The aggregate amount was then added to the Partnership’s actual weighted average number of units outstanding for the year to arrive at the pro forma weighted average number of units outstanding for the year.

For the year ended December 31, 2015 and the nine months ended September 30, 2016, the applicable exchange ratios were applied to JPE’s actual weighted average number of units outstanding for the respective periods and such amounts were added to the Partnership’s actual weighted average number of units outstanding for the respective periods to arrive at the pro forma weighted average number of units outstanding for the respective periods.

Note 3—Limited Partner’s Net Income (Loss) per Common Unit

Net income (loss) is allocated to AMID’s general partner and limited partners in accordance with their respective ownership percentages, after giving effect to contractual distributions on the Series A and Series C convertible preferred units, limited partner units and general partner units, including incentive distribution rights, if applicable. Basic and diluted net income (loss) per limited partner unit is calculated by dividing limited partners’ interest in net income (loss) by the weighted average number of limited partner units outstanding during the period.

AMID computes earnings per unit using the two-class method, which requires that securities that meet the definition of a participating security be considered for inclusion in the computation of basic earnings per unit. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of AMID’s partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all earnings for a particular period.

The two-class method does not impact AMID’s overall net income (loss) or other financial results; however, in periods in which aggregate net income exceeds AMID’s aggregate distributions for such period, it will have the impact of reducing net income (loss) per limited partner unit. This result occurs as a larger portion of AMID’s aggregate earnings, as if distributed, is allocated to the incentive distribution rights of the general partner, even though we make distributions on the basis of available cash and not earnings. In periods in which our aggregate net income does not exceed our aggregate distributions for the period, the two-class method does not have any impact on our calculation of earnings per limited partner unit. We have no dilutive securities and therefore basic and diluted net income (loss) per common unit are the same.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the Merger that may be relevant to holders of JPE Common Units and JPE Subordinated Units. Unless otherwise noted, the legal conclusions set forth in the discussion relating to the consequences of the Merger to JPE and the holders of JPE Common Units and JPE Subordinated Units are the opinion of Latham & Watkins LLP, counsel to JPE, as to the material U.S. federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. The tax treatment of the Merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied. Neither JPE nor AMID has sought a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below. Instead, JPE and AMID will rely on the opinions of their respective counsel regarding the tax consequences discussed below and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. No assurance can be given that the below-described opinions and/or the statements contained herein with respect to tax matters would be sustained by a court if contested by the IRS.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Merger. Moreover, the discussion focuses on holders of JPE Common Units and JPE Subordinated Units who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, entities treated as partnerships for federal income tax purposes, trusts, nonresident aliens, U.S. expatriates, and former citizens or long-term residents of the U.S. or other unitholders subject to specialized tax treatment, such as banks, insurance companies, and other financial institutions, tax-exempt institutions, employee benefit plans, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the U.S.), real estate investment trusts (REITs), individual retirement accounts (IRAs) and other tax-qualified retirement plans, mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons who hold JPE Common Units or JPE Subordinated Units or AMID Common Units as part of a hedge, straddle or conversion transaction, or other risk reduction transactions, persons who acquired JPE Common Units or JPE Subordinated Units or AMID Common Units by gift, persons deemed to sell their units under the constructive sale provisions of the Code, or directors and employees of JPE that received (or are deemed to receive) JPE Common Units or JPE Subordinated Units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under a JPE equity incentive plan. Also, the discussion assumes that the JPE Common Units and JPE Subordinated Units are held as capital assets at the time of the Merger (generally, property held for investment).

Accordingly, JPE and AMID strongly urge each holder of JPE Common Units and JPE Subordinated Units and each holder of AMID Common Units to consult with, and depend upon, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences of the Merger particular to such unitholder.

It is a condition of JPE’s obligation to complete the Merger that JPE receive an opinion from its counsel, Latham & Watkins LLP, to the effect that for U.S. federal income tax purposes:

•

except to the extent that the Section 707 Consideration (as defined below) causes the transaction to be treated as a “disguised sale,” holders of JPE Common Units or JPE Subordinated Units (other than JPE Common Units or JPE Subordinated Units held by the Affiliated Unitholders and GP Sub) should not recognize any income or gain as a result of the Merger with respect to such JPE Common Units or JPE Subordinated Units held (other than any income or gain resulting from (a) the actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section

752 of the Code, or (b) the receipt of any non-pro rata Merger Consideration); provided that such opinion shall not extend to any holder who acquired JPE Common Units or JPE Subordinated Units from JPE in exchange for property other than cash;

It is a condition of AMID’s obligation to complete the Merger that AMID receive an opinion from its counsel, Locke Lord LLP, to the effect that for U.S. federal income tax purposes:

•	no AMID entity should recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code);

•	no gain or loss should be recognized by holders of AMID Common Units as a result of the Merger with respect to such AMID Common Units held (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and

It is a condition of each of JPE’s and AMID’s obligation to complete the Merger that:

•	JPE receive an opinion from its counsel, Latham & Watkins LLP, to the effect that, as of the closing date of the Merger, JPE is classified as a partnership for U.S. federal income tax purposes; and

•	AMID receive an opinion from its counsel, Holland & Hart LLP, to the effect that, as of the closing date of the Merger, AMID is classified as a partnership for U.S. federal income tax purposes.

The opinions of counsel described above will assume that the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this proxy statement/prospectus. In addition, the tax opinions delivered to AMID and JPE at closing will be based upon certain factual assumptions and representations, warranties and covenants made by the officers of the AMID entities and the JPE entities and any of their respective affiliates as to such matters as counsel may reasonably request. If either AMID or JPE waives the receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this proxy statement/prospectus will be amended and recirculated and unitholder approval will be resolicited. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the above-described opinions and the opinions and statements made hereafter in the proxy statement/prospectus will be sustained by a court if contested by the IRS.

Assumptions Related to the U.S. Federal Income Tax Treatment of the Merger

If AMID were treated as a corporation for U.S. federal income tax purposes at the time of the Merger, the Merger would be fully taxable transactions to holders of JPE Common Units and JPE Subordinated Units. The discussion below is based on the opinion of Holland & Hart, LLP that AMID will be classified as a partnership for U.S. federal income tax purposes at the time of the Merger. See the discussion of the opinion of Holland & Hart, LLP that AMID is classified as a partnership for U.S. federal income tax purposes under “Material U.S. Federal Income Tax Consequences of AMID Common Unit Ownership—Partnership Status” below.

The discussion below is also based on the opinion of Latham & Watkins LLP that JPE will be classified as a partnership for U.S. federal income tax purposes at the time of the Merger. See the discussion of the opinion of Latham & Watkins LLP that JPE is classified as a partnership for U.S. federal income tax purposes under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Treatment of the Merger.” Following the Merger, a holder of JPE Common Units or JPE Subordinated Units that receives AMID Common Units will be treated as a partner in AMID regardless of the U.S. federal income tax classification of JPE.

U.S. Federal Income Tax Treatment of the Mergers

Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub GP will merge with and into JPE GP, with JPE GP continuing as the surviving entity as a wholly-owned subsidiary of AMID

GP, and Merger Sub will merge with and into JPE, with JPE continuing as the surviving entity. Following the JPE merger, AMID will own a 99.9% limited partner interest in the surviving partnership and GP Sub will own a 0.1% limited partner interest in the surviving partnership and act as sole general partner of the surviving partnership. Consequently, JPE will be treated as a partnership for U.S. federal income tax purposes.

Pursuant to the Merger all JPE Common Units and JPE Subordinated Units (other than JPE Common Units or JPE Subordinated Units held by the Affiliated Unitholders or GP Sub) will be converted into the right to receive a number of AMID Common Units (as determined by an agreed upon exchange ratio), and all JPE Common Units and JPE Subordinated Units held by an Affiliated Unitholder will be converted into the right to receive a number of AMID Common Units (as determined by an agreed upon different exchange ratio). For U.S. federal income tax purposes, each holder of JPE Common Units and JPE Subordinated Units (other than GP Sub) will be deemed to contribute its JPE Common Units or JPE Subordinated Units to AMID in exchange for AMID Common Units and the deemed assumption by AMID of such JPE Unitholder’s share of JPE’s liabilities.

The remainder of this discussion, except as otherwise noted, assumes that the Merger and the transactions contemplated thereby will be treated for U.S. federal income tax purposes in the manner described above. For the purposes of this discussion under “U.S. Federal Income Tax Treatment of the Merger” with respect to JPE and its unitholders and based upon the representations, warranties and covenants made by the JPE entities, Latham & Watkins LLP is of the opinion that JPE will be treated as a partnership for U.S. federal income tax purposes as of the closing date of the Merger. The representations, warranties and covenants made by the JPE entities upon which Latham & Watkins LLP has relied in rendering its opinion include, without limitation: (1) neither JPE nor its operating subsidiaries has elected or will elect to be treated, or is otherwise treated, as a corporation for federal income tax purposes; (2) income treated as “qualifying income” on the basis of a private letter ruling is earned pursuant to processes, activities and arrangements consistent with the facts and circumstances described in the private letter ruling request and in the private letter ruling issued by the IRS; and (3) for each taxable year, more than 90% of JPE’s gross income has been and will be income of a character that Latham & Watkins LLP has opined is “qualifying income” within the meaning of Section 7704(d) of the Code, including income earned pursuant to the processes described in our private letter ruling.

Tax Consequences of the Mergers to JPE Common and JPE Subordinated Unitholders

As described above, each holder of JPE Common Units and JPE Subordinated Units (other than GP Sub) will be deemed to contribute its JPE Common Units or JPE Subordinated Units to AMID in exchange for AMID Common Units and the deemed assumption by AMID of such JPE Unitholder’s share of JPE’s liabilities.

In general, the contribution of property by a partner to a partnership in exchange for a new or additional interest in such partnership will not result in the recognition of gain or loss by such partner. However, under Section 707 of the Code and the Treasury Regulations promulgated thereunder, a transfer of property (other than money) by a partner to a partnership and a transfer of money or other consideration (other than an interest in such partnership) by the partnership to such partner (including the partnership’s assumption of, or taking of property subject to, certain liabilities), may, in certain circumstances, be characterized, in whole or in part, as a “disguised sale” of property by the partner to the partnership, rather than as a non-taxable contribution of such property to the partnership. For example, if a partner transfers appreciated property to a partnership, including an interest in another partnership, and within a reasonable period of time before or after the contribution receives a distribution of money or other property approximately equal to the value of the property given up in the exchange, the transfers may be treated as part of a disguised sale of the transferred property.

Under these rules, for each JPE Unitholder deemed to contribute its JPE Common Units or JPE Subordinated Units to AMID, the portion of each such JPE Unitholder’s share of any JPE liabilities deemed assumed by AMID that is treated as part of a “disguised sale” under Treasury Regulation Section 1.707-5(a) (the “Section 707 Consideration”) will be treated as consideration for the sale of a portion of such JPE Unitholder’s, JPE Common Units or JPE Subordinated Units to AMID. Accordingly, such JPE Unitholder will recognize gain or loss equal to the difference between the Section 707 Consideration received and the portion of such JPE Unitholder’s adjusted tax basis allocable to the portion of the JPE Common Units or JPE Subordinated Units deemed sold pursuant to Section 707 of the Code.

In addition, a deemed distribution of cash resulting from a net reduction in the amount of nonrecourse liabilities allocated to a holder of JPE Common Units or JPE Subordinated Units (which will be adjusted to take into account any nonrecourse liabilities of JPE included in the Section 707 Consideration) will result in the recognition of taxable gain if such net reduction exceeds such JPE Unitholder’s tax basis in AMID Common Units immediately after the Merger, after reduction to account for any basis allocable to the portion of such JPE Unitholder’s JPE Common Units or JPE Subordinated Units deemed sold as a result of the receipt of Section 707 Consideration. As a partner in JPE, a holder of JPE Common Units or JPE Subordinated Units must include the nonrecourse liabilities of JPE allocable to its JPE Common Units or JPE Subordinated Units in the tax basis of its JPE Common Units or JPE Subordinated Units. As a partner in AMID after the Merger, a holder of JPE Common Units or JPE Subordinated Units must include the nonrecourse liabilities of AMID allocable to the AMID Common Units received in the Merger in the tax basis of such units received. The nonrecourse liabilities of AMID will include AMID’s allocable share of the nonrecourse liabilities of JPE outstanding after the Merger. The amount of nonrecourse liabilities attributable to a JPE Common Unit or JPE Subordinated Unit or an AMID Common Unit is determined under complex regulations under Section 752 of the Code.

Any reduction in liabilities as a result of the reallocation of nonrecourse liabilities described in the preceding paragraph will be treated as a deemed cash distribution to such JPE Unitholder and such JPE Unitholder will recognize taxable gain in an amount equal to the excess, if any, of the amount of any such deemed distribution of cash over such JPE Unitholder’s remaining adjusted tax basis in its JPE Common Units or JPE Subordinated Units after reduction to account for any basis allocable to the portion of such JPE Unitholder’s JPE Common Units or JPE Subordinated Units deemed sold as a result of the receipt of Section 707 Consideration. The amount and effect of any gain that may be recognized by an affected JPE Unitholder will depend on the affected JPE Unitholder’s particular situation, including the ability of the affected JPE Unitholder to utilize any suspended passive losses. Each such JPE Unitholder should consult such JPE Unitholder’s own tax advisor in analyzing whether the Merger causes such JPE Unitholder to recognize deemed distributions in excess of the tax basis of JPE Common Units or JPE Subordinated Units surrendered in the Merger.

In addition, each Affiliated Unitholder and all other JPE Unitholders that hold JPE Common Units or JPE Subordinated Unites (other than GP Sub) will be entitled to receive AMID Common Units in the Merger in exchange for such holder’s JPE Common Units or JPE Subordinated Units at the applicable Exchange Ratio. The applicable Exchange Ratio is higher with respect to all JPE Unitholders other than the Affiliated Unitholders, which will result in such JPE Unitholders receiving a greater number of AMID Common Units for each JPE Common Unit or JPE Subordinate Unit than the Affiliated Unitholders will receive. As a result, JPE Unitholders, other than the Affiliated Unitholders or GP Sub, could be deemed for U.S. federal income tax purposes to have received an amount of consideration in the Merger disproportionate to their pro rata share of the value of their JPE Common Units or JPE Subordinated Units with any amount in excess of such pro rata share treated as a taxable transfer to such JPE Unitholders, which would be includable in gross income. JPE and AMID intend to take the position that no such taxable transfer will be deemed to occur for U.S. federal income tax purposes. However, it is possible that the IRS may take a different position, in which case a JPE Unitholder, other than the Affiliated Unitholders or GP Sub, may be required to recognize taxable income with respect to any excess consideration such JPE Unitholder is deemed to receive in the Merger.

Tax Basis and Holding Period of the AMID Common Units Received

A holder of JPE Common Units or JPE Subordinated Units has an initial tax basis in its JPE Common Units or JPE Subordinated Units that consisted of the amount such JPE Unitholder paid for the JPE Common Units or JPE Subordinated Units plus such JPE Unitholder’s share of JPE’s nonrecourse liabilities. That basis has been and will be increased by such JPE Unitholder’s share of income allocated to it and by any increases in such JPE

Unitholder’s share of nonrecourse liabilities. That basis has been and will be decreased, but not below zero, by distributions to such JPE Unitholder, by such JPE Unitholder’s share of losses allocated to it, by any decreases in such JPE Unitholder’s share of nonrecourse liabilities and by such JPE Unitholder’s share of expenditures that are not deductible in computing taxable income and are not required to be capitalized.

A holder of JPE Common Units or JPE Subordinated Units will have an initial aggregate tax basis in the AMID Common Units such JPE Unitholder will receive in the Merger that will be equal to such JPE Unitholder’s adjusted tax basis in the JPE Common Units or JPE Subordinated Units treated as exchanged therefor, (i) decreased by (A) any basis allocable to the portion of the JPE Common Units or JPE Subordinated Units deemed sold as a result of the receipt of Section 707 Consideration and (B) any basis attributable to such JPE Unitholder’s share of JPE’s nonrecourse liabilities and (ii) increased by such JPE Unitholder’s share of AMID’s nonrecourse liabilities (including AMID’s allocable share of the nonrecourse liabilities of JPE) outstanding immediately after the Merger.

As a result of the Merger, a holder of JPE Common Units or JPE Subordinated Units will have a holding period in the AMID Common Units received in the Merger that will be determined by reference to its holding period in the JPE Common Units or JPE Subordinated Units exchanged therefor.

Effect of Termination of JPE’s Tax Year at Closing of Mergers

JPE uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. As a result of the Merger, JPE will be considered to have technically terminated as a partnership for U.S. federal income tax purposes. JPE’s technical termination will result in a closing of its taxable year as of the effective date of the Merger, and JPE will be required to file two U.S. federal income tax returns for the fiscal year in which the Merger occur. Each holder of JPE Common Units or JPE Subordinated Units will receive a Schedule K-1 from JPE for the taxable year ending upon the effective date of the Merger and will be required to include in income its share of income, gain, loss and deduction for this period. Each holder of JPE Common Units or JPE Subordinated Units will also receive a Schedule K-1 from AMID including its share of income, gain, loss and deduction reflecting the remainder of the fiscal year following the Merger. In addition, a holder of JPE Common Units or JPE Subordinated Units who has a taxable year ending on a date other than December 31 and after the date the Merger is effected must include its share of income, gain, loss and deduction in income for its taxable year, with the result that the holder of JPE Common Units or JPE Subordinated Units will be required to include in income for its taxable year its share of more than one year of income, gain, loss and deduction from JPE.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF AMID COMMON UNIT OWNERSHIP

This section is a summary of the material U.S. federal income tax consequences that may be relevant to individual citizens or residents of the United States receiving AMID Common Units in the Merger and, unless otherwise noted in the following discussion, is the opinion of Holland & Hart LLP, tax counsel to AMID GP and AMID, only insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to AMID include its operating subsidiaries.

The following discussion does not comment on all U.S. federal income tax matters affecting AMID or its unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, non-U.S. persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, employee benefit and other tax-qualified retirement plans, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons who acquired their units by gift, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, this discussion only comments to a limited extent on state tax consequences and U.S. federal alternative minimum taxes, and does not comment on local or non-U.S. tax consequences or non-income U.S. federal taxes. Accordingly, AMID encourages each prospective unitholder to consult its own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to him of the ownership or disposition of AMID Common Units and potential changes in applicable law.

No ruling has been or will be requested from the IRS regarding any matter affecting AMID or the consequences of owning AMID Common Units received in connection with the Merger. Instead, AMID will rely on opinions of tax counsel. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the AMID Common Units and the prices at which the AMID Common Units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to AMID Unitholders and AMID GP and thus will be borne indirectly by AMID Unitholders and AMID GP. Furthermore, the tax treatment of AMID, or of an investment in AMID, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of tax counsel and are based on the accuracy of the representations made by AMID. Tax counsel has not undertaken any obligation to update its opinion after the date of this filing.

For the reasons described below, tax counsel has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (i) the treatment of a unitholder whose AMID Common Units are loaned to a short seller to cover a short sale of AMID Common Units (please read “—Tax Consequences of Common

Unit Ownership—Treatment of Short Sales”); (ii) whether AMID’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); (iii) whether assignees of AMID Common Units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, will be treated as partners of AMID for tax purposes (please read “—Limited Partner Status”); and (iv) whether AMID’s method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Common Unit Ownership—Section 754 Election” and “—Uniformity of Common Units”).

In addition, tax counsel has not rendered an opinion with respect to the state, local or non-U.S. tax consequences of an investment in AMID (please read “—State, Local and Non-U.S. Tax Considerations”).

Partnership Status

A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such partner by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to the partner is in excess of the partner’s adjusted basis in its partnership interest. Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Qualifying income does not include rental income from leasing personal property. AMID estimates that less than 5% of its gross income for its current taxable year will not be qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by AMID and AMID GP and a review of the applicable legal authorities, tax counsel is of the opinion that at least 90% of such gross income constitutes qualifying income. The portion of AMID’s income that is qualifying income may change from time to time.

A publicly traded partnership may not rely upon the Qualifying Income Exception if it is registered under the Investment Company Act of 1940, as amended, or the 1940 Act. If AMID is required to register under the 1940 Act, AMID will be taxed as a corporation even if AMID meets the Qualifying Income Exception. Based on an opinion of counsel regarding the 1940 Act and the factual representations made by AMID and AMID GP, tax counsel is of the opinion that AMID may rely on the Qualifying Income Exception.

No ruling has been or will be sought from the IRS regarding, and the IRS has made no determination as to, AMID’s status or the status of its operating subsidiaries for U.S. federal income tax purposes or whether AMID’s operations generate “qualifying income” under Section 7704 of the Code. Instead, AMID will rely on the opinion of tax counsel on such matters. It is the opinion of tax counsel that, based upon the Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below that:

•	AMID will be classified as a partnership for U.S. federal income tax purposes; and

•	Except as provided below, each of AMID’s operating subsidiaries is disregarded as an entity separate from AMID for U.S. federal income tax purposes.

In rendering its opinion, tax counsel has relied on factual representations made by AMID and AMID GP. The representations made upon which tax counsel has relied include:

•	Neither AMID nor AMID’s operating subsidiaries (other than those noted below) have elected or will elect to be treated as a corporation;

•	For each taxable year, more than 90% of AMID’s gross income has been and will be income that tax counsel has opined or that AMID anticipates tax counsel will opine is “qualifying income” within the meaning of Section 7704(d) of the Code; and

•	Each hedging transaction that AMID treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with crude oil, natural gas, or products thereof that are held or to be held by AMID in activities that tax counsel has opined or will opine result in qualifying income.

AMID believes that these representations have been true in the past and expects that these representations will continue to be true in the future.

If AMID fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require AMID to make adjustments with respect to its unitholders or pay other amounts), AMID will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which AMID fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in AMID. This deemed contribution and liquidation should be tax-free to unitholders and AMID so long as, at that time, AMID does not have liabilities in excess of the tax basis of its assets. Thereafter, AMID would be treated as a corporation for U.S. federal income tax purposes.

If AMID were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to AMID Unitholders, and AMID’s net income would be taxed to it at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of AMID’s current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in its AMID Common Units, or taxable capital gain, after the unitholder’s tax basis in its AMID Common Units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the AMID Common Units.

The discussion below is based on tax counsel’s opinion that AMID will be classified as a partnership for U.S. federal income tax purposes.

Tax Treatment of Income Earned Through C Corporation Subsidiaries

A material portion of AMID’s taxable income is earned through C corporation subsidiaries. Such C corporation subsidiaries are subject to U.S. federal income tax on their taxable income at the corporate tax rate, which is currently a maximum of 35%, and will likely pay state (and possibly local) income tax at varying rates, on their taxable income. Any such entity level taxes will reduce the cash available for distribution to AMID Unitholders. Distributions from AMID’s C corporation subsidiaries will be taxed as dividend income to the extent of current and accumulated earnings and profits of such subsidiary (in the case of a distribution from American Midstream Finance Corporation or GP Sub) or of the consolidated group (in the case of a distribution from Blackwater Investments, Inc.). The maximum U.S. federal income tax rate applicable to such dividend income which is allocable to individuals currently is 20% and such dividend income is also considered investment income subject to the 3.8% Medicare tax under the circumstances described in “—Tax Consequences of Common Unit Ownership—Tax Rates.” An individual unitholder’s share of dividend and interest income from AMID’s C corporation subsidiaries would constitute portfolio income that could not be offset by the unitholder’s share of AMID’s other losses or deductions.

Recent Administrative and Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, such as an investment in the AMID Common Units, may be modified by administrative, legislative, or judicial interpretation at any time.

From time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, such as proposals eliminating the Qualifying Income Exception upon which AMID relies for its treatment as a partnership for U.S. federal income tax purposes. For example, the Obama administration’s budget proposal for fiscal year 2017 recommends that certain publicly traded partnerships earning income from activities related to fossil fuel be taxed as corporations beginning in 2022. If successful, the Obama administration’s proposal or other similar proposals could eliminate the Qualifying Income Exception upon which AMID relies for its treatment as a partnership for U.S. federal income tax purposes. AMID is unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect AMID, and any such changes could negatively impact the value of an investment in AMID Common Units.

On January 24, 2017, the IRS and the U.S. Department of the Treasury published in the Federal Register final Treasury Regulations effective as of January 19, 2017 (the “Final Regulations”) that provide industry-specific guidance regarding whether income earned from certain activities will constitute qualifying income. AMID believes that the Final Regulations as currently drafted will not materially change the income that it currently treats as qualifying income.

Limited Partner Status

Unitholders who have become limited partners of AMID will be treated as partners of AMID for U.S. federal income tax purposes. A unitholder becomes a limited partner when the transfer or issuance of units to such person, or the admission of such person as a limited partner, is reflected in AMID’s books and records. Assignees who have executed and delivered transfer applications, and assignees who are awaiting admission as limited partners, will also be treated as partners of AMID for U.S. federal income tax purposes. Unitholders whose AMID Common Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their AMID Common Units will be treated as the holder of such AMID Common Units. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, tax counsel’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

A beneficial owner of AMID Common Units whose units have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to those units for U.S. federal income tax purposes. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding AMID Common Units.

The references to “unitholders” in the discussion that follows are to holders of AMID Common Units who are treated as partners in AMID for U.S. federal income tax purposes.

Tax Consequences of Common Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion under “—Tax Treatment of Income Earned Through C Corporation Subsidiaries” and “—Entity-Level Collections,” AMID will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on its income tax return its share of AMID’s income, gains, losses and deductions without regard to whether AMID makes cash distributions to such unitholder. Consequently, AMID may allocate income to a unitholder even if it has not received a cash distribution. Each unitholder will be required to include in income its allocable share of AMID’s income, gains, losses and deductions for AMID’s taxable year ending with or within its taxable year. Absent a termination of the partnership for U.S. federal tax purposes, AMID’s taxable year ends on December 31.

Treatment of Distributions

Distributions made by AMID to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds its tax basis in its AMID Common Units immediately before the distribution. Cash distributions made by AMID to a unitholder in an amount in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the AMID Common Units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in a unitholder’s share of AMID’s liabilities for which no partner, including AMID GP, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by AMID of cash to that unitholder. To the extent AMID’s distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in AMID because of AMID’s issuance of additional units will decrease its share of AMID’s nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of its tax basis in its AMID Common Units, if the distribution reduces the unitholder’s share of AMID’s “unrealized receivables,” including depreciation recapture, depletion recapture and/or substantially appreciated “inventory items,” each as defined in the Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed its proportionate share of the Section 751 Assets and then having exchanged those assets with AMID in return for the non-pro rata portion of the actual distribution made to such unitholder. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

A unitholder’s initial tax basis for its AMID Common Units will generally equal the amount the unitholder paid for the AMID Common Units plus its share of AMID’s nonrecourse liabilities. Please read “Material U.S. Federal Income Tax Consequences of the Merger—Tax Basis and Holding Period of the AMID Common Units Received” for a discussion of how to determine the initial tax basis of AMID Common Units received in the merger. A unitholder’s basis will be increased by its share of AMID’s income and by any increases in its share of AMID’s nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from AMID, by the unitholder’s share of AMID’s losses, by any decreases in its share of AMID’s nonrecourse liabilities and by its share of AMID’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of AMID’s debt that is recourse to AMID GP under Section 752 of the Code and the regulations thereunder, but will have a share, generally based on its share of profits, of AMID’s nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of its share of AMID’s losses will be limited to the tax basis in its units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to AMID’s activities, if that is less than its tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that its at-risk amount is subsequently increased, provided such losses do not exceed such unitholder’s tax basis in its AMID Common Units. Upon the taxable disposition of an AMID Common Unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of the gain recognized upon the taxable disposition of all of a unitholder’s AMID Common Units would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of its units, excluding any portion of that basis attributable to its share of AMID’s nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money it borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in AMID, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in its share of AMID’s nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses AMID generates will only be available to offset AMID’s passive income generated in the future and will not be available to offset income from other passive activities or investments, including AMID’s investments or a unitholder’s investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income AMID generates may be deducted in full when the unitholder disposes of its entire investment in AMID in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of AMID’s net income may be offset by any of the unitholder’s suspended passive losses from AMID, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	AMID’s interest expense attributed to income that is treated as portfolio income under the passive loss rules; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry an AMID Common Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of AMID’s income that is treated as portfolio income under the passive loss rules will be treated as investment income.

Entity-Level Collections

If AMID is required or elects under applicable law to pay any U.S. federal, state, local or non-U.S. income tax on behalf of any unitholder or AMID GP or any former unitholder, AMID is authorized to pay those taxes from AMID’s funds. That payment, if made, will be treated as a distribution of cash to the unitholder, AMID GP or former unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, AMID is authorized to treat the payment as a distribution to all current unitholders. AMID is authorized to amend its partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under AMID’s partnership agreement is maintained as nearly as is practicable. Payments by AMID as described above could give rise to an overpayment of tax on behalf of a particular unitholder, in which event the unitholder would be required to file a claim with the appropriate authority in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if AMID has a net profit, its items of income, gain, loss and deduction will be allocated among AMID GP and the unitholders in accordance with their percentage interests in AMID. At any time that incentive distributions are made to AMID GP, gross income will be allocated to AMID GP to the extent of these distributions. Similarly, at any time that distributions are made in respect of series A preferred units, series C preferred units, and series D preferred units, net profit will be allocated to holders of series A preferred units, series C preferred units, and series D preferred units, as applicable, to the extent of these distributions. Upon certain events (such as the conversion of a series A preferred unit, a series C preferred unit, or a series D preferred unit into an AMID Common Unit), AMID’s items of income, gain, loss and deduction will be allocated to (and, in some circumstances, reallocated among) holders of units in order to cause the capital accounts of all unitholders to be equal on a per unit basis. If AMID has a net loss, that loss will be allocated first to AMID GP and the unitholders in accordance with their percentage interests in AMID to the extent of their positive capital accounts, second, to the holders of series A preferred units, series C preferred units, and series D preferred units to the extent of their positive capital accounts, and third, to AMID GP.

Specified items of AMID’s income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of AMID’s assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to AMID (including deemed contributions of JPE Units in connection with the Merger) that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder acquiring AMID Common Units from AMID will be essentially the same as if the tax bases of AMID’s assets were equal to their fair market values at the time of such acquisition. Following the mergers, in the event that AMID divests itself of any JPE Units acquired in the mergers or JPE divests itself of certain assets held at the time of the mergers (including through distributions of such assets), all or a portion or any gain recognized as a result of a divesture of such units or other assets may be required to be allocated to former JPE Unitholders. In addition, a former JPE Unitholder may be required to recognize its share of “built-in gain” upon certain distributions by AMID to that unitholder of other AMID property (other than money) within seven years following the mergers. No special distributions will be made to former JPE Unitholders with respect to any tax liability for such transactions.

In the event AMID issues additional AMID Common Units or engages in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to AMID GP and all of AMID Unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by AMID at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although AMID does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of AMID’s income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of AMID’s income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of its interest in AMID, which will be determined by taking into account all the facts and circumstances, including:

•	its relative contributions to AMID;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all partners to distributions of capital upon liquidation.

Tax counsel is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under AMID’s partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of AMID’s income, gain, deduction or loss with respect to those AMID Common Units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, tax counsel has not rendered an opinion regarding the tax treatment of a unitholder whose AMID Common Units are loaned to a short seller to cover a short sale of AMID Common Units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account its distributive share of any items of AMID’s income, gain, loss or deduction for purposes of the alternative minimum tax. Unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax is imposed upon certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of AMID’s income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Unitholders are urged to consult with their tax advisors as to the impact of this Medicare tax on an investment in AMID Common Units.

Section 754 Election

AMID has made, and in case of any termination of the partnership for U.S. federal income tax purposes, expects to make, the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election will generally permit AMID to adjust an AMID Common Unit purchaser’s tax basis in AMID’s assets (“inside basis”) under Section 743(b) of the Code to reflect its purchase price. This election does not apply with respect to a person who purchases AMID Common Units directly from AMID. The Section 743(b) adjustment belongs only to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in AMID’s assets will be considered to have two components: (i) its share of AMID’s tax basis in its assets (“common basis”) and (ii) its Section 743(b) adjustment to that basis.

AMID has adopted the remedial allocation method as to all of its properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under AMID’s partnership agreement, AMID GP is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Common Units.”

AMID depreciates the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of AMID assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, AMID will apply the rules described in the Treasury Regulations and legislative history. If AMID determines that this position cannot reasonably be taken, AMID may take a depreciation or amortization position under which all purchasers acquiring AMID Common Units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in AMID’s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Common Units.” A unitholder’s tax basis for its AMID Common Units is reduced by its share of AMID’s deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position AMID takes that understates deductions will overstate the unitholder’s basis in its AMID Common Units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” Tax counsel has not rendered an opinion as to whether AMID’s method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Code or if AMID uses an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge AMID’s position with respect to depreciating or amortizing the Section 743(b) adjustment AMID takes to preserve the uniformity of the AMID Common Units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in its AMID Common Units is higher than the units’ share of the aggregate tax basis of AMID’s assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and its share of any gain or loss on a sale of AMID’s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in its AMID Common Units is lower than those units’ share of the aggregate tax basis of AMID’s assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in AMID if AMID has a substantial built-in loss immediately after the transfer, or if AMID distributes property and has a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of AMID’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among AMID’s assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by AMID to its tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than AMID’s tangible assets. AMID cannot assure you that the determinations it makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in AMID’s opinion, the expense of compliance exceed the benefit of the election, AMID may seek permission from the IRS to revoke its Section 754 election. If permission is granted, a subsequent purchaser of AMID Common Units may be allocated more income than the purchaser would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

AMID uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income its share of AMID’s income, gain, loss and deduction for AMID’s taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its AMID Common Units following the close of AMID’s taxable year but before the close of the unitholder’s taxable year must include its share of AMID’s income, gain, loss and deduction in income for its taxable year, with the result that the unitholder will be required to include in income for its taxable year its share of more than twelve months of AMID’s income, gain, loss and deduction. Please read “—Disposition of Common Units-Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of AMID’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of AMID’s assets and their tax basis immediately prior to an offering of new units will be borne by AMID Unitholders holding interests in AMID prior to such offering. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, AMID may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Uniformity of Common Units.” Property that AMID subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Code.

The IRS may challenge the useful lives assigned to AMID’s assets or seek to characterize intangible assets as nonamortizable goodwill. If any such challenge or characterization is successful, the deductions allocated to a unitholder in respect of AMID’s assets could be reduced, and its share of taxable income received from AMID could be increased accordingly. Any such increase could be material.

If AMID disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property AMID owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in AMID. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs that AMID incurs in selling its units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon AMID’s termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by AMID, and as syndication expenses, which may not be amortized by AMID. The underwriting discounts and commissions that AMID incurs will be treated as syndication expenses.

Valuation and Tax Basis of AMID’s Properties

The U.S. federal income tax consequences of the ownership and disposition of AMID Common Units will depend in part on AMID’s estimates of the relative fair market values, and the initial tax bases, of its assets. Although AMID may from time to time consult with professional appraisers regarding valuation matters, AMID will make many of the relative fair market value estimates by itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of AMID Common Units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by it plus its share of AMID’s nonrecourse liabilities attributable to the units sold. Because the amount realized includes all or a portion of a unitholder’s share of AMID’s nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

A unitholder’s tax basis in the unitholder’s units is adjusted by distributions, as well as by virtue of allocations of income, gains, losses, deductions and liabilities. Please read “—Tax Consequences of Common Unit Ownership—Basis of Common Units.” Prior distributions from AMID in excess of cumulative net taxable income for an AMID Common Unit that decreased a unitholder’s tax basis in that unit, in effect, will become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than its original cost. If any of AMID’s allocations are subsequently disputed by the IRS, unitholders who sold units prior to the resolution of such dispute may be required to increase or decrease the amount of gain or loss reported on such sale. Please read “—Disposition of Units-Allocations Between Transferors and Transferees” and “—Tax Consequences of Common Unit Ownership—Section 754 Election.”

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of an AMID Common Unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of AMID Common Units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation or depletion recapture or other “unrealized receivables” or to “inventory items” that AMID owns. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of an AMID Common Unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of AMID Common Units may be subject to the additional Medicare tax in certain circumstances. Please read “—Tax Consequence of Common Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify AMID Common Units transferred with an ascertainable holding period to elect to use the actual holding period of the AMID Common Units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis AMID Common Units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, the unitholder may designate specific AMID Common Units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of AMID Common

Units transferred must consistently use that identification method for all subsequent sales or exchanges of AMID Common Units. A unitholder considering the purchase of additional AMID Common Units or a sale of AMID Common Units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code can affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into a short sale, an offsetting notional principal contract, or a futures or forward contract, in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, AMID’s taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which is referred to as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of AMID’s assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although recently issued final Treasury Regulations allow publicly-traded partnerships to use similar monthly simplifying conventions to allocate tax items among transferor and transferee unitholders, these regulations do not specifically authorize all aspects of the proration method AMID adopted. Accordingly, tax counsel is unable to opine on the validity of all aspects of AMID’s method of allocating income, gain, loss, and deductions among transferor and transferee unitholders. If the IRS were to successfully challenge AMID’s proration method, AMID may be required to change the allocation of items of income, gain, loss, and deduction among its unitholders. AMID is authorized to revise its method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to these Treasury Regulations.

A unitholder who owns AMID Common Units at any time during a quarter and who disposes of those units prior to the record date set for a cash distribution for that quarter will be allocated items of AMID’s income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any AMID Common Units is generally required to notify AMID in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale), unless a broker or nominee will satisfy such requirement. A purchaser of AMID Common Units who purchases AMID Common Units from another unitholder is also generally required to notify AMID in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, AMID is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify AMID of a sale of AMID Common Units, in some cases, may lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

AMID will be considered to have terminated for U.S. federal income tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in AMID’s capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same unit are counted only once. A constructive termination would result in the closing of AMID’s taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of AMID’s taxable year may result in more than twelve months of AMID’s taxable income or loss being includable in such unitholder’s taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in AMID filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. AMID would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of AMID’s deductions for depreciation. A termination could also result in penalties if AMID were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject AMID to, any tax legislation enacted before the termination. The IRS has announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership taxable years.

Uniformity of Common Units

Because AMID cannot match transferors and transferees of AMID Common Units and for other reasons, AMID must maintain uniformity of the economic and tax characteristics of the AMID Common Units to a purchaser of these units. In the absence of uniformity, AMID may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the AMID Common Units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.”

AMID’s partnership agreement permits AMID GP to take positions in filing AMID’s tax returns that preserve the uniformity of the AMID Common Units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Tax counsel is unable to opine as to validity of such filing positions. A unitholder’s basis in AMID Common Units is reduced by his share of AMID’s deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that AMID takes that understates deductions will overstate the unitholder’s basis in his AMID Common Units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” and “—Tax Consequences of Common Unit Ownership—Section 754 Election.” The IRS may challenge one or more of any positions AMID takes to preserve the uniformity of AMID Common Units. If such a challenge were sustained, the uniformity of AMID Common Units might be affected, and, under some circumstances, the gain from the sale of AMID Common Units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of AMID Common Units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in AMID Common

Units. Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of AMID’s income, less certain allowable deductions, allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such permitted sources. AMID anticipates that all of its net income will be treated as derived from such permitted sources.

Non-resident aliens and foreign corporations, trusts or estates that own AMID Common Units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file U.S. federal tax returns to report their share of AMID’s income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of AMID’s net income or gain. Moreover, under rules applicable to publicly traded partnerships, AMID will withhold tax at the highest applicable effective tax rate, from cash distributions made to non-U.S. unitholders. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to AMID’s transfer agent on a Form W-8BEN or W-8BEN-E, or applicable substitute form, in order to obtain credit for these withholding taxes. AMID will also withhold tax on U.S. source income recognized by non-U.S. unitholders that is not effectively connected with AMID’s U.S. trade or business, unless non-U.S. unitholders qualify for certain treaty benefits or an exception provided in the Code. Certain exceptions may require non-U.S. unitholders to provide certain information to AMID and to the IRS. A change in applicable law may require AMID to change these procedures. In addition, because a non-U.S. corporation that owns AMID Common Units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of AMID’s earnings and profits, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. unitholder who sells or otherwise disposes of an AMID Common Unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a non-U.S. unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by non-U.S. law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable country) generally will be subject to U.S. federal income tax upon the sale or disposition of an AMID Common Unit if (i) the unitholder owned (directly or constructively applying certain attribution rules) more than 5% of the AMID Common Units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of AMID’s assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the AMID Common Units or the five-year period ending on the date of disposition. Currently, AMID believes that more than 50% of its assets consist of U.S. real property interests and AMID does not expect that to change in the foreseeable future. Therefore, non-U.S. unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their AMID Common Units.

Administrative Matters

Information Returns and Audit Procedures

AMID intends to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes its share of AMID’s income, gain, loss and deduction for AMID’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, AMID will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. AMID cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither AMID nor tax counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the AMID Common Units.

The IRS may audit AMID’s U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of its return. Any audit of a unitholder’s return could result in adjustments not related to AMID’s returns as well as those related to AMID’s returns.

A unitholder must file a statement with the IRS identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on AMID’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. AMID’s partnership agreement names AMID GP as the Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on AMID’s behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in AMID’s returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in AMID to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

Pursuant to the Bipartisan Budget Act of 2015 and recently issued proposed Treasury Regulations (the “January 2017 Proposed Audit Regulations”), for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to AMID’s income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from AMID. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which AMID is a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, AMID expects to elect to have AMID GP and unitholders take any such audit adjustment into account in accordance with their interests in AMID during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. With respect to audit adjustments as to an entity in which AMID is a member or partner, the Joint Committee of Taxation has stated that AMID would not be able to have AMID GP and its unitholders take such audit adjustment into account. However, the January 2017 Proposed Audit Regulations reserved on this issue and requested comments but noted that allowing AMID to have AMID GP and its unitholders take such audit adjustment into account would present complexities, challenges and inefficiencies. If AMID is unable to have AMID GP and its unitholders take such audit adjustment into account in accordance with their interests in AMID during the taxable year under audit, AMID’s current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own AMID Common Units during the taxable year under audit. If, as a result of any such audit adjustment, AMID is required to make payments of taxes, penalties, and interest, AMID’s cash available for distribution to AMID Unitholders might be substantially reduced. These rules are not applicable to AMID for taxable years beginning on or prior to December 31, 2017. Further, on January 20, 2017, White House Chief of Staff Reince Priebus issued a Memorandum for the Heads of Executive Departments and Agencies (the “Regulatory Freeze Memorandum”) that prevents regulations from being sent to the Office of the Federal Register until such regulations have been reviewed and approved by a department or agency head appointed or designed by the new administration. The January 2017 Proposed Audit Regulations are subject to the Regulatory Freeze Memorandum and, as such, are subject to review and approval by a department or agency head appointed or designated by the new administration.

Additionally, pursuant to the Bipartisan Budget Act of 2015 and the January 2017 Proposed Audit Regulations, the Internal Revenue Code will no longer require that AMID designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, AMID will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on AMID’s behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If AMID does not make such a designation, the IRS can select any person as the Partnership Representative. AMID currently anticipates that it will designate AMID GP as the Partnership Representative. Further, any actions taken by AMID or by the Partnership Representative on AMID’s behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on AMID and all of the unitholders. These rules are not applicable to AMID for taxable years beginning on or prior to December 31, 2017. Further, the January 2017 Proposed Audit Regulations are subject to the Regulatory Freeze Memorandum.

Additional Withholding Requirements

Under the Foreign Account Tax Compliance Act, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”) or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to (i) a foreign financial institution (for which purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a “non-financial foreign entity” (as specifically defined in the Code) that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules. These rules generally apply to payments of FDAP Income and generally will apply to payments of relevant Gross Proceeds that are made after December 31, 2018. Thus, to the extent AMID has FDAP Income, or has Gross Proceeds after that date, that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from AMID, or their distributive share of AMID’s income, pursuant to the rules described above. Prospective unitholders should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in AMID Common Units.

Nominee Reporting

Persons who hold an interest in AMID as a nominee for another person are required to furnish to AMID:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a government of a non-U.S. jurisdiction, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3 million per calendar year, is imposed by the Code for failure to report that information to AMID. The nominee is required to supply the beneficial owner of the units with the information furnished to AMID.

Accuracy-Related Penalties

The Code imposes an additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. The Code does not impose a penalty, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return: (a) for which there is, or was, “substantial authority;” or (b) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income tax for which no “substantial authority” exists, AMID must adequately disclose the pertinent facts on its return. In addition, AMID will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which AMID does not believe includes AMID, or any of its investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Section 482 of the Code is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. AMID does not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not adequately disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions. AMID does not anticipate undertaking any transactions that lack economic substance.

Reportable Transactions

If AMID were to engage in a “reportable transaction,” it (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive taxable years (beginning with the taxable year in which the transaction are entered into). AMID’s participation in a reportable transaction could increase the likelihood that AMID’s U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures.”

Moreover, if AMID were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties;”

•	for those persons otherwise entitled to deduct interest on U.S. federal tax deficiencies, non-deductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

AMID does not expect to engage in any “reportable transactions.”

State, Local and Non-U.S. Tax Considerations

In addition to U.S. federal income taxes, you likely will be subject to other taxes, such as state, local and non-U.S. income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which AMID conducts business or owns property or in which you are a resident. AMID currently conducts business or owns property in several states, most of which impose personal income taxes on individuals. Most of these states also impose an income or other entity-level tax on corporations and other entities. Moreover, AMID may also do business or own property in other states in the future that impose income or similar taxes on individuals, corporations and other entities. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in AMID. A unitholder may be required to file income tax returns and to pay income taxes in many of these jurisdictions in which AMID conducts business or owns property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require AMID, or AMID may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by AMID. Please read “—Tax Consequences of Common Unit Ownership—Entity-Level Collections.” Based on current law and AMID’s estimate of its future operations, AMID GP anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and non-U.S. jurisdictions, of its investment in AMID. Accordingly, each prospective unitholder is urged to consult its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of the unitholder. Tax counsel has not rendered an opinion on the state, local or non-U.S. tax consequences of an investment in AMID.

DESCRIPTION OF AMID COMMON UNITS

The Units

AMID Common Units represent limited partner interests in AMID. The holders of AMID Common Units are entitled to participate in partnership distributions with the holders of AMID’s series A preferred units, series C preferred units, series D preferred units, and incentive distribution rights, and are entitled to exercise the rights and privileges available to limited partners under AMID’s Fifth Amended and Restated Partnership Agreement, dated as of April 25, 2016, as amended (the “AMID partnership agreement”). For a description of the relative rights and preferences of holders of AMID Common Units, series A preferred units, series C preferred units, series D preferred units, and incentive distribution rights in and to partnership distributions, see this section and the sections captioned “The AMID Partnership Agreement” and “Provisions of the AMID Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under the AMID partnership agreement, including voting rights, see “The AMID Partnership Agreement.” AMID urges you to read the AMID partnership agreement, as the AMID partnership agreement, and not this description, governs AMID Common Units.

Number of AMID Common Units

As of December 31, 2016, 31,237,113 AMID Common Units were outstanding, of which 26,707,122 were held by the public. As of December 31, 2016, 2,255,754 units were held by Busbar II, LLC, a controlled affiliate of ArcLight, 618,921 by Magnolia, and 1,349,609 by our General Partner, which is owned by HPIP and Magnolia. AMID has also issued warrants to purchase additional AMID Common Units in connection with its issuance of series C preferred units and also may issue warrants to purchase additional AMID Common Units pursuant to the terms of its issuance of series D preferred units. For a description of each warrant, see “Provisions of the AMID Partnership Agreement Relating to Cash Distributions.”

Where Common Units are Traded

AMID Common Units are listed on the NYSE under the symbol “AMID.” The AMID Common Units received by JPE Unitholders in the Merger will also be listed on the NYSE.

Transfer Agent and Registrar

Duties

Wells Fargo serves as the registrar and transfer agent for the AMID Common Units. AMID will pay all fees charged by the transfer agent for transfers of AMID Common Units except the following that must be paid by AMID Unitholders:

•	surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

•	special charges for services requested by a holder of an AMID Common Unit; and

•	other similar fees or charges.

There will be no charge to AMID Unitholders for disbursements of AMID cash distributions. AMID will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to AMID, or be removed by AMID. The resignation or removal of the transfer agent will become effective upon AMID’s appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, AMID GP may act as the transfer agent and registrar until a successor is appointed.

Transfer of AMID Common Units

By transfer of AMID Common Units in accordance with the AMID partnership agreement, each transferee of AMID Common Units shall be admitted as a limited partner with respect to the AMID Common Units transferred when such transfer and admission are reflected in AMID’s books and records. Each transferee:

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, the AMID partnership agreement;

•	represents that the transferee has the power, authority and capacity to enter into the AMID partnership agreement; and

•	makes the consents, waivers and acknowledgments contained in the AMID partnership agreement.

AMID may, at its discretion, treat the nominee holder of an AMID Common Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

AMID Common Units are securities and are transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in AMID’s partnership for the transferred AMID Common Units.

Until an AMID Common Unit has been transferred on AMID’s books, AMID and the transfer agent may treat the record holder of the AMID Common Units as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

PROVISIONS OF THE AMID PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Distributions of Available Cash

General

The AMID partnership agreement requires that, within 45 days after the end of each quarter, AMID distributes all of its available cash to its unitholders of record on the applicable record date. After payment of series A quarterly distributions (as defined below), series C quarterly distributions (as defined below) and series D quarterly distributions (as defined below), any series A arrearage (as defined below), series C arrearage (as defined below), and series D arrearage (as defined below) and any interest thereon (“series A interest,” “series C interest,” and “series D interest,” respectively), and the AMID Common Units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.4125 per unit, which amount is defined in the AMID partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the AMID Common Units from prior quarters, before any distributions of available cash from operating surplus may be made in respect of AMID’s incentive distribution rights (the “incentive distribution rights”). Each distribution payable in respect of the series A preferred units (as described below) will be a number of series A PIK preferred units but may, at AMID’s election, be paid in cash or in a combination of series A PIK preferred units and cash as further described in the AMID partnership agreement. Until the series C coupon conversion quarter, each distribution payable in respect of the series C preferred units (as described below) will be a number of series C PIK preferred units but may, at AMID’s election, be paid in cash or in a combination of series C PIK preferred units and cash as further described in the AMID partnership agreement.

Definition of Available Cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less the amount of cash reserves established by AMID GP at the date of determination of available cash for that quarter to:

•	provide for the proper conduct of AMID’s business (including reserves for AMID’s future capital expenditures, anticipated future credit needs and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

•	comply with applicable law, any of AMID’s debt instruments or other agreements; or

•	provide funds for distributions to AMID Unitholders and to AMID GP for any one or more of the next four quarters (provided that AMID GP may not establish cash reserves for AMID Common Units unless it determines that the establishment of reserves will not prevent AMID from distributing the minimum quarterly distribution on all AMID Common Units and any cumulative arrearages on such AMID Common Units for the current quarter and the next four quarters);

•	plus, if AMID GP so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow AMID GP, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to AMID Unitholders. Under the AMID partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings. The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the 12-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Minimum Quarterly Distribution

The minimum quarterly distribution, as defined in the AMID partnership agreement, is $0.4125 per AMID Common Unit per quarter, or $1.65 on an annualized basis. AMID paid a quarterly distribution on November 14, 2016 in respect of the quarter ended September 30, 2016 of $0.4125 per AMID Common Units, or $1.65 per AMID Common Unit on an annualized basis after payment of the series A quarterly distribution, series C quarterly distribution, and series D quarterly distribution, any series A arrearage, series C arrearage, or series D arrearage, and any series A interest, series C interest, or series D interest, the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to AMID GP. However, there is no guarantee that AMID will pay the minimum quarterly distribution on AMID’s units in any quarter. Even if AMID’s cash distribution policy is not modified or revoked, the amount of distributions paid under AMID’s policy and the decision to make any distribution is determined by AMID GP, taking into consideration the terms of the AMID partnership agreement.

Operating Surplus and Capital Surplus

General

All cash distributed to AMID Unitholders is characterized as either being paid from “operating surplus” or “capital surplus.” AMID treats distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

AMID defines operating surplus as:

•	$11.5 million (as described below); plus

•	all of AMID’s cash receipts since the closing of AMID’s initial public offering, excluding cash from interim capital transactions (as defined below); plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions paid on equity issued to finance all or a portion of the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset (such as equipment or facilities) in respect of the period beginning on the date that AMID enters into a binding obligation to commence the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions paid on equity issued to pay the construction-period interest on debt incurred, or to pay construction-period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

•	all of AMID’s operating expenditures (as defined below) since the closing of AMID’s initial public offering; less

•	the amount of cash reserves established by AMID GP to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to AMID Unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable AMID, if it chooses, to distribute as operating surplus up to $11.5 million of cash AMID receives from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus.

AMID defines interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) sales of equity securities, (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements, (iv) the termination of commodity hedge contracts or interest rate hedge contracts prior to the termination date specified therein (provided that cash receipts from any such termination will be included in operating surplus in equal quarterly installments over the remaining scheduled life of the contract), (v) capital contributions received and (vi) corporate reorganizations or restructurings.

AMID defines operating expenditures as all of AMID’s cash expenditures, including, but not limited to, taxes, reimbursements of expenses of AMID GP and its affiliates, interest payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), estimated maintenance capital expenditures (as discussed in further detail below), director and officer compensation, repayment of working capital borrowings and non-pro rata repurchases of AMID’s units; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	actual maintenance capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses (including, but not limited to, taxes) relating to interim capital transactions;

•	distributions to AMID’s partners;

•	non-pro rata purchases of any class of AMID’s units made with the proceeds of an interim capital transaction; or

•	any other payments made in connection with AMID’s initial public offering that are described in “Use of Proceeds.”

Capital Surplus

Capital surplus is defined in the AMID partnership agreement as any distribution of available cash in excess of AMID’s cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of AMID’s equity and debt securities; and

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Characterization of Cash Distributions

The AMID partnership agreement requires that AMID treats all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of AMID’s initial public offering equals the operating surplus from the closing of AMID’s initial public offering through the end of the quarter immediately preceding that distribution. The AMID partnership agreement requires that AMID treats any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. AMID does not anticipate that it will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, AMID’s capital assets, for the acquisition of existing, or the construction or development of new, capital assets or for any integrity management program) made to maintain AMID’s long-term operating income or operating capacity. AMID expects that a primary component of maintenance capital expenditures will include expenditures for routine equipment and pipeline maintenance or replacement due to obsolescence. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction or development of a replacement asset that is paid in respect of the period that begins when AMID enters into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that any such replacement asset commences commercial service and the date that it is abandoned or disposed of.

Because AMID’s maintenance capital expenditures can be irregular, the amount of AMID’s actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and cash available for distribution to AMID Unitholders if AMID subtracted actual maintenance capital expenditures from operating surplus.

The AMID partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus for those periods will be determined by the AMID GP Board at least once a year, subject to the concurrence of the AMID conflicts committee of the AMID GP. The estimate will be made annually and whenever an event occurs that is likely to result in a material adjustment to the amount of AMID’s maintenance capital expenditures on a long-term basis. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

•	it will reduce the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all AMID Common Units for the quarter and subsequent quarters;

•	it will increase AMID’s ability to distribute as operating surplus cash AMID receives from non-operating sources; and

•	it will be more difficult for AMID to raise its distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by AMID GP.

Estimated maintenance capital expenditures reduce operating surplus, but expansion capital expenditures, investment capital expenditures and actual maintenance capital expenditures do not.

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that AMID expects will increase AMID’s operating income or operating capacity over the long term. Expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance the construction, acquisition or development of an improvement to AMID’s capital assets and paid in respect of the period beginning on the date that AMID enters into a binding obligation to commence construction, acquisition or development of the capital improvement and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or treating capacity or new compression capacity.

Capital expenditures that are made in part for expansion capital purposes and in part for other purposes will be allocated between expansion capital expenditures and expenditures for other purposes by AMID GP (with the concurrence of the AMID Conflicts Committee).

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of AMID’s existing operating capacity or operating income, but that are not expected to expand, for more than the short term, AMID’s operating capacity or operating income.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under the caption “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Removal of General Partner

If the AMID Unitholders remove AMID GP other than for cause and no units held by AMID GP and its affiliates are voted in favor of such removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the AMID Common Units will be extinguished; and

•	AMID GP will have the right to convert its general partner interest and its incentive distribution rights into AMID Common Units or to receive cash in exchange for those interests.

Series A Preferred Units

Distributions

AMID has outstanding series A preferred units, which include both series A-1 and series A-2 preferred units. The series A-1 preferred units were issued in April of 2013, while the series A-2 preferred units were issued in March of 2015. The series A-1 preferred units and series A-2 preferred units are referred to collectively as the “series A preferred units.” Series A preferred units have the right to receive cumulative distributions, in the same priority as distributions to the series C preferred units and series D preferred units (as described below), and prior to any other distributions made in respect of any other partnership interests (the “series A quarterly distribution”) in the amounts described herein. The series A quarterly distribution on each outstanding series A preferred unit was paid as a number of series A PIK preferred units (as defined below) equal to the series A PIK payment amount (as defined below) through the quarter ended March 31, 2014. With respect to all quarters beginning after March 31, 2014, the series A quarterly distribution on each outstanding series A preferred unit will be paid as a number of series A PIK preferred units equal to the series A second PIK payment amount (as defined below). In AMID GP’s discretion, the series A quarterly distribution may instead be paid as (x) an amount in cash up to the greater of (a) $0.50 and (b) the series A distribution amount (as defined below), and (y) a number of series A PIK preferred units equal to (a) the remainder of (i) the greater of (I) $0.50 and (II) the series A distribution amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the series A adjusted issue price (as defined below). If all or any portion of a series A quarterly distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the series A preferred units outstanding shall be paid out of available cash in the same priority as any cash distributions made to the series C preferred unitholders and series D preferred unitholders, which will be made prior to making any distribution to AMID GP, or AMID Common Unit unitholders. To the extent that any portion of a series A quarterly distribution, series C quarterly distribution, and series D quarterly distribution with respect to any quarter to be paid in cash with respect to any quarter exceeds the amount of available cash for such quarter, an amount of cash equal to the available cash for such quarter will be paid to the series A preferred unitholders, series C preferred unitholders, and series D preferred unitholders, pro rata, and the balance of such series A quarterly distribution shall be unpaid and shall constitute an arrearage (the “series A arrearage”) and accrue interest until paid in a future quarter.

AMID defines series A PIK preferred units as additional series A preferred units issued in kind as a distribution to holders of series A preferred units.

AMID defines the series A PIK payment amount as a number of series A PIK preferred units equal to (i) the greater of (x) $0.25 and (y) the series A distribution amount less $0.25 divided by (ii) the series A issue price, as it may be adjusted from time to time pursuant to the AMID partnership agreement. AMID defines the series A second PIK payment amount as a number of series A PIK preferred units equal to (i) the greater of (x) $0.50 and (y) the series A distribution amount divided by (ii) the series A issue price, as it may be adjusted from time to time pursuant to the AMID partnership agreement.

AMID defines series A distribution amount with respect to any particular quarter as the cash distribution amount for such quarter that each series A preferred unit would have received on an as-converted basis if it had been converted immediately prior to the beginning of the quarter in respect of which such distributions are being paid into the number of AMID Common Units into which such series A preferred unit is convertible pursuant to Section 5.12(b)(viii) of the AMID partnership agreement.

AMID defines series A adjusted issue price as an amount equal to (i) $17.50 per series A preferred unit, divided by (ii) the series A conversion rate, which is currently approximately 1:1.1.

In connection with the closing of the Merger, AMID GP will enter into the AMID Partnership Agreement Amendment, providing for the payment of the series A preferred quarterly distribution for the quarter in which the Merger is consummated and thereafter equal to the quotient of (i) the greater of (a) $0.4125 and (b) the series A distribution amount divided by (ii) the series A adjusted issue price. However, in the AMID GP’s discretion, which determination shall be made prior to the record date for the relevant quarter, the series A preferred quarterly distribution may be paid as (x) an amount in cash up to the greater of (1) $0.4125 and (2) the series A distribution amount, and (y) a number of series A PIK preferred units equal to the quotient of (a) the remainder of (i) the greater of (I) $0.4125 and (II) the series A distribution amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the series A adjusted issue price. See “The Merger—Amendment to AMID Partnership Agreement.”

Series B Units

In connection with the closing of the Sale and Purchase Agreement by and among Penn Virginia Oil & Gas, L.P., Ted Collins, Jr. and Plein Sud Holdings, LLC, as sellers, and American Midstream Lavaca, LLC, as buyer, dated as of December 13, 2013, AMID issued series B units in a private placement. All of the series B units converted into AMID Common Units on a one-for-one basis on February 1, 2016.

Series C Preferred Units

Distributions

AMID has outstanding series C preferred units. The series C preferred units were issued on April 25, 2016. Series C preferred units have the right to receive cumulative distributions in the same priority as distributions to the series A preferred units and series D preferred units and prior to any other distributions made in respect of any other partnership interests (the “series C quarterly distribution”) in the amounts described herein. Through and including the quarter ending immediately prior to the series C coupon conversion quarter (as defined below) (such series C quarterly distribution, the “series C pre-conversion distribution”), the series C quarterly distribution on each outstanding series C preferred unit will be a number of series C PIK preferred units (as defined below) equal to the series C PIK payment amount (as defined below). In AMID GP’s discretion, the series C pre-conversion distribution may instead be paid as (x) an amount in cash up to the greater of (a) $0.4125 and (b) the series C distribution amount (as defined below), and (y) a number of series C PIK preferred units equal to (a) the remainder of (i) the greater of (I) $0.4125 and (II) the series C distribution amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the series C adjusted issue price (as defined below). With respect to the series C coupon conversion quarter and all quarters thereafter, the series C quarterly distributions will be paid entirely in cash at the series C distribution rate (as defined below). If all or any portion of a series C quarterly distribution is to be paid in cash, then the aggregate amount of such cash to be distributed in respect of the series C preferred units outstanding will be paid out of available cash in the same priority as any cash distributions made to the series A preferred unitholders and series D preferred unitholders, which will be made prior to any distributions to AMID GP or AMID Common Unitholders. To the extent that any portion of a series A quarterly distribution, series C quarterly distribution, and series D quarterly distribution paid in cash with regard to any quarter exceeds the amount of available cash for such quarter, an amount of cash equal to the available cash for such quarter will be paid to the series A preferred unitholders, series C preferred unitholders, and series D preferred unitholders, pro rata, and the balance of such series C quarterly distribution will be unpaid and will become an arrearage (the “series C arrearage”) and accrue interest until paid in a future quarter.

The “series C coupon conversion quarter” is the earlier of (1) the quarter beginning July 1, 2017 and (2) the date on which AMID Common Units are issued in respect of a conversion of the series C preferred units, which occurs at the election of the holders.

“Series C PIK preferred units” are the additional series C preferred units issued in kind as a distribution to holders of series C preferred units.

“Series C PIK payment amount” is the number of series C PIK preferred units equal to (i) the series C distribution rate divided by (ii) the series C adjusted issue price.

“Series C distribution amount” with respect to any particular quarter is the cash distribution amount for such quarter that each series C preferred unit would have received on an as-converted basis if it had been converted to AMID Common Units immediately prior to the beginning of such quarter into which such series C preferred unit is convertible pursuant to Section 5.14(b)(viii) of the AMID partnership agreement.

“Series C adjusted issue price” is an amount equal to (i) $14.00 per series C preferred unit, divided by (ii) the series C conversion rate, which is currently 1:1.

“Series C distribution rate” is the amount per quarter per series C preferred unit payable in arrears equal to the greater of (i) $0.4125 and (ii) the series C distribution amount.

Warrant

In connection with the issuance of the series C preferred units, on April 25, 2016, AMID issued a warrant to Magnolia to purchase up to 800,000 AMID Common Units at an exercise price of $7.25 per AMID Common Unit (the “series C warrant”). The series C warrant is subject to standard anti-dilution adjustments and is exercisable for a period of seven years from the date of issuance. On April 25, 2017, the number of AMID Common Units that may be purchased pursuant to the exercise of the series C warrant will be adjusted by an amount, rounded to the nearest whole AMID Common Unit, equal to the product obtained by the following calculation: (i) 400,000 multiplied by (ii) (A) $14.00 multiplied by the number of series C preferred units then outstanding less $45.0 million divided by (B) $14.00 multiplied by the number of series C preferred units issued, less $45.0 million.

Each issuance of any series C PIK preferred units will increase the number of AMID Common Units that can be purchased upon exercise of the series C warrant by an amount, rounded to the nearest whole AMID Common Unit, equal to the product obtained by the following calculation: (i) the total number of AMID Common Units into which each series C warrant may be exercised immediately prior to the most recent issuance of the series C PIK preferred units multiplied by (ii) (A) the total number of outstanding series C preferred units immediately after the most recent issuance of series C PIK preferred units divided by (B) the total number of outstanding series C preferred units immediately prior to the most recent issuance of series C PIK preferred units.

Series D Preferred Units

Distributions

AMID has outstanding series D preferred units. The series D preferred units were issued on October 31, 2016. Series D preferred units have the right to receive cumulative distributions in the same priority as distributions to the series A preferred units and the series C preferred units and prior to any other distributions made in respect of any other partnership interests (the “series D quarterly distribution”) in the amounts described herein. The series D quarterly distributions will be paid entirely in cash at the series D distribution rate (as defined below). The aggregate amount of cash for each quarter to be distributed in respect of the series D preferred units outstanding will be paid out of available cash in the same priority as any cash distributions made to the series A preferred unitholders and the series C preferred unitholders, which will be made prior to any distributions to our general partner or Common Unitholders. To the extent that any portion of a series A quarterly distribution, series C quarterly distribution, and series D quarterly distribution paid in cash with regard to any quarter exceeds the amount of available cash for such quarter, an amount of cash equal to the available cash for such quarter will be paid to the series A preferred unitholders, the series C preferred unitholders, and the series D preferred unitholders, pro rata, and the balance of such series D quarterly distribution will be unpaid and will become an arrearage (the “series D arrearage”) and accrue interest until paid in a future quarter.

“Series D distribution amount” with respect to any particular quarter is the cash distribution amount for such quarter that each series D preferred unit would have received on an as-converted basis if it had been converted to common units immediately prior to the beginning of such quarter into which such series D preferred unit is convertible pursuant to Section 5.15(b)(viii) of our partnership agreement.

“Series D distribution rate” means an amount per quarter per series D preferred unit payable in arrears equal to the greater of (i) $0.4125 and (ii) the series D distribution amount.

Warrant

If the series D preferred units are outstanding as of June 30, 2017, a warrant will be issued to Magnolia to purchase up to 700,000 AMID Common Units at an exercise price of $22.00 per AMID Common Unit (the “series D warrant”). The series D warrant will be subject to standard anti-dilution adjustments and exercisable for a period of seven years from the date of issuance.

Distributions of Available Cash from Operating Surplus Following Series A Quarterly Distributions and Series C Quarterly Distributions

AMID will make distributions of available cash from operating surplus for any quarter, after paying the series A quarterly distribution, series C quarterly distribution, and series D quarterly distribution, and any series A arrearage, series C arrearage, series D arrearage, series A interest, series C interest, and series D interest, in the following manner:

•	first, 98.74% to the AMID Common Unit unitholders, pro rata, and 1.26% to AMID GP, until AMID distributes for each outstanding AMID Common Unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98.74% to the AMID Common Unit unitholders, pro rata, and 1.26% to AMID GP, until AMID distributes for each outstanding AMID Common Unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the AMID Common Units for any prior quarters; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that AMID GP maintains its 1.26% general partner interest, that AMID does not issue additional classes of equity securities, and that AMID does not pay distributions in respect of the series A preferred units in series A PIK preferred units or in respect of series C preferred units in series C PIK preferred units.

General Partner Interest and Incentive Distribution Rights

The AMID partnership agreement provides that, after paying the series A quarterly distributions, series C quarterly distributions, and series D quarterly distributions, and any series A arrearage, series C arrearage, series D arrearage, series A interest, series C interest, and series D interest, AMID GP initially is entitled, in accordance with its general partner interest, to a percentage of all distributions that AMID makes prior to its liquidation. AMID GP has the right, but not the obligation, to contribute a proportionate amount of capital to AMID in order to maintain its general partner interest if AMID issues additional units. AMID GP’s interest, and the percentage of AMID’s cash distributions to which it is entitled from such interest, will be proportionately reduced if AMID issues additional units in the future and AMID GP does not contribute a proportionate amount of capital to AMID in order to maintain its general partner interest. The AMID partnership agreement does not require that AMID GP fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to AMID of AMID Common Units or other property. As of December 31, 2016, AMID GP held a 1.26% general partner interest.

Incentive distribution rights represent the right to receive 48.0% of quarterly distributions of available cash from operating surplus after the series A quarterly distribution, series C quarterly distribution and series D quarterly distribution, and any series A arrearage, series C arrearage, series D arrearage, series A interest, series C interest, and series D interest, the minimum quarterly distribution, and any arrearages in payment of the minimum quarterly distribution have been distributed. AMID GP holds 100% of AMID’s incentive distribution rights.

The following discussion assumes that AMID GP maintains its 1.26% general partner interest and that there are no arrearages on AMID Common Units

If for any quarter:

•	AMID has distributed available cash from operating surplus on outstanding series A preferred units, series C preferred units, and series D preferred units in an amount equal to the series A quarterly distribution, series C quarterly distribution, and series D quarterly distribution;

•	AMID has distributed available cash from operating surplus on outstanding series A preferred units, series C preferred units, and series D preferred units in an amount necessary to eliminate any series A arrearage, series C arrearage, series D arrearage, and series A interest, series C interest, and series D interest;

•	AMID has distributed available cash from operating surplus to the AMID Common Unit unitholders pro rata, until the AMID Common Units have received an amount equal to the minimum quarterly distribution; and

•	AMID has distributed available cash from operating surplus on outstanding AMID Common Units pro rata, until the AMID Common Units have received an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, AMID will distribute any additional available cash from operating surplus for that quarter among the AMID Unitholders and AMID GP in the following manner:

•	50.74% to the AMID Common Unit unitholders, pro rata, 1.26% to AMID GP, and 48.0% to the AMID GP as the holder of AMID’s incentive distribution rights.

The preceding discussion is based on the assumption that the AMID GP maintains its 1.26% general partner interest, that AMID does not issue additional classes of equity securities, and that AMID does not pay distributions in respect of the series A preferred units in series A PIK preferred units or in respect of the series C preferred units in series C PIK preferred units.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

AMID will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, to the holders of series A preferred units, series C preferred units, and series D preferred units, the series A quarterly distribution, series C quarterly distribution, and series D quarterly distribution, any series A arrearage, series C arrearage, series D arrearage, series A interest, series C interest, and series D interest;

•	second, 98.74% to all unitholders, pro rata, and 1.26% to AMID GP, until the minimum quarterly distribution has been reduced to zero, under a formula based on the ratio of the distribution to the fair market value of the AMID Common Units immediately prior to the announcement of the distribution;

•	third, 98.74% to the AMID Common Unit unitholders, pro rata, and 1.26% to AMID GP, until AMID distributes for each outstanding AMID Common Unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the AMID Common Units; and

•	thereafter, as if they were from operating surplus.

The preceding discussion is based on the assumptions that AMID GP maintains its 1.26% general partner interest, that AMID does not issue additional classes of equity securities, and that AMID does not pay distributions in respect of the series A preferred units in series A PIK preferred units or in respect of the series C preferred units in series C PIK preferred units.

Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for AMID GP to receive incentive distributions.

Adjustment to the Minimum Quarterly Distribution

In addition to adjusting the minimum quarterly distribution to reflect a distribution of capital surplus, if AMID combines its units into fewer units or subdivide its units into a greater number of units, AMID will proportionately adjust the minimum quarterly distribution and the number of general partner units comprising the general partner interest.

For example, if a two-for-one split of the AMID Common Units should occur, the minimum quarterly distribution would be reduced to 50% of its initial level. AMID will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental authority, so that AMID becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, the AMID partnership agreement specifies that the minimum quarterly distribution for each quarter may be reduced by multiplying the applicable minimum quarterly distribution by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus AMID GP’s estimate of AMID’s aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If AMID dissolves in accordance with the AMID partnership agreement, AMID will sell or otherwise dispose of its assets in a process called liquidation. AMID will first apply the proceeds of liquidation to the payment of its creditors. Next, AMID will distribute proceeds to the holder of series A preferred units, series C preferred units, and series D preferred units, prior and in preference to any distribution of assets to AMID GP, AMID Common Unit unitholders, the positive value in such series A preferred unitholder’s, series C unitholder’s, and series D unitholder’s capital account in respect of its series A preferred units, series C preferred units, or series D preferred units, as applicable. AMID will distribute any remaining proceeds to the AMID Common Unit unitholders and AMID GP, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the AMID partnership agreement. AMID will generally allocate any gain to its partners in the following manner:

•	first, to AMID GP to the extent of the negative balance in its capital account, if any;

•	second, to the holders of series A preferred units, series C preferred units, and series D preferred units, pro rata, until the capital account in respect of each outstanding series A preferred unit, series C preferred unit, and series D preferred unit is equal to the series A liquidation value of such series A preferred unit, the series C liquidation value of such series C preferred unit, and the series D liquidation value of such series D preferred unit, respectively, as defined in the AMID partnership agreement;

•	third, 98.74% to the AMID Common Unit unitholders, pro rata, and 1.26% to AMID GP, until the capital account for each AMID Common Unit is equal to the sum of: (1) the unrecovered initial unit price (i.e., the initial public offering price less any distributions of capital surplus per unit); (2) the amount of the minimum quarterly distribution for the quarter during which the AMID liquidation occurs with respect to such AMID Common Unit for such quarter; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	thereafter, 50.74% to all unitholders (including holders of series A preferred units, series C preferred units, and series D preferred units), pro rata, 1.26% to AMID GP and 48% to the holders of AMID’s incentive distribution rights.

The percentages set forth above are based on the assumption that AMID GP has not transferred its incentive distribution rights, that AMID does not issue additional classes of equity securities, and that AMID does not pay distributions in respect of the series A preferred units in series A PIK preferred units or in respect of the series C preferred units in series C PIK preferred units.

Manner of Adjustments for Losses

AMID will generally allocate any loss to AMID GP and unitholders in the following manner:

•	first, 98.74% to the holders of AMID Common Units in proportion to the positive balances in their capital accounts and 1.26% to AMID GP, until the capital accounts of the AMID Common Unit unitholders have been reduced to zero;

•	second, 98.74% to all unitholders (including holders of series A preferred units, series C preferred units, and series D preferred units), pro rata, and 1.26% to AMID GP, provided that such loss shall not be allocated in this manner to the extent such allocation would cause any unitholder to have a deficit balance in its adjusted capital account;

•	third, to the holders of series A preferred units, series C preferred units, and series D preferred units, pro rata, until the capital accounts of the series A preferred unitholders, series C preferred unitholders, and series D preferred unitholders have been reduced to zero, respectively; and

•	thereafter, 100.0% to AMID GP.

Adjustments to Capital Accounts

The AMID partnership agreement requires that AMID makes adjustments to capital accounts upon the issuance of additional units. In this regard, the AMID partnership agreement specifies that AMID allocates any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the AMID Unitholders and the AMID GP in the same manner as AMID allocates gain upon liquidation. In the event that AMID makes positive adjustments to the capital accounts upon the issuance of additional units, the AMID partnership agreement requires that AMID generally allocates any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon the AMID liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, AMID generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the AMID Unitholders and AMID GP based on their respective percentage ownership of AMID.

THE AMID PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the AMID partnership agreement. The AMID partnership agreement is incorporated by reference into this registration statement of which this proxy statement/prospectus forms a part. AMID will provide investors with a copy of the AMID partnership agreement upon request at no charge.

The following provisions of the AMID partnership agreement are summarized elsewhere in this proxy statement/prospectus:

•	with regard to distributions of available cash, please read “Provisions of the AMID Partnership Agreement Relating to Cash Distributions;”

•	with regard to the transfer of AMID Common Units, please read “Description of AMID Common Units—Transfer of AMID Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences of AMID Common Unit Ownership.”

Organization and Duration

AMID was organized in August 2009 and has a perpetual existence.

Purpose

AMID’s purpose under the AMID partnership agreement is limited to any business activities that are approved by the AMID GP and in any event that lawfully may be conducted by a limited partnership organized under Delaware law; provided that the AMID GP may not cause AMID to engage, directly or indirectly, in any business activity that the AMID GP determines would cause AMID to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although the AMID GP has the power to cause AMID, its operating company and its subsidiaries to engage in activities other than the business of gathering, compressing, treating and transporting natural gas, fractionating NGLs, gathering and transporting crude oil, and storing specialty chemical and petroleum products, the AMID GP has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to AMID or the limited partners of AMID (the “limited partners”), including any duty to act in good faith or in the best interests of AMID or the limited partners. The AMID GP is generally authorized to perform all acts it determines to be necessary or appropriate to carry out AMID’s purposes and to conduct AMID’s business.

Cash Distributions

The AMID partnership agreement specifies the manner in which AMID will make cash distributions to holders of AMID Common Units, series A preferred units, series C preferred units, series D preferred units, incentive distribution rights and other partnership securities as well as to the AMID GP in respect of its general partner interest and incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of the AMID Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “-Limited Liability.”

For a discussion of the AMID GP’s right to contribute capital to maintain its 1.26% general partner interest if AMID issues additional units, please read “—Issuance of Additional Securities.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the outstanding AMID Common Units and, to the extent there are any outstanding, the series A preferred units, series C preferred units, and series D preferred units, voting together with the AMID Common Units as a single class on an “as if” converted basis. Except as provided in the AMID partnership agreement, the outstanding series A preferred units, series C preferred units, and series D preferred units will have voting rights identical to the voting rights of the AMID Common Units and will vote with the AMID Common Units as a single class, so that each outstanding series A preferred unit, series C preferred unit, and series D preferred unit will be entitled to one vote for each AMID Common Unit into which such series A preferred unit, series C preferred unit, or series D preferred unit is then convertible on each matter with respect to which each AMID Common Unit is entitled to vote. In addition, (i) the affirmative vote of a majority of the outstanding series A preferred units, voting separately as a class on a basis of one vote per series A preferred unit, will be necessary to approve any matter, or to take any action (including entry into a merger, consolidation or business combination), that adversely affects any of the rights, preferences and privileges of the series A preferred units or amends or modifies any terms of the series A preferred units, subject to certain limitations and exceptions as set forth in the AMID partnership agreement, (ii) the affirmative vote of a majority of the outstanding series C preferred units, voting separately as a class on a basis of one vote per series C preferred unit, will be necessary to approve any matter, or to take any action (including entry into a merger, consolidation or business combination), that adversely affects any of the rights, preferences and privileges of the series C preferred units or amends or modifies any terms of the series C preferred units, subject to certain limitations and exceptions as set forth in the AMID partnership agreement, and (iii) the affirmative vote of a majority of the outstanding series D preferred units, voting separately as a class on a basis of one vote per series D preferred unit, will be necessary to approve any matter, or to take any action (including entry into a merger, consolidation or business combination), that adversely affects any of the rights, preferences and privileges of the series D preferred units or amends or modifies any terms of the series D preferred units, subject to certain limitations and exceptions as set forth in the AMID partnership agreement.

In voting their AMID Common Units, series A preferred units, series C preferred units and series D preferred units, the AMID GP and its affiliates will have no fiduciary duty or obligation whatsoever to AMID or its limited partners, including any duty to act in good faith or in the best interests of AMID and its limited partners.

Issuance of additional units	No approval right.

Amendment of the AMID partnership agreement	Certain amendments may be made by the AMID GP without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the AMID partnership agreement.”

Merger of the partnership or the sale of all or substantially all of AMID’s assets	Unit majority in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of the partnership	Unit majority. Please read “—Termination and Dissolution.”

Continuation of AMID’s business upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Withdrawal of the AMID GP	Under most circumstances, the approval of a majority of the AMID Common Units, excluding AMID Common Units held by the AMID GP and its affiliates, is required for the withdrawal of the AMID GP prior to June 30, 2021 in a manner that would cause a dissolution of the partnership. Please read “—Withdrawal or Removal of the AMID GP.”

Removal of the AMID GP	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by the AMID GP and its affiliates, and prior to August 9, 2018, so long as the holders of incentive distribution rights as of the date of the AMID partnership agreement, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights. Please read “—Withdrawal or Removal of the AMID GP.”

Transfer of the AMID GP interest	The AMID GP may transfer all, but not less than all, of its general partner interest in AMID without a vote of AMID Unitholders to an affiliate or another person in connection with its merger, consolidation or conversion with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding AMID Common Units, series A preferred units, series C preferred units, and series D preferred units, excluding AMID Common Units, series A preferred units, series C preferred units, and series D preferred units held by the AMID GP and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2020. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Units and Incentive Distribution Rights.”

Transfer of ownership interests in the AMID GP	No approval required at any time. Please read “—Transfer of Ownership Interests in the AMID GP.”

Limited Liability

Assuming that a limited partner does not participate in the control of AMID’s business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that it otherwise acts in conformity with the provisions of the AMID partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to AMID for its AMID Common Units plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

•	to remove or replace the AMID GP;

•	to approve some amendments to the AMID partnership agreement; or

•	to take other action under the AMID partnership agreement;

constituted “participation in the control” of AMID’s business for the purposes of the Delaware Act, then the limited partners could be held personally liable for AMID’s obligations under the laws of Delaware, to the same extent as the AMID GP. This liability would extend to persons who transact business with AMID who reasonably believe that a limited partner is a general partner. Neither the AMID partnership agreement nor the Delaware Act specifically provides for legal recourse against the AMID GP if a limited partner were to lose limited liability through any fault of the AMID GP. While this does not mean that a limited partner could not seek legal recourse, AMID does not know of any precedent for such a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Act, upon the winding up of a limited partnership, assets are distributed first to creditors in respect of the liabilities of the limited partnership (other than liabilities for which reasonable provision has been made by the partnership and liabilities for distributions to partners and former partners), second (unless the AMID partnership agreement provides otherwise) to partners and former partners in satisfaction of liabilities for distributions under the Delaware Act, and finally (unless the AMID partnership agreement provides otherwise) to partners, first for the return of their contributions and second respecting their partnership interests, in the proportions in which the partners share distributions. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act including, but not limited to, a distribution paid in connection with a winding up of the AMID partnership in violation of the Delaware Act, shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the AMID partnership agreement.

AMID’s subsidiaries conduct business primarily in five states and AMID may have subsidiaries that conduct business in other states in the future. Maintenance of AMID’s limited liability as a member of its operating company may require compliance with legal requirements in the jurisdictions in which AMID’s operating company conducts business, including qualifying its subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of AMID’s ownership interest in its operating company or otherwise, it were determined that AMID was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the AMID GP, to approve some amendments to the AMID partnership agreement, or to take other action under the AMID partnership agreement constituted “participation in the control” of AMID’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for AMID’s obligations under the law of that jurisdiction to the same extent as the AMID GP under the circumstances. AMID will operate in a manner that the AMID GP considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

The AMID partnership agreement authorizes AMID to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by the AMID GP without the approval of the limited partners; provided, however, that AMID may not issue additional series A preferred units, series C preferred units, or series D preferred units or any securities that have substantially the same or superior rights and obligations as the series A preferred units, series C preferred units, or series D preferred units without the affirmative vote of a majority of the series A preferred units, series C preferred units, and series D preferred units, each voting separately as a class on one vote per series A preferred unit basis, one vote per series C preferred unit basis, and one vote per series D preferred unit basis.

It is possible that AMID will fund acquisitions through the issuance of additional AMID Common Units, subordinated units or other partnership securities. Holders of any additional AMID Common Units AMID issues will be entitled to share equally with the then-existing holders of AMID Common Units in AMID’s distributions of available cash. In addition, the issuance of additional AMID Common Units or other partnership securities may dilute the value of the interests of the then-existing holders of AMID Common Units in AMID’s net assets.

In accordance with Delaware law and the provisions of the AMID partnership agreement, AMID may also issue additional subordinated units or other partnership securities that, as determined by the AMID GP, may have rights to distributions or special voting rights to which the AMID Common Units are not entitled. In addition, the AMID partnership agreement does not prohibit AMID’s subsidiaries from issuing equity securities, which may effectively rank senior to the AMID Common Units.

Upon issuance of additional partnership securities, the AMID GP will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 1.26% general partner interest in AMID. The AMID GP’s 1.26% interest in AMID will be reduced if AMID issues additional units in the future and the AMID GP does not contribute a proportionate amount of capital to AMID to maintain its 1.26% general partner interest. Moreover, the AMID GP will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase AMID Common Units, subordinated units or other partnership securities whenever, and on the same terms that, AMID issues those securities to persons other than the AMID GP and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of AMID Common Units will not have preemptive rights under the AMID partnership agreement to acquire additional AMID Common Units or other partnership securities.

Amendment of the AMID partnership agreement

General

Amendments to the AMID partnership agreement may be proposed only by the AMID GP. However, the AMID GP will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to AMID or the limited partners, including any duty to act in good faith or in the best interests of AMID or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, the AMID GP must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority. In addition, any amendment that (i) adversely affects any of the rights, preferences and privileges of the series A preferred units, or amends or modifies any of the terms of the series A preferred units, must be approved by the affirmative vote of a majority of the series A preferred units, voting separately as a class based on one vote per series A preferred unit, (ii) adversely affects any of the rights, preferences and privileges of the series C preferred units, or amends or modifies any of the terms of the series C preferred units, must be approved by the affirmative vote of a majority of the series C preferred units, voting separately as a class based on one vote per series C preferred unit, or (iii) adversely affects any of the rights, preferences and privileges of the series D preferred units, or amends or modifies any of the terms of the series D preferred units, must be approved by the affirmative vote of a majority of the series D preferred units, voting separately as a class based on one vote per series D preferred unit.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by AMID to the AMID GP or any of its affiliates without the consent of the AMID GP, which consent may be given or withheld at its option.

The provision of the AMID partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by the AMID GP and its affiliates). As of December 31, 2016, affiliates of the AMID GP owned approximately 48.8% of the outstanding AMID Common Units, series A preferred units, series C preferred units, and series D preferred units, on an as-converted to AMID Common Units basis.

No Unitholder Approval

The AMID GP may generally make amendments to the AMID partnership agreement without the approval of any limited partner to reflect:

•	a change in AMID’s name, the location of AMID’s principal place of business, AMID’s registered agent or AMID’s registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with the AMID partnership agreement;

•	a change that the AMID GP determines to be necessary or appropriate for AMID to qualify or to continue AMID’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither AMID, its operating company, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in AMID’s fiscal year or taxable period and related changes;

•	an amendment that is necessary, in the opinion of AMID’s counsel, to prevent AMID or the AMID GP or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	any amendment expressly permitted in the AMID partnership agreement to be made by the AMID GP acting alone;

•	an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the AMID partnership agreement;

•	any amendment that the AMID GP determines to be necessary or appropriate for the formation by AMID of, or AMID’s investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the AMID partnership agreement;

•	mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described above.

In addition, the AMID GP may make amendments to the AMID partnership agreement without the approval of any limited partner if the AMID GP determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the units are or will be listed for trading;

•	are necessary or appropriate for any action taken by the AMID GP relating to splits or combinations of units under the provisions of the AMID partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of the AMID partnership agreement or are otherwise contemplated by the AMID partnership agreement.

Opinion of Counsel and Limited Partner Approval

The AMID GP will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in AMID being treated as an entity for federal income tax purposes in connection with any of the amendments described above under “-No Unitholder Approval.” No other amendments to the AMID partnership agreement will become effective without the approval of holders of at least 90.0% of the outstanding units voting as a single class unless AMID first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of the limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger, consolidation or conversion of AMID requires the prior consent of the AMID GP. However, the AMID GP will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to AMID or the limited partners, including any duty to act in good faith or in the best interest of AMID or its limited partners.

In addition, the AMID partnership agreement generally prohibits the AMID GP, without the prior approvals of both (i) the holders of a unit majority, (ii) a majority of the series A preferred units, voting separately as a class on one vote per series A preferred unit basis, (iii) a majority of the series C preferred units, voting separately as a class on one vote per series C preferred unit basis, and (iv) a majority of the series D preferred units, voting separately as a class on one vote per series D preferred unit basis, from causing AMID to, among other things, sell, exchange or otherwise dispose of all or substantially all of AMID’s and its subsidiaries’ assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination or sale of ownership interests of AMID’s subsidiaries.

The AMID GP may, however, convert or merge the partnership into a new limited liability entity without the prior approval of AMID Unitholders if the sole purpose of such merger or conversion is to effect a change in legal form of the partnership, the AMID GP has received an opinion of counsel regarding limited liability and tax matters, and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with substantially the same rights and obligations as the AMID partnership agreement. Additionally, the AMID GP may consummate any merger or consolidation without the prior approval of AMID Unitholders if AMID is the surviving entity in the transaction, the AMID GP has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the AMID partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each AMID unit will be an identical unit of the partnership following the transaction and the partnership securities to be issued do not exceed 20.0% of AMID’s outstanding partnership securities immediately prior to the transaction. The AMID GP may also mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of AMID’s and its subsidiaries’ assets without the approval of the unitholders. The AMID GP may also sell all or substantially all of AMID’s and its subsidiaries’ assets under a foreclosure or other realization upon those encumbrances without the approval of the unitholders.

AMID Unitholders are not entitled to dissenters’ rights of appraisal under the AMID partnership agreement or applicable Delaware law in the event of a merger, consolidation or conversion, a sale of substantially all of AMID’s assets or any other similar transaction or event.

Termination and Dissolution

AMID will continue as a limited partnership until dissolved under the AMID partnership agreement. We will dissolve upon:

•	the withdrawal or removal of the AMID GP or any other event that results in its ceasing to be the AMID GP other than by reason of a transfer of its general partner interest in accordance with the AMID partnership agreement or withdrawal or removal following the approval and admission of a successor general partner;

•	the election of the AMID GP to dissolve AMID, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of the partnership; or

•	there being no limited partners, unless AMID is continued without dissolution in accordance with the Delaware Act.

Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue AMID’s business on the same terms and conditions described in the AMID partnership agreement and appoint as a successor general partner an entity approved by the holders of units representing a unit majority, subject to AMID’s receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither AMID nor any of its subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon AMID’s dissolution, unless AMID is continued as a limited partnership, the liquidator authorized to wind up AMID’s affairs will, acting with all of the powers of the AMID GP that are necessary or appropriate, liquidate AMID’s assets and apply the proceeds of the liquidation as described in “Provisions of The AMID partnership agreement Relating to Cash Distributions-Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of AMID’s assets for a reasonable period of time if it determines that an immediate sale or distribution would be impractical or would cause undue loss to AMID’s partners. The liquidator may distribute AMID’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the AMID GP

Except as described below, the AMID GP has agreed not to withdraw voluntarily as the AMID GP prior to June 30, 2021 without obtaining the approval of the holders of at least a majority of the outstanding AMID Common Units, series A preferred units, series C preferred units, and series D preferred units voting as a single class and excluding AMID Common Units, series A preferred units, series C preferred units, and series D preferred units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2021, the AMID GP may withdraw as general partner without first obtaining approval of any unitholder by giving at least 90 days’ advance notice, and that withdrawal will not constitute a violation of the AMID partnership agreement. Notwithstanding the information above, the AMID GP may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50.0% of the outstanding AMID Common Units are held or controlled by one person and its affiliates, other than the AMID GP and its affiliates. In addition, the AMID partnership agreement permits the AMID GP in some instances to sell or otherwise transfer all of its general partner interest and incentive distribution rights in AMID without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

In addition, the AMID GP will be deemed to have withdrawn upon the occurrence of certain events specified in the AMID partnership agreement, including:

•	the general partner transfers all of its general partnership interest to another party pursuant to the terms of the AMID partnership agreement;

•	the general partner makes a general assignment for benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking for itself a liquidation, dissolution or similar relief under any law, or seeks, consents or acquiesces in the appointment of a trustee, receiver or liquidator of the general partner or any substantial part of its properties; or

•	the general partner is dissolved, terminated, wound-up or otherwise ceases its legal existence.

Upon withdrawal of the AMID GP under any circumstances, other than as a result of a transfer by the AMID GP of all or a part of its general partner interest in AMID, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, AMID will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue AMID’s business and to appoint a successor general partner. Please read “—Termination and Dissolution.”

The AMID GP may not be removed unless that removal is approved by either (a) the vote of the holders of not less than 66 2/3% of all outstanding units, voting together as a single class, including units held by the AMID GP and its affiliates, or (b) prior to August 9, 2018, so long as the holders of the incentive distribution rights as of the date of the AMID partnership agreement, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights, and AMID receives an opinion of counsel regarding limited liability and tax matters. Any removal of the AMID GP is also subject to the approval of a successor general partner by the vote of (x) the holders of a majority of the outstanding AMID Common Units, series A preferred units, series C preferred units, and series D preferred units voting as a single class and including units held by the AMID GP and its affiliates, and (y) prior to August 9, 2018, so long as the holders of the incentive distribution rights as of the date of the AMID partnership agreement, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights. The ownership of more than 33 2/3% of the outstanding AMID Common Units, series A preferred units, series C preferred units, and series D preferred units and a majority of the incentive distribution rights by the AMID GP and its affiliates gives them the ability to prevent the AMID GP’s removal. As of December 31, 2016, affiliates of the AMID GP owned approximately 48.8% of the aggregate outstanding common, series A preferred units, series C preferred units, and series D preferred units on an as converted to AMID Common Units basis, and the AMID GP and its affiliates owns 100% of the outstanding incentive distribution rights.

The AMID partnership agreement also provides that if the AMID GP is removed as the AMID GP under circumstances where cause does not exist and units held by the AMID GP and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the AMID Common Units will be extinguished; and

•	the AMID GP will have the right to convert its general partner interest and its incentive distribution rights into AMID Common Units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of the AMID GP under circumstances where cause exists or withdrawal of the AMID GP where that withdrawal violates the AMID partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the AMID GP withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into AMID Common Units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, AMID will be required to reimburse the departing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for AMID’s benefit.

Transfer of General Partner Interest

Except for transfer by the AMID GP of all, but not less than all, of its general partner interest to:

•	an affiliate of the AMID GP (other than an individual); or

•	another entity as part of the merger, consolidation or conversion of the AMID GP with or into another entity or the transfer by the AMID GP of all or substantially all of its assets to another entity, the AMID GP may not transfer all or any of its general partner interest to another person prior to June 30, 2020 without the approval of the holders of at least a majority of the outstanding AMID Common Units, series A preferred units, series C preferred units, and series D preferred units voting as a single class and excluding AMID Common Units, series A preferred units, series C preferred units, and series D preferred units held by the AMID GP and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the AMID GP, agree to be bound by the provisions of the AMID partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

The AMID GP and its affiliates may, at any time, transfer AMID Common Units, series A preferred units, series C preferred units, and series D preferred units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the AMID GP

At any time, the owners of the AMID GP may sell or transfer all or part of their ownership interests in the AMID GP to an affiliate or a third party without the approval of AMID Unitholders.

Transfer of Units and Incentive Distribution Rights

By transfer of units, incentive distribution rights or other limited partnership interests in accordance with the AMID partnership agreement, each transferee of such a limited partnership interest will be admitted as a limited partner with respect to the limited partnership interest transferred when such transfer and admission is reflected in AMID’s books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by the AMID partnership agreement;

•	automatically becomes bound by the terms and conditions of the AMID partnership agreement; and

•	gives the consents, waivers and approvals contained in the AMID partnership agreement, such as the approval of all transactions and agreements AMID entered into in connection with its formation and the initial public offering.

AMID may, at its discretion, treat the nominee holder of units or incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred units or incentive distribution rights.

Until a unit or incentive distribution right has been transferred on AMID’s books, AMID and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

The AMID partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the AMID GP or otherwise change AMID’s management. If any person or group, other than the AMID GP and its affiliates, acquires beneficial ownership of 20.0% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units directly from the AMID GP or its affiliates or any transferee of that person or group that is approved by the AMID GP or to any person or group who acquires the units with the prior approval of the AMID GP Board.

The AMID partnership agreement also provides that if the AMID GP is removed as the AMID GP under circumstances where cause does not exist and units held by the AMID GP and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the AMID Common Units will be extinguished; and

•	the AMID GP will have the right to convert its general partner interest and its incentive distribution rights into AMID Common Units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

Limited Call Right

If at any time the AMID GP and its affiliates own more than 80.0% of the then-issued and outstanding limited partner interests of any class, the AMID GP will have the right, which it may assign in whole or in part to any of its affiliates or to AMID, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by the AMID GP, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest price paid by the AMID GP or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the AMID GP first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class for the 20 consecutive trading days preceding the date three days before the date the notice is mailed.

As a result of the AMID GP’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his AMID Common Units in the market. Please read “Material U.S. Federal Income Tax Consequences of AMID Common Unit Ownership—Disposition of AMID Common Units.”

Limited Series A Preferred Unit Conversion Right, Redemption Right, Anti-Dilution Right and Call Right

The series A preferred units are convertible in whole or in part into AMID Common Units at the holder’s election at any time after January 1, 2014. As of December 31, 2016, each series A preferred unit is convertible into approximately 1.1 AMID Common Units. The conversion rate is subject to adjustment as described in the AMID partnership agreement to account for additional issuances, distributions, combinations, subdivisions and reclassifications of AMID’s securities.

Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination in which the holders of AMID Common Units are to receive securities, cash or other assets (a “Partnership Event”), AMID is obligated to make an irrevocable written offer, subject to consummating such transaction, to each holder of series A preferred units to redeem all (but not less than all) of such holder’s series A preferred units for a price per series A preferred unit payable in cash equal to the greater of (i) the sum of $17.50 and all accrued and accumulated but unpaid distributions for each series A preferred unit; and (ii) an amount equal to the product of (A) the number of AMID Common Units into which each series A preferred unit is then convertible, and (B) the sum of the cash consideration per common unit to be paid to the holders of AMID Common Units in connection with the Partnership Event, plus the fair market value per common unit of the securities or other assets to be distributed to the holders of the AMID Common Units in connection with the Partnership Event. Upon receipt of such a redemption offer from AMID, each holder of series A preferred units may elect to receive such cash amount or a preferred security issued by the person surviving or resulting from the Partnership Event and containing provisions substantially equivalent to the provisions set forth in the AMID partnership agreement with respect to the series A preferred units without material abridgement.

In the event that AMID issues, sells or grants any AMID Common Units or convertible securities at an indicative per common unit price that is less than $17.50 (subject to customary anti-dilution adjustments, which as of December 31, 2016, has resulted in the series A adjusted issue price being approximately $15.92), then the conversion rate will be adjusted according to a formula.

AMID has the right (the “series A-2 call right”) to require the series A-2 preferred unitholders to sell, assign and transfer all or a portion of the then outstanding series A-2 preferred units to AMID for a purchase price of $17.50 per series A-2 preferred unit (subject to appropriate adjustments). AMID may exercise the series A-2 call right at any time, in connection with its acquisition of assets or equity from ArcLight Energy Partners Fund V, L.P., or one of its affiliates, for a purchase price in excess of $100 million. AMID may not exercise the series A-2 call right with respect to any series A-2 preferred units that a series A-2 unitholder has elected to convert into AMID Common Units on or prior to the date AMID has provided notice of its intent to exercise the series A-2 call right, and may not exercise the series A-2 call right if doing so would result in a default under any of AMID’s financing agreements or obligations.

Limited Series C Preferred Unit Conversion Right, Redemption Right, Anti-Dilution Right and Call Right

The series C preferred units are convertible in whole or in part into AMID Common Units at the holder’s election at any time. As of December 31, 2016, each series C preferred unit was convertible into approximately 1.0007 AMID Common Unit. The conversion rate is subject to adjustment as described in the AMID partnership agreement to account for additional issuances, distributions, combinations, subdivisions and reclassifications of AMID’s securities.

Prior to the consummation of a Partnership Event, AMID is obligated to make an irrevocable written offer, subject to consummation of such transaction, to the holders of series C preferred units to redeem all (but not less than all) of the series C preferred units for a price per series C preferred unit payable in cash equal to the greater of (i) the sum of $14.00 and all accrued and accumulated but unpaid distributions for each series C preferred unit; and (ii) an amount equal to the product of (A) the number of AMID Common Units into which each series C preferred unit is then convertible, and (B) the sum of the cash consideration per AMID Common Unit to be paid to the holders of AMID Common Units in connection with such transaction, plus the fair market value per common unit of the securities or other assets to be distributed to the holders of the AMID Common Units in connection with such transaction. Upon receipt of a redemption offer, each holder of series C preferred units may elect to receive the cash amount or a preferred security issued by the person surviving or resulting from the Partnership Event and containing provisions substantially equivalent to the provisions set forth in the AMID partnership agreement with respect to the series C preferred units without material abridgement.

In the event that AMID issues, sells, or grants any AMID Common Units or securities convertible into AMID Common Units at an indicative per common unit price that is less than $13.99 per unit (subject to customary anti-dilution adjustments), then the conversion rate will be adjusted according to a formula to provide for an increase in the number of AMID Common Units into which series C preferred units are convertible.

No later than 10 days or earlier than 30 days before April 24, 2017, AMID has the right (the “series C call right”) to require the holders of the series C preferred units to sell, assign and transfer all or a portion of the then outstanding series C preferred units to AMID for a purchase price of $14.00 per series C preferred unit (subject to customary anti-dilution adjustments), plus all accrued but unpaid distributions on each series C preferred unit. AMID may not exercise the series C call right with respect to any series C preferred unit if the series C unitholder has elected to convert it into AMID Common Units on or prior to the date AMID has provided notice of its intent to exercise its series C call right, and may not exercise the series C call right if doing so would violate applicable law or result in a default under any financing agreement or obligation of AMID or its affiliates.

Limited Series D Preferred Unit Conversion Rights, Redemption Rights, Anti-Dilution Right and Call Right

The series D preferred units are convertible in whole or in part into common units at the holder’s election at any time after June 30, 2017. As of December 31, 2016, each series D preferred unit was convertible into one common unit. The conversion rate is subject to adjustment as described in the AMID partnership agreement to account for additional issuances, distributions, combinations, subdivisions and reclassifications of our securities.

Prior to the consummation of a Partnership Event, AMID is obligated to make an irrevocable written offer, subject to consummation of such transaction, to the holders of series D preferred units to redeem all (but not less than all) of the series D preferred units for a price per series D preferred unit payable in cash equal to the greater of (i) the sum of $15.00 and all accrued and accumulated but unpaid distributions for each series D preferred unit; and (ii) an amount equal to the product of (A) the number of common units into which each series D preferred unit is then convertible, and (B) the sum of the cash consideration per common unit to be paid to the holders of common units in connection with such transaction, plus the fair market value per common unit of the securities or other assets to be distributed to the holders of the common units in connection with such transaction. Upon receipt of a redemption offer, each holder of series D preferred units may elect to receive the cash amount or a preferred security issued by the person surviving or resulting from the Partnership Event and containing provisions substantially equivalent to the provisions set forth in the AMID partnership agreement with respect to the series D preferred units without material abridgement.

In the event that AMID issues, sells or grants any common units or securities convertible into common units at an indicative per common unit price that is less than $15.00 per unit (subject to customary anti-dilution adjustments), then the conversion rate will be adjusted according to a formula to provide for an increase in the number of common units into which series D preferred units are convertible.

At any time prior to June 30, 2017, AMID has the right (the “series D call right”) to require the holder of the series D preferred units to sell, assign and transfer all or a portion of the then outstanding series D preferred units to AMID for a purchase price equal to the product of (i) the sum of $15.00 and all accrued and accumulated but unpaid distributions for each series D preferred unit (including a proportionate amount of the distribution on each series D preferred unit that has accrued for the quarter in which the redemption occurs); and (ii) 1.03. AMID may not exercise the series D call right if doing so would result in a default under any of AMID’s financing agreements or obligations.

Meetings; Voting

Except as described below regarding a person or group owning 20.0% or more of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of AMID’s limited partners and to act upon matters for which approvals may be solicited.

The AMID GP does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the AMID GP or by unitholders owning at least 20.0% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to its percentage interest in AMID, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” However, if at any time any person or group, other than the AMID GP and its affiliates, or a direct or subsequently approved transferee of the AMID GP or its affiliates or any person or group who acquires the units with the prior approval of the AMID GP Board, acquires, in the aggregate, beneficial ownership of 20.0% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. AMID Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of AMID Common Units under the AMID partnership agreement will be delivered to the record holder by AMID or by the transfer agent.

Status as Limited Partner

By transfer of AMID Common Units in accordance with the AMID partnership agreement, each transferee of AMID Common Units will be admitted as a limited partner with respect to the AMID Common Units transferred when such transfer and admission are reflected in AMID’s books and records. Except as described above under “—Limited Liability,” the AMID Common Units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Non-Taxpaying Assignees; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by AMID under Federal Energy Regulatory Commission regulations, or in order to reverse an adverse determination that has occurred regarding such maximum applicable rate, the AMID partnership agreement provides the AMID GP the power to amend the agreement. If the AMID GP, with the advice of counsel, determines that AMID’s not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of the limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by AMID, then the AMID GP may adopt such amendments to the AMID partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of AMID’s member (and their owners, to the extent relevant); and

•	permit AMID to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by the AMID GP to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

A non-taxpaying assignee will not have the right to direct the voting of his units and may not receive distributions in kind upon AMID’s liquidation.

Indemnification

Under the AMID partnership agreement, AMID will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	the AMID GP;

•	any departing general partner;

•	any person who is or was an affiliate of the AMID GP or any departing general partner;

•	any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of the partnership, AMID’s subsidiaries, the AMID GP, any departing general partner or any of their affiliates;

•	any person who is or was serving at the request of the general partner or any departing general partner as an officer, director, member, manager, partner, fiduciary or trustee of another person; and

•	any person designated by the AMID GP.

However, AMID will not provide indemnification if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful. In addition, AMID will, to the fullest extent permitted by law, advance expenses (including legal fees and expenses) incurred by an indemnitee in defending any claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it is ultimately determined that the indemnitee was not entitled to indemnification pursuant to the AMID partnership agreement.

Any indemnification under these provisions will only be out of AMID’s assets. Unless it otherwise agrees, the AMID GP will not be personally liable for, or have any obligation to contribute or loan funds or assets to AMID to enable AMID to effectuate, indemnification. AMID may purchase insurance against liabilities asserted against and expenses incurred by persons for AMID’s activities, regardless of whether AMID would have the power to indemnify the person against liabilities under the AMID partnership agreement.

Reimbursement of Expenses

The AMID partnership agreement requires AMID to reimburse the AMID GP for all direct and indirect expenses it incurs or payments it makes on AMID’s behalf and all other expenses allocable to AMID or otherwise incurred by the AMID GP in connection with operating AMID’s business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for AMID or on its behalf and expenses allocated to the AMID GP by its affiliates. The AMID GP is entitled to determine in good faith the expenses that are allocable to AMID.

Books and Reports

The AMID GP is required to keep or cause to be kept appropriate books and records of AMID’s business at its offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, AMID uses the calendar year.

AMID will furnish or make available (by posting on AMID’s website or other reasonable means) to record holders of AMID Common Units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by AMID’s independent public accountants, including a balance sheet and statements of operations, and AMID’s equity and cash flows. Except for AMID’s fourth quarter, AMID will also furnish or make available summary financial information within 90 days after the close of each quarter.

As soon as practicable, but in no event later than 90 days after the close of each quarter except the last quarter of each fiscal year, the AMID GP will mail or make available to each record holder of a unit a report containing AMID’s unaudited financial statements and such other information as may be required by applicable law, regulation or rule. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. AMID’s ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying AMID with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies AMID with information.

Right to Inspect AMID’s Books and Records

The AMID partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable demand and at its own expense, have furnished to him:

•	a current list of the name and last known business, residence or mailing address of each record holder;

•	copies of the AMID partnership agreement, the certificate of limited partnership of the partnership, related amendments, and powers of attorney under which they have been executed;

•	information regarding the status of AMID’s business and financial condition; and

•	any other information regarding AMID’s affairs as is just and reasonable.

The AMID GP may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the AMID GP believes in good faith is not in AMID’s best interests or that AMID is required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the AMID partnership agreement, AMID has agreed to register for resale under the Securities Act and applicable state securities laws any AMID Common Units, series A preferred units, series C preferred units, series D preferred units, or other partnership securities proposed to be sold by the AMID GP or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years and for so long thereafter as is required for the holder to sell its partnership securities following any withdrawal or removal of American Midstream GP, LLC as the AMID GP. AMID is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

COMPARISON OF UNITHOLDER RIGHTS

The rights of AMID Unitholders are currently governed by the AMID partnership agreement and the Delaware LP Act. The rights of JPE’s Unitholders are currently governed by JPE’s Third Amended and Restated Agreement of Limited Partnership, dated as of October 7, 2014 (the “JPE partnership agreement”), and the Delaware LP Act. If the Merger is completed, the rights of JPE Unitholders will be governed by the AMID partnership agreement and the Delaware LP Act.

There are many differences between the rights of AMID Unitholders and the rights of JPE Unitholders. The following description summarizes the material differences that may affect the rights of holders of AMID Common Units and holders of JPE Common Units but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. JPE Unitholders should read carefully the relevant provisions of the AMID partnership agreement and the JPE partnership agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Purpose

JPE	AMID
JPE’s stated purpose is to engage in any business activities that are approved by its general partner. JPE’s general partner, however, may not cause JPE to engage in any business activities that it determines would cause JPE to be treated as a corporation for federal income tax purposes.	AMID’s stated purpose is to engage in any business activities that are approved by its general partner. AMID’s general partner, however, may not cause AMID to engage in any business activities that it determines would cause AMID to be treated as a corporation for federal income tax purposes.

Outstanding Units

JPE	AMID
As of December 31, 2016, JPE had outstanding (a) 18,532,419 common units and (b) 18,124,071 subordinated units.

As of December 31, 2016, AMID had outstanding (a) 31,237,113 AMID Common Units, (b) 10,107,469 series A preferred units, (c) 8,792,205 series C preferred units, and (d) 2,333,333 series D preferred units.

The series C preferred units are convertible upon the election of the series C preferred unit unitholder. The series A preferred units are convertible upon the election of the series A preferred unitholder. The series D preferred units are convertible at the holder’s election at any time after June 30, 2017.

Issuance of Additional Securities

JPE	AMID
The JPE partnership agreement authorizes JPE to issue an unlimited number of additional partnership securities (other than general partner interests in JPE) for the consideration and on the terms and conditions determined by the general partner without the approval of the unitholders.	The AMID partnership agreement authorizes AMID to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by the general partner in its sole discretion without the approval of any limited partners. Any such

JPE	AMID

It is possible that JPE will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units it issues will be entitled to share equally with the then-existing holders of common units in distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in JPE’s net assets.

In accordance with Delaware law and the provisions of the JPE partnership agreement, JPE may also issue additional partnership securities that, as determined by the general partner, may have special voting rights to which the common units are not entitled.

additional partnership securities may be senior to the AMID Common Units.

It is possible that AMID will fund acquisitions through the issuance of additional AMID Common Units or other equity securities. Holders of any additional AMID Common Units issued by AMID will be entitled to share equally with the then-existing holders of AMID Common Units in distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of AMID Common Units in AMID’s net assets.

In accordance with Delaware law and the provisions of the AMID partnership agreement, AMID may also issue additional partnership securities that, in the sole discretion of the general partner, have special voting rights to which the AMID Common Units are not entitled.

The AMID partnership agreement restricts AMID’s ability to issue any securities with distribution rights prior to or upon liquidation that are senior to or on a parity with the series A preferred units, the series C preferred units, or the series D preferred units.

Distributions of Available Cash

JPE	AMID

General. Within 45 days after the end of each quarter, JPE will distribute all available cash to unitholders of record on the applicable record date.

Definition of Available Cash. Available cash is defined in the JPE partnership agreement and generally means, for each fiscal quarter, all cash on hand at the end of the quarter,

•    plus, if the general partner determines, all or any additional cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter;

•    less the amount of cash reserves established by its general partner to:

•    provide for the proper conduct of JPE’s business;

•    comply with applicable law, any of JPE’s debt instruments or other agreements; and

General. Within 45 days after the end of each quarter, AMID will distribute all available cash to unitholders of record on the applicable record date.

Definition of Available Cash. Available cash is defined in the AMID partnership agreement and generally means, for each fiscal quarter, all cash and cash equivalents on hand at the end of that quarter:

•    less the amount of cash reserves established by AMID GP at the date of determination of available cash for that quarter to:

•    provide for the proper conduct of AMID’s business (including reserves for AMID’s future capital expenditures, anticipated future credit needs and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

JPE	AMID

•    provide funds for distribution to unitholders and to its general partner for any one or more of the next four quarters.

JPE will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since it began operations equals the operating surplus as of the most recent date of determination of available cash. JPE will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. JPE does not anticipate that it will make any distributions from capital surplus.

Definition of Operating Surplus. Operating surplus for any period generally means the sum of:

•    $30.0 million (as described below); plus

•    all of JPE’s cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•    working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•    cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that JPE enters into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

•    all of JPE’s operating expenditures (as defined below) after the closing of this offering; less

•    the amount of cash reserves established by JPE’s general partner to provide funds for future operating expenditures; less

•    comply with applicable law, any of AMID’s debt instruments or other agreements; or

•    provide funds for distributions to AMID Unitholders and to AMID GP for any one or more of the next four quarters (provided that AMID GP may not establish cash reserves for AMID Common Units unless it determines that the establishment of reserves will not prevent AMID from distributing the minimum quarterly distribution on all AMID Common Units and any cumulative arrearages on such AMID Common Units for the current quarter and the next four quarters);

plus, if AMID GP so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

Definition of Operating Surplus. Operating surplus for any period generally means the sum of:

$11.5 million (as described below); plus

•    all of AMID’s cash receipts since the closing of AMID’s initial public offering, excluding cash from interim capital transactions (as defined below); plus

•    working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•    cash distributions paid on equity issued to finance all or a portion of the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset (such as equipment or facilities) in respect of the period beginning on the date that AMID enters into a binding obligation to commence the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

JPE	AMID

•    all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

Definition of Capital Surplus. Capital surplus will generally be generated only by:

•    borrowings other than working capital borrowings;

•    sales of debt and equity securities; and

•    sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Distributions of Available Cash from Operating Surplus During the Subordination Period

JPE will make distributions of available cash from operating surplus during the subordination period in the following manner:

•    first, 100.0% to the Common Unitholders, pro rata, until JPE distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•    second, 100.0% to the Common Unitholders, pro rata, until JPE distributes for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•    third, 100.0% to the subordinated unitholders, pro rata, until JPE distributes for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•    thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions of Available Cash from Operating Surplus After the Subordination Period

JPE will make distributions of available cash from operating surplus after the subordination period in the following manner:

•    first, 100.0% to all unitholders, pro rata, until JPE distributes for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•    cash distributions paid on equity issued to pay the construction-period interest on debt incurred, or to pay construction-period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

•    all of AMID’s operating expenditures (as defined below) since the closing of AMID’s initial public offering; less

•    the amount of cash reserves established by AMID GP to provide funds for future operating expenditures; less

•    all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings; less

•    any cash loss realized on disposition of an investment capital expenditure.

Distributions of Available Cash from Operating Surplus

AMID will make distributions of available cash from operating surplus for any quarter, after paying the series A quarterly distribution, series C quarterly distribution, and series D quarterly distribution, and any series A arrearage, series C arrearage, series D arrearage, series A interest, series C interest, and series D interest, in the following manner:

•    first, 98.74% to the AMID Common Unit unitholders, pro rata, and 1.26% to AMID GP, until AMID distributes for each outstanding AMID Common Unit an amount equal to the minimum quarterly distribution for that quarter;

•    second, 98.74% to the AMID Common Unit unitholders, pro rata, and 1.26% to AMID GP, until AMID distributes for each outstanding AMID Common Unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the AMID Common Units for any prior quarters; and

•    thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

Definition of Capital Surplus. Capital surplus for any period generally means any distribution of available cash in excess of AMID’s cumulative operating surplus. Accordingly, capital surplus would generally be generated by:

•    borrowings other than working capital borrowings;

JPE	AMID

•    thereafter, in the manner described in “—Incentive Distribution Rights “ below.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made. JPE will make distributions of available cash from capital surplus, if any, in the following manner:

•    first, 100% to all unitholders and its general partner, in accordance with their respective percentage interests, until JPE distributes for each outstanding common unit issued in its initial public offering an amount of available cash from capital surplus equal to the initial public offering price; and

•    thereafter, JPE will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus. The JPE partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions. Any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once JPE distributes capital surplus on a unit in an amount equal to the initial unit price, it will reduce the minimum quarterly distribution and the target distribution levels to zero and it will make all future distributions from operating surplus, with 50% being paid to the holders of units, and 50% to the general partner.

•    sales of AMID’s equity and debt securities; and

•    sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made. AMID will make distributions of available cash from capital surplus, if any, in the following manner:

•    first, to the holders of series A preferred units, series C preferred units, and series D preferred units, the series A quarterly distribution, series C quarterly distribution, and series D quarterly distribution, any series A arrearage, series C arrearage, series D arrearage, series A interest, series C interest, and series D interest;

•    second, 98.74% to all unitholders, pro rata, and 1.26% to the AMID GP, until the minimum quarterly distribution has been reduced to zero, under a formula based on the ratio of the distribution to the fair market value of the AMID Common Units immediately prior to the announcement of the distribution;

•    third, 98.74% to the AMID Common Unit unitholders, pro rata, and 1.26% to the AMID GP, until AMID distributes for each outstanding AMID Common Unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the AMID Common Units; and

•    thereafter, as if they were from operating surplus.

The preceding discussion is based on the assumptions that the AMID GP maintains its 1.26% general partner interest, that AMID does not issue additional classes of equity securities and that AMID does not pay distributions in respect of the series A preferred units in series A PIK preferred units or in respect of the series C preferred units in series C PIK preferred units. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for the AMID GP to receive incentive distributions.

Subordination Period

JPE	AMID

JPE currently has 18,124,071 subordinated units outstanding. Accordingly, JPE is currently in its “subordination period,” which generally will not end prior to the first business day of any quarter beginning after September 30, 2017. During the subordination period, the common units have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.3250 per common unit, which amount is defined in the partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient available cash to pay the minimum quarterly distribution on the common units.

Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. The subordination period is defined in the JPE partnership agreement, and will end on the first day of any quarter beginning after September 30, 2017 that each of the following tests are met:

•    distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $1.30 (the annualized minimum quarterly distribution), for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•    the “adjusted operating surplus” generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of $1.30 (the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during those periods on a fully diluted basis; and

•    there are no arrearages in payment of the minimum quarterly distribution on the common units.

On April 15, 2013, AMID, the AMID GP and AIM Midstream Holdings entered into agreements with HPIP, pursuant to which HPIP acquired 90% of the AMID GP and all of AMID’s-then outstanding subordinated units from AIM Midstream Holdings, LLC, an affiliate of AMID, and contributed the High Point System and $15.0 million in cash to AMID in exchange for 5,142,857 series A-1 preferred units. As a result of this restructuring, AMID has no subordinated units outstanding.

JPE	AMID

Adjusted operating surplus, a measure intended to reflect cash generated from operations, is defined in JPE’s partnership agreement and generally means, for any period:

•    operating surplus generated with respect to that period; less

•    any net increase in working capital borrowings with respect to such period; less

•    any net decrease in cash reserves for operating expenditures with respect to such period not relating to an operating expenditure made with respect to that period; plus

•    any net decrease in working capital borrowings with respect to that period; plus

•    any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•    any net increase in cash reserves for operating expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium.

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day following the distribution of available cash to partners in respect of any quarter, beginning with the quarter ending September 30, 2015 that each of the following tests are met:

•    distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $1.95 (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

•    the “adjusted operating surplus” generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (i) $1.95 (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during that period on a fully diluted basis and (ii) the corresponding distributions on the incentive distribution rights; and

JPE	AMID

•    there are no arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove the general partner without cause, the subordination period may also end before September 30, 2017.

Incentive Distribution Rights

JPE	AMID

Incentive distribution rights represent the right to receive an increasing percentage (15.0%, 25.0% and 50.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. JPE’s general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the JPE partnership agreement.

The following assumes that there are no arrearages on the common units and that the general partner continues to own the incentive distribution rights.

If for any quarter:

•    JPE has distributed available cash from operating surplus to the Common Unitholders and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•    JPE has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, JPE will distribute any additional available cash from operating surplus for that quarter among the unitholders and its general partner in the following manner:

•    first, 100.0% to all unitholders, pro rata, until each unitholder receives a total of $0.37375 per unit for that quarter (the “first target distribution”);

•    second, 85.0% to all unitholders, pro rata, and 15.0% to JPE’s general partner (in its capacity as the holder of JPE’s incentive distribution rights), until each unitholder receives a total of $0.40625 per unit for that quarter (the “second target distribution”);

Incentive distribution rights represent the right to receive 48.0% of quarterly distributions of available cash from operating surplus after the series A quarterly distribution, series C quarterly distribution, series D quarterly distribution, any series A arrearage, series C arrearage, series D arrearage, series A interest, series C interest, and series D interest, the minimum quarterly distribution, and any arrearages in payment of the minimum quarterly distribution have been distributed.

The following discussion assumes that the AMID GP maintains its 1.26% general partner interest and that there are no arrearages on AMID Common Units.

If for any quarter:

•    AMID has distributed available cash from operating surplus on outstanding series A preferred units, series C preferred units, and series D preferred units in an amount equal to the series A quarterly distribution, series C quarterly distribution, and series D quarterly distribution;

•    AMID has distributed available cash from operating surplus on outstanding series A preferred units, series C preferred units, and series D preferred units in an amount necessary to eliminate any series A arrearage, series C arrearage, series D arrearage, and series A interest, series C interest, and series D interest;

•    AMID has distributed available cash from operating surplus to the AMID Common Unit unitholders pro rata, until the AMID Common Units have received an amount equal to the minimum quarterly distribution; and

•    AMID has distributed available cash from operating surplus on outstanding AMID Common Units pro rata, until the AMID Common Units have received an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

JPE	AMID

•    third, 75.0% to all unitholders, pro rata, and 25.0% to JPE’s general partner (in its capacity as the holder of JPE’s incentive distribution rights), until each unitholder receives a total of $0.4875 per unit for that quarter (the “third target distribution”); and

•    thereafter, 50.0% to all unitholders, pro rata, and 50.0% to JPE’s general partner (in its capacity as the holder of JPE’s incentive distribution rights).

then, AMID will distribute any additional available cash from operating surplus for that quarter among the unitholders and the AMID GP in the following manner:

•    50.74% to the AMID Common Unit unitholders, pro rata, 1.26% to the AMID GP, and 48.0% to the AMID GP as the holder of the AMID incentive distribution rights.

The preceding discussion is based on the assumption that the AMID GP maintains its 1.26% general partner interest, that AMID does not issue additional classes of equity securities, that AMID does not pay distributions in respect of the series A preferred units in series A PIK preferred units or in respect of the series C preferred units in series C PIK preferred units.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

JPE	AMID

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if JPE combines its units into fewer units or subdivides its units into a greater number of units, it will proportionately adjust:

•    the minimum quarterly distribution;

•    the target distribution levels; and

•    the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. JPE will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority so that JPE becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes in excess of the amount of taxes due from JPE prior to such enactment or modification, under the terms of the JPE partnership agreement, JPE may reduce the minimum quarterly distribution and the target distribution levels for each quarter by the amount of income or withholding taxes that are payable by reason of the new legislation or interpretation, or any portion thereof. If the general partner elects to do so, it will estimate for such quarter

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if AMID combines its units into fewer units or subdivides its units into a greater number of units, it will proportionately adjust:

•    the minimum quarterly distribution;

•    the target distribution levels; and

•    the unrecovered initial unit price.

For example, if a two-for-one split of the AMID Common Units should occur, the minimum quarterly distribution, the target distribution and the unrecovered capital would be reduced to 50% of its initial level. AMID will not make any adjustment by reason of AMID’s issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority so that AMID becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes in excess of the amount of taxes due from AMID prior to such enactment or modification, under the terms of the AMID partnership agreement, AMID may reduce the minimum quarterly distribution and the target distribution levels for each quarter by the amount of income or withholding taxes that are payable by reason of the new legislation or interpretation, or any portion

JPE	AMID
the amount of such tax liability. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.	thereof. If the general partner elects to do so, it will estimate for such quarter the amount of such tax liability. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash upon Liquidation

JPE	AMID
If JPE dissolves in accordance with the JPE partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. It will first apply the proceeds of liquidation to the payment of its creditors and the creation of a reserve for contingent liabilities. JPE will distribute any remaining proceeds to the unitholders, in accordance with the positive balance in their respective capital accounts.	If AMID dissolves in accordance with the AMID partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. It will first apply the proceeds of liquidation to the payment of its creditors and the creation of a reserve for contingent liabilities. AMID will distribute any remaining proceeds to first to satisfy the liquidation preferences of the series A preferred units, series C preferred units, and the series D preferred units and second to distribute to the unitholders (including certain equity interests held by HPIP), in accordance with the positive balance in their respective capital accounts.

Merger, Sale or Other Disposition of Assets

JPE	AMID

A merger or consolidation of JPE requires the prior consent of the general partner. The general partner, however, will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any duty or obligation whatsoever to JPE or the limited partners, including any duty to act in good faith or JPE pursuant to any other standard.

The JPE partnership agreement generally prohibits the general partner, without the prior approval of the holders of a unit majority, from causing JPE, among other things, to sell, exchange or otherwise dispose of all or substantially all of JPE’s assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on JPE’s behalf the sale, exchange or other disposition of all or substantially all of the assets of its subsidiaries. The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of JPE’s assets without such approval. The general partner may also sell all or substantially all of JPE’s assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, the

A merger or consolidation of AMID requires the prior consent of the general partner. The general partner, however, will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to AMID or the limited partners, including any duty to act in good faith or pursuant to any other standard.

The AMID partnership agreement generally prohibits the general partner, without the prior approval of the holders of a unit majority, from causing AMID, among other things, to sell, exchange or otherwise dispose of all or substantially all of AMID’s assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on AMID’s behalf the sale, exchange or other disposition of all or substantially all of the assets of its subsidiaries. Further, if any such sale, merger, consolidation or other combination would adversely affect the rights, preferences and privileges of the series A preferred units, series C preferred units, or the series D preferred units in any respect, the affirmative vote of a majority of each such class voting separately as a class is required. The general partner may,

JPE	AMID

general partner may consummate any merger without the prior approval of unitholders if JPE is the surviving entity in the transaction, the transaction would not result in certain material amendments to the JPE partnership agreement, each of JPE’s units will be an identical unit of JPE following the transaction and the units to be issued do not exceed 20% of JPE’s outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the JPE partnership agreement are satisfied, the general partner may convert JPE or any of its subsidiaries into a new limited liability entity or merge JPE or any of its subsidiaries into, or convey all of its assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in JPE’s legal form into another limited liability entity.

Unitholders are not entitled to dissenters’ rights of appraisal under the JPE partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of JPE’s assets or any other transaction or event.

however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of AMID’s assets without such approval. The general partner may also sell all or substantially all of AMID’s assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, the general partner may consummate any merger without the prior approval of unitholders if AMID is the surviving entity in the transaction, the transaction would not result in certain material amendments to the AMID partnership agreement, each of AMID’s units will be an identical unit of AMID following the transaction and the units to be issued do not exceed 20% of AMID’s outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the AMID partnership agreement are satisfied, the general partner may convert AMID or any of its subsidiaries into a new limited liability entity or merge AMID or any of its subsidiaries into, or convey all of its assets to, a newly formed entity if the sole purpose of that merger, conveyance or conversion is to effect a mere change in AMID’s legal form into another limited liability entity.

Unitholders are not entitled to dissenters’ rights of appraisal under the AMID partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of AMID’s assets or any other transaction or event.

Election of General Partner and Directors of the General Partner

JPE	AMID
Unitholders are not entitled to elect the general partner or its directors. Unitholders are not entitled to remove directors.	Unitholders are not entitled to elect the general partner or its directors. Unitholders are not entitled to remove directors.

Meetings; Voting

JPE	AMID

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or transferees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited. In the case of AMID Common Units held by the AMID GP on behalf of non-citizen assignees, the AMID GP will distribute the votes on those AMID Common Units in the same ratios as the votes of limited partners on other units are cast.

JPE	AMID

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in the partnership although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” However, if at any time any person or group, other than the general partner and its affiliates owns, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the JPE partnership agreement will be delivered to the record holder by JPE or by the transfer agent.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in the partnership, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” However, if at any time any person or group, other than the general partner and its affiliates owns, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. The the holders of the series A preferred units, series C preferred units, and series D preferred units have special voting rights, and additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” The affirmative vote of a majority of holders of series A preferred units, series C preferred units, or the series D preferred units, as applicable, voting separately as a class, is required for any matter adversely affecting any of the rights, preferences and privileges of such units, as applicable

Except as required by Delaware law, the holders of the HPIP equity interests are not entitled to vote on any matters.

Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

JPE	AMID
Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of AMID Common Units under the AMID partnership agreement will be delivered to the record holder by AMID or by the transfer agent.

Advance Notice Requirements for Nominations and Other Proposals

JPE	AMID
Not applicable.	Not applicable.

Withdrawal or Removal of the General Partner

JPE	AMID

Except as described below, the general partner of JPE has agreed not to withdraw voluntarily as the general partner prior to December 31, 2024 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2024, the general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the JPE partnership agreement. Notwithstanding the information above, the general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the JPE partnership agreement permits the general partner in some instances to sell or otherwise transfer all of its general partner interest in JPE without the approval of the unitholders. Please read “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon withdrawal of the general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the partnership will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue JPE’s business and to appoint a successor general partner. Please read “—Termination and Dissolution.”

Except as described below, the general partner of AMID has agreed not to withdraw voluntarily as the general partner prior to June 30, 2021 without obtaining the approval of the holders of at least a majority of the outstanding AMID Common Units, excluding AMID Common Units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2021, the general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the AMID partnership agreement. Notwithstanding the information above, the general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding AMID Common Units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the AMID partnership agreement permits the general partner in some instances to sell or otherwise transfer all of its general partner interest in AMID without the approval of the unitholders. Please read “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon the withdrawal of the general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner interest, the holders of a majority of the outstanding units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the partnership will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of the outstanding units agree in writing to continue AMID’s business and to appoint a

JPE	AMID

The general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding units, voting together as a single class, including units held by the general partner and its affiliates, and JPE receives an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1⁄3% of the outstanding units by the general partner and its affiliates would give them the practical ability to prevent the general partner’s removal.

The JPE partnership agreement also provides that if the general partner is removed as the general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal, the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the JPE partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general successor general partner. See “—Termination and Dissolution.”

The general partner may not be removed unless that removal is approved by the vote of (i) the holders of not less than 66 2⁄3% of the outstanding units, including units held by the general partner and its affiliates and (ii) prior to August 9, 2018, so long as the holders of the incentive distribution rights as of August 9, 2013, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights, and AMID receives an opinion of counsel regarding limited liability and tax matters, and, in certain circumstances, the approval of a successor general partner by the vote of (i) the holders of a majority of the outstanding AMID Common Units and (ii) prior to August 9, 2018, so long as the holders of the incentive distribution rights as of August 9, 2013, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights. The ownership of more than 33 1⁄3% of the outstanding units by the general partner and its affiliates would give them the practical ability to prevent the general partner’s removal.

The AMID partnership agreement also provides that if the general partner is removed as the general partner under circumstances where cause does not exist or the general partner withdraws and such withdrawal does not violate the AMID partnership agreement, if a successor general partner is elected, the general partner has an option to require its successor to purchase its partnership interest as the general partner in AMID and AMID’s subsidiaries, and its incentive distribution rights in an amount in cash equal to the fair market value of those interests.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the AMID partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case,

JPE	AMID

partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, JPE will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for JPE’s benefit.

this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the options described above are not exercised, the general partner will become a limited partner and the general partner’s interest will be converted into AMID Common Units. The successor will contribute to AMID cash in an amount equal to the product of the percentage interest of the general partner in AMID and the net agreed value of the AMID’s assets.

Transfer of General Partner Interests

JPE	AMID

Except for transfer by the general partner of all, but not less than all, of its general partner interest to:

•    an affiliate of the general partner (other than an individual); or

•    another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, the general partner may not transfer all or any part of its general partner interest in the partnership to another person prior to December 31, 2024 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of the general partner, agree to be bound by the provisions of the JPE partnership agreement, furnish an opinion of counsel regarding limited liability and tax matters and agree to purchase all of the partnership or membership interest held by the general partner of JPE as the general partner.

Except for transfer by the general partner of all, but not less than all, of its general partner interest to:

•    an affiliate of the general partner (other than an individual); or

•    another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, the general partner may not transfer all or any part of its general partner interest in the partnership to another person prior to June 30, 2020 without the approval of the holders of at least a majority of the outstanding AMID Common Units, excluding AMID Common Units held by the general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of the general partner, agree to be bound by the provisions of the AMID partnership agreement, furnish an opinion of counsel regarding limited liability and tax matters and agree to purchase all of the partnership or membership interest held by the general partner of AMID as the general partner.

Transfer of Incentive Distribution Rights

JPE	AMID
The general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights without the approval of any limited partner or any other person.	The general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights without the approval of any limited partner or any other person.

Limited Preemptive Rights

JPE	AMID
The general partner of JPE has the right, that it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership securities from JPE whenever, and on the same terms that, JPE issues partnership securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to which existed immediately prior to the issuance of such partnership securities. No other person shall have any preemptive, preferential or other similar right to acquire additional partnership securities with respect to the issuance of any partnership securities.	The general partner of AMID has the right, that it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership securities from AMID whenever, and on the same terms that, AMID issues partnership securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to which existed immediately prior to the issuance of such partnership securities. No other person shall have any preemptive, preferential or other similar right to acquire additional partnership securities with respect to the issuance of any partnership securities.

Limited Call Right

JPE	AMID
If at any time the general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to JPE, to acquire all, but not less than all, of the remaining limited partner interests of such class held by unaffiliated persons as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of such a purchase is the greater of (a) the highest cash price paid by either of the general partner or any of its affiliates for any such limited partnership interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests, and (2) the current market price as of the date three days before the date the notice is mailed.	If at any time the general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to AMID, to acquire all, but not less than all, of the remaining limited partner interests of such class held by unaffiliated persons as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of such a purchase is the greater of (a) the highest cash price paid by either of the general partner or any of its affiliates for any such limited partnership interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests, and (2) the current market price as of the date three days before the date the notice is mailed.

Amendment of Partnership Agreement

JPE	AMID

General. Amendments to the JPE partnership agreement may be proposed only by or with the consent of the general partner. The general partner, however, will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to JPE or the limited partners, including any duty to act in good faith or pursuant to any other standard imposed by the JPE partnership agreement or certain other laws. In order to adopt a proposed amendment, other than the amendments discussed below, the general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments. Proposed amendments (other than those described below) must be approved by the general partner and the holders of at least a majority of the outstanding common units, unless a greater or different percentage is required under JPE’s partnership agreement or by Delaware law. No provision of JPE’s partnership agreement that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed or rescinded to reduce such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute (i) in the case of a such reduction not less than the voting requirement sought to be reduced, (ii) in the case of an increase in the percentage pursuant of certain provisions relating to removal of the general partner of the JPE partnership agreement, not less than 90% of the outstanding units or (iii) in the case of increase in the percentage of certain provisions of the JPE partnership agreement relating to special meetings, not less than a majority of the outstanding units.

No amendment to JPE’s partnership agreement (other than those that may be made by the general partner without the approval of JPE’s limited partners) may enlarge the obligations of any limited partner without its consent unless approved by at least a majority of the type or class of limited partner interests so affected or enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the general partner or any of its affiliates,

General. Amendments to the AMID partnership agreement may be proposed only by or with the consent of the general partner. The general partner, however, will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to AMID or the limited partners, including any duty to act in good faith or pursuant to any other standard imposed by the AMID partnership agreement or certain other laws. In order to adopt a proposed amendment, other than the amendments discussed below, the general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments. Proposed amendments (other than those described below) must be approved by the general partner and the holders of at least a majority of the outstanding common units, unless a greater or different percentage is required under AMID’s partnership agreement or by Delaware law. No provision of AMID’s partnership agreement that establishes a percentage of outstanding units (including units deemed owned by the general partner) required to take any action may be amended, altered, changed, repealed or rescinded to reduce such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced or increased, as applicable or the affirmative vote of the partners whose aggregate percentage interest constitutes not less than the voting requirement sought to be reduced, as applicable.

No amendment to AMID’s partnership agreement (other than those that may be made by the general partner without the approval of AMID’s limited partners) may enlarge the obligations of any limited partner without its consent unless approved by at least a majority of the type or class of limited partner interests so affected or enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the general partner or any of its affiliates, without the consent of the general partner, which may be given or withheld at its option.

JPE	AMID

without the consent of the general partner, which may be given or withheld at its option.

No Unitholder Approval. The general partner may generally make amendments to the JPE partnership agreement without the approval of any limited partner or assignee to reflect:

•    a change in JPE’s name, the location of its principal place of business, the registered agent or registered office;

•    the admission, substitution, withdrawal or removal of partners in accordance with the JPE partnership agreement;

•    a change that the general partner determines to be necessary or appropriate to qualify or continue the qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither the partnership nor the operating company nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•    changes the general partner determines (i) do not adversely affect the limited partners (or any particular class of limited partners) in any material respect, (ii) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (iii) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, (iv) are necessary or appropriate for any action taken by the general partner relating to splits or combinations of units under the provisions of the JPE partnership agreement, or (v) are required to effect the intent expressed in the registration statement relating to JPE’s initial public offering or the intent of the provisions of the JPE partnership agreement or are otherwise contemplated by the JPE partnership agreement.

•    a change in JPE’s fiscal year or taxable year and related changes;

No Unitholder Approval. Except with regards to amendments that adversely affect the rights, preferences and privileges of series A preferred units, series C preferred units, and series D preferred units, the general partner may generally make amendments to the AMID partnership agreement without the approval of any limited partner or assignee to reflect:

•    a change in AMID’s name, the location of its principal place of business, the registered agent or registered office;

•    the admission, substitution, withdrawal or removal of partners in accordance with the AMID partnership agreement;

•    a change that the general partner determines to be necessary or appropriate to qualify or continue the qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither the partnership nor the operating company nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•    changes the general partner determines (i) do not adversely affect the limited partners (or any particular class of limited partners) in any material respect, (ii) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (iii) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, (iv) are necessary or appropriate for any action taken by the general partner relating to splits or combinations of units under the provisions of the AMID partnership agreement, or (v) are required to effect the intent expressed in the registration statement relating to AMID’s initial public offering or the intent of the provisions of the AMID partnership agreement or are otherwise contemplated by the AMID partnership agreement.

•    a change in AMID’s fiscal year or taxable year and related changes;

JPE	AMID

•    an amendment that is necessary, in the opinion of JPE’s counsel, to prevent the partnership or the general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•    an amendment that the general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

•    any amendment expressly permitted in the JPE partnership agreement to be made by the general partner acting alone;

•    an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the JPE partnership agreement;

•    any amendment that the general partner determines to be necessary or appropriate for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the JPE partnership agreement;

•    mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

•    any other amendments substantially similar to any of the matters described in the clauses above.

Opinion of Counsel and Unitholder Approval. The general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the partnership being treated as an entity for federal income tax purposes in connection with any of the amendments described under “—No Unitholder Approval.” No other amendments to the JPE partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless JPE first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of the limited partners.

•    an amendment that is necessary, in the opinion of AMID’s counsel, to prevent the partnership or the general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•    an amendment that the general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

•    any amendment expressly permitted in the AMID partnership agreement to be made by the general partner acting alone;

•    an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the AMID partnership agreement;

•    any amendment that the general partner determines to be necessary or appropriate for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the AMID partnership agreement;

•    mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

•    any other amendments substantially similar to the foregoing.

Opinion of Counsel and Unitholder Approval. The general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the partnership being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to the AMID partnership agreement will become effective without the approval of holders of at least 90% of the units unless AMID obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in the partnership.

JPE	AMID
In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected.	In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected.

Indemnification

JPE	AMID

Under the JPE partnership agreement, in most circumstances, JPE will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•    the general partner;

•    any departing general partner;

•    any person who is or was an affiliate of a general partner or any departing general partner;

•    any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•    any person who is or was serving as manager, managing member, general partner, director, officer, fiduciary or trustee of another person at the request of the general partner or any departing general partner; and

•    any person designated by the general partner.

Any indemnification under these provisions will only be out of JPE’s assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to JPE to enable JPE to effectuate such indemnification. JPE may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the JPE partnership agreement.

Under the AMID partnership agreement, in most circumstances, AMID will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•    the general partner;

•    any departing general partner;

•    any person who is or was an affiliate of a general partner or any departing general partner;

•    any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•    any person who is or was serving as manager, managing member, general partner, director, officer, fiduciary or trustee of another person at the request of the general partner or any departing general partner;

•    any person who controls a general partner or departing general partner of AMID;

•    any person designated by the general partner.

Any indemnification under these provisions will only be out of AMID’s assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to AMID to enable AMID to effectuate such indemnification. AMID may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the AMID partnership agreement.

Conflicts of Interest

JPE	AMID

The JPE partnership agreement contains provisions that modify and limit the general partner’s fiduciary duties to the unitholders. The JPE partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

The general partner will not be in breach of its obligations under the JPE partnership agreement or its duties to JPE or unitholders if the resolution of the conflict is:

•    approved by the conflicts committee of the board of directors, although the general partner is not obligated to seek such approval; or

•    approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates;

The general partner may, but is not required to, seek the approval of such resolution from the conflicts committee. Whenever the general partner makes a determination to refer or to not refer any potential conflict of interest to the conflicts committee for special approval, to seek or not to seek unitholder approval or to adopt a resolution or course of action that has not received special approval or unitholder approval, then the general partner shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to JPE or any limited partner, and the general partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by the JPE partnership agreement or any other agreement contemplated thereby or under applicable law.

The AMID partnership agreement contains provisions that modify and limit the general partner’s fiduciary duties to the unitholders. The AMID partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

The general partner will not be in breach of its obligations under the AMID partnership agreement or its duties to AMID or unitholders if the resolution of the conflict is:

•    approved by the conflicts committee of the board of directors, although the general partner is not obligated to seek such approval;

•    approved by the vote of a majority of the outstanding AMID Common Units, excluding any AMID Common Units owned by the general partner or any of its affiliates;

•    on terms no less favorable to AMID than those generally being provided to or available from unrelated third parties; or

•    fair and reasonable to AMID, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to AMID.

The general partner may, but is not required to, seek the approval of such resolution from the conflicts committee. If the general partner does not seek approval from the conflicts committee and the board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Change of Management Provisions

JPE	AMID
The JPE partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change JPE’s management. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units.	The AMID partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change AMID’s management. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units.

Termination and Dissolution

JPE	AMID

JPE will continue as a limited partnership until terminated under the JPE partnership agreement. JPE will dissolve upon:

•    an event of withdrawal of the general partner, unless a successor is elected pursuant to the JPE partnership agreement;

•    the election of the general partner to dissolve the partnership, if approved by the holders of units representing a unit majority;

•    the entry of a decree of judicial dissolution of the partnership; or

•    there being no limited partners, unless the partnership continued without dissolution in accordance with applicable Delaware law.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to reconstitute the partnership and continue its business on the same terms and conditions described in the JPE partnership agreement by forming a new limited partnership on terms identical to those in the JPE partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to JPE’s receipt of an opinion of counsel to the effect that:

•    the action would not result in the loss of limited liability of any limited partner; and

•    neither the partnership, the reconstituted limited partnership nor any of its subsidiaries, would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

AMID will continue as a limited partnership until terminated under the AMID partnership agreement. AMID will dissolve upon:

•    an event of withdrawal of the general partner, unless a successor is elected pursuant to the AMID partnership agreement;

•    the election of the general partner to dissolve the partnership, if approved by the holders of units representing a unit majority;

•    the entry of a decree of judicial dissolution of the partnership; or

•    there being no limited partners, unless the partnership continued without dissolution in accordance with applicable Delaware law.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to reconstitute the partnership and continue its business on the same terms and conditions described in the AMID partnership agreement by forming a new limited partnership on terms identical to those in the AMID partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to AMID’s receipt of an opinion of counsel to the effect that:

•    the action would not result in the loss of limited liability of any limited partner; and

•    neither the partnership, the reconstituted limited partnership nor any of its subsidiaries, would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation

JPE	AMID
Upon its dissolution, unless JPE is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up JPE’s affairs will, acting with all of the powers of the general partner that are necessary or appropriate to liquidate JPE’s assets and apply the proceeds of the liquidation as provided in “—Distributions of Cash upon Liquidation.” The	Upon its dissolution, unless AMID is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up AMID’s affairs will, acting with all of the powers of the general partner that are necessary or appropriate to liquidate AMID’s assets and apply the proceeds of the liquidation as provided in “—Distributions of Cash upon Liquidation.” The

JPE	AMID
liquidator may defer liquidation or distribution of JPE’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.	liquidator may defer liquidation or distribution of AMID’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Non-Citizen Assignees; Redemption

JPE	AMID
If JPE is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property that it has an interest in because of the nationality, citizenship or other related status of any limited partner, JPE may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from JPE, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon a liquidation of the partnership.	If AMID is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property that it has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, AMID may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from AMID, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon a liquidation of the partnership.

Transfer of Common Units; Status as Unitholder or Assignee

JPE	AMID

By transfer of common units in accordance with the JPE partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in JPE’s books and records. The general partner will cause any transfers to be recorded on JPE’s books and records no less frequently than quarterly. Each transferee:

•    represents that the transferee has the capacity, power and authority to become bound by the JPE partnership agreement;

By transfer of AMID Common Units in accordance with the AMID partnership agreement, each transferee of AMID Common Units will be admitted as a limited partner with respect to the AMID Common Units transferred when such transfer and admission is reflected in AMID’s books and records. The general partner will cause any transfers to be recorded on AMID’s books and records no less frequently than quarterly. Each transferee:

•    represents that the transferee has the capacity, power and authority to become bound by the AMID partnership agreement;

JPE	AMID

•    automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, the JPE partnership agreement; and

•    makes the consents, acknowledgements and waivers contained in the JPE partnership agreement.

A transferee will become a substituted limited partner of the partnership for the transferred common units automatically upon the recording of the transfer on JPE’s books and records.

JPE may, at its discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial owner’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, a transferor of common units gives a transferee of common units the right to become a substituted limited partner in the partnership for the transferred common units.

Until a common unit has been transferred on its books, JPE and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations

•    automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, the AMID partnership agreement; and

•    makes the consents, acknowledgements and waivers contained in the AMID partnership agreement.

An assignee will become a substituted limited partner of the partnership for the transferred AMID Common Units upon the consent of the general partner and the recording of the name of the assignee on AMID’s books and records. The general partner may withhold its consent in its sole discretion.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. AMID is entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in the partnership for the purchased AMID Common Units. A purchaser of AMID Common Units who does not execute and deliver a transfer application obtains only:

•    the right to assign the common unit to a purchaser or transferee; and

•    the right to transfer the right to seek admission as a substituted limited partner in the partnership for the purchased AMID Common Units.

Thus, a purchaser of AMID Common Units who does not execute and deliver a transfer application:

•    will not receive cash distributions or federal income tax allocations, unless the AMID Common Units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•    may not receive some federal income tax information or reports furnished to record holders of AMID Common Units.

JPE	AMID
Until a common unit has been transferred on its books, AMID and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

PROPOSAL NO. 2.

POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE

JPE Unitholders are being asked to approve a proposal that will give the JPE GP Board authority to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement at the time of the Special Meeting. If this proposal is approved, the Special Meeting could be adjourned to any date. If the Special Meeting is adjourned, JPE Unitholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the adoption of the Merger Agreement but do not indicate a choice on the Adjournment Proposal, your units will be voted in favor of the Adjournment Proposal. But if you indicate that you wish to vote against the adoption of the Merger Agreement, your units will only be voted in favor of the Adjournment Proposal if you indicate that you wish to vote in favor of that proposal. If a quorum is present at the meeting, holders of at least a majority of the outstanding JPE Common Units, must vote in favor of the proposal; provided that, if a quorum is not present at the meeting, the affirmative vote of holders of a majority of the outstanding JPE Common Units entitled to vote at such meeting represented either in person or by proxy will be required to approve the proposal. Accordingly, abstentions will have the same effect as votes “AGAINST” approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal.

The JPE GP Board unanimously recommends that you vote “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement at the time of the Special Meeting.

PROPOSAL NO. 3.

ADVISORY VOTE TO APPROVE MERGER-RELATED COMPENSATION FOR JPE NAMED EXECUTIVE OFFICERS

Merger-Related Compensation

Pursuant to Section 14A of the Exchange Act, this proxy statement/prospectus must include a proposal with respect to a non-binding advisory vote on the compensation that may be paid or become payable to each of JPE’s named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the Merger. Therefore, the JPE GP Board is asking the holders of JPE Common Units to approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to JPE’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K, in this Merger-related named executive officer compensation proposal, is hereby APPROVED”.

Golden Parachute Compensation

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger which the current JPE named executive officers could receive in connection with the Merger. The amounts in the table below were calculated using the following assumptions:

(i) the consummation of the Merger occurred on January 31, 2017;

(ii) the price per unit of JPE Common Units for purposes of calculating the value of accelerated equity awards is $8.32, which is the average closing market price of JPE Common Units over the first five business days following the first public announcement of the Merger; and

(iii) the named executive officers were terminated without cause or resigned for good reason, in each case, immediately following the Merger.

Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the named executive officers may differ from the amounts set forth below.

Name	Cash		Equity (3)	Perquisites/ Benefits (4)	Total
	Severance (1)	2016 Bonus Award (2)
J. Patrick Barley	—	$425,000	$554,661	—	$979,661
Patrick J. Welch	$650,000	$300,000	$576,035	$20,365	$1,546,400
Jon E. Hanna	$310,050	$155,250	$308,813	—	$774,113
Shiming Chen	$300,000	$150,000	$344,648	$20,365	$815,013
Forgan McIntosh	$350,000	$100,000	$192,100	—	$642,100

(1)	Amounts shown represent double trigger cash severance amounts that are payable in the event the named executive officer is terminated without cause or resigns for good reason, in each case, within twelve (12) months following the Merger. See the section above titled “Interests of Directors and Executive Officers of JPE in the Merger—Severance Arrangements” for more information.
(2)	Amount shown for each named executive officer includes 100% of such named executive officer’s target annual cash bonus opportunity for fiscal year 2016 which was determined by JPE GP in connection with the transactions contemplated by the Merger Agreement and will be paid on the first to occur of (i) February 28, 2017 and (ii) in the event the closing of the Merger occurs prior to February 28, 2017 and the executive is terminated without cause or resigns for good reason, within ten (10) days following such termination.
(3)

Amounts shown reflect double trigger accelerated vesting of unvested JPE Common Units, unvested JPE Subordinated Units and JPE Phantom Units, assuming a price per unit of JPE Common Units of $8.32. Each named executive officer would be entitled to this accelerated vesting if such named executive officer is terminated without cause or resigns for good reason, in each case, within twelve (12) months following the Merger. See the section above titled “Interests of Directors and Executive Officers of JPE in the Merger—Treatment of JPE Equity-Based Awards” for more information.
(4)	Amount shown for each of Mr. Welch and Mr. Chen represents twelve (12) months of healthcare continuation premiums pursuant to COBRA which would be payable over a period of twelve (12) months following the named executive officer’s termination without cause or resignation for good reason pursuant to the terms of his employment agreement.

Narrative Disclosure to Golden Parachute Compensation Table

For additional information relating to the named executive officers’ severance arrangements, the treatment of JPE equity-based awards and 2016 bonus awards that may become payable in connection with the Merger, see the section entitled “Interests of Directors and Executive Officers of JPE in the Merger”.

Completion of the Merger is not conditioned on approval of the Advisory Compensation Proposal.

Vote Required and JPE GP Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, holders of JPE Common Units may vote not to approve the Advisory Compensation Proposal and vote to approve the Merger Proposal or vice versa. The vote to approve the Advisory Compensation Proposal is advisory in nature and, therefore, is not binding on JPE or the JPE GP Board or its compensation committee, regardless of whether the Merger proposal is approved. Approval of the Advisory Compensation Proposal is not a condition to completion of the Merger, and failure to approve this advisory matter will have no effect on the vote to approve the Merger Proposal. The Merger-related named executive officer compensation to be paid in connection with the Merger is based on contractual arrangements with the named executive officers, and accordingly the outcome of this advisory vote will not affect the obligation to make these payments.

If a quorum is present at the meeting, holders of at least a majority of the outstanding JPE Common Units, must vote in favor of the proposal; provided that, if a quorum is not present at the meeting, the affirmative vote of holders of a majority of the outstanding JPE Common Units entitled to vote at such meeting represented either in person or by proxy will be required to approve the proposal. Accordingly, abstentions will have the same effect as votes “AGAINST” approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal.

The JPE GP Board unanimously recommends that you vote “FOR” the Advisory Compensation Proposal.

LEGAL MATTERS

The validity of the AMID Common Units to be issued to the JPE Unitholders in the Merger will be passed upon by Locke Lord LLP, Houston, Texas, counsel to AMID. Certain legal matters relating to federal income tax matters will be passed upon for AMID by Holland & Hart, LLP. Certain U.S. federal income tax consequences of the Merger will be passed upon for JPE by Latham & Watkins LLP, Houston, Texas.

EXPERTS

AMID

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of American Midstream Partners, LP for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Pinto Offshore Holdings, LLC as of December 31, 2015 and for the period from September 9, 2015 (inception) through December 31, 2015 incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance on the report of BDO USA, LLP, an independent auditor, given on the authority of said firm as experts in accounting and auditing.

The financial statements of Delta House FPS, LLC as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance on the report of BDO USA, LLP, an independent auditor, given on the authority of said firm as experts in accounting and auditing.

The financial statements of Delta House Oil and Gas Lateral, LLC as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance on the report of BDO USA, LLP, an independent auditor, given on the authority of said firm as experts in accounting and auditing.

The financial statements of Destin Pipeline Company, L.L.C. as of December 31, 2015 and for the year then ended appearing in American Midstream Partners, LP’s Amendment No. 1 to the Current Report on Form 8-K/A dated July 7, 2016 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and included therein, incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Okeanos Gas Gathering Company, LLC as of December 31, 2015 and for the year then ended appearing in American Midstream Partners, LP’s Amendment No. 1 to the Current Report on Form 8-K/A dated July 7, 2016 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and included therein, incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Tri-States NGL Pipeline, L.L.C. as of December 31, 2015 and for the year then ended appearing in American Midstream Partners, LP’s Amendment No. 1 to the Current Report on Form 8-K/A dated July 7, 2016 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and included therein, incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Wilprise Pipeline Company, L.L.C. as of December 31, 2015 and for the year then ended incorporated by reference in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and is incorporated by reference in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

JPE

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of JP Energy Partners LP for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statements of operations and cash flows of Wildcat Permian Services, LLC for the periods from September 12, 2012 (inception) through December 31, 2012 and from January 1, 2013 to October 6, 2013 have been included herein in reliance upon the report of Hein & Associates LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement/prospectus. You should rely only on the information contained in this proxy statement/prospectus and in the documents that AMID and JPE have incorporated by reference into this proxy statement/prospectus. AMID and JPE have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document or incorporated by reference into this proxy statement/prospectus.

AMID and JPE file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by AMID and JPE at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the operation of the Public Reference Room.

The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including AMID and JPE, at www.sec.gov. You may also access the Securities and Exchange Commission filings and obtain other information about AMID and JPE through the websites maintained by AMID and JPE, which are www.americanmidstream.com and www.jpenergypartners.com, respectively. The information contained in those websites is not incorporated by reference in this proxy statement/prospectus.

The following documents, which were filed by AMID with the Securities and Exchange Commission, and any future filings AMID makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement (of which this proxy statement/prospectus forms a part) and prior to the effectiveness of the registration statement, as well as between the date of this proxy statement/prospectus and the date on which the special meeting of JPE’s unitholders is held, are incorporated by reference into this proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01):

AMID’s Filings (SEC File No. 001-35257)

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 7, 2016.

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on May 9, 2016, for the quarter ended June 30, 2016, filed on August 8, 2016; and for the quarter ended September 30, 2016, filed on November 7, 2016.

•	Current Reports on Form 8-K filed on February 16, 2016, April 29, 2016, May 6, 2016, May 9, 2016, June 20, 2016, June 22, 2016, July 7, 2016, July 11, 2016, August 2, 2016, August 31, 2016, September 9, 2016, October 6, 2016, October 24, 2016, November 4, 2016, November 23, 2016, November 28, 2016, December 7, 2016, December 16, 2016, January 4, 2017, and January 6, 2017.

•	The description of the AMID Common Units contained in the Registration Statement filed on Form 8-A filed on July 26, 2011, and including any other amendments or reports filed for the purpose of updating such description.

The following documents, which were filed by JPE with the Securities and Exchange Commission, and any future filings JPE makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement (of which this proxy statement/prospectus forms a part) and prior to the effectiveness of the registration statement, as well as between the date of this proxy statement/prospectus and the date on which the special meeting of JPE’s unitholders is held, are incorporated by reference into this proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01):

JPE’s Filings (SEC File No. 001-36647)

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016.

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on May 9, 2016, for the quarter ended June 30, 2016, filed on August 8, 2016, and for the quarter ended September 30, 2016, filed on November 7, 2016.

•	Current Report on Form 8-K filed on October 24, 2016, November 21, 2016 and January 20, 2017.

•	The description of the JPE Common Units contained in the Registration Statement filed on Form 8-A filed on September 26, 2014, and including any other amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by AMID and JPE pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K or the exhibits related thereto under Item 9.01) after the date of this initial registration statement (of which the proxy statement/prospectus forms a part) and prior to the effectiveness of the registration statement, as well as between the date of this proxy statement/prospectus and the date of the Special Meeting are deemed to be incorporated by reference into, and to be a part of, this registration statement (of which the proxy statement/prospectus forms a part) from the date of filing of those documents.

Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

AMID has supplied all information contained or incorporated by reference in this proxy statement/prospectus about AMID, and JPE has supplied all information contained or incorporated by reference in this proxy statement/prospectus about JPE.

You can also obtain the documents incorporated by reference in the proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed below. To obtain timely delivery, you must request the information no later than five (5) business days before you must make your investment decision.

American Midstream Partners, LP 2103 CityWest Blvd., Bldg. 4, Suite 800 Houston, TX 77042 Attn: Senior Vice President, General Counsel (713) 226-1200	JP Energy Partners LP 600 East Las Colinas Blvd, Suite 2000 Irving, Texas 75039 Attn: Senior Vice President—Legal Affairs (972) 444-0300

In addition, if you have questions about the Merger or the Special Meeting, or if you need to obtain copies of the accompanying proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the proxy statement/prospectus, you may contact the appropriate contact listed above. You will not be charged for any of the documents you request.

In order for you to receive timely delivery of the documents in advance of the Special Meeting, JPE should receive your request no later than five business days before the date of the Special Meeting. This means that JPE Unitholders requesting documents must do so by February 28, 2017 in order to receive them before the Special Meeting.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in the affairs of AMID and JPE since the date of this proxy statement/prospectus.

ANNEX A: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

Dated as of October 23, 2016

among

AMERICAN MIDSTREAM PARTNERS, LP

AMERICAN MIDSTREAM GP, LLC

JP ENERGY PARTNERS LP

JP ENERGY GP II LLC

ARGO MERGER SUB, LLC

and

ARGO MERGER GP SUB, LLC

A-ii

A-iii

A-iv

INDEX OF DEFINED TERMS

Defined Term	Where used
Affiliate	Section 8.13
Affiliate Unit Consideration	Section 2.1(a)
Agreement	Preamble
AMID	Preamble
AMID Benefit Plans	Section 4.11(a)
AMID Charter Documents	Section 8.13
AMID Confidentiality Agreement	Section 5.6(a)
AMID Conflicts Committee	Recitals
AMID Disclosure Schedule	Article IV
AMID Entities	Preamble
AMID Equity Plans	Section 4.2(a)
AMID Expenses	Section 7.3(e)
AMID Financial Advisor	Section 4.16
AMID GP	Preamble
AMID GP Board	Recitals
AMID GP Charter Documents	Section 8.13
AMID GP Interest	Section 4.2(a)
AMID Incentive Distribution Right	Section 8.13
AMID Joint Ventures	Section 8.13
AMID Limited Partner	Section 8.13
AMID Material Adverse Effect	Section 4.1(a)
AMID Material Contract	Section 4.14(a)
AMID Merger Sub	Preamble
AMID Partnership Agreement	Section 8.13
AMID Partnership Agreement Amendment	Recitals
AMID Partnership Interest	Section 8.13
AMID Permits	Section 4.8(b)
AMID SEC Documents	Section 4.5(a)
AMID Series A Units	Section 4.2(a)
AMID Series C Units	Section 4.2(a)
AMID Subsidiary Documents	Section 4.1(d)
AMID Special Approval	Section 4.3(a)
AMID Unit	Section 8.13
AMID Unitholders	Section 8.13
Antitrust Laws	Section 8.13
ArcLight	Section 8.13
ArcLight Affiliate	Section 2.1(a)
ArcLight Voting Support Agreement	Recitals
Balance Sheet Date	Section 3.5(d)
Book-Entry Units	Section 2.1(e)
business day	Section 8.13
Certificate	Section 2.1(e)
Certificate of Merger	Section 1.3
Clayton Act	Section 8.13
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(j)
Common Unit	Section 8.13
Common Unitholders	Section 8.13

Defined Term	Where used
Contract	Section 3.3(b)
Converted AMID Phantom Unit Award	Section 2.3(b)
Covered Units	Section 8.13
Disguised Sale	Section 2.2(k)
Distribution Support and Expense Reimbursement Agreement	Section 8.13
DLLCA	Section 8.13
DRULPA	Section 8.13
Effective Time	Section 1.3
Environmental Law	Section 8.13
Environmental Permit	Section 8.13
ERISA	Section 3.11(a)
ERISA Affiliate	Section 8.13
Exchange Act	Section 3.4
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)
Existing Credit Facility	Section 5.2(a)(ii)
Federal Trade Commission Act	Section 8.13
GAAP	Section 8.13
Governmental Authority	Section 8.13
GP Merger	Recitals
GP Merger Agreement	Recitals
GP Sub	Preamble
GP Sub Common Units	Section 5.15(b)
Hazardous Substance	Section 8.13
HSR Act	Section 8.13
ICA	Section 3.21(b)
Indemnified Person	Section 5.8(a)
JPE	Preamble
JPE Adverse Recommendation Change	Section 5.3(a)
JPE Alternative Proposal	Section 7.3(a), Section 8.13
JPE Benefit Plans	Section 3.11(a)
JPE Board Recommendation	Section 5.1(b)
JPE Changed Circumstance	Section 8.13
JPE Charter Documents	Section 3.1(d)
JPE Disclosure Schedule	Article III
JPE Employee	Section 5.16(a)
JPE Entities	Preamble
JPE Equity Plans	Section 8.13
JPE Expense Reimbursement Agreement	Recitals
JPE Financial Advisor	Section 3.18
JPE General Partner Interest	Section 8.13
JPE GP	Preamble
JPE GP Board	Recitals
JPE GP Charter Documents	Section 8.13
JPE Incentive Distribution Right	Section 8.13
JPE Intellectual Property	Section 3.16
JPE Limited Partner	Section 8.13
JPE Limited Partner Interest	Section 8.13
JPE Material Adverse Effect	Section 3.1(a)
JPE Material Contract	Section 3.14(a)

Defined Term	Where used
JPE Names and Marks	Section 5.19(a)
JPE Partnership Agreement	Section 8.13
JPE Partnership Interest	Section 8.13
JPE Permits	Section 3.8(b)
JPE Recommendation Change Notice	Section 5.3(d)(ii)(A)
JPE Recommendation Change Notice Period	Section 5.3(d)(ii)(B)
JPE SEC Documents	Section 3.5(a)
JPE Security	Section 8.13
JPE Subsidiary Documents	Section 3.1(d)
JPE Superior Proposal	Section 8.13
JPE Superior Proposal Notice	Section 5.3(d)(i)(C)
JPE Superior Proposal Notice Period	Section 5.3(d)(i)(D)
JPE Termination Fee	Section 7.3(a)
JPE Unitholder	Section 8.13
JPE Unitholder Approval	Section 3.3(c)
JPE Unitholders Meeting	Section 5.1(b)
Knowledge	Section 8.13
Law	Section 3.8(a)
Laws	Section 3.8(a)
License Term	Section 5.19(a)
Liens	Section 3.1(c)
Management Voting Support Agreement	Recitals
Material Adverse Effect	Section 8.13
Maximum Amount	Section 5.8(c)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Multiemployer Plan	Section 8.13
NGA	Section 3.21(a)
NGPA	Section 3.21(a)
NYSE	Section 8.13
Outside Date	Section 7.1(b)(i)
Outstanding	Section 8.13
Payoff Letter	Section 5.17
Permit	Section 8.13
Person	Section 8.13
Phantom Unit	Section 8.13
Proceeding	Section 5.8(a)
Proxy Statement	Section 3.4
Public Unit Consideration	Section 2.1(a)
Registration Statement	Section 3.9
Representatives	Section 5.3(a)
Restraints	Section 6.1(c)
rights-of-way	Section 3.15(b)
Risk Management Policy	Section 8.13
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 8.13
Section 707 Consideration	Section 2.2(k)
Securities Act	Section 3.1(c)
Series A Unit	Section 8.13
Series C Unit	Section 8.13
Sherman Act	Section 8.13

Defined Term	Where used
Subordinated Unit	Section 8.13
Subordinated Unitholder	Section 8.13
Subsidiary	Section 8.13
Support Agreements	Recitals
Surviving Entity	Section 1.1
Surviving Entity Partnership Agreement	Section 1.5(b)
Tax	Section 8.13
Tax Return	Section 8.13
Taxes	Section 8.13
Transferee	Section 5.19
WARN Act	Section 3.12(b)
Willful Breach	Section 8.13

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2016 (this “Agreement”), is by and among JP Energy Partners LP, a Delaware limited partnership (“JPE”), JP Energy GP II LLC, a Delaware limited liability company and the general partner of JPE (“JPE GP” and together with JPE, the “JPE Entities”), American Midstream Partners, LP, a Delaware limited partnership (“AMID”), American Midstream GP, LLC, a Delaware limited liability company and the general partner of AMID (“AMID GP” and together with AMID, the “AMID Entities”), Argo Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of AMID (“AMID Merger Sub”), and Argo Merger GP Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of AMID (“GP Sub”). Each of JPE, JPE GP, AMID, AMID GP, AMID Merger Sub and GP Sub are referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Board of Directors of JPE GP (the “JPE GP Board”), by unanimous vote, at a meeting duly called and held, (a) approved this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), (b) directed that this Agreement be submitted to a vote of the JPE Limited Partners (as defined herein), and (c) resolved to recommend adoption of this Agreement by the JPE Limited Partners;

WHEREAS, the Conflicts Committee (the “AMID Conflicts Committee”) of the Board of Directors (the “AMID GP Board”) of AMID GP (a) determined that this Agreement, the Support Agreements (as defined herein) and the AMID Partnership Agreement Amendment (as defined herein) and the transactions contemplated hereby and thereby, including the Merger (as defined herein), are in the best interest of AMID, (b) approved this Agreement, the Support Agreements and the AMID Partnership Agreement Amendment and the transactions contemplated hereby and thereby, including the Merger (the foregoing constituting AMID Special Approval (as defined herein)), and (c) resolved to approve, and to recommend to the AMID GP Board the approval of, this Agreement, the Support Agreements and the AMID Partnership Agreement Amendment and the consummation of the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, upon the receipt of such approval and recommendation of the AMID Conflicts Committee, at a meeting duly called and held, the AMID GP Board unanimously approved this Agreement, the GP Merger Agreement (as defined herein), the Support Agreements and the AMID Partnership Agreement Amendment and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement and as a condition to the Parties’ willingness to enter into this Agreement, subject to the terms and conditions set forth herein, (a) certain affiliates of ArcLight, certain other entities and the AMID Entities entered into a voting support agreement (the “ArcLight Voting Support Agreement”) in connection with the Merger with respect to, among other things, voting their Covered Units (as defined herein) in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby, (b) certain Affiliates of AMID GP and the AMID Entities entered into a Distribution Support and Expense Reimbursement Agreement (the “Distribution Support and Expense Reimbursement Agreement”), (c) certain members of JPE management and the AMID Entities entered into a support agreement in connection with the Merger with respect to, among other things, voting their Covered Units in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby (the “Management Voting Support Agreement”) and (d) an ArcLight Affiliate and the JPE Entities entered into an Expense Reimbursement Agreement (the “JPE Expense Reimbursement Agreement” and together with the ArcLight Voting Support Agreement, the Distribution Support and Expense Reimbursement Agreement and the Management Voting Support Agreement, the “Support Agreements”);

WHEREAS, immediately prior to the Effective Time and as a condition to the Parties’ willingness to enter into this Agreement, AMID GP will execute and deliver an amendment to the AMID Partnership Agreement (the

“AMID Partnership Agreement Amendment”), providing for, among other things, (A) a revision in the quarterly cash distribution rate on the outstanding AMID Series A Units (as defined herein) to the greater of (1) $0.4125 per unit per quarter and (2) the distribution paid per AMID Unit; and

WHEREAS, immediately prior to the Effective Time, JPE GP will merge with and into Argo GP Sub, LLC, a wholly owned subsidiary of AMID GP, with JPE GP as the surviving entity (the “GP Merger”), pursuant to an Agreement and Plan of Merger dated as of the date of this Agreement (the “GP Merger Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, JPE shall be merged with AMID Merger Sub (the “Merger”), the separate limited liability company existence of AMID Merger Sub will cease, and JPE will continue its existence as a limited partnership under Delaware law as the surviving entity in the Merger and an indirect but economically wholly-owned Subsidiary of AMID (the “Surviving Entity”). In conjunction with the GP Merger, GP Sub will be admitted as the sole general partner of the Surviving Entity and JPE GP shall simultaneously cease to be the general partner of JPE.

Section 1.2 Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Locke Lord LLP, 600 Travis Street, Suite 2800, Houston, Texas 77002 at 9:00 A.M., local time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as JPE and AMID shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, a certificate of merger effecting the Merger, executed in accordance with the relevant provisions of the DRULPA and the DLLCA (the “Certificate of Merger”) to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by JPE and AMID in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DRULPA and the DLLCA.

Section 1.5 Organizational Documents of the Surviving Entity.

(a) At the Effective Time, the certificate of limited partnership of JPE as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.9.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of JPE GP, AMID GP, or their respective members (i) the JPE Partnership Agreement shall be amended and restated (the “Surviving Entity Partnership Agreement”), and, as so amended and restated, shall continue in effect until thereafter changed or amended as provided therein or by applicable Law, (ii) pursuant to the

Surviving Entity Partnership Agreement, GP Sub shall be admitted as the sole general partner of the Surviving Entity and JPE GP shall simultaneously cease to be the general partner of JPE (iii) all limited partners of JPE immediately prior to the Merger shall simultaneously cease to be limited partners of JPE and (iv) GP Sub shall be bound by the Surviving Entity Partnership Agreement upon execution and delivery thereof by GP Sub.

ARTICLE II

EFFECT ON UNITS

Section 2.1 Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of JPE GP, JPE, AMID GP, AMID or the holder of any securities of JPE:

(a) Conversion of Common Units. Subject to Section 2.1(c), Section 2.2(h) and Section 2.4, (i) each Common Unit and Subordinated Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.3 as of immediately prior to the Effective Time (other than Common Units and Subordinated Units held by an ArcLight Affiliate or GP Sub) shall be converted into the right to receive 0.5775 (the “Exchange Ratio”) AMID Units (the “Public Unit Consideration”), and (ii) each Common Unit and Subordinated Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.3 held by Lonestar Midstream Holdings, LLC, a Delaware limited liability company, JP Energy Development LP, a Delaware limited partnership, or their respective Affiliates (each, an “ArcLight Affiliate”), as of Closing shall be converted into the right to receive 0.5225 AMID Units (the “Affiliate Unit Consideration” and, together with the Public Unit Consideration, the “Merger Consideration”). The GP Sub Common Units held by GP Sub will remain outstanding in the Surviving Entity and GP Sub will continue as a limited partner in the Surviving Entity.

(b) Cancellation of JPE Incentive Distribution Rights and the JPE General Partner Interest. As of the Effective Time, the JPE Incentive Distribution Rights outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and no consideration will be delivered in exchange for such cancelled JPE Incentive Distribution Rights. Upon the consummation of the transactions contemplated by the GP Merger Agreement and the designation of GP Sub as the general partner of the Surviving Entity in accordance with Section 1.5(b), the JPE General Partner Interest shall cease to exist as provided for in the GP Merger Agreement.

(c) Cancellation of JPE-Owned Units. Any JPE Securities that are owned immediately prior to the Effective Time by JPE or any Subsidiary of JPE shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled JPE Securities.

(d) Conversion of the Membership Interests in Merger Sub. At the Merger Effective Time, by virtue of the Merger and without any action on the part of AMID, JPE or AMID Merger Sub, the membership interests in AMID Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into common units of JPE (as the Surviving Entity), representing 99.9% of the aggregate partnership interest (as defined in the DRULPA) of all limited partners in the Surviving Entity, and AMID and GP Sub shall be admitted as the only limited partners of the Surviving Entity. At the Effective Time, the books and records of JPE (as the Surviving Entity) shall be revised to reflect the admission of AMID and GP Sub as the only limited partners of the Surviving Entity and the simultaneous withdrawal of all other JPE Limited Partners.

(e) Certificates. As of the Effective Time, all Common Units and Subordinated Units converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or effective affidavits of loss in lieu thereof) (a “Certificate”) or evidence of units in book-entry form (“Book-Entry Units”) that immediately prior to the Effective Time represented any such Common Units or Subordinated Units shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any distributions to which such holder is entitled pursuant to Section 2.2(g) to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 2.2(c), without interest, and the right to be admitted as an AMID Limited Partner. AMID GP hereby consents to the admission (as an AMID Limited Partner) of each JPE Unitholder who is issued AMID Units in accordance with this Article II, upon the proper surrender of the Certificate or Book-Entry Unit representing Common Units or Subordinated Units. Upon such surrender of the Certificate or Book-Entry Unit and the recording of the name of such Person as a limited partner of AMID on the books and records of AMID, such Person shall automatically and effective as of the Effective Time be admitted as an AMID Limited Partner and be bound by the AMID Partnership Agreement as such. By its surrender of a Certificate or Book-Entry Unit, or by its acceptance of AMID Units, as applicable, a JPE Unitholder confirms its agreement to be bound by all of the terms and conditions of the AMID Partnership Agreement.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, AMID shall appoint an exchange agent reasonably acceptable to JPE (the “Exchange Agent”) for the purpose of exchanging Certificates or Book-Entry Units for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, AMID will send, or will cause the Exchange Agent to send, to each holder of record of Common Units and Subordinated Units as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), whose Common Units and Subordinated Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such forms as JPE and AMID may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates or Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration.

(b) Deposit. At or prior to the Closing, AMID shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units and Subordinated Units an amount of AMID Units (which shall be in non-certificated book-entry form) issuable upon due surrender of the Certificates or Book-Entry Units pursuant to the provisions of this Article II. Following the Effective Time, AMID agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any distributions pursuant to Section 2.2(g), any AMID Units sufficient to pay any Merger Consideration and any that may be payable from time to time following the Effective Time. All cash or book-entry units representing AMID Units deposited with the Exchange Agent or representing AMID Units to be delivered pursuant to Section 2.2(h) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(c) Exchange. Each holder of Common Units and Subordinated Units that have been converted into the right to receive the Merger Consideration upon surrender to the Exchange Agent of a Book-Entry Unit or a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and a Certificate and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (x) the number of AMID Units representing, in the aggregate, the whole number of AMID Units that such holder has the right to receive in accordance with the provisions of this Article II and/or (y) a check denominated in U.S. dollars in the amount of cash, if any, that such holder has the right to receive pursuant to this Article II. The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Book-Entry Unit or Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. Until so surrendered, each such Certificate or Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. The Merger Consideration paid upon surrender of Certificates or Book-Entry Units shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Units or Subordinated Units, as the case may be, formerly represented by such Certificates or Book-Entry Units.

(d) Other Payees. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate or Book-Entry Unit shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Unit or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of JPE of transfers of Common Units. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units or Subordinated Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units or Subordinated Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or AMID, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Common Unitholders or Subordinated Unitholders 12 months after the Effective Time shall be returned to AMID, upon demand, and any such holder who has not exchanged such holder’s Common Units or Subordinated Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to AMID for delivery of the Merger Consideration as applicable, in respect of such holder’s Common Units or Subordinated Units. Notwithstanding the foregoing, AMID and JPE shall not be liable to any Common Unitholder or Subordinated Unitholders for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by Common Unitholders or Subordinated Unitholders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of AMID free and clear of any claims or interest of any Person previously entitled thereto.

(g) Distributions. No distributions with respect to AMID Units issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the AMID Units, if any, issued in exchange therefor (i) at the time of such surrender, all distributions payable in respect of any such AMID Units with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such AMID Units with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of distributions in respect of AMID Units, all AMID Units to be issued pursuant to the Merger shall be entitled to distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h) No Fractional Units. No certificates or scrip representing fractional AMID Units shall be issued upon the surrender for exchange of Certificates or Book-Entry Units. Notwithstanding any other provision of this Agreement, all fractional AMID Units that a holder of Common Units or Subordinated Units converted pursuant to the Merger would otherwise be entitled to receive as Merger Consideration (after taking into account all Certificates or Book-Entry Units delivered by such holder) will be aggregated and then, if a fractional AMID Unit results from that aggregation, be rounded up to the nearest whole AMID Unit.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by AMID, the posting by such Person of a bond, in such reasonable amount as AMID may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units or Subordinated Units represented by such Certificate as contemplated by this Article II.

(j) Withholding Taxes. AMID and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement to a Common Unitholder or Subordinated Unitholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in AMID Units). To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units or Subordinated Units, as applicable, in respect of whom such withholding was made. If withholding is taken in AMID Units, AMID and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Tax authority.

(k) Tax Characterization of the Merger. JPE and AMID each acknowledges and agrees that for U.S. federal income Tax purposes and pursuant to the Merger (i) each holder of Common Units or Subordinated Units (other than Common Units or Subordinated Units held by the ArcLight Affiliates or GP Sub) will be deemed to contribute its Common Units or Subordinated Units to AMID in exchange for the Public Unit Consideration and the deemed assumption of each such JPE Unitholder’s share of the liabilities of JPE and (ii) each of the ArcLight Affiliates will be deemed to contribute the Common Units (other than GP Sub Common Units) or Subordinated Units it holds to AMID in exchange for the Affiliate Unit Consideration and the deemed assumption of the ArcLight Affiliates’ share of the liabilities of JPE. AMID and JPE each acknowledges and agrees that for U.S. federal income Tax purposes such deemed transaction will qualify in part for nonrecognition of gain or loss pursuant to Section 721 of the Code and will be characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulation Section 1.707-3(a)(1) (the “Section 707 Consideration,” which, for the avoidance of doubt, includes any amount of liabilities other than certain “qualified liabilities” (within the meaning of Treasury Regulation Section 1.707-5(a)(6)) deemed to be assumed as part of the Merger) (such sale, a “Disguised Sale”). Each of JPE and AMID agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

Section 2.3 Treatment of Phantom Units and Equity Plans. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the JPE GP Board (or, if appropriate, any committee administering any JPE Equity Plans) will adopt resolutions, and JPE will take all other actions as may be necessary or required in accordance with applicable Law and each JPE Equity Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 2.3 to provide that:

(b) Treatment of Phantom Units. Except as otherwise expressly provided in the terms of a particular award, each award of Phantom Units that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, cease to relate to or represent a right to receive Common Units and shall be converted, at the Effective Time, into the right to receive an award of phantom units relating to AMID Units (a “Converted AMID Phantom Unit Award”) on the same terms and conditions as were applicable to the corresponding award of Phantom Units, except that the number of AMID Units covered by each such Converted AMID Phantom Unit Award shall be equal to the number of Common Units subject to the corresponding award of Phantom Units multiplied by the Exchange

Ratio. If a fractional AMID Unit results from such calculation, the total number of AMID Units covered by the applicable Converted AMID Phantom Unit Award shall be rounded up to the nearest whole AMID Unit.

(c) Assumption of JPE Equity Plans. As of the Effective Time, AMID shall assume the obligations of JPE under the JPE Equity Plans and shall assume such plans for purposes of employing such plans to make grants of equity based awards on AMID Units following the Closing.

Section 2.4 Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding Common Units, Subordinated Units, or AMID Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of Common Units and Subordinated Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE JPE ENTITIES

Except as disclosed in (a) the JPE SEC Documents filed with the SEC on or after October 1, 2014 and prior to the date of this Agreement (but excluding any disclosure contained in any such JPE SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading) or (b) the disclosure letter delivered by JPE to AMID (the “JPE Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such JPE Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such JPE Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, a JPE Material Adverse Effect), the JPE Entities represent and warrant, jointly and severally, to the AMID Entities as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of JPE, JPE GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on JPE (a “JPE Material Adverse Effect”) .

(b) Each of JPE, JPE GP and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a JPE Material Adverse Effect.

(c) All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of JPE that are owned directly or indirectly by JPE have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). All such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by JPE.

(d) JPE has made available to AMID correct and complete copies of its certificate of limited partnership and the JPE Partnership Agreement (the “JPE Charter Documents”), and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “JPE Subsidiary Documents”), in each case as amended to the date of this Agreement. All such JPE Charter Documents are in full force and effect and JPE is not in violation of any of their provisions.

Section 3.2 Capitalization.

(a) As of the close of business on October 21, 2016, JPE has no JPE Partnership Interests or other partnership interests or equity interests issued and outstanding, other than: (i) 18,529,541 Common Units; (ii) 18,124,560 Subordinated Units; (iii) no Common Units or Subordinated Units held by JPE in its treasury; (iv) the JPE Incentive Distribution Rights; (v) the JPE General Partner Interest; (vi) 1,097,754 Common Units reserved for issuance under the JPE Equity Plan; and (vii) 566,765 Common Units issuable upon the settlement of outstanding Phantom Units. All outstanding Common Units, Subordinated Units, the JPE Incentive Distribution Rights have been duly authorized and validly issued and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights. Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise permitted by Section 5.2(a), as of the date of this Agreement there are not, and, as of the Effective Time there will not be, any JPE Partnership Interests or other partnership interests, voting securities or other equity interests of JPE issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any JPE Partnership Interests or other partnership interests, voting securities or other equity interests of JPE, including any representing the right to purchase or otherwise receive any of the foregoing.

(b) None of JPE or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of JPE. Except (i) as set forth in the JPE Charter Documents, as in effect as of the date of this Agreement, or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under JPE Equity Plan disclosed in Section 3.2(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of JPE or any of its Subsidiaries to repurchase, redeem or otherwise acquire any JPE Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any JPE Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests) of JPE or any of its Subsidiaries.

(c) JPE GP is the sole general partner of JPE. JPE GP is the sole record and beneficial owner of the JPE General Partner Interest, and such JPE General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the JPE Partnership Agreement. JPE GP owns the JPE General Partner Interest free and clear of any Liens.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the JPE Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the JPE Unitholder Approval for the Merger. The execution, delivery and performance by the JPE Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized and approved by the JPE GP Board, which, at a meeting duly called and held, has, on behalf of JPE and JPE GP, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) resolved to submit the Agreement to a vote of the JPE Limited Partners and (iii) resolved to recommend adoption of this Agreement by the JPE Limited Partners. Except for obtaining the JPE Unitholder Approval for the adoption of this Agreement, and consummation of the transactions contemplated hereby, no other entity action on the part of the JPE Entities is necessary to authorize the execution, delivery and performance by the JPE Entities of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The members of JPE GP have unanimously approved the adoption of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the JPE Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of each of the JPE Entities, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding or at law or in equity).

(b) Neither the execution and delivery of this Agreement by the JPE Entities nor the consummation by the JPE Entities of the transactions contemplated hereby, nor compliance by the JPE Entities with any of the terms or provisions of this Agreement, will (i) assuming that the JPE Unitholder Approval is obtained, conflict with or violate any provision of the JPE Charter Documents, the JPE GP Charter Documents or any of the JPE Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the JPE Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to JPE or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, JPE or any of its Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement (including any Material Contract), instrument or obligation (each, a “Contract”) or JPE Permit (including any Environmental Permit) to which JPE or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of JPE or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a JPE Material Adverse Effect.

(c) The affirmative vote or consent of the holders of (i) at least a majority of the Outstanding Common Units (excluding Common Units owned by JPE GP or its Affiliates), as required by the JPE Partnership Agreement, and (ii) at least a majority of the Outstanding Subordinated Units, voting as a class, at the JPE Unitholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the transactions contemplated hereby (the “JPE Unitholder Approval”) is the only vote or approval of the holders of any class or series of JPE Partnership Interests or other partnership interests, equity interests or capital stock of JPE or any of its Subsidiaries which is necessary to adopt this Agreement and the transactions contemplated hereby.

Section 3.4 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act, including the filing of a joint proxy statement with the SEC in connection with the Merger (the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by JPE and JPE GP and the consummation by JPE and JPE GP of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a JPE Material Adverse Effect.

Section 3.5 JPE SEC Documents; Undisclosed Liabilities.

(a) JPE and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since October 1, 2014 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “JPE SEC Documents”). The JPE SEC Documents, as of their respective effective dates (in the case of the JPE SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other JPE SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such JPE SEC Documents, and none of the JPE SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the JPE SEC Documents. To the Knowledge of JPE, none of the JPE SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of JPE included in the JPE SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of JPE and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to JPE and its consolidated Subsidiaries, taken as a whole).

(c) JPE has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to JPE, including its consolidated Subsidiaries, required to be disclosed by JPE in the reports that it files or submits under the Exchange Act is accumulated and communicated to JPE’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by JPE in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. JPE’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to JPE’s auditors and the audit committee of the JPE GP Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect JPE’s ability to record, process, summarize and report financial data and have identified for JPE’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in JPE’s internal controls. The principal executive officer and the principal financial officer of JPE have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the JPE SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of JPE has completed its assessment of the effectiveness of JPE’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. To the Knowledge of JPE, as of the date of this Agreement there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Except (i) as reflected or otherwise reserved against on the balance sheet of JPE and its Subsidiaries as of June 30, 2016 (the “Balance Sheet Date”) (including the notes thereto) included in the JPE SEC Documents filed by JPE and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither JPE nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of JPE prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a JPE Material Adverse Effect.

(e) Neither JPE nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among JPE and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, JPE in JPE’s published financial statements or any JPE SEC Documents.

Section 3.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been a JPE Material Adverse Effect.

(b) Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, JPE and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither JPE nor any of its Subsidiaries has taken any action described in Section 5.2(a) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of AMID, would violate such provision.

Section 3.7 Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of JPE, threatened) by any Governmental Authority with respect to JPE or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of JPE, threatened) against JPE or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against JPE or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, a JPE Material Adverse Effect.

Section 3.8 Compliance with Laws; Permits.

(a) JPE and its Subsidiaries are, and since the later of December 31, 2013 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a JPE Material Adverse Effect.

(b) JPE and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for JPE and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “JPE Permits”), except where the failure to have any of the JPE Permits would not have, individually or in the aggregate, a JPE Material Adverse Effect. All JPE Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a JPE Material Adverse Effect. No suspension or cancellation of any of the JPE Permits is pending or, to the Knowledge of JPE, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a JPE Material Adverse Effect. JPE and its Subsidiaries are not, and since December 31, 2013 have not been, in violation or breach of, or default under, any JPE Permit, except where such violation, breach or default would not have, individually or in the aggregate, a JPE Material Adverse Effect. As of the date of this Agreement, to the Knowledge of JPE, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of JPE or any of its Subsidiaries under, any JPE Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any JPE Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a JPE Material Adverse Effect.

(c) Without limiting the generality of Section 3.8(a), JPE, each of its Subsidiaries, and, to the Knowledge of JPE, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to JPE or its Subsidiaries; (ii) has not, to the Knowledge of JPE, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of JPE, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a JPE Material Adverse Effect.

Section 3.9 Information Supplied. Subject to the accuracy of the representations and warranties of AMID set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of JPE specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by AMID in connection with the issuance of AMID Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to JPE Unitholders, and at the time of the JPE Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, JPE makes no representation or warranty with respect to information supplied by or on behalf of AMID for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.10 Tax Matters. Except as would not, individually or in the aggregate, result in material liability to JPE or any of its unitholders or Subsidiaries, (i) all Tax Returns that were required to be filed by or with respect to JPE GP, JPE or any of their Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included, (iii) all Taxes owed by JPE GP, JPE or any of their Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to JPE GP, JPE or any of their Subsidiaries have been satisfied in full in all respects, (v) there are no Liens on any of the assets of JPE GP, JPE or any of their Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of JPE GP, JPE or any of their Subsidiaries, (vii) there is no written claim against JPE GP, JPE or any of their Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to JPE GP, JPE or any of their Subsidiaries, (viii) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to JPE GP, JPE or any of their Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of JPE GP, JPE or any of their Subsidiaries, nor has any such extension waiver or agreement been requested, (ix) none of JPE GP, JPE or any of their Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) none of JPE GP, JPE or any of their Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by JPE GP, JPE or any of their Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) none of JPE GP, JPE or any of their Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than JPE GP, JPE or any of their Subsidiaries), as a transferee or successor, by contract, or otherwise, (xii) no written claim has been made by any Tax authority in a jurisdiction where any of JPE GP, JPE or any of their Subsidiaries does not currently file a Tax Return that any of JPE GP, JPE or any of their Subsidiaries is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing, (xiii) none of JPE GP, JPE or any of their Subsidiaries has entered into any agreement or arrangement with any Tax authority that requires any of JPE GP, JPE or any of their Subsidiaries to take any action or refrain from taking any action with respect to Taxes, (xiv) none of JPE GP, JPE or any of their Subsidiaries is a “foreign person” within the meaning of Section 1445 of the Code, (xv) none of JPE GP, JPE or any of their Subsidiaries, for any taxable year not closed by the applicable statute of limitations, has entered into a transaction that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (xvi) none of JPE GP, JPE or any of their Subsidiaries has agreed to or could be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date or election under Section 108(i) of the Code, (xvii) JPE GP, JPE and each of their Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (xviii) each of JPE GP and JPE is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, and (xix) at least 90% of the gross income of JPE for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 3.11 Employee Benefits.

(a) Section 3.11(a) of the JPE Disclosure Schedule lists all material JPE Benefit Plans. “JPE Benefit Plans” means (i) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, or termination, in each case of clauses (i) and (ii)

that are sponsored, maintained, contributed to or required to be contributed to by JPE or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of JPE or its Subsidiaries.

(b) Except as would not, individually or in the aggregate, result in material liability to JPE or any of its Subsidiaries, (i) none of JPE, any of its Subsidiaries, or any of their respective ERISA Affiliates contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan and none of JPE, any of its Subsidiaries, or any of their respective ERISA Affiliates has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other current or contingent liability with respect to any Multiemployer Plan, and (ii) none of JPE, any of its Subsidiaries, or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any current or contingent liability with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(c) Except as would not, individually or in the aggregate, result in material liability to JPE or any of its Subsidiaries, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of JPE, threatened (i) with respect to any JPE Benefit Plan other than claims for benefits in the ordinary course, (ii) alleging any breach of the terms of any JPE Benefit Plan or any fiduciary duties with respect thereto or (iii) with respect to any violation of any applicable Law with respect to such JPE Benefit Plan.

(d) Each JPE Benefit Plan has been maintained, funded and administered in material compliance with its terms and with applicable Law, including ERISA and the Code.

(e) With respect to any JPE Benefit Plan, all material contributions, premiums and other payments due from any of JPE or its Subsidiaries required by Law or any JPE Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(f) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of JPE, JPE GP or any of their respective Subsidiaries to any severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due any such employee, consultant or officer, (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 3.12 Labor Matters.

(a) None of the employees of JPE, JPE GP or any of their respective Subsidiaries is represented in his or her capacity as an employee of JPE, JPE GP or such Subsidiary by any labor organization. None of JPE, JPE GP or any such Subsidiary has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of JPE, JPE GP or any of their respective Subsidiaries, nor has JPE, JPE GP or any such Subsidiary entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees of JPE, JPE GP or any of their respective Subsidiaries.

(b) Except for such matters which would not, individually or in the aggregate, have a JPE Material Adverse Effect, none of JPE, JPE GP or any of their respective Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of JPE, JPE GP or any of their respective Subsidiaries with respect to such matters and, to the Knowledge of JPE and JPE GP, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, a JPE Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of JPE, JPE GP or any of their respective Subsidiaries, (ii) to the Knowledge of JPE and JPE GP, there is no (and has not been during the two-year period preceding the date of this Agreement) union organizing effort pending or threatened against JPE, JPE GP or any of their respective Subsidiaries, (iii) there is no (and has not been during the two-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of JPE or JPE GP, threatened against JPE, JPE GP or any of their respective Subsidiaries and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of JPE or JPE GP, threatened with respect to any employees of JPE, JPE GP or any of their respective Subsidiaries. None of JPE, JPE GP or any of their respective Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1988 (the “WARN Act”) as a result of any action taken by JPE, JPE GP or any of their respective Subsidiaries that would have, individually or in the aggregate, a JPE Material Adverse Effect. Except for such non-compliance which would not have, individually or in the aggregate, a JPE Material Adverse Effect, JPE, JPE GP and each of their respective Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 3.13 Environmental Matters. Except as would not, individually or in the aggregate, have a JPE Material Adverse Effect, (i) each of JPE and its Subsidiaries is, and since the later of December 31, 2013, and their respective dates of organization or formation, has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, (ii) there has been no release of any Hazardous Substance by JPE or any of its Subsidiaries, or to the Knowledge of JPE, any other Person in any manner that would reasonably be expected to give rise to JPE or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of JPE, threatened against JPE or any of its Subsidiaries or involving any real property currently or, to the Knowledge of JPE, formerly owned, operated or leased by or for JPE or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (iv) to JPE’s Knowledge, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by JPE or any of its Subsidiaries or as a result of any operations or activities of JPE or any of its Subsidiaries.

Section 3.14 Contracts.

(a) Section 3.14(a) of the JPE Disclosure Schedule contains a true and complete listing of the each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (which term, for purposes of this Section 3.14, shall not include any JPE Benefit Plan) to which any of JPE or its Subsidiaries is a party in effect on the date of this Agreement (each Contract that is described in this Section 3.14(a) being an “JPE Material Contract”).

(b) (i) Each JPE Material Contract is valid and binding on JPE and its Subsidiaries, as applicable, and is in full force and effect; (ii) to JPE’s Knowledge, each JPE Material Contract will continue to be valid and binding on JPE and any of its Subsidiaries, as applicable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) JPE and each of its Subsidiaries has performed in all material respects performed all obligations required to be performed by it to date under each JPE Material Contract; (iv) neither JPE nor any of its Subsidiaries has received written notice of, or to the Knowledge of JPE, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of JPE or any of its Subsidiaries under any such JPE Material Contract; and (v) to the Knowledge of JPE, as of the date of this Agreement no other party to any JPE Material

Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default by any such other party thereunder.

Section 3.15 Property.

(a) JPE or a Subsidiary of JPE owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, a JPE Material Adverse Effect, all leases under which JPE or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against JPE or any of its Subsidiaries and, to the Knowledge of JPE, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by JPE or any of its Subsidiaries or, to the Knowledge of JPE, the counterparties thereto, or, to the Knowledge of JPE, any event which, with notice or lapse of time or both, would become a material default by JPE or any of its Subsidiaries, or, to the Knowledge of JPE, the counterparties thereto.

(b) JPE and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a JPE Material Adverse Effect. Except as would not, individually or in the aggregate, have a JPE Material Adverse Effect, each of JPE and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 3.16 Intellectual Property. Either JPE or a Subsidiary of JPE owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “JPE Intellectual Property”) used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, a JPE Material Adverse Effect, (i) there are no pending or, to the Knowledge of JPE, threatened claims by any Person alleging infringement or misappropriation by JPE or any of its Subsidiaries of such Person’s intellectual property, (ii) to the Knowledge of JPE, the conduct of the business of JPE and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither JPE nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the JPE Intellectual Property, and (iv) to the Knowledge of JPE, no Person is infringing or misappropriating any JPE Intellectual Property.

Section 3.17 Insurance. JPE and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate. Section 3.17 of the JPE Disclosure Schedule lists the annual premiums paid by JPE for directors and officers liability insurance policies. None of JPE or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.18 Opinion of Financial Advisor. The JPE GP Board has received the opinion of BMO Capital Markets Corp. (the “JPE Financial Advisor”), dated the date of the meeting of the JPE GP Board at which the JPE GP Board approved this Agreement, to the effect that, as of such date and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement was fair, from a financial point of view, to the Common Unitholders other than AMID, AMID GP, AMID Merger Sub, GP Sub, JPE GP and their respective affiliates, including the ArcLight Affiliates, and other direct or indirect investors in JPE GP and their respective affiliates.

Section 3.19 Brokers and Other Advisors. Except for the JPE Financial Advisor, the fees and expenses of which will be paid by JPE, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of JPE or any of its Subsidiaries. JPE has heretofore made available to AMID a summary of any broker, finder or financial advisory fees payable by JPE to the JPE Financial Advisor in connection with the Merger, provided that other than the fees described in such summary, there is no other compensation payable, or any other obligations, to the JPE Financial Advisor in connection with the Merger or any other transaction on behalf of JPE and its Affiliates.

Section 3.20 State Takeover Statutes. The action of the JPE GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the JPE Partnership Agreement. There is no unitholder rights plan in effect, to which JPE is a party or otherwise bound.

Section 3.21 Regulatory Matters.

(a) None of JPE or any of its Subsidiaries owns or operates facilities subject to the Federal Energy Regulatory Commission under the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”) or the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), and there are no proceedings pending, or to the Knowledge of JPE, threatened, alleging that JPE or any of its Subsidiaries is in material violation of the NGA, or the NGPA.

(b) None of JPE or any of its Subsidiaries nor any of the services provided by JPE or any of its Subsidiaries are subject to regulation by the Federal Energy Regulatory Commission pursuant to the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (“ICA”), and there are no Proceedings pending, or to the Knowledge of JPE, threatened, alleging that JPE or any of its Subsidiaries is in material violation of the ICA.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the JPE Entities nor any other Person makes or has made any express or implied representation or warranty with respect to JPE GP, JPE or its Subsidiaries or with respect to any other information provided to the AMID Entities in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, none of the JPE Entities nor any other Person will have or be subject to any liability or other obligation to any of the AMID Entities or any other Person resulting from the distribution to any of the AMID Entities (including their Representatives), or any of the AMID entities’ (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the AMID Entities in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE AMID ENTITIES

Except as disclosed in (a) the AMID SEC Documents filed with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such AMID SEC Documents under the heading “Risk Factors” or “Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by AMID to JPE (the “AMID Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such AMID Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such AMID Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an AMID Material Adverse Effect), the AMID Entities represent and warrant, jointly and severally, to the JPE Entities as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of AMID, AMID GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on AMID (a “AMID Material Adverse Effect”).

(b) Each of AMID, AMID GP and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an AMID Material Adverse Effect.

(c) All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of AMID that are owned directly or indirectly by AMID have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all Liens. Except for the interests and shares of capital stock of the AMID Joint Ventures held by AMID’s joint venture partners, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by AMID.

(d) AMID has made available to JPE correct and complete copies of the AMID Charter Documents and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “AMID Subsidiary Documents”), in each case as amended to the date of this Agreement. All such AMID Charter Documents are in full force and effect and AMID is not in violation of any of their provisions.

Section 4.2 Capitalization.

(a) As of the close of business on September 30, 2016, the issued and outstanding limited partner interests and general partner interests of AMID consisted of (i) 31,194,626 AMID Units, (ii) 9,797,342 Series A Units representing limited partner interests in AMID (“AMID Series A Units”), (iii) 8,571,429 Series C Units representing limited partner interests in AMID (“AMID Series C Units”), (iv) 4,951,795 Common Units reserved for issuance under any AMID Equity Plans (v) the AMID Incentive Distribution Rights and (vi) the general partner interest in AMID (“AMID GP Interest”). Section 4.2(a) of the AMID Disclosure Schedule sets forth the number of AMID Units that were issuable pursuant to employee and director equity plans of AMID (“AMID Equity Plans”) as of September 30, 2016, including the number of AMID Units that were subject to outstanding awards under the AMID Equity Plans as of such date. All outstanding AMID Units, AMID Series A Units, AMID Series C Units and the AMID Incentive Distribution Rights have been duly authorized and validly issued and are fully paid, non-assessable (except as such non-assessability may be affected by matters described in

Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of pre-emptive rights. Except (A) as set forth above in this Section 4.2(a), or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any limited partnership interests, voting securities or other equity interests of AMID issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any AMID Partnership Interests or other partnership interests, voting securities or other equity interests of AMID, including any representing the right to purchase or otherwise receive any of the foregoing.

(b) None of AMID or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of AMID (other than, with respect to the AMID Joint Ventures, as set forth in the definitive agreements for such AMID Joint Ventures). Except (i) as set forth in the AMID Charter Documents, as in effect as of the date of this Agreement or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards outstanding as of the date of this Agreement, there are no outstanding obligations of AMID or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any limited partnership interests, shares of capital stock, voting securities or equity interests) of AMID or any of its Subsidiaries (other than, with respect to the AMID Joint Ventures, as set forth in the definitive agreements for such AMID Joint Ventures).

(c) AMID GP is the sole general partner of AMID. AMID GP is the sole record and beneficial owner of the AMID GP Interest, and such AMID GP Interest has been duly authorized and validly issued in accordance with applicable Law and the AMID Partnership Agreement. AMID GP owns the AMID GP Interest free and clear of any Liens.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the AMID Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by the AMID Entities of this Agreement, the AMID Partnership Agreement Amendment and the Support Agreements and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the AMID Entities. At a meeting duly called and held, the AMID Conflicts Committee (i) determined that this Agreement, the Support Agreements and the AMID Partnership Agreement Amendment and the transactions contemplated hereby and thereby, including the Merger, are in the best interest of AMID, (ii) approved this Agreement, the Support Agreements and the AMID Partnership Agreement Amendment, and the transactions contemplated hereby and thereby, including the Merger (the foregoing constituting “AMID Special Approval”), and (iii) resolved to recommend to the AMID GP Board the approval of this Agreement, the Support Agreements and the AMID Partnership Agreement Amendment, and the consummation of the transactions contemplated hereby and thereby, including the Merger. Upon the receipt of the recommendation of the AMID Conflicts Committee, at a meeting duly called and held, the AMID GP Board unanimously approved this Agreement, the Support Agreements, the AMID Partnership Agreement Amendment and the GP Merger Agreement and the transactions contemplated hereby and thereby, including the Merger and the GP Merger, and no other entity action on the part of the AMID Entities is necessary to authorize the execution, delivery and performance by the AMID Entities of this Agreement, the Support Agreements, the AMID Partnership Agreement Amendment and the GP Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger and the GP Merger. This Agreement, the Support Agreements and the GP Merger Agreement have been and the AMID Partnership Agreement Amendment will be, duly executed and delivered by the applicable AMID Entities and, assuming due authorization, execution and delivery of this Agreement, the Support Agreements and the GP Merger Agreement by the other parties hereto, this Agreement constitutes, and the AMID Partnership Agreement Amendment will constitute, a legal, valid and binding obligation of each of the applicable AMID Entities, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding or at law or in equity).

(b) Neither the execution and delivery of each of this Agreement, the Distribution Support and Expense Reimbursement Agreement, the AMID Partnership Agreement Amendment and the GP Merger Agreement by the AMID Entities, nor the consummation by the AMID Entities of the transactions contemplated hereby and thereby, nor compliance by the AMID Entities with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the AMID Charter Documents, the AMID GP Charter Documents, or any of the AMID Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to AMID or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, AMID or any of its Subsidiaries under any of the terms, conditions or provisions of any Contract or AMID Permit (including any Environmental Permit) to which AMID or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of AMID or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an AMID Material Adverse Effect.

(c) None of the AMID Entities or any of their respective Subsidiaries holds any limited partner interests, capital stock, voting securities or equity interests of JPE or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such limited partner interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such limited partner interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such limited partner interests, shares of capital stock, voting securities or equity interests.

Section 4.4 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the Registration Statement and the Proxy Statement with the SEC, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by AMID and the consummation by AMID of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in an AMID Material Adverse Effect.

Section 4.5 AMID SEC Documents; Undisclosed Liabilities.

(a) AMID and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2012 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “AMID SEC Documents”). The AMID SEC Documents, as of their respective effective dates (in the case of the AMID SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act)

and as of their respective SEC filing dates (in the case of all other AMID SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such AMID SEC Documents, and none of the AMID SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the AMID SEC Documents. To the Knowledge of AMID, none of the AMID SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of AMID included in the AMID SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of AMID and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to AMID and its consolidated Subsidiaries, taken as a whole).

(c) AMID has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to AMID, including its consolidated Subsidiaries, required to be disclosed by AMID in the reports that it files or submits under the Exchange Act is accumulated and communicated to AMID’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by AMID in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. AMID’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to AMID’s auditors and the audit and risk committee of the AMID GP Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect AMID’s ability to record, process, summarize and report financial data and have identified for AMID’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in AMID’s internal controls. The principal executive officer and the principal financial officer of AMID have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the AMID SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of AMID has completed its assessment of the effectiveness of AMID’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. To the Knowledge of AMID, as of the date of this Agreement, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Except (i) as reflected or otherwise reserved against on the balance sheet of AMID and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the AMID SEC Documents filed by AMID and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither AMID nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of AMID prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, an AMID Material Adverse Effect.

(e) Neither AMID nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among AMID and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, AMID in AMID’s published financial statements or any AMID SEC Documents.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been an AMID Material Adverse Effect.

(b) Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, AMID and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither AMID nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of JPE, would violate such provisions.

Section 4.7 Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of AMID, threatened) by any Governmental Authority with respect to AMID or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of AMID, threatened) against AMID or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against AMID or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, an AMID Material Adverse Effect.

Section 4.8 Compliance with Laws; Permits.

(a) AMID and its Subsidiaries are, and since the later of December 31, 2013 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, an AMID Material Adverse Effect.

(b) AMID and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for AMID and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “AMID Permits”), except where the failure to have any of the AMID Permits would not have, individually or in the aggregate, an AMID Material Adverse Effect. All AMID Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an AMID Material Adverse Effect. No suspension or cancellation of any of AMID Permits is pending or, to the Knowledge of AMID, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, an AMID Material Adverse Effect. AMID and its Subsidiaries are not, and since December 31, 2013 have not been, in violation or breach of, or default under, any AMID Permit, except where such violation, breach or default would not have, individually or in the aggregate, an AMID Material Adverse Effect. As of the date of this Agreement, to the Knowledge of AMID, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of AMID or any of its Subsidiaries under, any AMID Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any AMID Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, an AMID Material Adverse Effect.

(c) Without limiting the generality of Section 4.8(a), AMID, each of its Subsidiaries, and, to the Knowledge of AMID, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to AMID or its Subsidiaries; (ii) has not, to the Knowledge of AMID, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of AMID, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, an AMID Material Adverse Effect.

Section 4.9 Information Supplied. Subject to the accuracy of the representations and warranties of JPE set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of AMID specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to JPE Unitholders, and at the time of the JPE Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, AMID makes no representation or warranty with respect to information supplied by or on behalf of JPE for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10 Tax Matters. Except as would not, individually or in the aggregate, result in material liability to AMID or any of its unitholders or Subsidiaries (i) all Tax Returns that were required to be filed by or with respect to AMID or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included, (iii) all Taxes owed by AMID or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to AMID or any of its Subsidiaries have been satisfied in full in all respects, (v) there are no Liens on any of the assets of AMID or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of AMID or any of its Subsidiaries, (vii) there is no written claim against AMID or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to AMID or any of its Subsidiaries, (viii) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to AMID or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to AMID or any of its Subsidiaries, (ix) none of AMID or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) none of AMID or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by AMID or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, nor has any such extension waiver or agreement been requested, (xi) none of AMID or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than AMID or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise, (xii) no written claim has been made by any Tax authority in a jurisdiction where any of AMID or any of its Subsidiaries does not currently file a Tax Return that any of AMID or any of its Subsidiaries is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing, (xiii) none of AMID or any of its Subsidiaries has entered into any agreement or arrangement with any Tax authority that requires any of AMID or any of its Subsidiaries to take any action or refrain from taking any action with respect to Taxes, (xiv) none of AMID or any of its Subsidiaries is a “foreign person” within the meaning of Section 1445 of the Code, (xv) none of AMID, or any of its Subsidiaries, for any taxable year not closed by the applicable statute of limitations, has entered into a transaction that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (xvi) none of AMID or any of its Subsidiaries has agreed to or could be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date or election under Section 108(i) of the Code, (xvii) AMID and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (xviii) AMID and each of its Subsidiaries (other than GP Sub, American Midstream Finance Corp., Blackwater Investments, Inc. and Blackwater Midstream Corp.) is properly classified as a partnership or a disregarded entity (as defined in Treasury Regulation Section 301.7701-3(a)) for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, and (xix) at least 90% of the gross income of AMID for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.11 Employee Benefits.

(a) Section 4.11(a) of the AMID Disclosure Schedule lists all material AMID Benefit Plans. “AMID Benefit Plans” means (i) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, or termination, in each case of clauses (i) and (ii) that are sponsored, maintained, contributed to or required to be contributed to by AMID or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of AMID or its Subsidiaries.

(b) Except as would not, individually or in the aggregate, have an AMID Material Adverse Effect, (i) none of AMID, any of its Subsidiaries, or any of their respective ERISA Affiliates contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan and none of AMID, any of its Subsidiaries, or any of their respective ERISA Affiliates has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other current or contingent liability with respect to any Multiemployer Plan, and (ii) none of AMID, any of its Subsidiaries, or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any current or contingent liability with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(c) Except for such claims which would not, individually or in the aggregate, have an AMID Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of AMID, threatened (i) with respect to any AMID Benefit Plan other than claims for benefits in the ordinary course, (ii) alleging any breach of the material terms of any AMID Benefit Plan or any fiduciary duties with respect thereto or (iii) with respect to any violation of any applicable Law with respect to such AMID Benefit Plan.

(d) Each AMID Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not, individually or in the aggregate, have an AMID Material Adverse Effect.

(e) Except as would not have, individually or in the aggregate, an AMID Material Adverse Effect, with respect to any AMID Benefit Plan, all contributions, premiums and other payments due from any of AMID or its Subsidiaries required by Law or any AMID Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of AMID, AMID GP or any of their respective Subsidiaries to any severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due any such employee, consultant or officer, (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 4.12 Labor Matters.

(a) Except as would not, individually or in the aggregate, have an AMID Material Adverse Effect, none of the employees of AMID, AMID GP or any of their respective Subsidiaries is represented in his or her capacity as an employee of AMID, AMID GP or such Subsidiary by any labor organization. None of AMID, AMID GP or any such Subsidiary has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of AMID, AMID GP or any of their respective Subsidiaries, nor has AMID, AMID GP or any such Subsidiary entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees of AMID, AMID GP or any of their respective Subsidiaries.

(b) Except for such matters which would not, individually or in the aggregate, have an AMID Material Adverse Effect, none of AMID, AMID GP or any of their respective Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of AMID, AMID GP or any of their respective Subsidiaries with respect to such matters and, to the Knowledge of AMID and AMID GP, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, an AMID Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of AMID, AMID GP or any of their respective Subsidiaries, (ii) to the Knowledge of AMID and AMID GP, there is no (and has not been during the two-year period preceding the date of this Agreement) union organizing effort pending or threatened against AMID, AMID GP or any of their respective Subsidiaries, (iii) there is no (and has not been during the two-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of AMID or AMID GP, threatened against AMID, AMID GP or any of their respective Subsidiaries and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of AMID or AMID GP, threatened with respect to any employees of AMID, AMID GP or any of their respective Subsidiaries. None of AMID, AMID GP or any of their respective Subsidiaries has any liabilities under the WARN Act as a result of any action taken by AMID, AMID GP or any of their respective Subsidiaries that would have, individually or in the aggregate, an AMID Material Adverse Effect. Except for such non-compliance which would not have, individually or in the aggregate, an AMID Material Adverse Effect, AMID, AMID GP and each of their respective Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 4.13 Environmental Matters. Except as would not, individually or in the aggregate, have an AMID Material Adverse Effect: (i) each of AMID and its Subsidiaries is, and, since December 31, 2013, has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, (ii) there has been no release of any Hazardous Substance by AMID or any of its Subsidiaries, or to the Knowledge of AMID, any other Person in any manner that would reasonably be expected to give rise to AMID or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of AMID, threatened against AMID or any of its Subsidiaries or involving any real property currently or, to the Knowledge of AMID, formerly owned, operated or leased by or for AMID or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (iv) to the Knowledge of AMID, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by AMID or any of its Subsidiaries or as a result of any operations or activities of AMID or any of its Subsidiaries.

Section 4.14 Contracts.

(a) Section 4.14(a) of the AMID Disclosure Schedule contains a true and complete listing of the each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (which term, for purposes of this Section 4.14, shall not include any AMID Benefit Plan) to which any of AMID or its Subsidiaries is a party in effect on the date of this Agreement (each Contract that is described in this Section 4.14(a) being an “AMID Material Contract”).

(b) Except as would not have, individually or in the aggregate, an AMID Material Adverse Effect: (i) each AMID Material Contract is valid and binding on AMID and any of its Subsidiaries, as applicable, and is in full force and effect; (ii) each AMID Material Contract will continue to be valid and binding on AMID and any of its Subsidiaries, as applicable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) AMID and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each AMID Material Contract; (iv) neither AMID nor any of its Subsidiaries has received written notice of, or to the Knowledge of AMID, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of AMID or any of its Subsidiaries under any such AMID Material Contract; and (v) to the Knowledge of AMID, as of the date of this Agreement no other party to any AMID Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

Section 4.15 Property.

(a) Except as would not have, individually or in the aggregate, an AMID Material Adverse Effect, AMID or a Subsidiary of AMID owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, an AMID Material Adverse Effect, all leases under which AMID or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against AMID or any of its Subsidiaries and, to the Knowledge of AMID, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing material default by AMID or any of its Subsidiaries or, to the Knowledge of AMID, the counterparties thereto, or, to the Knowledge of AMID, any event which, with notice or lapse of time or both, would become a material default by AMID or any of its Subsidiaries, or, to the Knowledge of AMID, the counterparties thereto.

(b) AMID and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have an AMID Material Adverse Effect. Except as would not, individually or in the aggregate, have an AMID Material Adverse Effect, each of AMID and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.16 Opinion of Financial Advisor. The AMID Conflicts Committee has received the opinion of Simmons & Co. (the “AMID Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration to be paid by AMID is fair to AMID and the common unitholders of AMID (other than AMID GP and its Affiliates).

Section 4.17 Brokers and Other Advisors. Except for the AMID Financial Advisor and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by AMID, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of AMID or any of its Subsidiaries.

Section 4.18 State Takeover Statutes. The action of the AMID GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the AMID Partnership Agreement.

Section 4.19 Regulatory Matters.

(a) Except as set forth in Section 4.19(a) of the AMID Disclosure Schedule, none of AMID or any of its Subsidiaries owns or operates facilities subject to the NGA or the NGPA, and there are no proceedings pending, or to the Knowledge of AMID, threatened, alleging that AMID or any of its Subsidiaries is in material violation of the NGA, or the NGPA.

(b) Except as set forth in Section 4.19(b) of the AMID Disclosure Schedule, none of AMID or any of its Subsidiaries nor any of the services provided by AMID or any of its Subsidiaries are subject to regulation by the Federal Energy Regulatory Commission pursuant to the ICA, and there are no Proceedings pending, or to the Knowledge of AMID, threatened, alleging that AMID or any of its Subsidiaries is in material violation of the ICA.

Section 4.20 Financing. In the event that AMID determines to pay the amount set forth in the Payoff Letter pursuant to Section 5.17, AMID shall have sufficient borrowing availability under AMID’s revolving credit facility to permit AMID to pay such amount in full on the Closing Date.

Section 4.21 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of the AMID Entities nor any other Person makes or has made any express or implied representation or warranty with respect to the AMID Entities or with respect to any other information provided to the JPE Entities in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, neither the AMID Entities nor any other Person will have or be subject to any liability or other obligation to the JPE Entities or any other Person resulting from the distribution to the JPE Entities (including their Representatives), or the JPE Entities’ (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the JPE Entities in any “data rooms” or management presentations in expectation of the Merger.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Preparation of the Registration Statement and the Proxy Statement; JPE Unitholders Meeting.

(a) As soon as practicable following the date of this Agreement, JPE shall prepare and file with the SEC the Proxy Statement, and JPE and AMID shall prepare and AMID shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of JPE and AMID shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. JPE shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the JPE Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by AMID, and no filing of, or amendment or supplement to, the Proxy Statement will be made by JPE, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to JPE or AMID, or any of their respective Affiliates, directors or officers, is discovered by JPE or AMID that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the JPE Unitholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement and the Registration Statement, or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b) JPE shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the JPE Unitholders (the “JPE Unitholders Meeting”) for the purpose of obtaining the JPE Unitholder Approval. Subject to Section 5.3, JPE shall, through the JPE GP Board, recommend to the JPE Unitholders adoption of this Agreement (the “JPE Board Recommendation”). Unless the JPE GP Board has effected a JPE Adverse Recommendation Change in accordance with Section 5.3, JPE shall use its reasonable best efforts to solicit from the JPE Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the JPE Unitholder Approval. The Proxy Statement shall include, subject to Section 5.3, the JPE Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to Section 5.3, JPE shall submit this Agreement for approval by the JPE Unitholders at such JPE Unitholders Meeting. Notwithstanding anything in this Agreement to the contrary, JPE may postpone or adjourn the JPE Unitholders Meeting (i) to solicit additional proxies for the purpose of obtaining the JPE Unitholder Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that JPE has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the JPE Unitholders prior to the JPE Unitholders Meeting and (iv) if JPE has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

Section 5.2 Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the JPE Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any JPE

Material Contract in effect as of the date of this Agreement (including the JPE Partnership Agreement) or (v) as agreed in writing by AMID (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, JPE shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material JPE Permits and all material insurance policies maintained by JPE and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all JPE Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the JPE Disclosure Schedule, (iii) as required by applicable Law, (iv) as required by any JPE Material Contract in effect as of the date of this Agreement (including the JPE Partnership Agreement) or (v) as agreed in writing by AMID (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, JPE shall not, and shall not permit any of its Subsidiaries to:

(i) (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its JPE Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any JPE Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its JPE Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing, other than in connection with the vesting or settlement of any equity or equity-based award that is outstanding on the date of this Agreement or as set forth in Section 5.2(a)(i)(A) of the JPE Disclosure Schedule, in accordance with the terms thereof; (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, limited liability interests, shares of capital stock, voting securities or equity interests, except in connection with the settlement of or Tax withholding with respect to any Phantom Units that are outstanding on the date of this Agreement and in accordance with the terms thereof, (C) declare, set aside for payment or pay any distribution on any Common Units, Subordinated Units, other JPE Partnership Interests and Phantom Units, or otherwise make any payments to the JPE Unitholders in their capacity as such (other than (y) distributions by a direct or indirect Subsidiary of JPE to its parent, and (z) JPE’s regular quarterly distributions in an amount not to exceed $0.325 per Common, Subordinated and Phantom Unit), or (D) split, combine, subdivide or reclassify any Common Units or other JPE Partnership Interests;

(ii) (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of JPE or any of its Subsidiaries, other than (w) borrowings under JPE’s Credit Agreement dated February 12, 2014 among JP Energy Partners LP, Bank of America, N.A. as administrative agent and swing line lender and an L/C issuer, the other lender parties thereto, as it may be amended, modified or supplemented from time to time (including to increase the aggregate lender commitments thereunder) (the “Existing Credit Facility”), or any replacement thereof, and (x) additional borrowings, in each case in this Section 5.2(a)(ii)(A)(x) not in excess of $1,000,000 in the aggregate (provided that except with respect to this clause (x), JPE and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby), (y) borrowings from JPE or any of its Subsidiaries by JPE or any of its Subsidiaries and (z) repayments of borrowings from JPE or any of its Subsidiaries by JPE or any of its Subsidiaries and guarantees by JPE or any of its Subsidiaries of indebtedness of JPE or any of its Subsidiaries, or (B) except as permitted pursuant to clause (A) above, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of JPE or any of its Subsidiaries (other than (x) revolving indebtedness, (y) borrowings from JPE or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii) sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) any of its properties or assets with a fair market value in excess of $250,000 individually or $1,000,000 in the aggregate, except, (w) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(a)(iii)(w) of the JPE Disclosure Schedule, correct and complete copies of which have been made available to AMID, (x) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (y) transactions (including sales of crude oil, natural gas, natural gas liquids and other produced hydrocarbons and minerals) in the ordinary course of business consistent with past practice or (z) sales, transfers, leases, farmouts or other disposals to JPE or any of its Subsidiaries;

(iv) make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $2,000,000 in the aggregate, except for (A) any capital expenditures approved by the JPE GP Board, (B) any capital expenditures set forth in Section 5.2(a)(iv) of the JPE Disclosure Schedule or (C) as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(v) directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, except in a potential transaction described in Section 5.2(a)(v) of the JPE Disclosure Schedule;

(vi) make any loans or advances to any Person (other than (A) travel, relocation expenses and similar expenses or advances to its employees in the ordinary course of business consistent with past practice, (B) loans and advances to JPE or any of its Subsidiaries and (C) trade credit granted in the ordinary course of business consistent with past practice);

(vii) (A) except (x) for Contracts relating to indebtedness permitted under Section 5.2(a)(ii), (y) for commodity derivative instruments entered into in compliance with JPE’s Risk Management Policy and (z) as in the ordinary course of business consistent with past practice (provided, however, that this clause (z) shall not apply in respect of any non-competition agreement), (1) enter into any contract or agreement that would be a JPE Material Contract if in existence as of the date of this Agreement or (2) terminate or amend in any material respect any JPE Material Contract, or (B) (w) waive any material rights under any JPE Material Contract, (x) enter into or extend the term or scope of any JPE Material Contract that materially restricts JPE or any of its Subsidiaries from engaging in any line of business or in any geographic area, (y) enter into any JPE Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (z) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of JPE or any of its material Subsidiaries;

(viii) except as provided in Section 5.2(a)(viii) of the JPE Disclosure Schedule or in the ordinary course of business or as required by the terms, as of the date hereof, of any JPE Benefit Plan, (A) increase the compensation of any executive officer, (B) pay any bonus or incentive compensation, (C) grant any new equity or non-equity based compensation award, (D) enter into, establish, amend or terminate any JPE Benefit Plan or any other agreement or arrangement which would be a JPE Benefit Plan if it were in effect on the date of this Agreement, (E) accelerate the vesting or payment of any compensation or benefits under any JPE Benefit Plan or (F) fund any JPE Benefit Plan or trust relating thereto;

(ix) (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes, (D) file any material amended Tax Return, (E) enter into an arrangement with any Governmental Authority with respect to

Taxes; (F) surrender any right to claim a refund for Taxes, (G) consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or (H) take any action or fail to take any action that would reasonably be expected to cause JPE or any of its Subsidiaries to be treated, for U.S. federal income Tax purposes, as a corporation;

(x) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi) amend the JPE Charter Documents;

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of JPE);

(xiii) pay, discharge, settle or satisfy any suit, action, claims or proceeding, except in the ordinary course of business, provided that such actions do not result in the payment by JPE or its Subsidiaries of an amount in the aggregate in excess of $1,000,000, and do not include any equitable remedies or other restrictions binding on JPE beyond such cash settlement;

(xiv) take any action that would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the transactions contemplated hereby, in each case to a date after the Outside Date;

(xv) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of JPE for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; or

(xvi) agree, in writing or otherwise, to take any of the foregoing actions.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the AMID Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any AMID Material Contract in effect as of the date of this Agreement or (v) as agreed in writing by JPE (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time AMID shall, and shall cause each of its Subsidiaries to: (w) conduct its business in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all AMID Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (z) use its commercially reasonable efforts to keep in full force and effect all material AMID Permits and all material insurance policies maintained by AMID, its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the AMID Disclosure Schedule, (iii) as required by applicable Law, (iv) as required by any AMID Material Contract in effect as of the date of this Agreement or (v) as agreed in writing by JPE (such consent shall not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement to the Effective Time, AMID shall not and shall not permit any of its Subsidiaries to:

(i) (A) issue, sell, grant, or dispose of, accelerate the vesting of or modify, as applicable, any of its AMID Partnership Interests, limited partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its AMID Partnership Interests, limited partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its AMID Partnership Interests, limited partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of the foregoing; provided that (x) AMID may issue, deliver or sell any equity securities, or rights to acquire equity securities of AMID for cash or in connection with an acquisition, in an amount not to exceed $110,000,000 (based on the market price of the securities at the time of issuance) in the aggregate; (y) AMID may grant new awards under the AMID Equity Plans to employees and other service providers of AMID, AMID GP and their Affiliates in the ordinary course of business consistent with past practices, and may issue AMID Units upon the settlement of any equity awards which are outstanding on, or granted after, the date of this Agreement and in accordance with the terms thereof and (z) as set forth on Section 5.2(b)(i) of the AMID Disclosure Schedule; (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, other than (i) Tax withholding with respect to, any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof or (ii) in excess of $1,000,000 (based on the market price of the securities at the time of such transaction), in the aggregate; (C) except for (y) distributions by a direct or indirect Subsidiary of AMID to its parent or (z) AMID’s regular quarterly distributions and associated distributions to the AMID GP, declare, set aside for payment or pay any distribution on any AMID Units or other AMID Partnership Interests, or otherwise make any payments to the AMID Unitholders in their capacity as such; or (D) split, combine, subdivide or reclassify any of its limited partnership units or other interests;

(ii) (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of AMID or any of its Subsidiaries, other than (v) borrowings under AMID’s Amended and Restated Credit Agreement dated as of September 5, 2014, by and among AMID, the guarantors party thereto, Bank of America, N.A. as administrative agent and the other lender parties thereto, as it may be amended, modified or supplemented from time to time (including to increase the aggregate lender commitments thereunder), or any replacement thereof, (w) additional borrowings, in each case in this Section 5.2(b)(ii)(A)(w) not in excess of $75,000,000 (provided that except with respect to this clause (w), AMID and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby), (x) refinancing, replacement or amendment of any indebtedness, (y) borrowings from AMID or any of its Subsidiaries by AMID or any of its Subsidiaries and (z) repayments of borrowings from AMID or any of its Subsidiaries by AMID or any of its Subsidiaries and guarantees by AMID or any of its Subsidiaries of indebtedness of AMID or any of its Subsidiaries, or (B) except as permitted pursuant to clause (A) above, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of AMID or any of its Subsidiaries (other than (x) revolving indebtedness, (y) borrowings from AMID or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii) sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) any of its properties or assets with a fair market value in excess of $500,000 individually or $2,000,000 in the aggregate, except, (w) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(b)(iii)(w) of the AMID Disclosure Schedule, correct and complete copies of which have been made available to JPE and other potential transactions listed on Section 5.2(b)(iii)(w) of the AMID Disclosure Schedule, (x) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (y) transactions (including sales of natural gas, natural gas liquids and other produced hydrocarbons and minerals) in the ordinary course of business consistent with past practice or (z) sales, transfers, leases, farmouts or other disposals to AMID or any of its Subsidiaries;

(iv) make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $4,000,000 in the aggregate, except for (A) any capital expenditures set forth in Section 5.2(a)(iv) of the AMID Disclosure

Schedule, (B) any capital expenditures approved by the AMID GP Board or (C) as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(v) (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes, (D) file any material amended Tax Return, (E) enter into an agreement with any Governmental Authority with respect to Taxes, (F) surrender any right to claim a refund for Taxes, or (G) take any action or fail to take any action that would reasonably be expected to cause AMID or any of its Subsidiaries to be treated, for U.S. federal income Tax purposes, as a corporation;

(vi) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(vii) except for the AMID Partnership Agreement Amendment and otherwise in connection with the Merger, amend the AMID Charter Documents in any manner that would reasonably be expected to (A) prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement, or (B) adversely affect in a material way the rights of holders of its securities or the securities of any other party hereto;

(viii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of AMID) that would (A) prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of the transactions set forth in this Agreement or (B) adversely affect in a material way the rights of holders of the securities of any party hereto;

(ix) take any action that would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the transactions contemplated hereby, in each case to a date after the Outside Date;

(x) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of AMID for any calendar quarter between the date hereof and the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; or

(xi) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3 No Solicitation.

(a) JPE and JPE GP shall, and JPE shall cause its Subsidiaries and use reasonable best efforts to cause JPE’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a JPE Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of JPE or its Subsidiaries and immediately prohibit any access by any Person (other than AMID and its Representatives) to any physical or electronic data room relating to a possible JPE Alternative Proposal. Except as permitted by this Section 5.3, (x) JPE and JPE GP shall not, and JPE shall cause its Subsidiaries and use reasonable best efforts to cause its Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a JPE Alternative Proposal, (ii) grant approval to any Person under clause (iii) of the provision in the definition of “Outstanding” in the JPE Partnership Agreement, (iii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a JPE Alternative Proposal or (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to AMID, the JPE Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any JPE Alternative Proposal and (y) within ten business days of receipt of a written request of AMID following the receipt by JPE of any JPE Alternative Proposal, JPE shall publicly reconfirm the JPE Board Recommendation; provided that AMID shall not be permitted to make such request on more than one occasion in respect of each JPE Alternative Proposal and each material modification to a JPE Alternative Proposal, if any (the taking of any action described in clause (x)(iv) or the failure to take the action described in clause (y) being referred to as an “JPE Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by JPE’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by JPE unless such violation is committed without the Knowledge of JPE and JPE uses its reasonable best efforts to promptly cure such violation once JPE is made aware of such violation.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the JPE Unitholder Approval, (i) JPE has received a written JPE Alternative Proposal that the JPE GP Board believes is bona fide, (ii) the JPE GP Board, after consultation with JPE GP’s outside legal counsel and financial advisors, determines in good faith that such JPE Alternative Proposal constitutes or could reasonably be expected to lead to or result in a JPE Superior Proposal and, after consultation with JPE GP’s outside legal counsel, that failure to take such action would be inconsistent with its duties under the JPE Partnership Agreement or applicable Law and (iii) such JPE Alternative Proposal did not directly result from a material breach of this Section 5.3, then JPE may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to JPE and its Subsidiaries to the Person making such JPE Alternative Proposal and (B) participate in discussions or negotiations regarding such JPE Alternative Proposal; provided that (x) JPE will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless JPE has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the AMID Confidentiality Agreement are to AMID and (y) JPE will provide to AMID non-public information about JPE or its Subsidiaries that was not previously provided or made available to AMID prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c) In addition to the other obligations of JPE set forth in this Section 5.3, JPE shall promptly advise AMID, orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, JPE in respect of any JPE Alternative Proposal, and shall, in any such notice to AMID, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep AMID reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and JPE shall promptly provide AMID with copies of any additional written materials received by JPE or that JPE has delivered to any third party making a JPE Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d) Notwithstanding any other provision of this Agreement, at any time prior to obtaining the JPE Unitholder Approval, the JPE GP Board may effect a JPE Adverse Recommendation Change in response to a JPE Alternative Proposal or a JPE Changed Circumstance if the JPE GP Board, after consultation with JPE GP’s outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under the JPE Partnership Agreement or applicable Law and:

(i) if the JPE GP Board intends to effect such JPE Adverse Recommendation Change in response to a JPE Alternative Proposal:

(A) such JPE Alternative Proposal is bona fide, in writing and has not been withdrawn or abandoned;

(B) the JPE GP Board has determined, after consultation with JPE GP’s outside legal counsel and financial advisors, that such JPE Alternative Proposal constitutes a JPE Superior Proposal;

(C) JPE has provided prior written notice to AMID in accordance with Section 8.9 (the “JPE Superior Proposal Notice”) of the JPE GP Board’s intention to effect a JPE Adverse Recommendation Change, and such JPE Superior Proposal Notice has specified the identity of the Person making such JPE Alternative Proposal, the material terms and conditions of such JPE Alternative Proposal, and complete copies of any written proposal or offers (including proposed agreements) received by JPE in connection with such JPE Alternative Proposal;

(D) during the period that commences on the date of delivery of the JPE Superior Proposal Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the third calendar day following the date of such delivery (the “JPE Superior Proposal Notice Period”), JPE shall (1) negotiate with AMID in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the JPE GP Board not to effect a JPE Adverse Recommendation Change; and (2) keep AMID reasonably informed with respect to the status and changes in the material terms and conditions of such JPE Alternative Proposal or other change in circumstances related thereto; provided, however, that any material revisions to such JPE Alternative Proposal (it being agreed that any change in the purchase price in such JPE Alternative Proposal shall be deemed a material revision) shall require delivery of a subsequent JPE Superior Proposal Notice and a subsequent JPE Superior Proposal Notice Period in respect of such revised JPE Alternative Proposal, except that such subsequent JPE Superior Proposal Notice Period shall expire upon the later of (x) the end of the initial JPE Superior Proposal Notice Period and (y) 11:59 p.m. Central time on the date that is the second calendar day following the date of the delivery of such subsequent JPE Superior Proposal Notice; and

(E) the JPE GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by AMID and, at the end of the JPE Superior Proposal Notice Period, shall have determined in good faith that (i) such JPE Alternative Proposal continues to constitute a JPE Superior Proposal even if such revisions were to be given effect and (ii) failure to effect a JPE Adverse Recommendation Change would be inconsistent with its duties under the JPE Partnership Agreement or applicable Law even if such revisions were to be given effect; or

(ii) if the JPE GP Board intends to effect such JPE Adverse Recommendation Change in response to a JPE Changed Circumstance:

(A) JPE has provided prior written notice to AMID in accordance with Section 8.9 (the “JPE Recommendation Change Notice”) of the JPE GP Board’s intention to effect a JPE Adverse Recommendation Change, and such JPE Recommendation Change Notice has specified the details of such JPE Changed Circumstance and the reasons for the JPE Adverse Recommendation Change;

(B) during the period that commences on the date of delivery of the JPE Recommendation Change Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “JPE Recommendation Change Notice Period”), JPE shall (i) negotiate with AMID in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the JPE GP Board not to effect a JPE Adverse Recommendation Change; and (ii) keep AMID reasonably informed of any change in circumstances related thereto; and

(C) the JPE GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by AMID and, at the end of the JPE Recommendation Change Notice Period, shall have determined in good faith that the failure to effect a JPE Adverse Recommendation Change would be inconsistent with its duties under the JPE Partnership Agreement or applicable Law even if such revisions were to be given effect.

(e) Nothing contained in this Agreement shall prevent JPE or the JPE GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and

Rule 14e-2 under the Exchange Act with respect to a JPE Alternative Proposal if the JPE GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided that any JPE Adverse Recommendation Change may only be made in accordance with Section 5.3(d). For the avoidance of doubt, a public statement that describes JPE’s receipt of a JPE Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a JPE Adverse Recommendation Change.

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the AMID Entities, on the one hand, and the JPE Entities, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 business days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date); and (ii) JPE and AMID shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c) Each of the parties hereto shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. AMID shall have the principal responsibility for devising and implementing the strategy for obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances, provided, however, that AMID shall consult in advance with JPE and in good faith take JPE’s views into account regarding the overall strategy. Subject to Section 5.6(b), the parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

(d) AMID and JPE (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (x) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (y) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding the foregoing, this clause (d) shall not impose any requirement on AMID or JPE to dispose, transfer, or separate any assets or operations.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by AMID and JPE. Thereafter, neither JPE nor AMID shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that (a) JPE shall not be required by this Section 5.5 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a JPE Alternative Proposal that the JPE GP Board believes is bona fide and matters related thereto or a JPE Adverse Recommendation Change but nothing in this clause (a) shall limit any obligation of JPE under Section 5.3(d) to negotiate with AMID in good faith and; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by AMID or JPE in compliance with this Section 5.5.

Section 5.6 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Each party shall furnish promptly to the other party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request (including information necessary to prepare the Proxy Statement). Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of

September 15, 2016, between AMID and JPE (as it may be amended from time to time, the “AMID Confidentiality Agreement”), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.6 in confidence in accordance with the terms of the AMID Confidentiality Agreement.

(b) This Section 5.6 shall not require either party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such party would reasonably be expected to result in (i) any violation of any contract or Law to which such party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party’s position in any pending or, what such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other party shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (x) notify the other party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

Section 5.7 Notification of Certain Matters. JPE shall give prompt notice to AMID, and AMID shall give prompt notice to JPE, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to JPE or AMID, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8 Indemnification and Insurance.

(a) For purposes of this Section 5.8, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of JPE, JPE GP or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with JPE) serving at the request of or on behalf of JPE, JPE GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b) From and after the Effective Time, to the fullest extent that JPE, JPE GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, AMID, AMID GP and the Surviving Entity, jointly and severally, agree to honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the JPE Charter Documents and comparable governing instruments of JPE GP and any Subsidiary of JPE or JPE GP immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity and AMID GP shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of JPE, JPE GP and their respective Subsidiaries than are presently set forth in the JPE Charter Documents and comparable governing instruments of JPE GP (it being acknowledged and agreed that the provisions of the AMID Charter Documents and comparable governing instruments of JPE GP currently in effect are no less favorable with respect to indemnification, advancement of expenses and exculpation of such Persons than are presently in the JPE Charter Documents and comparable governing instruments of JPE GP). Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c) The Surviving Entity and AMID GP shall maintain in effect for six years from the Effective Time JPE’s and JPE GP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that, with the written consent of JPE GP obtained prior to the Effective Time, the Surviving Entity or AMID GP may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or AMID GP be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by JPE or JPE GP for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity or AMID GP would be required to expend more than the Maximum Amount, the Surviving Entity or AMID GP shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If JPE or JPE GP in its sole discretion elects, then, in lieu of the obligations of AMID and AMID GP under this Section 5.8(c), JPE or JPE GP may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that the cost of the “tail policy” shall be borne by the Surviving Entity or AMID GP and in no event shall the cost of such policy exceed six times the Maximum Amount.

(d) The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of JPE, JPE GP, the Surviving Entity, AMID, AMID GP, the DRULPA or the DLLCA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity, AMID GP or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity or AMID GP, as the case may be, shall assume the obligations of the Surviving Entity and AMID GP set forth in this Section 5.8.

Section 5.9 Securityholder Litigation. JPE shall give AMID the opportunity to participate in the defense or settlement of any securityholder litigation against JPE and/or its officers and directors relating to the transactions contemplated hereby; provided that JPE shall in any event control such defense and/or settlement (subject to Section 5.2(a)(xiii)) and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.10 Structuring Matters.

(a) JPE shall, at the request of AMID, (i) call for prepayment or redemption, or prepay or redeem, (ii) attempt to renegotiate the terms of, (iii) commence an offer to purchase and/or consent solicitation or (iv) satisfy and discharge or defease any then-existing indebtedness for borrowed money of JPE; provided, however, that JPE shall not be obligated to make or cause to become effective any such action (nor shall JPE be required to incur any cost or liability in respect thereof) prior to the Effective Time. AMID shall prepare all necessary and appropriate documentation in connection with any action described above, and provide JPE with a reasonable opportunity to comment on such documents. AMID and JPE shall, and shall cause their respective Subsidiaries and Representatives to, reasonably cooperate with each other in the preparation of such documents.

(b) To the extent requested by AMID, JPE shall cooperate with AMID with respect to, and use its reasonable best efforts to facilitate, possible alternative or supplemental structures for the acquisition of JPE and its Subsidiaries (including with respect to any financing with respect thereto); provided that such structures do not impede or delay the Closing of the transactions contemplated hereby or change the Merger Consideration or adversely affect JPE and its Subsidiaries, taken as a whole, should the Merger not occur.

(c) JPE hereby consents to AMID’s use of and reliance on any audited or unaudited financial statements relating to JPE and its consolidated Subsidiaries, any entities or businesses acquired by JPE reasonably requested by AMID to be used in other activities of AMID, including the Registration Statement and any other filings that AMID desires or is required to make with the SEC. In addition, JPE will use commercially reasonable efforts, at AMID’s sole cost and expense, to obtain the consents of any auditor to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, JPE will provide such assistance (and will cause its Subsidiaries and its and their respective personnel and advisors to provide such assistance) as AMID may reasonably request in order to assist AMID in connection with any public offerings to be registered under the Securities Act or private offerings. Such assistance shall include, but not be limited to, the following: (i) providing such information, and making available such personnel as AMID may reasonably request; (ii) participation in, and assistance with, any marketing activities related to such financing; (iii) participation by senior management of the JPE in, and their assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iv) taking such actions as are reasonably requested by AMID or its financing sources to facilitate the satisfaction of all conditions precedent to obtaining such financing; and (v) taking such actions as may be required to permit any cash and marketable securities of the JPE or AMID to be made available to finance the transactions contemplated hereby at the Effective Time.

Section 5.11 Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except AMID and JPE shall each bear and pay one-half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statement (other than the filing fee payable to the SEC in connection with the Registration Statement, which shall be borne solely by AMID).

Section 5.12 Section 16 Matters. Prior to the Effective Time, AMID and JPE shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of AMID Units (including derivative securities with respect to AMID Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to JPE, or will become subject to such reporting requirements with respect to AMID, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Listing. AMID shall cause the AMID Units to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 5.14 Distributions. After the date of this Agreement until the Effective Time, each of AMID and JPE shall coordinate with the other regarding the declaration of any distributions in respect of AMID Units or Common Units, Subordinated Units and Phantom Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units, Subordinated Units or Phantom Units shall not receive, for any quarter, distributions both in respect of Common Units, Subordinated Units or Phantom Units and also distributions in respect of AMID Units that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units, Subordinated Units or Phantom Units or (ii) only distributions in respect of AMID Units that they receive in exchange therefor in the Merger.

Section 5.15 Additional Transactions at Closing. Not later than one business day prior to the Effective Time:

(a) AMID shall cause GP Sub to elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treas. Reg. §301.7701-3(c); and

(b) AMID shall contribute sufficient cash to GP Sub to cause GP Sub to purchase from the ArcLight Affiliates, or the public markets, Common Units representing not less than 0.1% of all Outstanding JPE Limited Partner Interests (the “GP Sub Common Units”).

Section 5.16 Employee Matters.

(a) AMID shall use its commercially reasonable efforts to treat each employee of JPE, JPE GP or any of their respective Subsidiaries as of the Closing who continues employment with AMID, AMID GP or any of their respective Subsidiaries following the Closing (a “JPE Employee”), equally to similarly situated employees of AMID with respect to wages, salaries and other benefit plans and arrangements. No provision of this Agreement shall be construed as a guarantee of continued employment of any JPE Employee and this Agreement shall not be construed so as to prohibit AMID, AMID GP or any of their respective Subsidiaries from having the right to terminate the employment of any JPE Employee, provided that any such termination is effected in accordance with applicable Law.

(b) The provisions of this Section 5.16 are for the sole benefit of the parties hereto and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including any JPE Employee), other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Section 5.16. Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement (including any AMID Benefit Plan or JPE Benefit Plan); (ii) shall alter or limit AMID or AMID GP’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement (including any AMID Benefit Plan or JPE Benefit Plan); or (iii) is intended to confer upon any JPE Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 5.17 Payoff of Existing Credit Facility. With respect to the Existing Credit Facility, at least three business days prior to the Closing Date, the JPE Parties shall provide to AMID a payoff letter (the “Payoff Letter”), which will provide the dollar amount of all indebtedness required to be paid under the Existing Credit Facility in order to fully pay off the Existing Credit Facility as of the Closing and to release all Liens thereunder upon such payment, executed by the applicable administrative agent for the lenders under the Existing Credit Facility on terms and conditions reasonably satisfactory to AMID GP, such terms to include either (i) the lender’s affirmative covenant to file all necessary UCC and Lien terminations within five business days following the Closing Date, or (ii) such lenders’ express authorization for the AMID Entities to have any such documents filed on the lenders’ behalf. At AMID’s sole discretion, AMID shall either (a) obtain any required consents from the lenders to permit AMID to maintain the Existing Credit Facility at the Effective Time, provided, however, that any communications with the lenders under the Existing Credit Facility to obtain such consents shall be coordinated with JPE, or (b) pay in full at Closing such amount set forth in the Payoff Letter.

Section 5.18 AMID Partnership Agreement Amendment. AMID GP and AMID shall cause the AMID Partnership Agreement Amendment to become effective as of the Effective Time.

Section 5.19 JPE Names and Marks.

(a) Prior to the Effective Time, JPE shall transfer to JP Energy GP LLC, a Delaware limited liability company (the “Transferee”), all rights in trademarks, service marks, trade names, trade dress, internet domain names, and other identifiers of source or goodwill containing, incorporating, or associated with “JP ENERGY PARTNERS” and “JP ENERGY” (the “JPE Names and Marks”). In connection with such transfer, the AMID Entities shall be granted an exclusive, worldwide, and fully paid license to use the JPE Names and Marks for a period of nine (9) months after the Effective Time (the “License Term”), during which time Transferee shall be prohibited from using any of the JPE Names and Marks. Upon the conclusion of the License Term, the AMID Entities shall use commercially reasonable efforts to remove or obliterate all JPE Names and Marks from all existing signage and stocks of signs, letterheads, invoice stock, advertisements and promotional materials, inventory and other documents and materials.

(b) Notwithstanding anything to the contrary in this Agreement, the AMID Entities shall have the right to: (i) keep records and other historical or archived documents containing or referencing the JPE Names and Marks, and (ii) refer to the historical fact that the business of JPE and its Subsidiaries was previously conducted under the JPE Names and Marks; provided, however, that with respect to any such reference, the AMID Entities shall not use the JPE Names and Marks to promote any products or services.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) JPE Unitholder Approval. The JPE Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of limited partnership of JPE and the JPE Partnership Agreement;

(b) Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired;

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal;

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(e) Unit Listing. The AMID Units deliverable to the JPE Unitholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) AMID Partnership Agreement Amendment. The AMID Partnership Agreement Amendment shall have been adopted, with such AMID Partnership Agreement Amendment to be effective as of the Effective Time.

(g) Tax Opinions.

(i) AMID shall have received an opinion of Holland & Hart, LLP, counsel to AMID, dated as of the Closing Date to the effect that, as of the Closing Date, AMID is classified as a partnership for U.S. federal income tax purposes. In rendering such opinions, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the AMID Entities and JPE and any of their respective affiliates as to such matters as such counsel may reasonably request.

(ii) JPE shall have received opinions of Latham & Watkins LLP, counsel to JPE, dated as of the Closing Date to the effect that, as of the Closing Date, JPE is classified as a partnership for U.S. federal income tax purposes. In rendering such opinions, Latham & Watkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of the AMID Entities and JPE Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

(h) GP Merger. The GP Merger shall have become effective, and GP Sub shall have been duly admitted as the sole general partner of the Surviving Entity.

Section 6.2 Conditions to Obligations of AMID to Effect the Merger. The obligations of AMID to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of JPE contained in Section 3.3(a), Section 3.3(c) and Section 3.6(a), shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of JPE contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of JPE set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “JPE Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a JPE Material Adverse Effect. AMID shall have received a certificate signed on behalf of JPE by an executive officer of JPE to such effect.

(b) Performance of Obligations of the JPE Entities. The JPE Entities shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and AMID shall have received a certificate signed on behalf of JPE by an executive officer of JPE to such effect.

(c) AMID shall have received an opinion of Locke Lord LLP, counsel to AMID, dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) no AMID Entity should recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (ii) no gain or loss should be recognized by holders of AMID Units as a result of the Merger with respect to such AMID Units held (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code). In rendering such opinions, Locke Lord LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of the AMID Entities and JPE and any of their respective affiliates as to such matters as such counsel may reasonably request.

Section 6.3 Conditions to Obligation of JPE to Effect the Merger. The obligation of JPE to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of AMID contained in Section 4.3(a), Section 4.3(c) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of AMID contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of AMID set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “AMID Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, an AMID Material Adverse Effect. JPE shall have received a certificate signed on behalf of AMID by an executive officer of AMID to such effect.

(b) Performance of Obligations of the AMID Entities. The AMID Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and JPE shall have received a certificate signed on behalf of AMID by an executive officer of AMID to such effect.

(c) JPE shall have received an opinion of Latham & Watkins LLP, counsel to JPE, dated as of the Closing Date to the effect that for U.S. federal income tax purposes, except to the extent that the Section 707 Consideration causes the Merger to be treated as a Disguised Sale, holders of Common Units or Subordinated Units (other than Common Units or Subordinated Units held by the ArcLight Affiliates and GP Sub) should not recognize any income or gain as a result of the Merger with respect to such Common Units or Subordinated Units held (other than any gain resulting from (i) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code, or (ii) the receipt of any non-pro rata Merger Consideration); provided that such opinion shall not extend to any holder who acquired Common Units or Subordinated Units from JPE in exchange for property other than cash. In rendering such opinion, Latham & Watkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of the AMID Entities and JPE Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

(d) Existing Credit Facility. Contemporaneously with or prior to the Closing, AMID shall (i) have paid or caused to be paid on behalf of JPE, to such account or accounts as designated by the applicable lender or administrative agent in the Payoff Letter and in accordance with the terms thereof, the dollar amount of all indebtedness and any other amounts required to be paid under the Existing Credit Facility in order to fully pay off the Existing Credit Facility or (ii) obtained all required consents from the lenders under the Existing Credit Facility and AMID’s revolving credit facility to permit AMID to maintain the Existing Credit Facility following the Closing.

Section 6.4 Frustration of Closing Conditions. None of JPE or any of the AMID Entities may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of JPE and AMID duly authorized by each of the JPE GP Board and the AMID GP Board, respectively.

(b) by either of JPE or AMID:

(i) if the Closing shall not have been consummated on or before April 30, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to a party if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under this Agreement or (y) to a party if the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was due to the failure of such party to perform any of its obligations under this Agreement;

(iii) if the JPE Unitholders Meeting shall have concluded and the JPE Unitholder Approval shall not have been obtained; or

(c) by AMID:

(i) if a JPE Adverse Recommendation Change shall have occurred;

(ii) prior to the receipt of the JPE Unitholder Approval, if JPE shall be in Willful Breach of its obligations pursuant to the first three sentences of Section 5.1(b) or Section 5.3, other than in the case where (x) such Willful Breach is a result of an isolated action by a Person that is a Representative of JPE (other than a director or officer of JPE), (y) such Willful Breach was not caused by, or within the Knowledge of, JPE and (z) JPE takes appropriate actions to remedy such Willful Breach upon discovery thereof; provided that AMID shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if AMID is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(iii) if JPE shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of JPE set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured by JPE within 30 days following receipt of written notice from AMID of such breach or failure; provided that AMID shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if AMID is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(d) by JPE:

(i) if AMID shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement (or if any of the representations or warranties of AMID set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by AMID within 30 days following receipt of written notice from JPE of such breach or failure; provided, that JPE shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if JPE is then in breach of any of the first three sentences of Section 5.1(b) or Section 5.3 or in material breach of any of its other representations, warranties, covenants or agreements contained in this Agreement; or

(ii) prior to the receipt of the JPE Unitholder Approval, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for a JPE Superior Proposal in accordance with Section 5.3; provided, that JPE shall concurrently with such termination pay to AMID the JPE Termination Fee in accordance with Section 7.3.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 5.11, Section 7.2 and Section 7.3 and in the last sentence of Section 5.6(a), and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any AMID Entity or JPE or their respective directors, officers and Affiliates, except (a) JPE and/or AMID may have liability as provided in Section 7.3, and (b) subject to Section 7.3(c), nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any party from liability for fraud or a Willful Breach of any covenant or other agreement contained in this Agreement.

Section 7.3 Fees and Expenses.

(a) In the event that (A) a JPE Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the JPE Unitholders Meeting (or, if the JPE Unitholders Meeting shall not have occurred, and such JPE Alternative Proposal shall have not been withdrawn prior to the termination of this Agreement pursuant to Section 7.1(b)(i) [Outside Date]), (B) this Agreement is terminated by JPE or AMID pursuant to Section 7.1(b)(i) [Outside Date] or Section 7.1(b)(iii) [Failed JPE Unitholder Vote], and (C) JPE enters into a definitive agreement with respect to, or consummates, any JPE Alternative Proposal within 12 months after the date this Agreement is terminated (whether or not such JPE Alternative Proposal is the same JPE Alternative Proposal referred to in clause (A)), then JPE shall pay to AMID a termination fee equal to $10.0 million, less any AMID Expenses previously paid by JPE pursuant to Section 7.3(e) (the “JPE Termination Fee”), upon the earlier of the public announcement that JPE has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 7.3(a), the term “JPE Alternative Proposal” shall have the meaning assigned to such term in Section 8.13, except that the references to “25% or more” shall be deemed to be references to “50% or more.”

(b) In the event this Agreement is terminated by JPE pursuant to Section 7.1(d)(iii) [JPE Superior Proposal] or by AMID pursuant to Section 7.1(c)(i) [JPE Adverse Recommendation Change] or Section 7.1(c)(ii) [JPE Willful Breach] (without limiting AMID’s remedies described in Section 8.8), then JPE shall pay to AMID, within two business days after the date of termination, the JPE Termination Fee.

(c) Any payment of the JPE Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by AMID.

(d) In the event that JPE shall fail to pay the JPE Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if JPE shall fail to pay the JPE Termination Fee when due, JPE shall also pay all of AMID’s reasonable costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The JPE Entities acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements the AMID Entities would enter into this Agreement. The parties agree that in the event that JPE pays the JPE Termination Fee to AMID, no JPE Entity shall have any further liability to any AMID Entity of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall JPE be required to pay the JPE Termination Fee on more than one occasion.

(e) Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by (i) either party pursuant to Section 7.1(b)(iii) [Failed JPE Unitholder Vote] (or a termination by JPE pursuant to a different provision of Section 7.1 at a time when this Agreement was terminable pursuant to Section 7.1(b)(iii) [Failed JPE Unitholder Vote]) or (ii) AMID pursuant to Section 7.1(c)(ii) [JPE Willful Breach], then JPE shall promptly, but in no event later than three business days after receipt of an invoice (with supporting documentation) therefor from AMID, pay AMID’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by AMID and its Affiliates in connection with this Agreement and the transactions contemplated hereby (the “AMID Expenses”); provided, however, that in the event of a termination of this Agreement by either party pursuant to Section 7.1(b)(iii) [Failed JPE Unitholder Vote] (or a termination by JPE pursuant to a different provision of Section 7.1 at a time when this Agreement was terminable pursuant to Section 7.1(b)(iii) [Failed JPE Unitholder Vote]), JPE shall pay the AMID Expenses up to a maximum amount of $5 million. In no event shall JPE have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by JPE pursuant to Section 7.1(d)(i) [AMID Uncured Breach].

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II, Section 5.8, Section 5.11, Section 5.14 and Section 5.19 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Section 5.11, Section 7.2 and Section 7.3, in the last sentence of Section 5.6(a) and this Article VIII shall survive termination of this Agreement. The AMID Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the JPE Unitholder Approval by written agreement of the parties hereto; provided, however, that following approval of the Merger and the other transactions contemplated hereunder by the JPE Unitholders, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the JPE Unitholders or AMID Unitholders, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of JPE or the JPE GP Board or of AMID or the AMID GP Board is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the JPE GP Board and AMID GP Board, as applicable.

Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by any JPE Entity or any AMID Entity in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties except that (a) AMID may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of AMID, but no such assignment shall relieve AMID of any of its obligations hereunder and (b) JPE may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of JPE, but no such assignment shall relieve JPE of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the GP Merger Agreement, the Support Agreements, the AMID Partnership Agreement Amendment, the JPE Disclosure Schedule, the AMID Disclosure Schedule and the AMID Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8, Section 5.19(a) and Section 8.12 and (ii) the right of the JPE Unitholders to receive the Merger Consideration after the Closing (a claim by the JPE Unitholders with respect to which may not be made unless and until the Closing shall have occurred) and the right of holders of equity awards to receive the Merger Consideration to which they are entitled pursuant to this Agreement after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8 Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties agree that in the event that AMID receives the JPE Termination Fee, AMID may not seek any award of specific performance under this Section 8.8.

Section 8.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or electronic transmission, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the AMID Entities, to:

American Midstream Partners, LP

2103 CityWest Blvd.

Houston, Texas 77042

Fax No.:	(713) 278-8870
Attn:	Regina Gregory, Senior Vice President, General
Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

Fax No.:	(713) 546-5401
Attn:	H. William Swanstrom
Gregory C. Hill

and to:

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

Fax No.:	(832) 397-8044
Attn:	Alan Baden
Jeremiah Mayfield

If to the JPE Entities, to:

600 E. Las Colinas Blvd., Suite 2000

Irving, TX 75039

Attn: J. Patrick Barley, President and CEO

Email: jpbarley@jpep.com

and to:

JP Energy Partners LP

1201 Louisiana St., Suite 3310

Houston, Texas 77002

Attn: Brad Grounds, Senior Vice President—Legal Affairs and Corporate Secretary

Email: bgrounds@jpep.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Fax No.:	(713) 546-5401
Attn:	Ryan J. Maierson
John M. Greer

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 8.13 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, JPE and its Subsidiaries shall not be considered Affiliates of AMID or any of AMID’s other Affiliates, nor shall AMID or any of AMID’s Affiliates be considered Affiliates of JPE or its Subsidiaries.

“AMID Charter Documents” means, collectively, the certificate of limited partnership of AMID, and the Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP dated as of April 25, 2016, as amended or supplemented from time to time.

“AMID GP Charter Documents” means, collectively, the certificate of formation of AMID GP, and the Third Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC, as amended or supplemented from time to time.

“AMID Incentive Distribution Right” has the meaning set forth in the AMID Partnership Agreement.

“AMID Joint Ventures” means each entity listed on Section 8.13 of the AMID Disclosure Schedule; provided, that with respect to any reference in this Agreement to AMID causing any AMID Joint Venture to take any action, such reference shall only require AMID to cause such AMID Joint Venture to take such action to the maximum extent permitted by the organizational documents and governance arrangements of such AMID Joint Venture and, to the extent applicable, its fiduciary duties in relation to such AMID Joint Venture.

“AMID Limited Partner” means a “Limited Partner” as defined in the AMID Partnership Agreement.

“AMID Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, as amended or supplemented from time to time.

“AMID Partnership Agreement Amendment” has the meaning set forth in the Recitals.

“AMID Partnership Interest” means “Partnership Interest” as defined in the AMID Partnership Agreement.

“AMID Unit” means a “Common Unit” as defined in the AMID Partnership Agreement.

“AMID Unitholders” means the holders of AMID Units.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“ArcLight” means ArcLight Energy Partners Fund V, L.P.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Common Unit” means a JPE Security representing a fractional part of the JPE Partnership Interests of all JPE Limited Partners and assignees, and having the rights and obligations specified with respect to Common Units in the JPE Partnership Agreement. The term “Common Unit” does not refer to a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms of the JPE Partnership Agreement.

“Common Unitholders” mean the holders of the Common Units.

“Covered Units” means any JPE Limited Partner Interests that a party to a Support Agreement owns beneficially or of record on or after the date hereof.

“Distribution Support and Expense Reimbursement Agreement” means that certain Distribution Support and Expense Reimbursement Agreement dated as of the date hereof by and among AMID, AMID GP, and Magnolia Infrastructure Holdings, LLC.

“DLLCA” mean the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Environmental Permit” means all Permits required under Environmental Laws.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed at the relevant time to be a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, tribal, foreign or multinational.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“JPE Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than AMID, its Subsidiaries, and their Affiliates, including but not limited to, the ArcLight Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of JPE and its Subsidiaries (including securities of Subsidiaries) equal to 25% or more of JPE’s consolidated assets or to which 25% or more of JPE’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of any class of equity securities of JPE, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of any class of equity securities of JPE or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving JPE which is structured to permit any Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 25% of JPE’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby.

“JPE Changed Circumstance” means a material event, circumstance, change or development, in each case that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known to the JPE GP Board; provided, however, that in no event shall the receipt, existence or terms of a JPE Alternative Proposal or any matter relating thereto or consequence thereof constitute a JPE Changed Circumstance.

“JPE Equity Plans” means any plans or arrangements of JPE providing for the compensatory grant of awards of Common Units or awards denominated, in whole or in part, in Common Units, or options or unit appreciation rights or similar awards relating to Common Units, including the 2014 Long-Term Incentive Plan.

“JPE General Partner Interest” means the “General Partner Interest” as defined in the JPE Partnership Agreement.

“JPE GP Charter Documents” means, collectively, the certificate of formation of JPE GP, and the Second Amended and Restated Operating Agreement of JPE GP, as amended or supplemented from time to time.

“JPE Incentive Distribution Right” means “Incentive Distribution Right” as defined in the JPE Partnership Agreement.

“JPE Limited Partner” means “Limited Partner” as defined in the JPE Partnership Agreement.

“JPE Limited Partner Interest” means “Limited Partner Interest” as defined in the JPE Partnership Agreement.

“JPE Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of JP Energy Partners LP, as amended or supplemented from time to time.

“JPE Partnership Interest” means an interest in JPE, which shall include the JPE General Partner Interest and JPE Limited Partner Interests.

“JPE Security” means any class or series of equity interest in JPE (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in JPE), including without limitation, Common Units and Subordinated Units, which are separate classes of JPE Partnership Interests.

“JPE Superior Proposal” means a bona fide unsolicited written offer, obtained after the date of this Agreement and not in breach of Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, 50% or more of the outstanding equity securities of JPE or 50% or more of the assets of JPE and its Subsidiaries on a consolidated basis, made by any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than AMID, its Subsidiaries, and their Affiliates, including but not limited to, the ArcLight Affiliates, which is on terms and conditions which the JPE GP Board determines in its good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to the JPE Unitholders (in their capacity as JPE Unitholders) from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by AMID in writing.

“JPE Unitholder” means the Common Unitholders and the Subordinated Unitholders.

“Knowledge” (i) when used with respect to JPE, means the actual knowledge of those individuals listed on Section 8.13 of the JPE Disclosure Schedule and (ii) when used with respect to AMID, means the actual knowledge of those individuals listed on Section 8.13 of the AMID Disclosure Schedule.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the parties’ obligations under Section 5.5) (provided that the exception in this clause (ii) shall not be deemed to apply to references to “JPE Material Adverse Effect” or “AMID Material Adverse Effect” in Section 3.3(b) or Section 4.4, as applicable, and to the extent related thereto, Section 6.2(a) and Section 6.3(a)); (iii) any change in the market price or trading volume of the limited partnership interests or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or coal or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Outstanding” shall have the meaning assigned to such term in the JPE Partnership Agreement.

“Permit” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Phantom Unit” means an award of phantom units granted under a JPE Equity Plan.

“Risk Management Policy” means the Risk Management Policy of JPE or AMID, as applicable, as adopted by the JPE GP Board or the AMID GP Board, and in effect on the date of this Agreement; provided, that the Risk Management Policy may only be amended or modified after the date of this Agreement by such Board or a committee thereof with the prior written consent of the counter-Party.

“SEC” means the Securities and Exchange Commission.

“Series A Unit” means a Series A Preferred Unit as defined in the AMID Partnership Agreement.

“Series C Unit” means a Series C Convertible Preferred Unit as defined in the AMID Partnership Agreement.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Subordinated Unit” means a Subordinated Unit as defined in the JPE Partnership Agreement.

“Subordinated Unitholders” mean the holders of the Subordinated Units.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests or, in the case of a limited liability company, the member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. For purposes of Article IV, when used with respect to AMID, the term “Subsidiary” shall include the AMID Joint Ventures.

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, margin, profits, net proceeds, alternative or add-on minimum, inventory, goods and services, capital stock, license, registration, leasing, user, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, property, unclaimed property, fuel, excess profits, premium, windfall profit, deficiency and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party (or (x) in the case of Section 5.3 with respect to JPE, the consequence of an act or omission of a Subsidiary of JPE, or of a Representative of JPE at the direction of JPE) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

[signature pages follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AMID:

AMERICAN MIDSTREAM PARTNERS, LP

By:	American Midstream GP, LLC,

Its general partner

By:	/s/ Lynn L. Bourdon III

Name:	Lynn L. Bourdon III
Title: Chairman, President and Chief Executive Officer

AMID GP:

AMERICAN MIDSTREAM GP, LLC.

By:	/s/ Lynn L. Bourdon III

Name:	Lynn L. Bourdon III

Title: Chairman, President and Chief Executive Officer

AMID MERGER SUB:

ARGO MERGER SUB, LLC

By: American Midstream Partners, LP, its sole member

By:	American Midstream GP, LLC,

its general partner

By:	/s/ Lynn L. Bourdon III

Name:	Lynn L. Bourdon III

Title: Chairman, President and Chief Executive Officer

GP SUB:

ARGO MERGER GP SUB, LLC

By: American Midstream Partners, LP, its sole member

By:	American Midstream GP, LLC,
its general partner

By:	/s/ Lynn L. Bourdon III

Name:	Lynn L. Bourdon III
Title: Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger (LP)]

JPE:

JP ENERGY PARTNERS LP

By:	JP ENERGY GP II LLC
Its general partner

By:	/s/ J. Patrick Barley

Name:	J. Patrick Barley
Title:	President and Chief Executive Officer

JPE GP:

JP ENERGY GP II LLC

By:	/s/ J. Patrick Barley

Name:	J. Patrick Barley

Title:	President and Chief Executive Officer

ANNEX B: OPINION OF BMO CAPITAL MARKETS CORP.

October 23, 2016

The Board of Directors of JP Energy GP II LLC,

   as the General Partner of JP Energy Partners LP

600 East Las Colinas Blvd, Suite 2000

Irving, Texas 75039

Members of the Board:

You have requested that BMO Capital Markets Corp. (“BMOCM” or “we”) render an opinion, as investment bankers, to the Board of Directors of JP Energy GP II LLC (“JPE GP”), in its capacity as the general partner of JP Energy Partners LP (“JPE”), as to the fairness, from a financial point of view, to holders (other than American Midstream Partners, LP (“AMID”), American Midstream GP, LLC, the general partner of AMID (“AMID GP”), Argo Merger Sub, LLC, a wholly owned subsidiary of AMID (“AMID Merger Sub”), Argo Merger GP Sub, LLC, a wholly owned subsidiary of AMID (“GP Sub”), JPE GP and their respective affiliates, including Lonestar Midstream Holdings, LLC (“Lonestar”), JP Energy Development LP (“JPE Development” and, together with Lonestar and their respective affiliates, the “ArcLight Affiliates”), and other direct and indirect investors in JPE GP and their respective affiliates (collectively, the “Excluded Holders”)) of the common units representing limited partner interests in JPE (“JPE Common Units”) of the Exchange Ratio (as defined below) provided for pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among JPE, JPE GP, AMID, AMID GP, AMID Merger Sub and GP Sub.

For purposes of this opinion, we have reviewed a draft, dated October 22, 2016, of the Merger Agreement (the “Draft Agreement”) and we have assumed that the final form of the Merger Agreement will not differ in any material respect from the Draft Agreement provided to us.

The Merger Agreement provides, among other things, for the merger of JPE with AMID Merger Sub (the “LP Merger”), with JPE surviving the LP Merger as an indirect economically wholly owned subsidiary of AMID, and the conversion of each outstanding JPE Common Unit, other than JPE Common Units held by the ArcLight Affiliates or GP Sub, into the right to receive 0.5775 (the “Exchange Ratio”) of a common unit representing limited partner interests in AMID (“AMID Common Units”).

We also understand that, in connection with the LP Merger, (i) JPE GP will merge with a wholly owned subsidiary of AMID GP, as a result of which or in conjunction therewith, (a) GP Sub will be admitted as the sole general partner of JPE and (b) JPE GP will cease to be a general partner of JPE and JPE GP’s general partner interest in JPE will cease to exist, (ii)(a) subordinated units representing limited partner interests in JPE (“JPE Subordinated Units”) not held by the ArcLight Affiliates or GP Sub will be converted into the right to receive AMID Common Units at the Exchange Ratio, (b) JPE Common Units and JPE Subordinated Units held by the ArcLight Affiliates will be converted into the right to receive AMID Common Units at a lower exchange ratio and (c) incentive distribution rights relating to limited partner interests of JPE outstanding immediately prior to the effective time of the LP Merger will cease to be outstanding and will be canceled and retired without payment of consideration in respect thereof, (iii) prior to the effective time of the LP Merger, AMID will (a) contribute cash to GP Sub and cause GP Sub to purchase JPE Common Units from the ArcLight Affiliates or through public market purchases and (b) effect certain changes in cash distribution rates with respect to certain limited partner interests in AMID and (iv) AMID will be granted an option to acquire Series C preferred units of AMID held by Magnolia Infrastructure Holdings, LLC (the transactions described in the foregoing clauses (i) through (iv), together with the other transactions contemplated by the Merger Agreement and related agreements (other than the LP Merger, the “Related Transactions”). The terms and conditions of the LP Merger and the Related Transactions are more fully set forth in the Merger Agreement and related agreements.

We have assumed that all of the conditions to the LP Merger and the Related Transactions will be satisfied, that the LP Merger and the Related Transactions will be consummated on the terms reflected in the Merger Agreement and related agreements and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that there will not be any delays, limitations, restrictions, conditions or other actions, including any divestitures, amendments or modifications, in the course of obtaining the necessary governmental, regulatory and third party approvals, consents, releases, waivers and agreements for the LP Merger and the Related Transactions or otherwise that would be meaningful in any respect to our analyses or opinion. We also have assumed that the LP Merger and the Related Transactions will have the tax consequences contemplated by the Merger Agreement.

In arriving at our opinion set forth below, we have reviewed, among other things:

1)	the Draft Agreement;

2)	publicly available information concerning JPE and AMID, including JPE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 and AMID’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016;

3)	financial and operating information with respect to the businesses, operations and prospects of JPE furnished to us by JPE, including financial projections of JPE prepared by the management of JPE;

4)	financial and operating information with respect to the businesses, operations and prospects of AMID furnished to us by AMID, including financial projections of AMID prepared by the management of AMID as reviewed and approved by the management of JPE;

5)	the strategic rationale of the management of JPE for the LP Merger and the Related Transactions;

6)	a trading history of JPE Common Units and AMID Common Units for the two-year period ended October 21, 2016;

7)	published estimates of research analysts with respect to common unit price targets of JPE, AMID and other companies that we deemed relevant;

8)	a comparison of the historical financial results and present financial condition of JPE and AMID with each other and with those of other companies that we deemed relevant;

9)	the financial terms, to the extent publicly available, of selected transactions in JPE’s industry that we deemed relevant;

10)	discounted cash flow analyses for JPE and AMID based on the financial projections and other information relating to JPE and AMID referred to above;

11)	the relative contributions of JPE and AMID to certain financial metrics of the pro forma combined company, based on the financial projections and other information relating to JPE and AMID referred to above; and

12)	selected macroeconomic and other commercial factors that we deemed relevant to JPE’s and AMID’s industry and prospects.

In addition, we have had discussions with the senior managements of JPE and AMID concerning JPE’s and AMID’s respective and combined businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In rendering our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by JPE, AMID and their respective representatives or advisors or obtained by us from other sources. We have not independently verified (nor assumed any obligation to verify)

any such information, undertaken an independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of JPE, AMID or any other entity, nor have we been furnished with any such valuation or appraisal. We have not evaluated the solvency or fair value of JPE, AMID or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. With respect to financial projections relating to JPE and AMID that we have been directed to utilize in our analyses, we have been advised by JPE and AMID, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the managements of JPE and AMID, as applicable, as to the future financial performance of JPE and AMID and the other matters covered thereby. We have assumed that the financial results reflected in such financial projections will be realized in the amounts and at the times projected. We express no opinion with respect to such projections, including the assumptions on which they are based. Furthermore, we have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the properties or facilities of JPE, AMID or any other entity. We have relied upon the assessments of the managements of JPE and AMID as to, among other things, (i) the Related Transactions, including with respect to the timing thereof and financial and other terms involved, (ii) the potential impact on JPE and AMID of market, seasonal, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas and energy industries, including commodity pricing and supply and demand for oil, gas and refined products, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (iii) the growth, expansion and other projects of JPE and AMID, including with respect to the timing and likelihood thereof and assets, capital expenditures and other aspects involved, (iv) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key customers, suppliers, employees and other commercial relationships of JPE and AMID and (v) the ability to integrate the operations of JPE and AMID. We have assumed, with your consent, that there will be no developments with respect to any such matters, or any alternative or supplemental structures to the LP Merger or any Related Transactions, that would have an adverse effect on JPE, AMID or the LP Merger and the Related Transactions or that otherwise would be meaningful in any respect to our analyses or opinion.

Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they exist and can be evaluated, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date of the opinion or to otherwise update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries in which JPE and AMID operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on JPE, AMID, the LP Merger or the Related Transactions.

Our opinion does not constitute a recommendation as to any action the Board of Directors of JPE GP (the “Board”) should take on any aspect of the LP Merger, the Related Transactions or otherwise and is not a recommendation as to how any director should vote or act with respect to the LP Merger, the Related Transactions or any other matter. Our opinion also does not constitute a recommendation to any security holder as to how such holder should vote or act with respect to the LP Merger, the Related Transactions or any other matter. Our opinion relates to the fairness, from a financial point of view, to holders of JPE Common Units (other than Excluded Holders) of the Exchange Ratio provided for pursuant to the terms and conditions of the Merger Agreement without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, JPE Common Units or other securities of JPE and does not address proportionate allocation or relative fairness among holders of JPE Common Units or other securities of JPE. In connection with our engagement, we were not requested to, and we did not, (i) undertake a third-party solicitation process with respect to the acquisition of all or a part of JPE or (ii) participate in the negotiation of the structure or terms of the LP Merger or the Related Transactions. We express no opinion herein as to the relative merits of the LP Merger or any Related Transactions or any other transactions or business strategies discussed by the Board as alternatives to the LP Merger or any Related Transactions or the decision of the Board to proceed with the LP Merger or any Related Transactions, nor do we express any opinion on any terms (other than the Exchange Ratio to the extent specified herein), aspects or implications of the LP Merger or any Related Transactions, including, without limitation, the form or structure of the LP Merger, the form, structure or financial or other terms of the Related Transactions or any support, unit purchase, partnership amendment or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the LP Merger, the Related Transactions or otherwise. Our opinion, as set forth herein, relates to the relative values of JPE and AMID. Our opinion does not in any manner address the actual value of AMID Common Units when issued in the LP Merger or the prices at which AMID Common Units or JPE Common Units or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the LP Merger. We are not experts in, and this opinion does not address, any of the legal, regulatory, tax or accounting aspects of the LP Merger or any Related Transactions, including, without limitation, whether or not the LP Merger or any Related Transactions constitute a change of control under any contract or agreement to which JPE, AMID or any of their respective affiliates is a party or may be subject or the tax consequences of the LP Merger or the Related Transactions. We have relied solely on JPE’s legal, regulatory, tax and accounting advisors for such matters. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation of or other consideration payable to any officers, directors or employees of any parties to the LP Merger and the Related Transactions, or class of such persons, relative to the Exchange Ratio or otherwise.

BMOCM has acted as financial advisor to the Board with respect to this opinion and will receive from JPE a fee for such services, a significant portion of which is contingent upon successful completion of the LP Merger. BMOCM also will receive a fee upon delivery of this opinion, which fee will be credited against the fee payable upon completion of the LP Merger. In addition, JPE has agreed to reimburse BMOCM for reasonable expenses incurred in connection with our engagement and to indemnify BMOCM and its affiliates against certain liabilities arising out of our engagement.

BMOCM and/or certain of its affiliates, as part of their investment banking businesses, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, corporate and other purposes. BMOCM and/or certain of its affiliates provide a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of JPE, JPE GP, AMID, AMID GP, the ArcLight Affiliates or their respective affiliates for their own account and for the accounts of customers.

As the Board is aware, we and/or certain of our affiliates in the past have provided, currently are providing and in the future may provide certain investment banking (financial advisory and capital markets) and commercial banking services to JPE, ArcLight Energy Partners Fund V, L.P. (“ArcLight”), and/or certain of their respective affiliates for which we and such affiliates have received and may receive compensation.

Specifically, from January 1, 2014 to the date hereof, we and/or certain of our affiliates have provided investment banking (financial advisory or capital markets) and commercial banking services to JPE in connection with the following transactions, for which services we and such affiliates have received and expect to receive compensation: (i) co-manager for JPE’s initial public offering of JPE Common Units in October 2014 and (ii) joint lead arranger and joint book manager for, and as a lender under, a senior secured credit facility of JPE.

Further, from January 1, 2014 to the date hereof, we and/or certain of our affiliates have provided investment banking (financial advisory or capital markets) and commercial banking services to ArcLight, ArcLight Capital Partners, LLC (“ArcLight Capital”) and/or certain related entities in connection with the following transactions, for which services we and such affiliates have received and expect to receive compensation: (i) exclusive or co-financial advisor to ArcLight Capital and/or certain related entities in connection with certain acquisition or disposition transactions and (ii) various commercial banking transactions for certain entities related to ArcLight, including acting as sole or joint lead arranger, sole or joint bookrunner and/or administrative agent for, and/or as a lender under, certain senior secured credit facilities and an asset-based revolving credit facility.

As the Board also is aware, although we and certain of our affiliates have not, from January 1, 2014 to the date hereof, provided investment banking (financial advisory and capital markets) or commercial banking services to AMID or AMID GP for which services we and such affiliates have received compensation, we and/or certain of our affiliates may provide such services in the future, for which services we and such affiliates would expect to receive compensation.

The issuance of our opinion has been approved by a fairness opinion committee of BMOCM. Our opinion has been prepared at the request and for the benefit and use of the Board (in its capacity as such) in evaluating the fairness, from a financial point of view, of the Exchange Ratio provided for pursuant to the terms and conditions of the Merger Agreement.

Based upon and subject to the foregoing, it is our opinion, as investment bankers, that as of the date hereof, the Exchange Ratio provided for pursuant to the terms and conditions of the Merger Agreement is fair, from a financial point of view, to holders of JPE Common Units (other than the Excluded Holders).

Very truly yours,

BMO Capital Markets Corp.

ANNEX C: AMID DISTRIBUTION SUPPORT AND EXPENSE REIMBURSEMENT AGREEMENT

DISTRIBUTION SUPPORT AND

EXPENSE REIMBURSEMENT AGREEMENT

BY AND AMONG

AMERICAN MIDSTREAM PARTNERS, LP,

AMERICAN MIDSTREAM GP, LLC,

AND

MAGNOLIA INFRASTRUCTURE HOLDINGS, LLC

DATED AS OF OCTOBER 23, 2016

DISTRIBUTION SUPPORT AND

EXPENSE REIMBURSEMENT AGREEMENT

DISTRIBUTION SUPPORT AND EXPENSE REIMBURSEMENT AGREEMENT, dated as of October 23, 2016 (this “Agreement”), by and among AMERICAN MIDSTREAM PARTNERS, LP, a Delaware limited partnership (“AMID”), AMERICAN MIDSTREAM GP, LLC, a Delaware limited liability company and the general partner of AMID (“AMID GP”), and MAGNOLIA INFRASTRUCTURE HOLDINGS, LLC, a Delaware limited liability company (“Magnolia” or the “Supporting Party”).

W I T N E S S E T H:

WHEREAS, this Agreement is being entered into concurrently with the execution of the Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) by and among AMID, AMID GP, Argo Merger Sub, LLC, a Delaware limited liability company, Argo Merger GP Sub, LLC, a Delaware limited liability company, JP Energy Partners LP, a Delaware limited partnership (“JPE”), JP Energy GP II LLC, a Delaware limited liability company (“JPE GP”), pursuant to which, among other things, upon consummation of the merger (the “LP Merger”) JPE shall continue its existence as the surviving entity and as a wholly-owned subsidiary of AMID, each outstanding common unit representing common limited partner interests of JPE (the “Common Units”) (other than Common Units held by Lonestar Midstream Holdings LLC (“Lonestar”) and JP Energy Development, LP (“JPE Development”) and their Affiliates) will be converted into the right to receive 0.5775 common units of AMID (the “AMID Common Units”), and each outstanding Common Unit, and each outstanding subordinated unit representing subordinated limited partner interests of JPE (the “Subordinated Units”), held by Lonestar, JPE Development and their Affiliates will be converted into the right to receive 0.5225 AMID Common Units (“Affiliate Exchange Ratio”), all on the terms specified therein; and

WHEREAS, the Merger Agreement contemplates that as a condition to and concurrently with the closing of the Merger this Agreement will be entered into by the parties hereto; and

WHEREAS, concurrently with the execution of the Merger Agreement, AMID GP, Argo GP Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of AMID GP (“AMID Merger GP Sub”), and JPE GP are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “GP Merger Agreement”), pursuant to which, among other things, JPE GP will be merged with AMID Merger GP Sub (such merger, the “GP Merger”);

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” shall have the meaning assigned to such term in the Merger Agreement.

“AMID Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, as amended or supplemented from time to time.

“AMID Units” means any Common Units, Series A-1 Convertible Preferred Units, Series A-2 Convertible Preferred Units or Series C Preferred Units that the Supporting Party or any of its Subsidiaries owns or acquires of record on or after the date hereof.

“Cap” shall have the meaning set forth in Section 2.1.

“Common Units” shall have the meaning assigned to such term in the AMID Partnership Agreement.

“Conflicts Committee” shall have the meaning assigned to such term in the AMID Partnership Agreement.

“DCF Credits” shall have the meaning set forth in Section 2.1(b).

“DCF Difference” shall have the meaning set forth in Section 2.1(b).

“LP DCF per Unit” shall have the meaning set forth in Exhibit A.

“DCF per Unit Difference” shall have the meaning set forth in Section 2.1(b).

“Delaware Courts” shall have the meaning set forth in Section 6.5.

“Effective Time” shall have the meaning assigned to such term in the Merger Agreement.

“Encumbrances” shall mean any and title defects, charges, liens, mortgages, pledges, claims, security interests, options, restrictions, and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise, other than those imposed under applicable securities laws.

“Notice” has the meaning set forth in Section 6.2.

“Orders” shall have the meaning set forth in Section 3.1(d).

“Series A-1 Convertible Preferred Units” shall have the meaning assigned to such term in the AMID Partnership Agreement.

“Series A-2 Convertible Preferred Units” shall have the meaning assigned to such term in the AMID Partnership Agreement.

“Series C Preferred Unit” shall have the meaning assigned to such term in the AMID Partnership Agreement.

“Shortfall Amount” shall have the meaning set forth in Section 2.1(b).

“Support DCF” shall mean the meaning set forth in Exhibit A.

“Support DCF per Unit” shall mean the meaning set forth in Exhibit A.

“Support Period” shall have the meaning set forth in Section 2.1(a).

“Target DCF per Unit” shall have the meaning set forth in Section 2.1.

“Termination Date” shall have the meaning set forth in Section 5.2.

“Transition Period” shall have the meaning set forth in Section 2.2(b).

ARTICLE II

ACTIONS IN CONNECTION WITH THE MERGER AGREEMENT

2.1. Distribution Financial Support to AMID.

(a) The Supporting Party hereby acknowledges and agrees, that if the LP Merger is consummated, to provide financial support to AMID, as necessary, commencing with (i) the regular quarterly distribution for the quarter ending March 31, 2017 or (ii) if the Effective Time occurs after such time that the quarterly distribution for the quarter ending March 31, 2017 is determined or paid, the quarterly distribution for the quarter immediately following the Effective Time, (such distribution date, the “Commencement Date”), and ending with the regular quarterly distribution for the 8th quarter following the Commencement Date, in an aggregate amount not to exceed $25.0 million (the “Cap”), such that, subject to the Cap and the provisions of Section 2.1(b), AMID will have LP DCF per Unit (as defined in Exhibit A) during the eight (8) consecutive quarters following the Commencement Date (the “Support Period”) equal to the amounts set forth on Exhibit A (each, a “Target DCF per Unit”).

(b) As soon as practicable, and in any event within 20 days, following the completion of each calendar quarter during the Support Period, AMID shall determine the LP DCF per Unit for such quarter, the Support DCF Per Unit, and the difference, if any (such difference, the “DCF per Unit Difference”), of (i) the Target DCF per Unit for such quarter set forth in Exhibit A less (ii) the LP DCF per Unit in respect of such quarter. The DCF per Unit Difference shall be multiplied by the number of Units outstanding, as such number of Units is determined pursuant to Exhibit A, as of the end of such quarter (such product, the “DCF Difference”). For any quarter in which the DCF Difference is negative, such negative amount(s) shall be reserved for use as credits against support obligations of the Supporting Party for future quarters during the Support Period (such unused credits, the “DCF Credits”). For any quarter in which the DCF Difference less any previously unused DCF Credits is positive, subject to the Cap, the Supporting Party shall provide support sufficient to eliminate such shortfall (the amount of such shortfall, the “Shortfall Amount”). Not later than 30 days after the end of each calendar quarter of the Support Period, AMID shall provide notice in writing to the Supporting Party of the LP DCF per Unit and the Shortfall Amount, if any, or DCF Credits, if any, for such calendar quarter, together with supporting financial information. No later than two (2) business days before the day on which the quarterly financial statements of AMID are to be filed with the Securities and Exchange Commission for the applicable calendar quarter of the Support Period, the Supporting Party shall provide the Shortfall Amount, subject to the Cap and any DCF Credits, pursuant to the terms agreed to by the Supporting Party and AMID GP. In connection with providing financial support for any Shortfall Amount, the Supporting Party and AMID GP will agree to any amendment to the AMID Partnership Agreement that may be necessary or appropriate to document the form of the financial support mutually agreed to by the Supporting Party and AMID GP.

(c) The Supporting Party’s obligations under this Section 2.1 shall terminate upon the first of the following to occur:

(i) The termination of the Merger Agreement;

(ii) aggregate support payments by the Supporting Party equal the Cap; or

(iii) payment of the Shortfall Amount, if applicable, for the quarter ending eight (8) consecutive quarters following the Commencement Date, or if there is no Shortfall Amount for such annual period then at the time notice of such determination is furnished by AMID to the Supporting Party.

(d) The parties hereto acknowledge and agree that the financial support set forth in Section 2.1, Section 2.2, and Section 2.3 forms part of the consideration of the transactions contemplated by the Merger Agreement and this Agreement. The financial support provided by the Supporting Party shall not constitute indebtedness or otherwise create any obligation for AMID to repay the financial support, or for AMID to issue any equity or other securities to the Supporting Party or its Affiliates in consideration thereof.

2.2. Expense Reimbursement.

(a) Magnolia agrees that from and after the Effective Time it will, without duplication of amounts reimbursed to JPE and JPE GP pursuant to that certain Expense Reimbursement Agreement, dated October 23, 2016, by and among Lonestar Midstream Holdings, LLC, a Delaware limited liability company, JPE, and JPE GP, reimburse, or will pay directly on behalf of, JPE and JPE GP the third party reasonable costs and expense incurred by JPE and JPE GP in connection with the Merger, including but, without limitation, all reasonable legal, accountant, and financial advisory fees, regulatory expenses and other similar third party costs and expenses incurred in connection with the negotiation, execution and performance of the Merger Agreement and consummation of the Merger.

(b) In addition, the Supporting Party shall bear AMID’s and AMID GP’s reasonable costs and expenses relating directly to the integration of JPE and JPE GP incurred during the period commencing at the Effective Time and ending on the one (1) year anniversary of the Effective Time (the “Transition Period”), including, without limitation, severance and training costs, the net amount of any termination costs for offices and services, IT transition costs, relocation expenses and any incremental expenses incurred by AMID or AMID GP during such transition period that are temporarily duplicative of expenses incurred at JPE or JPE GP during such period (such as the incremental costs incurred by AMID associated with running parallel corporate functions in conjunction with an office move). At the end of each fiscal quarter during the Transition Period, AMID shall prepare and deliver to the Supporting Party an invoice containing the amounts and descriptions of all expenses for which reimbursement is sought under this Section 2.2(b), which shall be payable within thirty (30) days of receipt. The Supporting Party shall have the right to request additional documentation in support of any costs or expenses included in any such invoice. The obligations of the Supporting Party under this Section 2.2(b) shall terminate concurrently with payment of AMID’s final invoice for expenses incurred during the Transition Period.

2.3. Mutually Agreed Satisfaction of Supporting Party’s Obligations. Notwithstanding anything to the contrary set forth in Section 2.1 and Section 2.2, AMID (subject to prior approval by the Conflicts Committee) and the Supporting Party may make a determination that the Supporting Party has satisfied the requirements of Section 2.1, Section 2.2 or Section 2.3 by such other methods as AMID and the Supporting Party determine to be appropriate.

2.4. Extinguishment of JPE GP Debt. Prior to the Effective Time, the Supporting Party or its Affiliates shall take such action as shall be necessary or appropriate to eliminate (by payment in full, cancellation or otherwise) all outstanding indebtedness of JPE GP to the Supporting Party or any of its Affiliates, and after giving effect to such elimination there shall be no further liability (including any tax liability arising from such elimination) or obligation of JPE GP (or its successors, including AMID Merger Sub GP or AMID GP following consummation of the GP Merger) as a result of such elimination. The Supporting Party shall make available to AMID GP, upon its reasonable request, any and all supporting documentation in connection with its or its Affiliates performance of the obligations set forth in this Section 2.4.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Supporting Parties. The Supporting Party (except to the extent otherwise provided herein) hereby represents and warrants to AMID as follows:

(a) Good Standing. The Supporting Party is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Organization; Authorization; Validity of Agreement; Necessary Action. The Supporting Party has the requisite power and authority and/or capacity to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Supporting Party of this Agreement, the performance by it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Supporting Party and no other actions or proceedings on the part of the Supporting Party to authorize the execution and delivery of this Agreement, the performance by it of the obligations hereunder or the consummation of the transactions contemplated hereby are required. This Agreement has been duly executed and delivered by the Supporting Party and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding agreement of the Supporting Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(c) No Violation. Neither the execution and delivery of this Agreement by the Supporting Party nor the performance by it of its obligations under this Agreement will (i) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets, including any AMID Units, owned by Supporting Party, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to it under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Supporting Party is a party or by which it or any of its respective properties, rights or assets may be bound, (ii) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations or orders (collectively, “Orders”) or laws applicable to the Supporting Party or any of its properties, rights or assets or (iii) result in a violation or breach of or conflict with its organizational and governing documents.

(d) Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by the Supporting Party in connection with the Supporting Party’s execution, delivery and performance of this Agreement or the consummation by Supporting Party of the transactions contemplated hereby, except for any requirements under the Exchange Act in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by AMID. The Supporting Party understands and acknowledges that, if the LP Merger is consummated, AMID will be proceeding with the closing of the Merger in part in reliance upon the execution and delivery of this Agreement and the representations, warranties, covenants and obligations of Supporting Party contained herein.

3.2. Representations and Warranties of AMID. AMID hereby represents and warrants to the Supporting Party that (a) it is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and (b) the execution and delivery of this Agreement by AMID and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of AMID GP in its capacity as general partner of AMID.

ARTICLE IV

OTHER COVENANTS

4.1. Further Assurances. From time to time, (a) upon AMID’s request and without further consideration, the Supporting Party shall execute and deliver, or cause its Subsidiaries to execute and deliver, such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement, and (b) upon the Supporting Party’s request and without further consideration, the AMID or AMID GP shall execute and deliver, or cause its Subsidiaries to execute and deliver, such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONALITY AND TERMINATION

5.1. Conditions to Each Party’s Obligations under this Agreement. Except for the consummation of the Merger, no other conditions precede the respective obligations of each party hereto.

5.2. Termination. The obligations of the Supporting Party under ARTICLE II and Section 4.1 of this Agreement shall remain in effect until the earliest to occur of (a) the performance in full by the Supporting Party of their obligations under the Agreement, and (b) the termination of the Merger Agreement in accordance with Section 7.1 of the Merger Agreement (such earliest date being referred to herein as the “Termination Date”). After the occurrence of such applicable event, the provisions of this Agreement shall terminate and be of no further force or effect; provided that nothing in this Section 5.2 shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such Termination Date. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1. Publicity. The Supporting Party hereby permits AMID to include and disclose in the Registration Statement and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement the Supporting Party’s identity and ownership of the AMID Units and the nature of Supporting Party’s commitments, arrangements and understandings pursuant to this Agreement.

6.2. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by email, as follows; provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to AMID or AMID GP, to:

American Midstream Partners, LP

2103 CityWest Blvd.

Houston, Texas 77002

Attention: General Counsel

Email: rgregory@americanmidstream.com

With a copy to:

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

Attention: Gregory C. Hill

Facsimile: (713) 223-3717

Email: ghill@lockelord.com

If to the Supporting Party, to:

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, Massachusetts 02117

Attention: Christine Miller

Facsimile: (617) 867-4698

Email: cmiller@arclightcapital.com

With a copy to:

Andrews Kurth Kenyon LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: G. Michael O’Leary

Fax: (713) 220-4285

Email: moleary@andrewskurth.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by email shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by email shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

6.3. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

6.4. Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement and the AMID Partnership Agreement, together with the exhibits annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

6.5. Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (II) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM, (III) WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF SUCH PROCESS IS GIVEN AS A NOTICE IN ACCORDANCE WITH SECTION 6.2 OR IN ANY MANNER PRESCRIBED BY THE LAWS OF THE STATE OF DELAWARE.

6.6. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by AMID, AMID GP and the Supporting Party. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties hereto.

6.7. Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.8. Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.9. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

6.10. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

AMID:

AMERICAN MIDSTREAM PARTNERS, LP

By:	American Midstream GP, LLC,
its general partner

	By:	/s/ Lynn L. Bourdon III
	Name:	Lynn L. Bourdon III
	Title:	Chairman, President and Chief
Executive Officer

AMID GP:

AMERICAN MIDSTREAM GP, LLC

By:	/s/ Lynn L. Bourdon III
Name:	Lynn L. Bourdon III
Title:	Chairman, President and
Chief Executive Officer

MAGNOLIA:

MAGNOLIA INFRASTRUCTURE HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

EXHIBIT A

FINANCIAL PROJECTIONS

Target LP DCF per Unit During the Support Period:

Q1 2017	Q2 2017	Q3 2017	Q4 2017
$0.45	$0.43	$0.48	$0.48

Q1 2018	Q2 2018	Q3 2018	Q4 2018
$0.52	$0.52	$0.51	$0.55

Q1 2019
$0.55

Certain Defined Terms:

For purposes of this Exhibit A, the terms set forth below shall be defined as follows:

“Adjusted EBITDA” shall mean the Adjusted EBITDA as reported within AMID’s applicable quarterly or annual financial statements.

“DCF” shall mean Adjusted EBITDA, less cash paid for interest expense and maintenance capital expenditures as each is reported within AMID’s applicable quarterly financial and earning statements.

“GP DCF” shall mean any amount of cash distributed to holders of the Incentive Distribution Rights and General Partnership Interest (as such terms are defined in the AMID Partnership Agreement), to the extent actually paid, assuming that the total amount distributed to the holders of any Partnership Interest (as such term is defined in the AMID Partnership Agreement) equals Support DCF or a coverage ratio of 1.0x.

“LP DCF” shall mean Support DCF less GP DCF.

“LP DCF per Unit” shall mean LP DCF divided by Units.

“Series A Preferred Units” shall mean the sum of the Series A-1 Convertible Preferred Units and the Series A-2 Convertible Preferred Units.

“Support DCF” shall mean DCF, plus cash interest or related expense or deduction paid to Supporting Party or its Affiliates.

“Support DCF per Unit” shall mean Support DCF divided by Units.

“Units” shall mean the weighted average number of AMID Common Units outstanding for the applicable period plus the additional number of AMID Common Units that would be outstanding. assuming that (a) the outstanding Series A Preferred Units are converted into AMID Common Units on December 31, 2016 at a 1.10X conversion ratio and (b) any other security that could be converted into AMID Common Units would be excluded from the AMID Common Unit count in the calculation of Support DCF per Unit even if any such other security is actually converted into AMID Common Units.

SPECIAL MEETING OF UNITHOLDERS OFJP ENERGY PARTNERS LPMarch 7, 2017NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE SPECIAL MEETING:The Prospectus, Notice & Proxy Statement, and Proxy Cardare available at http://www.astproxyportal.com/ast/19682/Please sign, date and mailyour proxy card in theenvelope provided as soonas possible.Signature of Unitholder Date: Signature of Unitholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.1. To adopt and approve the Agreement and Plan of Merger, datedOctober 23, 2016 (the “Merger Agreement”), by and amongAmerican Midstream Partners, LP, American Midstream GP,LLC, Argo Merger Sub, LLC (“AMID Merger Sub”), Argo MergerGP Sub, LLC, JP Energy Partners LP (“JPE”) and JP Energy GPII LLC (“JPE GP”), as such agreement may be amended fromtime to time, and the transactions contemplated thereby,including the merger of AMID Merger Sub with and into JPE (the“Merger”).2. To approve the adjournment of the JPE special meeting, ifnecessary or appropriate, to solicit additional proxies if there arenot sufficient votes to adopt and approve the Merger Agreementand approve the transactions contemplated by the MergerAgreement, including the Merger, at the time of the specialmeeting.3. To approve, on an advisory (non-binding) basis, thecompensation that may be paid or become payable to JPE GP’snamed executive officers in connection with the Merger.NOTE: In their discretion as to such other business as may proper come before theJPE special meeting or any adjournment thereof.FOR AGAINST ABSTAINTHE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xPlease detach along perforated line and mail in the ————————— envelope provided. ————————00030003003000000000 5 030717GO GREENe-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxymaterial, statements and other eligible documents online, while reducing costs, clutter andpaper waste. Enroll today via www.amstock.com to enjoy online access.

0 14475JP ENERGY PARTNERS LPSPECIAL MEETING OF UNITHOLDERSMARCH 7, 2017 11:00 A.M. CSTThis proxy is solicited by the Board of Directors ofJP ENERGY GP II LLCThe unitholder(s) hereby appoint(s) J. Patrick Barley and Patrick J. Welch, or either ofthem, as proxies, each with the power to appoint their substitute, and hereby authorizesthem to represent and to vote, as designated on the reverse side of this ballot, all of theunits of JP ENERGY PARTNERS LP that the unitholder(s) is/are entitled to vote at theSpecial Meeting of Unitholders to be held at 11:00:00 A.M. CST on March 7, 2017, at theHyatt Regency Downtown Houston, 1200 Louisiana Street, Houston, Texas 77002, 2nd FloorArboretum Conference Room, and any adjournment or postponement thereof, and totransact such other business as may properly come before the meeting and anyadjournment or postponement thereof.The units represented by this proxy, when properly executed, will be voted in the mannerdirected herein by the undersigned unitholders. If no direction is made, this proxywill be voted FOR proposal 1, FOR proposal 2, FOR proposal 3 and in the discretionof the proxies with respect to such other business as may properly come before themeeting.(Continued and to be signed on the reverse side.)